As filed with the U.S. Securities and Exchange Commission on February 2, 2010
Registration No. 333-163509

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Stanley Works
(Exact name of registrant as specified in its charter)

Connecticut	3420	06-0548860
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1000 Stanley Drive
New Britain, CT 06053
(860) 225-5111
(Address, including ZIP code, and telephone number,
including area code, of registrant’s principal executive offices)

Bruce H. Beatt, Esq.
Vice President, General Counsel and Secretary
The Stanley Works
1000 Stanley Drive
New Britain, CT 06053
(860) 225-5111
(Name, address, including ZIP code, and telephone number,
including area code, of agent for service)

Copies to:

Robert I. Townsend, III, Esq. Mark I. Greene, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 (212) 474-1000	Charles E. Fenton, Esq. Senior Vice President and General Counsel The Black & Decker Corporation 701 East Joppa Road Towson, MD 21286 (410) 716-3900	Glenn C. Campbell, Esq. Hogan & Hartson LLP Harbor East 100 International Drive Baltimore, MD 21202 (410) 659-2700	Christopher R. Johnson, Esq. Miles & Stockbridge P.C. 10 Light Street Baltimore, MD 21202 (410) 727-6464

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐  Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐  Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

The board of directors of The Stanley Works (“Stanley”) and the board of directors of The Black & Decker Corporation (“Black & Decker”) have agreed to a strategic combination of their two companies under the terms of the Agreement and Plan of Merger, dated as of November 2, 2009 (the “merger agreement”). Upon completion of the merger, Black & Decker will become a wholly owned subsidiary of Stanley.

If the merger is completed, Black & Decker stockholders will receive a fixed ratio of 1.275 shares of Stanley common stock (and associated Series A Junior Participating Preferred Stock purchase rights) for each share of Black & Decker common stock that they own. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Based on the closing price of Stanley common stock on the New York Stock Exchange (the “NYSE”) on October 30, 2009, the last trading day before public announcement of the merger, the 1.275 exchange ratio represented approximately $57.67 in value for each share of Black & Decker common stock. Based on such price on February 1, 2010, the last trading day before the date of this joint proxy statement/prospectus, the 1.275 exchange ratio represented approximately $66.59 in value for each share of Black & Decker common stock. Stanley shareholders will continue to own their existing Stanley shares.

Based on the estimated number of shares of Stanley and Black & Decker common stock to be outstanding immediately prior to the closing of the merger, we estimate that upon such closing, Stanley shareholders will own approximately 50.5% of the combined company and Black & Decker stockholders will own approximately 49.5% of the combined company. Stanley common stock and Black & Decker common stock are both traded on the NYSE under the symbols SWK and BDK, respectively.

At the special meeting of Stanley shareholders, Stanley shareholders will be asked to vote on the issuance of Stanley common stock to Black & Decker stockholders in the merger and an amendment to the certificate of incorporation of Stanley to increase the number of authorized shares of Stanley common stock and to change the name of Stanley to “Stanley Black & Decker, Inc.”. Additionally, Stanley shareholders will be asked to vote on an amendment to Stanley’s 2009 Long Term Incentive Plan to, among other things, increase the number of shares available for issuance under such plan. At the special meeting of Black & Decker stockholders, Black & Decker stockholders will be asked to vote on the approval of the merger.

We cannot complete the merger unless the shareholders of both of our companies approve the respective proposals related to the merger. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend your special meeting in person, please vote your shares as promptly as possible so that your shares may be represented and voted at the Stanley or Black & Decker special meeting, as applicable. If you are a Stanley shareholder, please note that a failure to vote your shares may result in a failure to establish a quorum for the Stanley special meeting. If you are a Black & Decker stockholder, please note that a failure to vote your shares has the same effect as a vote against the merger.

The Stanley board of directors recommends that the Stanley shareholders vote “FOR” the proposal to issue shares of Stanley common stock in the merger, “FOR” the proposal to amend the Stanley certificate of incorporation and “FOR” the proposal to amend the Stanley 2009 Long-Term Incentive Plan. The Black & Decker board of directors recommends that the Black & Decker stockholders vote “FOR” the proposal to approve the merger.

The obligations of Stanley and Black & Decker to complete the merger are subject to the satisfaction or waiver of several conditions. More information about Stanley, Black & Decker and the merger is contained in this joint proxy statement/prospectus. You should read this entire joint proxy statement/prospectus carefully, including the section entitled “Risk Factors” beginning on page 19.

We look forward to the successful combination of Stanley and Black & Decker.
Sincerely,

John F. Lundgren	Nolan D. Archibald
Chairman and Chief Executive Officer	Chairman, President and Chief Executive Officer
The Stanley Works	The Black & Decker Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated February 2, 2010 and is first being mailed to the shareholders of Stanley and stockholders of Black & Decker on or about February 4, 2010.

The Stanley Works
1000 Stanley Drive
New Britain, CT 06053
(860) 225-5111

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On March 12, 2010

Dear Shareholders of The Stanley Works:

We are pleased to invite you to attend a special meeting of shareholders of The Stanley Works, a Connecticut corporation (“Stanley”), which will be held at the Stanley Center for Learning and Innovation, 1000 Stanley Drive, New Britain, CT 06053, on March 12, 2010, at 9:00 a.m. for the following purposes:

•	to vote on a proposal to approve the issuance of Stanley common stock, par value $2.50 per share, in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of November 2, 2009, by and among The Black & Decker Corporation, Stanley and Blue Jay Acquisition Corp., a wholly owned subsidiary of Stanley, a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice forms a part;

•	to vote on a proposal to amend the certificate of incorporation of Stanley to (a) increase the authorized number of shares of Stanley common stock from 200,000,000 to 300,000,000 and (b) change the name of Stanley to “Stanley Black & Decker, Inc.”;

•	to vote on a proposal to amend the Stanley 2009 Long-Term Incentive Plan to, among other things, increase the number of shares available to be issued under such plan; and

•	to vote upon an adjournment of the Stanley special meeting (if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes for the approval of any of the foregoing proposals).

Stanley will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement of it. Please refer to the remainder of the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Stanley special meeting.

Holders of shares of Stanley common stock at the close of business on January 11, 2010 are entitled to vote at the meeting and any adjournment or postponement thereof.

The issuance of Stanley common stock to Black & Decker stockholders and the amendment to the Stanley 2009 Long-Term Incentive Plan will each be approved if a majority of the votes cast on each such proposal vote in favor of such proposal, assuming that the total votes cast on the proposal represents over 50% of all Stanley common stock entitled to vote on such proposal. The amendment to Stanley’s certificate of incorporation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

Completion of the merger is conditioned on approval of the issuance of Stanley common stock in the merger and approval of the amendment to Stanley’s certificate of incorporation, but is not conditioned on approval of the amendment to the Stanley 2009 Long-Term Incentive Plan.

Your vote is important. Whether or not you expect to attend in person, we urge you to authorize a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Stanley special meeting.

Bruce H. Beatt
Secretary

New Britain, CT
February 2, 2010

The Black & Decker Corporation
701 East Joppa Road
Towson, MD 21286
(410) 716-3900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On March 12, 2010

Dear Stockholders of The Black & Decker Corporation:

We are pleased to invite you to attend a special meeting of stockholders of The Black & Decker Corporation (“Black & Decker”), which will be held at the Washington Dulles Airport Marriott, 45020 Aviation Drive, Dulles, VA 20166, on March 12, 2010, at 9:00 a.m. for the following purposes:

•	to approve the merger (including the amendment and restatement of the charter of Black & Decker to be effected as part of the merger) on substantially the terms and conditions set forth in the Agreement and Plan of Merger, dated as of November 2, 2009, among Black & Decker, The Stanley Works and Blue Jay Acquisition Corp., a wholly owned subsidiary of The Stanley Works, a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice forms a part, pursuant to which Blue Jay Acquisition Corp. will be merged with and into Black & Decker and each outstanding share of common stock of Black & Decker will be converted into the right to receive 1.275 shares of common stock of The Stanley Works (and associated Series A Junior Participating Preferred Stock purchase rights), with cash paid in lieu of fractional shares; and

•	to approve an adjournment of the Black & Decker special meeting, if necessary, including to solicit additional proxies if there are not sufficient votes for the proposal to approve the merger.

Black & Decker will transact no other business at the special meeting. Please refer to the remainder of the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Black & Decker special meeting.

Holders of shares of Black & Decker common stock at the close of business on January 11, 2010, are entitled to vote at the special meeting and any adjournment or postponement of the special meeting.

Approval of the merger requires the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of outstanding common stock of Black & Decker.

Your vote is important. Whether or not you expect to attend in person, we urge you to authorize a proxy to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning your proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Black & Decker special meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by your bank, broker or other nominee. In lieu of receiving a proxy card, participants in Black & Decker’s 401(k) plan have been furnished with voting instruction cards. If you hold shares through Black & Decker’s 401(k) plan, please follow the instructions on your voting instruction card.

Your Board of Directors recommends a vote “FOR” the merger.

By Order of the Board of Directors

Natalie A. Shields
Vice President and Corporate Secretary
February 2, 2010

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Stanley and Black & Decker from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Shareholders May Call Toll-Free: (877) 800-5182 Banks and Brokers May Call Collect: (212) 750-5833	MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 (800) 929-0308
or	or
The Stanley Works	The Black & Decker Corporation
1000 Stanley Drive	701 East Joppa Road
New Britain, CT 06053	Towson, MD 21286
(860) 225-5111	(410) 716-3900
Attn: Investor Relations	Attn: Investor Relations

Investors may also consult Stanley’s or Black & Decker’s website for more information about Stanley or Black & Decker, respectively. Stanley’s website is www.stanleyworks.com. Black & Decker’s website is www.bdk.com. Additional information about the merger is available at www.stanleyblackanddecker.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by March 5, 2010 in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 152.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Stanley, constitutes a prospectus of Stanley under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Stanley common stock (and associated Series A Junior Participating Preferred Stock purchase rights) to be issued to Black & Decker stockholders in the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement of both Stanley and Black & Decker under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Stanley shareholders and a notice of meeting with respect to the special meeting of Black & Decker stockholders.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated February 2, 2010. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement/prospectus to Stanley shareholders or Black & Decker stockholders nor the issuance by Stanley of common stock in connection with the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding Stanley has been provided by Stanley and information contained in this joint proxy statement/prospectus regarding Black & Decker has been provided by Black & Decker.

ANNEX A	AGREEMENT AND PLAN OF MERGER
ANNEX B	OPINION OF DEUTSCHE BANK SECURITIES INC.
ANNEX C	OPINION OF GOLDMAN, SACHS & CO.
ANNEX D	OPINION OF J.P. MORGAN SECURITIES INC.
ANNEX E	FORM OF CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF STANLEY
ANNEX F	THE STANLEY WORKS 2009 LONG-TERM INCENTIVE PLAN
EX-5.1
EX-8.1
EX-8.2
EX-23.4
EX-23.5
EX-99.1
EX-99.2
EX-99.3
EX-99.4
EX-99.5
EX-99.6

QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of Stanley or stockholder of Black & Decker, may have regarding the merger and the other matters being considered at the special meetings and the answers to those questions. Stanley and Black & Decker urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the Annexes to and the documents incorporated by reference into this joint proxy statement/prospectus. All references in this joint proxy statement/prospectus to “Stanley” refer to The Stanley Works, a Connecticut corporation; all references in this joint proxy statement/prospectus to “Black & Decker” refer to The Black & Decker Corporation, a Maryland corporation; all references in this joint proxy statement/prospectus to “Blue Jay Acquisition Corp.” refer to Blue Jay Acquisition Corp., a Maryland corporation and a direct wholly owned subsidiary of Stanley; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we”, “our” and “us” refer to Stanley and Black & Decker collectively; and all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of November 2, 2009, among Black & Decker, Stanley and Blue Jay Acquisition Corp., a copy of which is included as Annex A to this joint proxy statement/prospectus. Stanley following completion of the merger is sometimes referred to in this joint proxy statement/prospectus as the “combined company”.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Stanley and Black & Decker have agreed to combine under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

In order to complete the merger:

•	Stanley shareholders must approve the issuance of shares of Stanley common stock in connection with the merger;

•	Stanley shareholders must approve an amendment to Stanley’s certificate of incorporation to (a) increase the authorized number of shares of Stanley common stock from 200,000,000 to 300,000,000 and (b) change Stanley’s name to “Stanley Black & Decker, Inc.”; and

•	Black & Decker stockholders must approve the merger.

Stanley shareholders are also being asked to approve an amendment to the Stanley 2009 Long-Term Incentive Plan to, among other things, increase the number of shares available to be issued under such plan.

Stanley and Black & Decker will hold separate special meetings to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the meetings of the shareholders of Stanley and stockholders of Black & Decker, and you should read it carefully.

Your vote is important. You do not need to attend the special meetings in person to vote. We encourage you to vote as soon as possible.

Q:	What will I receive in the merger?

A:	If the merger is completed, holders of Black & Decker common stock will receive, for each share of Black & Decker common stock outstanding immediately prior to the merger, 1.275 shares of Stanley common stock, together with associated rights to purchase Series A Junior Participating Preferred Stock under Stanley’s rights plan, or “poison pill”. Black & Decker stockholders will not receive any fractional shares of Stanley common stock in the merger. Instead, Stanley will pay cash for any fractional shares of Stanley common stock that a Black & Decker stockholder would otherwise have been entitled to receive.

Stanley shareholders will not receive any merger consideration and will continue to hold their shares of Stanley common stock.

Q:	What is the value of the merger consideration?

A:	Because Stanley will issue a fixed number of 1.275 shares of Stanley common stock in exchange for each share of Black & Decker common stock, the value of the merger consideration that Black & Decker stockholders will receive will depend on the price per share of Stanley common stock at the time the merger is completed. That price will not be known at the time of the special meetings and may be less than the current price or the price at the time of the special meetings.

Q:	When and where will the special meetings be held?

A:	The Stanley special meeting will be held at the Stanley Center for Learning and Innovation, 1000 Stanley Drive, New Britain, CT 06053, on March 12, 2010, at 9:00 a.m. The Black & Decker special meeting will be held at the Washington Dulles Airport Marriott, 45020 Aviation Drive, Dulles, VA 20166, on March 12, 2010, at 9:00 a.m.

Q:	How do I vote?

A:	If you are a shareholder of record of Stanley as of the close of business on the record date for the Stanley special meeting or a stockholder of record of Black & Decker as of the close of business on the record date for the Black & Decker special meeting, you may vote in person by attending your special meeting or, to ensure your shares are represented at the meeting, you may authorize a proxy to vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and returning your proxy card in the postage-paid envelope provided.

If you hold Stanley shares or Black & Decker shares in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at your special meeting. If you hold shares through an employee plan provided by Stanley or Black & Decker, please see the question below “Q: How are my employee plan shares voted?”.

Q:	My shares are held in “street name” by my broker. Will my broker automatically vote my shares for me?

A:	No. If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, unless your broker, bank or other nominee has discretionary authority over your shares, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a “broker non-vote”.

Please follow the voting instructions provided by your broker, bank or other nominee so that they may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Stanley or Black & Decker or by voting in person at your special meeting unless you first provide a proxy from your broker, bank or other nominee.

If you are a Stanley shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on any matter over which they do not have discretionary authority. Such a broker non-vote will have no effect on the vote on any of the Stanley proposals, assuming a quorum is present and, in the case of the votes to approve the issuance of shares of Stanley common stock in the merger and to approve the amendment to the Stanley 2009 Long-Term Incentive Plan, over 50% of all shares of Stanley common stock are voted (or vote to abstain) on such proposal.

If you are a Black & Decker stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares over which they

v

do not have discretionary authority, which will have the same effect as a vote against the proposal to approve the merger.

Q:	How are my employee plan shares voted?

A:	Employees of Stanley: If you hold shares through the Stanley Account Value Plan (the “Stanley 401(k) Plan”) you can instruct the trustee, The Bank of New York Mellon Corporation, in a confidential manner, how to vote the shares allocated to you in the Stanley 401(k) Plan by one of the following three methods:

•	call the number indicated on your instruction card to vote by telephone anytime up to 11:59 p.m. eastern time on March 10, 2010, and follow the instructions provided in the recorded message;

•	go to the web site indicated on your instruction card to vote over the Internet anytime up to 11:59 p.m. eastern time on March 10, 2010 and follow the instructions provided on that site; or

•	mark, sign and mail your instruction card to the address indicated on your instruction card. Your instruction card must be received by Computershare Investor Services, LLC, Stanley’s transfer agent, no later than 5:00 p.m. eastern time on March 10, 2010, to ensure that the trustee of the Stanley 401(k) Plan is able to vote the shares allocated to you in accordance with your wishes.

In addition, since only the trustee of the Stanley 401(k) Plan can vote the shares allocated to you, you will not be able to vote your Stanley 401(k) Plan shares personally at the special meeting. Please note that the trust agreement governing the Stanley 401(k) Plan provides that if the trustee does not receive your voting instructions, the trustee will vote your allocated shares in the same proportion as it votes the allocated shares for which instructions are received from participants and beneficiaries of deceased participants. The trust agreement also provides that unallocated shares are to be voted by the trustee in the same proportion as it votes allocated shares for which instructions are received from participants and beneficiaries of deceased participants. Therefore, by providing voting instructions with respect to your allocated shares, you will in effect be providing instructions with respect to a portion of the unallocated shares and a portion of the allocated shares for which instructions were not provided as well. Voting of the Stanley 401(k) Plan shares by the trustee is subject to federal pension laws, which require the trustee to act as a fiduciary for Stanley 401(k) Plan participants in deciding how to vote the shares. Therefore, irrespective of these voting provisions, it is possible that the trustee may decide to vote allocated shares for which it does not receive instructions (as well as unallocated shares) in a manner other than on a proportionate basis if it believes that proportionate voting would violate applicable law. The only way to ensure that the trustee votes shares allocated to you in the Stanley 401(k) Plan in accordance with your wishes is to provide instructions to the trustee in the manner set forth above. If you are a participant (or a beneficiary of a deceased participant) in the Stanley 401(k) Plan and you also own other shares of common stock outside of your Stanley 401(k) Plan account, you should receive a voting instruction card for shares credited to your account in the Stanley 401(k) Plan, and a separate proxy card if you are a record holder of additional shares of Stanley common stock, or voting instruction card if you hold additional shares of Stanley common stock through a broker, bank or other nominee. You must vote shares that you hold as a shareholder of record, shares that you hold through a broker, bank or other nominee and shares that are allocated to your Stanley 401(k) Plan account separately in accordance with each of the proxy cards and voting instruction cards you receive with respect to your shares of Stanley common stock.

A:	Employees of Black & Decker: If you hold shares through The Black & Decker Retirement Saving Plan (the “Black & Decker 401(k) Plan”) you can instruct the trustee, T. Rowe Price Trust Company, in a confidential manner, how to vote the shares allocated to you in the Black & Decker 401(k) Plan by one of the following methods:

•	call the number indicated on your instruction card to vote by telephone anytime up to 11:59 p.m. eastern time on March 10, 2010, and follow the instructions provided in the recorded message;

•	go to the web site indicated on your instruction card to vote over the Internet anytime up to 11:59 p.m. eastern time on March 10, 2010 and follow the instructions provided on that site; or

•	mark, sign and mail your instruction card to the address indicated on your instruction card. Your instruction card must be received by BNY Mellon Shareowner Services, Black & Decker’s transfer agent, no later than 5:00 p.m. eastern time on March 10, 2010, to ensure that the trustee of the Black & Decker 401(k) Plan is able to vote the shares allocated to you in accordance with your wishes.

In addition, since only the trustee of the Black & Decker 401(k) Plan can vote the shares allocated to you, you will not be able to vote your Black & Decker 401(k) Plan shares personally at the special meeting. Please note that the trust agreement governing the Black & Decker 401(k) Plan provides that if the trustee does not receive your voting instructions, the trustee will vote your shares in the same proportion as it votes the shares for which instructions are received from participants and beneficiaries of deceased participants. Therefore, by providing voting instructions with respect to your shares, you will in effect be providing instructions with respect to a portion of the shares allocated to other participants for which instructions were not provided as well. Voting of the Black & Decker 401(k) Plan shares by the trustee is subject to federal pension laws, which require the trustee to act as a fiduciary for Black & Decker 401(k) Plan participants in deciding how to vote the shares. Therefore, it is possible that the trustee may vote shares for which it does not receive instructions in a manner other than on a proportionate basis if it believes that proportionate voting would violate applicable law. The only way to ensure that the trustee votes your shares in the Black & Decker 401(k) Plan in accordance with your wishes is to provide instructions to the trustee in the manner set forth above. If you are a participant (or a beneficiary of a deceased participant) in the Black & Decker 401(k) Plan and you also own other shares of common stock outside of your Black & Decker 401(k) Plan account, you should receive a voting instruction card for shares credited to your account in the Black & Decker 401(k) Plan, and a separate proxy card if you are a record holder of additional shares of Black & Decker common stock, or voting instruction card if you hold additional shares of Black & Decker common stock through a broker, bank or other nominee. You must vote shares that you hold as a stockholder of record, shares that you hold through a broker, bank or other nominee and shares that are allocated to your Black & Decker 401(k) Plan account separately in accordance with each of the proxy cards and voting instruction cards you receive with respect to your shares of Black & Decker common stock.

Q:	Who is entitled to vote at the Stanley and Black & Decker special meetings?

A:	Stanley: Stanley has fixed January 11, 2010 as the record date for the Stanley special meeting. If you were a Stanley shareholder at the close of business on such date, you are entitled to vote on matters that come before the Stanley special meeting.

A:	Black & Decker: Black & Decker has fixed January 11, 2010 as the record date for the Black & Decker special meeting. If you were a Black & Decker stockholder at the close of business on such date, you are entitled to vote on matters that come before the Black & Decker special meeting.

Q:	How many votes do I have?

A:	Stanley: You are entitled to one vote for each share of Stanley common stock that you owned as of the close of business on the Stanley record date. As of the close of business on the Stanley record date, there were 80,446,732 outstanding shares of Stanley common stock.

A:	Black & Decker: You are entitled to one vote for each share of Black & Decker common stock that you owned as of the close of business on the Black & Decker record date. As of the close of business on the Black & Decker record date, there were 61,651,479 outstanding shares of Black & Decker common stock.

Q:	What vote is required to approve each proposal?

A:	Stanley: The issuance of Stanley common stock to Black & Decker stockholders and the amendment to the Stanley 2009 Long Term Incentive Plan will each be approved if a majority of the votes cast on each such proposal vote in favor of such proposal, assuming that the total votes cast on the proposal represents over 50% of all Stanley common stock entitled to vote on such proposal. Votes to abstain are treated the same as shares voted against the proposal. Broker non-votes will have no effect, assuming over 50% of all shares of Stanley common stock entitled to vote are voted (or vote to abstain) on the proposal.

The amendment to Stanley’s certificate of incorporation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Votes to abstain and broker non-votes will have no effect on this proposal, assuming a quorum is present.

A:	Black & Decker: The proposal at the Black & Decker special meeting to approve the merger requires the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of outstanding common stock of Black & Decker as of the close of business on the record date of the Black & Decker special meeting. Failures to vote, votes to abstain and broker non-votes will have the effect of a vote against the merger proposal.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	Stanley: If you are a Stanley shareholder and fail to vote or fail to instruct your broker, bank or other nominee to vote, it will have no effect on any of the Stanley proposals, assuming a quorum is present and, in the case of the votes to approve the issuance of shares of Stanley common stock in the merger and to approve the amendment to the Stanley 2009 Long Term Incentive Plan, over 50% of all shares of Stanley common stock entitled to vote on each such proposal are voted (or vote to abstain) on such proposal. If you are a Stanley shareholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the issuance of shares of Stanley common stock in the merger and against the approval of the amendment to the 2009 Stanley Long Term Incentive Plan, but will have no effect on the Stanley proposal to amend Stanley’s certificate of incorporation. If you are a Stanley shareholder through the Stanley 401(k) Plan and fail to instruct the trustee how to vote, the trustee will vote your shares as described above under “Q: How are my employee plan shares voted?”.

A:	Black & Decker: If you are a Black & Decker stockholder and fail to vote, fail to instruct your broker, bank or other nominee to vote, or mark your proxy or voting instructions to abstain, it will have the effect of a vote against the proposal to approve the merger. If you are a Black & Decker stockholder through the Black & Decker 401(k) Plan and fail to instruct the trustee how to vote, the trustee will vote your shares as described above under “Q: How are my employee plan shares voted?”.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you are a holder of record and sign and return your proxy card without indicating how to vote on any particular proposal, the Stanley common stock or Black & Decker common stock represented by your proxy will be voted in accordance with the recommendation of the board of directors of Stanley or Black & Decker, as applicable.

Q:	What constitutes a quorum?

A:	Stanley: Shareholders who hold at least a majority of the shares issued and outstanding and who are entitled to vote at the Stanley special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Stanley special meeting. Note, however, that even if a quorum is present at the Stanley special meeting, the issuance of Stanley common stock to Black & Decker stockholders and the amendment to the Stanley 2009 Long Term Incentive Plan can only be approved if over 50% of all Stanley common stock entitled to vote on each such proposal votes (or votes to abstain) on such proposal. All shares of Stanley common stock represented at the Stanley special meeting, including shares that are represented but that abstain from voting, and shares that are represented but that are held by brokers, banks and other nominees who do not have authority to vote such shares (i.e., a broker non-vote), will be treated as present and entitled to vote for purposes of determining the presence or absence of a quorum.

A:	Black & Decker: Stockholders entitled to cast a majority of all the votes entitled to be cast at the Black & Decker special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the Black & Decker special meeting. If a quorum is not present, stockholders present in person or by proxy may, by a majority vote and without further notice, adjourn the meeting from time to time to a date not more than 120 days after the original record date for the Black & Decker special meeting, but not for a period of more than 30 days at any one time. Even if a quorum is present at the Black & Decker special meeting, the merger can only be approved if at least two-thirds of the votes entitled to be cast by holders of outstanding common stock of Black & Decker as of the close of business on the record date of the Black & Decker special meeting vote in favor of the proposal.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes.

If you are a record holder of either Stanley or Black & Decker:  If you are a record holder of shares, you can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

•	you can grant a new, valid proxy bearing a later date (including by telephone or Internet);

•	you can send a signed notice of revocation; or

•	you can attend your special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by Stanley or Black & Decker, as applicable, no later than the beginning of the applicable special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by any manner described above.

If you hold shares of either Stanley or Black & Decker in “street name”:  If your shares are held in street name, you must contact your broker, bank or other nominee to change your vote.

If you hold Stanley shares in the Stanley 401(k) Plan:  If you hold shares of Stanley common stock in the Stanley 401(k) Plan, there are two ways in which you may revoke your instructions to the trustee and change your vote with respect to voting the shares allocated to you in the Stanley 401(k) Plan:

•	First, you may submit new voting instructions under any one of the three methods described above under “Q: How are my employee plan shares voted?” The latest dated instructions actually received by The Bank of New York Mellon Corporation, the trustee for the Stanley 401(k) Plan, in accordance with the instructions for voting set forth in this joint proxy statement/prospectus, will be the instructions that are followed, and all earlier instructions will be revoked.

•	Second, you may send a written notice to Stanley’s transfer agent, Computershare Investor Services, LLC at 7600 Grant Street, Burr Ridge, IL 60527-7275, stating that you would like to revoke your instructions to The Bank of New York Mellon Corporation, the trustee for the Stanley 401(k) Plan. This written notice must be received no later than 5:00 p.m. eastern time on March 10, 2010, in order to revoke your prior instructions.

If you hold Black & Decker shares in the Black & Decker 401(k) Plan:  If you hold shares of Black & Decker common stock in the Black & Decker 401(k) Plan, there are two ways in which you may revoke your instructions to the trustee and change your vote with respect to voting the shares allocated to you in the Black & Decker 401(k) Plan:

•	First, you may submit new voting instructions under any one of the three methods described above under “Q: How are my employee plan shares voted?”. The latest dated instructions actually received by T. Rowe Price Trust Company, the trustee for the Black & Decker 401(k) Plan, in accordance with the instructions for voting set forth in this joint proxy statement/prospectus, will be the instructions that are followed, and all earlier instructions will be revoked.

•	Second, you may send a written notice to Black & Decker’s transfer agent, BNY Mellon Shareowner Services at 480 Washington Boulevard, Jersey City, NJ 07310, stating that you would like to revoke your instructions to T. Rowe Price Trust Company, the trustee for Black & Decker 401(k) Plan. This written notice must be received no later than 5:00 p.m. eastern time on March 10, 2010, in order to revoke your prior instructions.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Black & Decker common stock?

A:	The merger is intended to be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the merger qualifies as such a reorganization, a U.S. holder of Black & Decker common stock generally will not recognize any gain or loss upon receipt of Stanley common stock solely in exchange for Black & Decker common stock in the merger. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”.

Q:	When do you expect the merger to be completed?

A:	Stanley and Black & Decker are working to complete the merger towards the end of the first quarter or the beginning of the second quarter of 2010. However, the merger is subject to various regulatory approvals and other conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective Stanley and Black & Decker special meetings and the completion of the merger. Stanley and Black & Decker hope to complete the merger as soon as reasonably practicable.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its Annexes. Then please authorize a proxy to vote your shares as soon as possible so that they may be represented at your special meeting.

Q:	Do I need to do anything with my shares of common stock now?

A:	No. If you are a Black & Decker stockholder, after the merger is completed, your shares of Black & Decker common stock will be converted automatically into the right to receive 1.275 shares of Stanley common stock (and associated Series A Junior Participating Preferred Stock purchase rights) and cash in lieu of fractional shares. You do not need to take any action at the current time.

If you are a Stanley shareholder, you are not required to take any action with respect to your shares of Stanley common stock.

Q:	Are shareholders entitled to appraisal rights?

A:	No. Neither the shareholders of Stanley nor the stockholders of Black & Decker are entitled to appraisal rights in connection with the merger.

Q:	What happens if I sell my shares of Black & Decker common stock before the Black & Decker special meeting?

A:	The record date of the Black & Decker special meeting is earlier than the date of the Black & Decker special meeting and the date that the merger is expected to be completed. If you transfer your Black & Decker shares after the Black & Decker record date but before the Black & Decker special meeting, you will retain your right to vote at the Black & Decker special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through effective time of the merger.

Q:	What if I hold shares in both Stanley and Black & Decker?

A:	If you are a shareholder of both Stanley and Black & Decker, you will receive two separate packages of proxy materials. A vote as a Stanley shareholder will not count as a vote as a Black & Decker stockholder, and a vote as a Black & Decker stockholder will not count as a vote as a Stanley shareholder. Therefore, please separately vote each of your Stanley and Black & Decker shares.

x

Q:	Who can help answer my questions?

A:	Stanley shareholders or Black & Decker stockholders who have questions about the merger or the other matters to be voted on at the special meetings or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

If you are a Stanley shareholder:	If you are a Black & Decker stockholder:

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Shareholders May Call Toll-Free: (877) 800-5182 Banks and Brokers May Call Collect: (212) 750-5833	MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 (800) 929-0308

or	or

The Stanley Works	The Black & Decker Corporation
1000 Stanley Drive New Britain, CT 06053 (860) 225-5111 Attn: Investor Relations	701 East Joppa Road Towson, MD 21286 (410) 716-3900 Attn: Investor Relations

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you. Stanley and Black & Decker urge you to read carefully the remainder of this joint proxy statement/prospectus, including the Annexes, and the other documents to which we have referred you because this summary does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the Stanley and Black & Decker special meetings. See also the section entitled “Where You Can Find More Information” on page 152. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

The Stanley Works (see page 25)

The Stanley Works
1000 Stanley Drive
New Britain, CT 06053
Telephone: (860) 225-5111

Stanley, a Connecticut corporation, is a diversified worldwide supplier of tools and engineered solutions for professional, industrial and construction and do-it-yourself use, as well as engineered security solutions for industrial and commercial applications. Stanley’s operations are classified into three business segments: Security, Industrial, and Construction & Do-It-Yourself. The Security segment is a provider of access and security solutions primarily for retailers, educational, and financial and healthcare institutions, as well as commercial, governmental and industrial customers. The Industrial segment manufactures and markets professional industrial and automotive mechanics tools and storage systems, hydraulic tools and accessories, plumbing, heating and air conditioning tools, assembly tools and systems, and specialty tools. The Construction & Do-It-Yourself segment manufactures and markets hand tools, consumer mechanics tools, storage systems, pneumatic tools and fasteners.

Additional information about Stanley and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 152.

Blue Jay Acquisition Corp. (see page 25)

Blue Jay Acquisition Corp., a wholly owned subsidiary of Stanley, is a Maryland corporation that was formed on October 30, 2009 for the purpose of effecting the merger. In the merger, Blue Jay Acquisition Corp. will be merged with and into Black & Decker, with Black & Decker surviving as a wholly owned subsidiary of Stanley.

The Black & Decker Corporation (see page 25)

The Black & Decker Corporation
701 East Joppa Rd.
Towson, MD 21286
Telephone: (410) 716-3900

Black & Decker, a Maryland corporation, is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems. With products and services marketed in over 100 countries, Black & Decker enjoys worldwide recognition of its strong brand names and a superior reputation for quality, design, innovation, and value.

Additional information about Black & Decker and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 152.

The Merger and the Merger Agreement

The Merger (see page 35)

The board of directors of Stanley and the board of directors of Black & Decker have agreed to a strategic combination of their two companies under the terms of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A. Upon completion of the merger, Black & Decker will become a wholly owned subsidiary of Stanley. Stanley and Black & Decker encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

Terms of the Merger; Merger Consideration (see page 90)

The merger agreement provides for the merger of Blue Jay Acquisition Corp. with and into Black & Decker, with Black & Decker surviving as a wholly owned subsidiary of Stanley. Upon completion of the merger, each share of Black & Decker common stock issued and outstanding immediately prior to the completion of the merger, except for any shares of Black & Decker common stock held by Stanley or Blue Jay Acquisition Corp. (which will be cancelled), will be converted into the right to receive 1.275 shares of Stanley common stock (and associated Series A Junior Participating Preferred Stock purchase rights).

Stanley will not issue any fractional shares of Stanley common stock in the merger. Instead, a Black & Decker stockholder who otherwise would have received a fraction of a share of Stanley common stock will receive an amount in cash equal to such fractional amount multiplied by the closing sale price of Stanley common stock on the NYSE on the last trading day prior to the effective time of the merger.

Treatment of Stock Options and Other Equity-Based Awards (see page 87)

Stock Options.  Upon completion of the merger, each outstanding stock option to purchase Black & Decker common stock will be converted pursuant to the merger agreement into a stock option to acquire shares of Stanley common stock on the same terms and conditions as were in effect immediately prior to the completion of the merger. The number of shares of Stanley common stock underlying each converted Black & Decker stock option will be determined by multiplying the number of shares of Black & Decker common stock subject to such stock option immediately prior to the completion of the merger by the 1.275 exchange ratio, and rounding down to the nearest whole share. The exercise price per share of each converted Black & Decker stock option will be determined by dividing the per share exercise price of such stock option by the 1.275 exchange ratio, and rounding up to the nearest whole cent. Pursuant to the terms of severance benefits agreements with certain executive officers of Black & Decker, as described under “The Merger — Financial Interests of Black & Decker Directors and Officers in the Merger — Equity Compensation Plans”, each executive officer who is party to such an agreement (other than Nolan D. Archibald, the current Chairman, President and Chief Executive Officer of Black & Decker) became fully vested in all outstanding stock options held by such executive upon execution of the merger agreement. Mr. Archibald’s stock options will remain subject to their current terms with respect to vesting and will not be accelerated as a result of the merger.

Restricted Shares.  With the exception of restricted shares held by Mr. Archibald, each Black & Decker restricted share that did not become fully vested upon execution of the merger agreement will become fully vested shares of Black & Decker common stock immediately prior to completion of the merger. The holders of restricted shares of Black & Decker common stock will be treated in the same manner as other holders of Black & Decker common stock under the merger agreement. Pursuant to the merger and Mr. Archibald’s executive chairman agreement with Stanley, upon completion of the merger, each restricted share of Black & Decker common stock held by Mr. Archibald will be converted into the right to receive restricted shares of Stanley common stock on the same terms and conditions as were in effect with respect to Mr. Archibald’s Black & Decker restricted shares immediately prior to the completion of the merger. Each such restricted share of Black & Decker common stock will be converted into a number of restricted shares of Stanley common stock at the 1.275 exchange ratio.

Restricted Stock Units.  With the exception of restricted stock units held by Mr. Archibald, upon completion of the merger, each Black & Decker restricted stock unit that did not become fully vested upon execution of the merger agreement will become fully vested and converted pursuant to the merger agreement into a number of shares of Stanley common stock determined by multiplying the number of shares of Black & Decker common stock subject to such restricted stock units by the 1.275 exchange ratio, rounding down to the nearest whole share. Pursuant to Mr. Archibald’s executive chairman agreement with Stanley, upon completion of the merger, each restricted stock unit with respect to shares of Black & Decker common stock held by Mr. Archibald will be converted into restricted stock units with respect to shares of Stanley common stock on the same terms and conditions as were in effect with respect to Mr. Archibald’s Black & Decker restricted stock units immediately prior to the completion of the merger, and the number of shares of Stanley common stock underlying each such converted Black & Decker restricted stock unit will be determined by multiplying the number of shares of Black & Decker common stock subject to such restricted stock unit by the 1.275 exchange ratio, rounding down to the nearest whole share.

Material U.S. Federal Income Tax Consequences of the Merger (see page 83)

The merger is intended to be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as such a reorganization, a U.S. holder of Black & Decker common stock generally will not recognize any gain or loss upon receipt of Stanley common stock solely in exchange for Black & Decker common stock in the merger, except with respect to cash received in lieu of a fractional share of Stanley common stock. It is a condition to the completion of the merger that Stanley and Black & Decker receive written opinions from their respective counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Tax matters are very complicated and the tax consequences of the merger to each Black & Decker stockholder will depend on such stockholder’s particular facts and circumstances. Black & Decker stockholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger.

Recommendations of the Board of Directors of Stanley (see page 48)

At a special meeting held on November 2, 2009, the Stanley board of directors determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of Stanley common stock in the merger and the amendment of Stanley’s certificate of incorporation, are advisable and in the best interests of Stanley and its shareholders. Accordingly, the Stanley board of directors recommends that the Stanley shareholders vote “FOR” the proposal to issue shares of Stanley common stock in the merger and “FOR” the proposal to amend Stanley’s certificate of incorporation to increase the number of authorized shares of Stanley common stock and to change Stanley’s name to “Stanley Black & Decker, Inc.”.

Recommendation of the Board of Directors of Black & Decker (see page 63)

At a special meeting held on November 2, 2009, the Black & Decker board of directors, by the unanimous vote of its directors, with Mr. Archibald abstaining, declared advisable the merger (including the amendment and restatement of the charter of Black & Decker to be effected as part of the merger), on substantially the terms and conditions set forth in the merger agreement, and directed that the merger be submitted for consideration by the Black & Decker stockholders at the Black & Decker special meeting.

Opinions of Stanley’s Financial Advisors (see page 50)

In connection with the merger, Stanley’s board of directors received separate opinions, each dated November 2, 2009, from Deutsche Bank Securities Inc., which we refer to in this joint proxy statement/prospectus as “Deutsche Bank,” and Goldman, Sachs & Co., which we refer to in this joint proxy statement/

prospectus as “Goldman Sachs.” Deutsche Bank and Goldman Sachs delivered to the Stanley board of directors their respective oral opinions, which opinions were confirmed by delivery of written opinions each dated November 2, 2009, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in such opinions, the exchange ratio of 1.275 shares of Stanley common stock to be issued by Stanley in exchange for each share of Black & Decker common stock pursuant to the merger agreement was fair, from a financial point of view, to Stanley. The Deutsche Bank opinion and the Goldman Sachs opinion, the full texts of which describe the assumptions made, procedures followed, matters considered and limitations on the review undertaken, are included in this joint proxy statement/prospectus as Annex B and Annex C, respectively. Each opinion was provided for the information and assistance of the Stanley board of directors in connection with its consideration of the merger and was limited to the fairness to Stanley, from a financial point of view, of the exchange ratio of 1.275 shares of Stanley common stock to be issued by Stanley in exchange for each share of Black & Decker common stock pursuant to the merger agreement, and neither Deutsche Bank nor Goldman Sachs expressed any opinion as to the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Stanley or as to the underlying decision by Stanley to engage in the merger. Neither opinion constitutes a recommendation to any shareholder as to how such holder should vote with respect to the merger or any other matter.

Opinion of Black & Decker’s Financial Advisor (see page 65)

J.P. Morgan Securities Inc., which we refer to in this joint proxy statement/prospectus as “J.P. Morgan”, delivered its written and oral opinion to the board of directors of Black & Decker that, as of the date of the fairness opinion and based upon and subject to the factors and assumptions set forth therein, the exchange ratio in the proposed merger was fair, from a financial point of view, to Black & Decker’s common stockholders.

The full text of the written opinion of J.P. Morgan, dated November 2, 2009, which sets forth the assumptions made, matters considered and limits on the review undertaken, is included as Annex D to this joint proxy statement/prospectus. J.P. Morgan provided its opinion for the information and assistance of the board of directors of Black & Decker in connection with its consideration of the merger. J.P. Morgan’s written opinion is addressed to the board of directors of Black & Decker, is directed only to the exchange ratio in the merger and does not constitute a recommendation as to how any stockholder of Black & Decker should vote with respect to the proposed merger.

Financial Interests of Stanley Directors and Officers in the Merger (see page 73)

In considering the recommendation of the Stanley board of directors that you vote to approve the issuance of Stanley common stock in connection with the merger and the amendment of Stanley’s certificate of incorporation, you should be aware that some of Stanley’s directors and officers have financial interests in the merger that are different from, or in addition to, those of Stanley shareholders generally. The Stanley board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the merger, and in recommending to you that you approve the issuance of Stanley common stock in connection with the merger and the amendment of Stanley’s certificate of incorporation.

Following the completion of the merger, all members of the Stanley board of directors will continue to be directors of the combined company, and it is anticipated that many executive officers of Stanley will continue to be executive officers of the combined company. Additionally, John F. Lundgren, the current Chairman and Chief Executive Officer of Stanley, and James M. Loree, the current Executive Vice President and Chief Operating Officer of Stanley, both entered into employment agreements with Stanley, the effectiveness of which are contingent on completion of the merger.

Financial Interests of Black & Decker Directors and Officers in the Merger (see page 75)

In considering the recommendation of the Black & Decker board of directors that you vote “FOR” the merger proposal, you should note that some Black & Decker directors and executive officers have financial interests in the merger that are different from, or in addition to, those of other Black & Decker stockholders generally. The board of directors of Black & Decker was aware of these differences and considered them, among other matters, in approving the merger agreement and in recommending to the stockholders that the stockholders approve the merger proposal.

These interests include the following:

•	six members of the Black & Decker board of directors (including Mr. Archibald) are expected to become directors of the combined company, and certain of the executive officers of Black & Decker will become executive officers of the combined company,

•	Mr. Archibald is a party to an agreement with Black & Decker that provides him with certain benefits upon a change in control of Black & Decker, and Mr. Archibald and Stanley entered into an executive chairman agreement that only becomes effective upon completion of the merger,

•	certain executive officers of Black & Decker (other than Mr. Archibald) are parties to severance benefits agreements with Black & Decker that provide for the payment of specified benefits if the executive’s employment terminates under certain circumstances following the merger,

•	all of the executive officers of Black & Decker are entitled to payment of a cash award under certain long-term incentive plans upon completion of the merger that are otherwise payable in January 2011,

•	all outstanding shares of restricted stock, restricted stock units, and stock options held by the executive officers of Black & Decker (other than Mr. Archibald) vested upon execution of the merger agreement,

•	the entry into the merger agreement resulted in an increase in each participant’s benefits under The Black & Decker Supplemental Executive Retirement Plan, and

•	the directors and executive officers of Black & Decker are entitled to rights to indemnification, advancement of expenses and exculpation and to continued coverage under a directors and officers insurance policy.

Board of Directors and Management After the Merger (see page 82)

Upon the effective time of the merger, the Stanley board of directors will be expanded from its current size of nine members to 15 members. All nine members of the pre-merger Stanley board of directors will remain on the post-merger Stanley board, and six members of the pre-merger Black & Decker board will be appointed to the post-merger Stanley board at the effective time of the merger. Mr. Archibald will be one of the six Black & Decker directors appointed to the Stanley board. Of the independent directors from the pre-merger Stanley board of directors, the merger agreement requires one to be appointed the lead independent director of the post-merger board of directors.

Following the merger, Mr. Lundgren, currently Chairman and Chief Executive Officer of Stanley, will continue to serve as Chief Executive Officer of Stanley. Mr. Archibald, currently the Chairman, President, and Chief Executive Officer of Black & Decker, will serve as Executive Chairman of the board of directors of Stanley. Many other executive officers of Stanley, including Mr. Loree, currently Executive Vice President and Chief Operating Officer of Stanley, and certain executive officers of Black & Decker, are anticipated to be executive officers of Stanley following the merger.

Regulatory Approvals Required for the Merger (see page 85)

Stanley and Black & Decker have agreed to use their reasonable best efforts to obtain all governmental and regulatory approvals required to complete the transactions contemplated by the merger agreement.

United States Antitrust.  Under the Hart-Scott-Rodino Antitrust Improvements Act and related rules (the “HSR Act”), certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and all statutory waiting period requirements have been satisfied. Stanley and Black & Decker filed Notification and Report Forms with the Antitrust Division of the Department of Justice and the Federal

Trade Commission on November 25, 2009. The waiting period under the HSR Act with respect to the proposed merger expired at 11:59 p.m., eastern time, on December 28, 2009. Stanley and Black & Decker did not receive a request for additional information (a “Second Request”) from the Federal Trade Commission before the waiting period under the HSR Act expired. No other approvals are required under the United States antitrust laws to complete the transaction. However, at any time before or after the effective time of the merger, public or private entities (including states and private parties) could take action under the antitrust laws, including but not limited to seeking to prevent the merger in court, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of Stanley or Black & Decker. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Europe.  Both Stanley and Black & Decker conduct business in member states of the European Union. Council Regulation (EC) No. 139/2004, as amended, and accompanying regulations require notification to and approval by the European Commission of specific mergers or acquisitions involving parties with worldwide sales and individual European Union sales exceeding specified thresholds before these mergers and acquisitions can be implemented. Stanley and Black & Decker are in the process of preparing formal notifications to the European Commission of the merger. Pursuant to European Community regulations, the European Commission has 25 business days from the day following the date of such notification, which period may be extended to 35 business days after the date of notification under certain circumstances, in which to consider whether the merger would significantly impede effective competition in the common market (as defined by European Community regulations) or a substantial part of it, in particular as a result of the creation or strengthening of a dominant position. By the end of that period, the European Commission must issue a decision either clearing the merger, which may be conditional upon satisfaction of the parties’ undertakings, or open an in-depth “Phase II” investigation. A Phase II investigation may last a maximum of an additional 125 business days. It is possible that an investigation could result in a challenge to the merger based on European Union competition law or regulations.

Other Laws.  In addition to the regulatory matters described above, the merger requires approval of other governmental agencies under foreign regulatory laws, including under the Competition Act of Canada. The applicable waiting period under the Canadian Competition Act has expired, and the Commissioner of Competition issued a “no action” letter on January 18, 2010. It is possible that any of the other governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions.

Completion of the Merger (see page 90)

Stanley and Black & Decker currently expect to complete the merger towards the end of the first quarter or the beginning of the second quarter of 2010, subject to receipt of required shareholder and regulatory approvals and the satisfaction or waiver of the conditions to the merger described in the merger agreement.

Conditions to Completion of the Merger (see page 97)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, the receipt of the approval of Black & Decker stockholders of the merger, the receipt of the approval of Stanley shareholders of the issuance of Stanley common stock in the merger and the amendment of Stanley’s certificate of incorporation, the receipt of all necessary regulatory approvals under antitrust laws, the accuracy of representations and warranties made by the parties in the merger agreement, performance by the parties of their obligations under the merger agreement (subject in each case to certain materiality standards), the absence of a material adverse effect on each party, and the receipt of legal opinions by each party regarding the qualification of the merger as a “reorganization” for U.S. federal income tax purposes. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Approval of Stanley’s shareholders of the amendment to the Stanley 2009 Long-Term Incentive Plan is not a condition to completion of the merger.

Termination of the Merger Agreement (see page 98)

The merger agreement may be terminated at any time prior to the effective time of the merger, even after the receipt of the requisite shareholder approvals, under the following circumstances:

•	by mutual written consent of Stanley and Black & Decker;

•	by either Stanley or Black & Decker if:

•	the merger is not completed by June 30, 2010, subject to a three-month extension under certain circumstances;

•	certain legal restraints regarding the merger become final and nonappealable;

•	the Stanley shareholders fail to approve either the issuance of Stanley common stock in connection with the merger or the amendment to Stanley’s certificate of incorporation;

•	the Black & Decker stockholders fail to approve the merger; or

•	the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to complete the merger, subject to the right of the breaching party to cure the breach.

Either party may also terminate the merger agreement prior to the shareholder approval of the other party being obtained if the board of directors of the other party withdraws or modifies in any adverse manner, or proposes publicly to withdraw or modify in any adverse manner, its approval or recommendation with respect to the merger, or approves or recommends, or proposes publicly to approve or recommend, any alternative transaction with a third party.

Expenses and Termination Fees; Liability for Breach (see page 99)

Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. However, upon termination of the merger agreement under certain circumstances, Stanley may be obligated to pay Black & Decker a termination fee of $125 million and, in other circumstances, Black & Decker may be obligated to pay Stanley a termination fee of $125 million.

No Appraisal Rights (see page 150)

Under the Connecticut Business Corporation Act, the holders of Stanley common stock are not entitled to appraisal rights in connection with the merger or any of the Stanley proposals. Under the Maryland General Corporation Law, the holders of Black & Decker common stock are not entitled to appraisal rights in connection with the merger.

The Stanley Special Meeting

Date, Time and Place (see page 26)

The special meeting of Stanley shareholders will be held at the Stanley Center for Learning and Innovation, 1000 Stanley Drive, New Britain, CT 06053, on March 12, 2010, at 9:00 a.m.

Purpose of the Stanley Special Meeting (see page 26)

At the Stanley special meeting, Stanley shareholders will be asked:

•	to vote on a proposal to approve the issuance of Stanley common stock to Black & Decker stockholders in connection with the merger;

•	to vote on a proposal to amend the certificate of incorporation of Stanley to (a) increase the authorized number of shares of Stanley common stock from 200,000,000 to 300,000,000 and (b) change the name of Stanley to “Stanley Black & Decker, Inc.”;

•	to vote on a proposal to amend the Stanley 2009 Long-Term Incentive Plan to, among other things, increase the number of shares available to be issued under such plan; and

•	to vote upon an adjournment of the Stanley special meeting (if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes for the approval of any of the foregoing proposals).

Completion of the merger is conditioned on approval of the issuance of Stanley common stock in the merger and approval of the amendment to Stanley’s certificate of incorporation, but is not conditioned on approval of the amendment to the Stanley 2009 Long-Term Incentive Plan.

Stanley Record Date; Stock Entitled to Vote (see page 26)

Only holders of shares of Stanley common stock at the close of business on January 11, 2010, the record date for the Stanley special meeting, will be entitled to notice of, and to vote at, the Stanley special meeting or any adjournments or postponements thereof. On the record date, there were outstanding a total of 80,446,732 shares of Stanley common stock. Each outstanding share of Stanley common stock is entitled to one vote on each proposal and any other matter coming before the Stanley special meeting.

Required Vote (see page 27)

The required votes to approve the Stanley proposals are as follows:

•	The issuance of Stanley common stock to Black & Decker stockholders in connection with the merger and the amendment to the Stanley 2009 Long Term Incentive Plan will each be approved if a majority of the votes cast on each such proposal vote in favor of such proposal, assuming that the total votes cast on such proposal represents over 50% of all Stanley common stock entitled to vote on such proposal. Votes to abstain are treated the same as shares voted against the proposal. Broker non-votes will have no effect, assuming over 50% of all shares of Stanley common stock entitled to vote are voted (or vote to abstain) on the proposal.

•	The amendment to Stanley’s certificate of incorporation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Votes to abstain and broker non-votes will have no effect.

•	The adjournment of the Stanley special meeting will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Votes to abstain and broker non-votes will have no effect.

As of the close of business on the Stanley record date, directors and executive officers of Stanley and their affiliates had the right to vote 295,699 shares of Stanley common stock, or 0.4% of the combined voting power of the outstanding shares of Stanley common stock entitled to vote at the Stanley special meeting.

The Black & Decker Special Meeting

Date, Time and Place (see page 31)

The special meeting of Black & Decker stockholders will be held at the Washington Dulles Airport Marriott, 45020 Aviation Drive, Dulles, VA 20166 on March 12, 2010 at 9:00 a.m.

Purpose of the Black & Decker Special Meeting (see page 31)

At the Black & Decker special meeting, Black & Decker stockholders will be asked:

•	to approve the merger (including the amendment and restatement of the charter of Black & Decker to be effected as part of the merger) on substantially the terms and conditions set forth in the merger agreement, pursuant to which Blue Jay Acquisition Corp. will be merged with and into Black & Decker and each outstanding share of common stock of Black & Decker will be converted into the right to receive 1.275 shares of common stock of Stanley (and associated Series A Junior Participating Preferred Stock purchase rights), with cash paid in lieu of fractional shares; and

•	to approve an adjournment of the special meeting, if necessary, including to solicit additional proxies if there are not sufficient votes for the proposal to approve the merger.

Black & Decker Record Date; Stock Entitled to Vote (see page 31)

Only holders of shares of Black & Decker common stock at the close of business on January 11, 2010, the record date for the Black & Decker special meeting, will be entitled to notice of, and to vote at, the Black & Decker special meeting or any adjournments or postponements thereof. On the record date, there were outstanding a total of 61,651,479 shares of Black & Decker common stock. Each outstanding share of Black & Decker common stock is entitled to one vote on each proposal and any other matter coming before the Black & Decker special meeting.

Required Vote (see page 32)

The required votes to approve the Black & Decker proposals are as follows:

•	Approval of the merger proposal requires approval by the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of outstanding common stock of Black & Decker.

•	Approval of any proposal to adjourn the Black & Decker special meeting, if necessary, including for the purpose of soliciting additional proxies, requires the affirmative vote of a majority of the votes cast on the proposal at the Black & Decker special meeting.

As of the close of business on the Black & Decker record date, directors and executive officers of Black & Decker and their affiliates had the right to vote 1,029,529 shares of Black & Decker common stock, or 1.67% of the combined voting power of the outstanding shares of Black & Decker common stock entitled to vote at the Black & Decker special meeting.

Litigation Related to the Merger (see page 88)

Since the announcement of the merger on November 2, 2009, Black & Decker, members of the Black & Decker board of directors, Stanley and, in one case, Blue Jay Acquisition Corp. were named as defendants in three purported stockholder class actions and two stockholder derivative actions brought by Black & Decker stockholders challenging the proposed merger, seeking, among other things, to enjoin the defendants from completing the merger on the agreed upon terms. On January 14, 2010, Black & Decker, members of the Black & Decker board, Stanley and Blue Jay Acquisition Corp. entered into a memorandum of understanding with the various stockholder plaintiffs to settle all such class action and stockholder derivative actions.

Amendment to the Stanley 2009 Long-Term Incentive Plan (see page 124)

Stanley is seeking shareholder approval of an amendment to The Stanley Works 2009 Long-Term Incentive Plan. Generally, the only amendments proposed to be made are to increase the number of shares available for issuance under the plan and, subject to such limitation, to increase the maximum fair market value of payments allowable during any three-year period to any executive officer in connection with long-term performance awards and provide for a fungible equity grant pool. The current version of the plan contains a limit on the number of shares available for issuance under the plan. An increase in the number of shares available for issuance under the plan is necessary due to the merger, the completion of which will dramatically increase the size of Stanley’s work force and those key employees and other individuals who will be eligible to receive equity awards under the plan. If the current plan is not amended to increase the number of shares available for issuance, after the merger, Stanley will not have sufficient share capacity to make appropriate grants to key employees and other individuals. The change to a fungible equity pool will provide Stanley more flexibility in allocating equity awards among various types of stock-based awards.

Following completion of the merger, the combined company will not make any grants of equity awards under any Black & Decker equity compensation plan. If the merger is not completed, the amendment to the

Stanley 2009 Long-Term Incentive Plan will not go into effect, and the current version of the plan will remain in place. Shareholder approval of the amendment to the Stanley 2009 Long-Term Incentive Plan is not a condition to completion of the merger.

The Stanley board of directors recommends that Stanley shareholders vote “FOR” the proposal to amend the Stanley 2009 Long-Term Incentive Plan.

Selected Historical Consolidated Financial Data of Stanley

The following selected consolidated financial information of Stanley as of the end of the fiscal years 2008 and 2007 and for the 2008, 2007 and 2006 fiscal years, has been derived from the audited financial statements appearing in Stanley’s Current Report on Form 8-K filed July 9, 2009, incorporated by reference in this joint proxy statement/prospectus. The Form 8-K was filed to recast such financial statements to give effect to the adoption in 2009 of the following new accounting standards requiring retrospective application: Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 470-20, “Debt with Conversion and Other Options,” ASC 260-10, “Earnings Per Share — Overall” and ASC 810-10, “Consolidation — Overall”. The selected financial information as of the end of the fiscal years 2006, 2005 and 2004 and for the 2005 and 2004 fiscal years were derived from historical financial statements not incorporated by reference in this joint proxy statement/prospectus, adjusted to give effect to the retrospective application of the accounting standards noted above, as applicable.

The selected consolidated financial data of Stanley as of and for the nine months ended October 3, 2009 and September 27, 2008 are derived from Stanley’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended October 3, 2009, which is incorporated by reference in this joint proxy statement/prospectus. In the opinion of management, all adjustments necessary for a fair presentation of the interim nine months financial information have been included. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Stanley or the combined company, and you should read the following information together with Stanley’s audited consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Stanley’s Annual Report on Form 10-K for the year ended January 3, 2009, the aforementioned Form 8-K filed on July 9, 2009 reflecting the retrospective application of accounting standards, and Stanley’s unaudited condensed consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Stanley’s Quarterly Report on Form 10-Q for the quarterly period ended October 3, 2009, which are incorporated by reference in this joint proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 152.

	As of and for the
	Nine Months Ended
	Oct. 3,	Sept. 27,	As of the End of and for the Fiscal Year
	2009	2008	2008(f)	2007	2006(g)	2005	2004
	(Unaudited)
	($ in millions, except per share amounts)

Continuing Operations:
Net sales	$2,768	$3,340	$4,426	$4,360	$3,897	$3,183	$2,930
Net earnings attributable to Stanley	$171	$215	$219	$321	$279	$262	$229
Basic earnings per share:
Continuing operations	$2.15	$2.72	$2.77	$3.89	$3.40	$3.14	$2.79
Discontinued operations(a)(b)	$(0.04)	$1.17	$1.11	$0.14	$0.13	$0.09	$1.68

Total basic earnings per share	$2.11	$3.89	$3.88	$4.03	$3.53	$3.23	$4.47
Diluted earnings per share:
Continuing operations	$2.14	$2.69	$2.74	$3.82	$3.33	$3.07	$2.72
Discontinued operations(a)(b)	$(0.04)	$1.15	$1.10	$0.13	$0.13	$0.08	$1.64

Total diluted earnings per share	$2.10	$3.84	$3.84	$3.95	$3.46	$3.16	$4.36
Percent of net sales:
Cost of sales	59.7%	61.7%	62.2%	62.1%	63.7%	64.1%	63.3%
Selling, general and administrative(c)	27.4%	24.9%	25.0%	23.8%	23.9%	22.5%	23.2%
Other, net	1.9%	2.1%	2.3%	1.9%	1.3%	1.4%	1.4%
Interest, net	1.7%	1.9%	1.9%	2.0%	1.7%	1.1%	1.2%
Earnings before income taxes	8.4%	8.7%	6.6%	9.8%	9.0%	10.8%	10.7%
Net earnings	6.2%	6.4%	4.9%	7.4%	7.2%	8.2%	7.8%

	As of and for the
	Nine Months Ended
	Oct. 3,	Sept. 27,	As of the End of and for the Fiscal Year
	2009	2008	2008(f)	2007	2006(g)	2005	2004
	(Unaudited)
	($ in millions, except per share amounts)

Balance sheet data:
Total assets(d)	$4,803	$5,111	$4,867	$4,741	$3,926	$3,545	$2,851
Long-term debt	$1,087	$1,155	$1,384	$1,165	$679	$895	$482
The Stanley Works Shareowners’ equity(e)	$1,911	$1,893	$1,706	$1,754	$1,548	$1,437	$1,229
Ratios:
Current ratio	1.1	1.2	1.3	1.4	1.4	2.2	1.7
Total debt to total capital	43.1%	46.0%	48.6%	45.4%	39.2%	42.6%	32.2%
Income tax rate — continuing operations	25.1%	25.6%	24.7%	24.9%	19.8%	23.4%	26.4%
Return on average equity — continuing operations	9.6%	11.9%	12.8%	19.5%	18.9%	19.8%	21.7%
Common stock data:
Dividends per share	$0.97	$0.94	$1.26	$1.22	$1.18	$1.14	$1.08
Equity per share	$23.86	$24.03	$21.63	$21.82	$18.92	$17.15	$14.92
Market price per share — high	$43.35	$52.18	$52.18	$64.25	$54.59	$51.75	$49.33
Market price per share — low	$22.61	$40.56	$24.19	$47.01	$41.60	$41.51	$36.42
Average shares outstanding (in thousands):
Basic	79,499	78,867	78,897	82,313	81,866	83,347	82,058
Diluted	79,951	80,025	79,874	84,046	83,704	85,406	84,244
Other information:
Average number of employees	17,832	17,698	17,862	17,344	16,699	13,605	12,817
Shareowners of record at end of the period	12,393	12,549	12,593	12,482	12,755	13,137	13,238

(a)	Amounts in 2008 reflect an $84 million after-tax gain recorded in discontinued operations for the sale of Stanley’s CST/berger laser measuring business.

(b)	Amounts in 2004 reflect an after-tax gain of $119 million in discontinued operations for the sale of Stanley’s residential entry door business and home décor business.

(c)	SG&A is inclusive of the Provision for Doubtful Accounts.

(d)	Item includes assets held for sale related to discontinued operations at September 27, 2008 and as of the fiscal years ended 2007, 2006, 2005, and 2004.

(e)	Shareowners’ equity was reduced by $14 million in fiscal 2007 for the adoption of FASB ASC Topic 740 “Income Taxes”. Shareowners’ equity as of December 30, 2006 decreased $61 million from the adoption of FASB ASC Topic 715 “Compensation-Retirement Benefits”.

(f)	In the fourth quarter of 2008, Stanley recognized $61 million, or $0.54 per diluted share, of pre-tax restructuring and asset impairment charges from continuing operations pertaining to cost actions taken in response to weak economic conditions.

(g)	Diluted earnings per share in 2006 reflects $0.07 of expense for stock options related to the adoption of FASB ASC Topic 718 “Compensation — Stock Compensation”.

Selected Historical Consolidated Financial Data of Black & Decker

The following selected consolidated financial information of Black & Decker as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008, has been derived from the audited financial statements and related notes contained in Black & Decker’s Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference in this joint proxy statement/prospectus, with the exception of earnings per share data. Effective January 1, 2009, Black & Decker adopted a new accounting standard that clarifies whether instruments granted in share-based payment transactions should be included in the computation of earnings per share using the two-class method prior to vesting, and, as required, retrospectively adjusted basic and diluted earnings per share for all prior periods to reflect the adoption of that standard. The selected consolidated financial information as of December 31, 2006, 2005 and 2004 and for each of the years in the two-year period ended December 31, 2005, were derived from the historical financial statements not incorporated by reference in this joint proxy statement/prospectus, adjusted to give effect to the retrospective application of the accounting standard noted above.

The selected consolidated financial information of Black & Decker as of September 27, 2009 and for the nine months ended September 27, 2009 and September 28, 2008 has been derived from Black & Decker’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarter ended September 27, 2009, which is incorporated by reference in this joint proxy statement/prospectus. The selected consolidated financial information of Black & Decker as of September 28, 2008 has been derived from the historical financial statements not incorporated by reference in this joint proxy statement/prospectus. In the opinion of Black & Decker’s management, all adjustments considered necessary for a fair presentation of the interim nine-month financial information have been included. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Black & Decker or the combined company. The following information should be read together with Black & Decker’s consolidated financial statements and the notes related to those financial statements, together with the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated herein by reference. See “Where You Can Find More Information” beginning on page 152.

	As of and for the
	Nine Months Ended
	Sept. 27,	Sept. 28,	As of and for the Year Ended December 31,(a)
	2009(b)	2008(a)(c)	2008(d)	2007(e)	2006	2005(f)(g)	2004(f)
	(Unaudited)
	($ in millions, except per share amounts)

Sales	$3,473.8	$4,708.3	$6,086.1	$6,563.2	$6,447.3	$6,523.7	$5,398.4
Net earnings from continuing operations	$98.6	$249.9	$293.6	$518.1	$486.1	$532.2	$430.7
(Loss) earnings from discontinued operations(h)	—	—	—	—	—	$(0.1)	$14.9
Net earnings	$98.6	$249.9	$293.6	$518.1	$486.1	$532.1	$445.6
Basic earnings per share:
Continuing operations	$1.63	$4.11	$4.83	$7.96	$6.67	$6.68	$5.37
Discontinued operations	—	—	—	—	—	—	$0.19
Net earnings per common share — basic	$1.63	$4.11	$4.83	$7.96	$6.67	$6.68	$5.56
Diluted earnings per share:
Continuing operations	$1.62	$4.04	$4.77	$7.78	$6.51	$6.51	$5.30
Discontinued operations	—	—	—	—	—	—	$0.18
Net earnings per common share — assuming dilution	$1.62	$4.04	$4.77	$7.78	$6.51	$6.51	$5.48
Total assets	$5,388.0	$5,567.0	$5,183.3	$5,410.9	$5,247.7	$5,842.4	$5,555.0
Long-term debt	$1,722.2	$1,405.3	$1,444.7	$1,179.1	$1,170.3	$1,030.3	$1,200.6
Redeemable preferred stock of subsidiary	—	—	—	—	—	—	$192.2
Cash dividends per common share	$0.66	$1.26	$1.68	$1.68	$1.52	$1.12	$0.84

(a)	Effective January 1, 2009, Black & Decker adopted a new accounting standard that clarifies whether instruments granted in share-based payment transactions should be included in the computation of earnings per share using the two-class method prior to vesting, and, as required, retrospectively adjusted basic and diluted earnings per share for all prior periods to reflect the adoption of that standard.

(b)	Earnings from continuing operations for the nine months ended September 27, 2009 include a restructuring charge of $11.9 million before taxes ($8.4 million after taxes).

(c)	Earnings from continuing operations for the nine months ended September 28, 2008 include a restructuring charge of $33.9 million before taxes ($24.8 million after taxes).

(d)	Earnings from continuing operations for 2008 include a restructuring charge of $54.7 million before taxes ($39.6 million after taxes).

(e)	Earnings from continuing operations for 2007 include a favorable $153.4 million settlement of tax litigation. In addition, earnings from continuing operations for 2007 include a charge for an environmental remediation matter of $31.7 million before taxes ($20.6 million after taxes) and a restructuring charge of $19.0 million before taxes ($12.8 million after taxes).

(f)	Black & Decker adopted the stock-based compensation expense recognition requirements of Accounting Standards Codification (ASC) 718, “Compensation — Stock Compensation,” effective January 1, 2006, using the modified retrospective method of adoption whereby Black & Decker restated all prior periods presented based on amounts previously recognized for purposes of pro forma disclosures. Amounts in this table for 2005 and 2004 reflect such restated amounts.

(g)	Earnings from continuing operations for 2005 include a favorable $55.0 million before taxes ($35.8 million after taxes) settlement of environmental and product liability coverage litigation with an insurer. In addition, earnings from continuing operations for 2005 includes $51.2 million of incremental tax expense resulting from the repatriation of $888.3 million of foreign earnings under the American Jobs Creation Act of 2004.

(h)	(Loss) earnings from discontinued operations represent the earnings, net of applicable income taxes, of Black & Decker’s discontinued European security hardware business. Loss from discontinued operations for the year ended December 31, 2005, includes a loss on sale of discontinued operations of $0.1 million. Earnings from discontinued operations for the year ended December 31, 2004, include a gain on sale of discontinued operations of $12.7 million. That gain was net of a $24.4 million goodwill impairment charge associated with the DOM security hardware business. The earnings of the discontinued operations do not reflect any expense for interest allocated by or management fees charged by Black & Decker.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following table shows summary unaudited pro forma condensed combined financial information regarding the financial condition and results of operations of the combined company after giving effect to the merger. The summary unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, or GAAP standards, under which the assets and liabilities of Black & Decker will be recorded by Stanley at their respective fair values as of the date the merger is completed. The summary unaudited pro forma condensed combined balance sheet assumes that the merger took place on October 3, 2009. The summary unaudited pro forma condensed combined income statements for the nine months ended October 3, 2009 and the fiscal year ended January 3, 2009 assume that the merger took place on December 30, 2007, the first day of Stanley’s 2008 fiscal year.

The summary unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the more detailed unaudited pro forma condensed combined financial statements of the combined company appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the summary unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the historical consolidated financial statements and related notes of both Stanley and Black & Decker for the applicable periods, which have been incorporated in this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” on page 152 and “Stanley and Black & Decker Unaudited Pro Forma Condensed Combined Financial Information” on page 102.

The summary unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the summary unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. Also, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger. Furthermore, the determination of the final purchase price will be based on the number of shares of Black & Decker common stock outstanding immediately prior to completion of the merger and the price of Stanley common stock immediately prior to completion of the merger.

	Twelve Months Ended	Nine Months Ended
	January 3, 2009	October 3, 2009
	($ in millions, except per share amounts)

Summary Statement of Pro Forma Combined Income Data:
Net sales	$10,512.3	$6,241.5
Net earnings from continuing operations attributable to Stanley/Black & Decker	$464.0	$218.8
Basic earnings per share of common stock from continuing operations attributable to Stanley/Black & Decker	$2.94	$1.38
Diluted earnings per share of common stock from continuing operations attributable to Stanley/Black & Decker	$2.91	$1.38

As of
October 3, 2009
($ in millions)

Summary Pro Forma Combined Balance Sheet Data:
Total assets	$13,917.9
Long-term debt	$2,687.2
Total shareowners’ equity	$6,058.7

Selected Comparative Per Share Market Price and Dividend Information

Stanley’s common stock is listed and traded on the NYSE under the symbol “SWK.” Black & Decker’s common stock is listed and traded on the NYSE under the symbol “BDK.” The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices per share of Stanley common stock and the high and low closing sales prices per share of Black & Decker common stock, in each case as reported on the NYSE. In addition, the table also sets forth the quarterly cash dividends per share declared by Stanley and Black & Decker with respect to their common stock. On the Stanley record date (January 11, 2010), there were 80,446,732 shares of Stanley common stock outstanding. On the Black & Decker record date (January 11, 2010), there were 61,651,479 shares of Black & Decker common stock outstanding.

	Stanley			Black & Decker
			Dividends			Dividends
	High	Low	Declared	High	Low	Declared

2007
First Quarter	$58.99	$49.95	$0.30	$90.91	$78.81	$0.42
Second Quarter	$63.68	$54.63	$0.30	$96.07	$81.40	$0.42
Third Quarter	$64.25	$52.41	$0.31	$97.01	$79.30	$0.42
Fourth Quarter	$58.99	$47.01	$0.31	$92.30	$69.15	$0.42
2008
First Quarter	$52.18	$43.69	$0.31	$74.24	$61.71	$0.42
Second Quarter	$51.08	$44.50	$0.31	$71.23	$57.50	$0.42
Third Quarter	$49.58	$40.56	$0.32	$69.50	$51.56	$0.42
Fourth Quarter	$43.93	$24.19	$0.32	$62.09	$32.31	$0.42
2009
First Quarter	$36.38	$22.75	$0.32	$46.11	$20.35	$0.42
Second Quarter	$40.01	$29.91	$0.32	$40.30	$27.51	$0.12
Third Quarter	$42.69	$31.28	$0.33	$50.53	$26.70	$0.12
Fourth Quarter	$53.13	$40.97	$0.33	$66.71	$42.98	$0.12

Certain Historical and Pro Forma Per Share Data

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for Stanley’s common stock and Black & Decker’s common stock. The pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had occurred on October 3, 2009 in the case of book value per share data and as of December 30, 2007 in the case of net income per share data.

The pro forma per share balance sheet information combines Stanley’s October 3, 2009 unaudited consolidated balance sheet with Black & Decker’s September 27, 2009 unaudited consolidated balance sheet. The pro forma per share income statement information for the fiscal year ended January 3, 2009 combines Stanley’s audited consolidated statement of income for the fiscal year ended January 3, 2009 with Black & Decker’s audited consolidated statement of income for the fiscal year ended December 31, 2008. The pro forma per share income statement information for the nine months ended October 3, 2009 combines Stanley’s unaudited consolidated statement of income for the nine months ended October 3, 2009 with Black & Decker’s unaudited consolidated statement of income for the nine months ended September 27, 2009. The Black & Decker pro forma equivalent per share financial information is calculated by multiplying the unaudited Stanley pro forma combined per share amounts by the 1.275 exchange ratio.

The following information should be read in conjunction with the audited consolidated financial statements of Stanley and Black & Decker, which are incorporated by reference in this joint proxy statement/prospectus, and the financial information contained in the section entitled “Stanley and Black & Decker Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 102. The unaudited pro forma information below is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

	As of and for the	As of and for the
	Nine Months Ended	Year Ended
	October 3, 2009	January 3, 2009

Stanley Historical Data Per Common Share
Income from continuing operations
Basic	$2.15	$2.77
Diluted	$2.14	$2.74
Dividends declared per common share	$0.97	$1.26
Book value per share	$23.86	$21.63

	As of and for the	As of and for the
	Nine Months Ended	Year Ended
	September 27, 2009	December 31, 2008

Black & Decker Historical Data Per Common Share
Income from continuing operations
Basic	$1.63	$4.83
Diluted	$1.62	$4.77
Dividends declared per common share	$0.66	$1.68
Book value per share	$20.71	$18.72

	As of and for the	As of and for the
	Nine Months Ended	Year Ended
	October 3, 2009	January 3, 2009

Stanley Pro Forma Combined Data Per Common Share
Income from continuing operations
Basic	$1.38	$2.94
Diluted	$1.38	$2.91
Dividends declared per common share	$0.97	$1.26
Book value per share(1)	$38.04	N/A

	As of and for the	As of and for the
	Nine Months Ended	Year Ended
	September 27, 2009	December 31, 2008

Black & Decker Pro Forma Equivalent Per Common Share
Income from continuing operations
Basic	$1.76	$3.75
Diluted	$1.76	$3.71
Dividends declared per common share	$1.24	$1.61
Book value per share(1)	$48.51	N/A

(1)	Pro forma book value per share as of January 3, 2009 or December 31, 2008 is not meaningful as purchase accounting adjustments were calculated as of October 3, 2009.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the Stanley proposals, in the case of Stanley shareholders, or the Black & Decker proposal, in the case of Black & Decker stockholders. In addition, you should read and consider the risks associated with each of the businesses of Stanley and Black & Decker because these risks will also affect the combined company — these risks can be found in Stanley’s and Black & Decker’s respective Annual Reports on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 152.

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either Stanley’s or Black & Decker’s stock price.

Upon closing of the merger, each share of Black & Decker common stock will be converted into the right to receive 1.275 shares of Stanley common stock (and associated Series A Junior Participating Preferred Stock purchase rights). This exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either Stanley common stock or Black & Decker common stock. Changes in the price of Stanley common stock prior to completion of the merger will affect the market value that Black & Decker stockholders will receive on the date of the merger. Stock price changes may result from a variety of factors (many of which are beyond our control), including the following factors:

•	changes in Stanley’s and Black & Decker’s respective businesses, operations and prospects, or the market assessments thereof;

•	market assessments of the likelihood that the merger will be completed, including related considerations regarding regulatory approvals of the merger; and

•	general market and economic conditions and other factors generally affecting the price of Stanley’s and Black & Decker’s common stock.

The price of Stanley common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of Stanley and Black & Decker. As a result, the market value represented by the exchange ratio will also vary. For example, based on the range of closing prices of Stanley common stock during the period from October 30, 2009, the last trading day before public announcement of the merger, through February 1, 2010, the last trading date before the date of this joint proxy statement/prospectus, the exchange ratio represented a market value ranging from a low of $57.57 to a high of $73.21 for each share of Black & Decker common stock.

Because the merger will be completed after the special meetings, at the time of your special meeting, you will not know the exact market value of the Stanley common stock that Black & Decker stockholders will receive upon completion of the merger.

If the price of Stanley common stock increases between the time of the special meetings and the effective time of the merger, Black & Decker stockholders will receive shares of Stanley common stock that have a market value that is greater than the market value of such shares at the time of the special meetings. If the price of Stanley common stock decreases between the time of the special meetings and the effective time of the merger, Black & Decker stockholders will receive shares of Stanley common stock that have a market value that is less than the market value of such shares at the time of the special meetings. Therefore, because the exchange ratio is fixed, shareholders cannot be sure at the time of the special meetings of the market value of the consideration that will be paid to Black & Decker stockholders upon completion of the merger.

Obtaining required approvals necessary to satisfy closing conditions may delay or prevent completion of the merger.

Completion of the merger is conditioned upon the receipt of certain governmental authorizations, consents, orders or other approvals, including the expiration or termination of the waiting period under the HSR Act and approval by the European Commission under applicable merger regulations. The waiting period under the HSR Act expired at 11:59 p.m., eastern time, on December 28, 2009. Stanley and Black & Decker are pursuing all other required approvals in accordance with the merger agreement. These approvals may impose conditions on or require divestitures relating to the operations or assets of Stanley or Black & Decker. Such conditions or divestitures may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger. Further, no assurance can be given that the required approvals will be obtained and, even if all such approvals are obtained, no assurance can be given as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the merger agreement. See “The Merger — Summary of the Merger Agreement — Conditions to Completion of the Merger” beginning on page 97 for a discussion of the conditions to the completion of the merger and “The Merger — Regulatory Approvals Required for the Merger” beginning on page 85 for a description of the regulatory approvals necessary in connection with the merger.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of Stanley and Black & Decker.

If the merger is not completed, the ongoing businesses of Stanley and Black & Decker may be adversely affected. Additionally, if the merger is not completed, Stanley or Black & Decker may be required to pay a termination fee under the merger agreement of $125 million, and will have to pay certain costs relating to the merger, such as legal, accounting, financial advisor, filing, printing and mailing fees. Any of the foregoing, or other risks arising in connection with the failure of the merger, including the diversion of management attention from pursuing other opportunities during the pendency of the merger, may have an adverse effect on the business, financial results and stock prices of Stanley and Black & Decker.

The merger agreement contains provisions that could discourage a potential competing acquiror of either Stanley or Black & Decker.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict Stanley’s and Black & Decker’s ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire stock or assets of Stanley or Black & Decker. Further, even if the Stanley board of directors or the Black & Decker board of directors withdraws or qualifies its recommendation with respect to the merger, it will still be required to submit the matter to a vote at its special meeting. In addition, the other party generally has an opportunity to offer to modify the terms of its proposal in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw or qualify its recommendation with respect to the merger. In some circumstances, upon termination of the merger agreement one of the parties will be required to pay a termination fee of $125 million to the other party. See “The Merger — Summary of the Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 93, “— Termination of the Merger Agreement” beginning on page 98 and “— Expenses and Termination Fees; Liability for Breach” beginning on page 99.

These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Stanley or Black & Decker from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the $125 million termination fee that may become payable in certain circumstances.

If the merger agreement is terminated and either Stanley or Black & Decker determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The pendency of the merger could adversely affect the business and operations of Stanley and Black & Decker.

In connection with the pending merger, some customers of Stanley and Black & Decker may delay or defer decisions, which could negatively impact revenues, earnings and cash flows of Stanley and Black & Decker, regardless of whether the merger is completed. Similarly, current and prospective employees of Stanley and Black & Decker may experience uncertainty about their future roles with Stanley following the merger, which may materially and adversely affect the ability of each of Stanley and Black & Decker to attract and retain key personnel.

Several lawsuits have been filed against Stanley and Black & Decker challenging the merger and an adverse ruling may prevent the merger from being completed.

Black & Decker, members of the Black & Decker board of directors, Stanley and, in one case, Blue Jay Acquisition Corp. were named as defendants in three purported class actions and two stockholder derivative actions brought by Black & Decker stockholders challenging the proposed merger, seeking, among other things, to enjoin the defendants from completing the merger on the agreed-upon terms. On January 14, 2010, Black & Decker, members of the Black & Decker board, Stanley and Blue Jay Acquisition Corp. entered into a memorandum of understanding with the various stockholder plaintiffs to settle all such class action and stockholder derivative actions. See “The Merger — Litigation Related to the Merger” beginning on page 88 for more information about the lawsuits related to the merger that have been filed.

One of the conditions to the closing of the merger is that no judgment, injunction (whether preliminary, temporary or permanent) or other legal restraint or prohibition shall be in effect that prevents the completion of the merger. As such, if the proposed settlement is not completed and, thereafter, the plaintiffs are successful in obtaining an injunction prohibiting the defendants from completing the merger, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected time frame.

If the merger does not qualify as a tax-free reorganization under Section 368(a) of the Code, the stockholders of Black & Decker may be required to pay substantial U.S. federal income taxes.

The obligations of Stanley and Black & Decker to complete the merger are conditioned on, respectively, Stanley’s receipt of an opinion of counsel to Stanley, and Black & Decker’s receipt of an opinion of counsel to Black & Decker, to the effect that the merger will qualify as a tax-free reorganization under Section 368(a) of the Code, and that no gain or loss will be recognized as a result of the merger. These opinions will be based upon, among other things, certain representations and assumptions as to factual matters made by Stanley and Black & Decker. The failure of any such representation or assumption to be true could adversely affect the validity of the opinions. Additionally, an opinion of counsel represents counsel’s legal judgment, and is not binding on the IRS or the courts. If the IRS or a court determines that the merger is taxable, Black & Decker stockholders would recognize taxable gain or loss on their receipt of Stanley stock in the merger.

Risk Factors Relating to the Combined Company Following the Merger

The failure to integrate successfully the businesses of Stanley and Black & Decker in the expected time frame would adversely affect Stanley’s future results post-merger.

The success of the merger will depend, in large part, on the ability of the post-merger Stanley to realize the anticipated benefits, including cost savings, from combining the businesses of Stanley and Black & Decker. To realize these anticipated benefits, the businesses of Stanley and Black & Decker must be successfully integrated. This integration will be complex and time-consuming. The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company not achieving the anticipated benefits of the merger.

Potential difficulties that may be encountered in the integration process include the following:

•	the inability to successfully integrate the businesses of Stanley and Black & Decker in a manner that permits the combined company to achieve the cost savings anticipated to result from the merger;

•	lost sales and customers as a result of customers of either of the two companies deciding not to do business with the combined company;

•	complexities associated with managing the larger, more complex, combined business;

•	integrating personnel from the two companies while maintaining focus on providing consistent, high quality products;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the merger; and

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.

Stanley’s future results will suffer if Stanley does not effectively manage its expanded operations following the merger.

Following the merger, the size of Stanley’s business will increase dramatically. Stanley’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. Stanley cannot assure you that it will be successful or that Stanley will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

Stanley is expected to incur substantial expenses related to the merger and the integration of Black & Decker.

Stanley is expected to incur substantial expenses in connection with the merger and the integration of Black & Decker. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, billing, payroll, manufacturing, marketing and benefits. While Stanley has assumed that a certain level of expenses would be incurred, there are many factors beyond its control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that Stanley expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in Stanley taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

The credit ratings of Stanley will likely be lowered upon completion of the merger, and Stanley currently intends to increase the size of its credit lines in connection with the merger.

Completion of the merger will likely result in the credit rating of Stanley being revised downward. Following the announcement of the merger, Moody’s Investors Service placed several of Stanley’s credit ratings under review for possible downgrade. Also, Standard & Poor’s Ratings Services placed all of its credit ratings of Stanley on CreditWatch with negative implications. If Stanley’s credit ratings are downgraded, it may adversely impact the availability and cost of credit to Stanley.

Additionally, in connection with closing the merger or shortly thereafter, Stanley intends to refinance some or all of the bank indebtedness of Black & Decker. Stanley plans to fund such refinance, as well as its merger transaction expenses, with available cash of the combined company and proceeds (if any) that Stanley obtains from bank borrowings or capital markets issuances. If these sources of cash are unavailable, unattractive or inadequate, Stanley may be forced to raise funds in alternative manners, which may be more costly or unavailable. Completion of the merger is not conditioned on completing these financing transactions. See “Indebtedness of Stanley Following the Merger” beginning on page 101.

Other Risk Factors of Stanley and Black & Decker

Stanley’s and Black & Decker’s businesses are and will be subject to the risks described above. In addition, Stanley and Black & Decker are, and will continue to be, subject to the risks described in Stanley’s and Black & Decker’s respective Annual Reports on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 152 for the location of information incorporated by reference in this joint proxy statement/prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies, synergies, revenue enhancements, competitive positions, plans and objectives of management and growth opportunities of Stanley and Black & Decker, and with respect to the merger and the markets for Stanley and Black & Decker common stock and other matters. Statements in this joint proxy statement/prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of Stanley and Black & Decker, and those related to the merger and the expected benefits thereof, wherever they occur in this joint proxy statement/prospectus or the documents incorporated by reference herein, are necessarily estimates reflecting the judgment of the respective managements of Stanley and Black & Decker and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include those set forth in Stanley’s and Black & Decker’s filings with the SEC, including their respective Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q. These important factors also include those set forth under “Risk Factors,” beginning on page 19, as well as, among others, risks and uncertainties relating to:

•	the risk that the cost savings and other synergies anticipated to be realized from the merger may not be fully realized or may take longer to realize than expected;

•	disruption from the merger making it difficult to maintain relationships with customers, employees or suppliers;

•	the risk that the merger will not be completed;

•	the risk that the businesses will not be integrated successfully, or that the integration will be more costly or more time consuming and complex than anticipated;

•	the ability to obtain regulatory approvals for the merger in a timely manner and subject to conditions not adverse to Stanley or Black & Decker;

•	continued access to credit markets on favorable terms, and the maintenance by Stanley of an investment grade credit rating;

•	general market, labor and economic conditions and related uncertainties; and

•	the outcome of pending litigation in which Stanley or Black & Decker is involved.

Readers are cautioned not to rely on any forward-looking statement, which speaks only as of the date of this joint proxy statement/prospectus or, if such statement is included in another document incorporated into this joint proxy statement/prospectus, as of the date of such other document. Except to the extent required by applicable law, the parties undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Readers also should understand that it is not possible to predict or identify all relevant factors that may impact forward-looking statements and that the above list should not be considered a complete statement of all potential risks and uncertainties.

THE COMPANIES

The Stanley Works

The Stanley Works
1000 Stanley Drive
New Britain, CT 06053
Telephone: (860) 225-5111

Stanley, a Connecticut corporation, is a diversified worldwide supplier of tools and engineered solutions for professional, industrial and construction and do-it-yourself use, as well as engineered security solutions for industrial and commercial applications. Stanley’s operations are classified into three business segments: Security, Industrial, and Construction & Do-It-Yourself. The Security segment is a provider of access and security solutions primarily for retailers, educational, and financial and healthcare institutions, as well as commercial, governmental and industrial customers. The Industrial segment manufactures and markets professional industrial and automotive mechanics tools and storage systems, hydraulic tools and accessories, plumbing, heating and air conditioning tools, assembly tools and systems, and specialty tools. The Construction & Do-It-Yourself segment manufactures and markets hand tools, consumer mechanics tools, storage systems, pneumatic tools and fasteners.

Additional information about Stanley and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 152.

Blue Jay Acquisition Corp.

Blue Jay Acquisition Corp., a wholly owned subsidiary of Stanley, is a Maryland corporation that was formed on October 30, 2009 for the purpose of effecting the merger. In the merger, Blue Jay Acquisition Corp. will be merged with and into Black & Decker, with Black & Decker surviving as a wholly owned subsidiary of Stanley.

The Black & Decker Corporation

The Black & Decker Corporation
701 East Joppa Rd.
Towson, MD 21286
Telephone: (410) 716-3900

Black & Decker, a Maryland corporation, is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems. With products and services marketed in over 100 countries, Black & Decker enjoys worldwide recognition of its strong brand names and a superior reputation for quality, design, innovation, and value.

Additional information about Black & Decker and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 152.

THE STANLEY SPECIAL MEETING

Date, Time and Place

The special meeting of Stanley shareholders will be held at the Stanley Center for Learning and Innovation, 1000 Stanley Drive, New Britain, CT 06053, on March 12, 2010, at 9:00 a.m.

Purpose of the Stanley Special Meeting

At the Stanley special meeting, Stanley shareholders will be asked:

•	to vote on a proposal to approve the issuance of Stanley common stock to Black & Decker stockholders in connection with the merger;

•	to vote on a proposal to amend the certificate of incorporation of Stanley to (a) increase the authorized number of shares of Stanley common stock from 200,000,000 to 300,000,000 and (b) change the name of Stanley to “Stanley Black & Decker, Inc.”;

•	to vote on a proposal to amend the Stanley 2009 Long-Term Incentive Plan to, among other things, increase the number of shares available to be issued under such plan; and

•	to vote upon an adjournment of the Stanley special meeting (if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes for the approval of any of the foregoing proposals).

Completion of the merger is conditioned on approval of the issuance of Stanley common stock in the merger and approval of the amendment to Stanley’s certificate of incorporation, but is not conditioned on approval of the amendment to the Stanley 2009 Long-Term Incentive Plan.

Recommendation of the Board of Directors of Stanley

At a special meeting held on November 2, 2009, the Stanley board of directors determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of Stanley common stock in the merger and the amendment of Stanley’s certificate of incorporation, are advisable and in the best interests of Stanley and its shareholders. Accordingly, the Stanley board of directors recommends that the Stanley shareholders vote “FOR” the proposal to issue shares of Stanley common stock in the merger and “FOR” the proposal to amend Stanley’s certificate of incorporation to increase the number of authorized shares of Stanley common stock and to change Stanley’s name to “Stanley Black & Decker, Inc.”.

Additionally, the Stanley board of directors recommends that Stanley shareholders vote “FOR” the proposal to amend the Stanley 2009 Long-Term Incentive Plan.

Stanley shareholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger (including the amendment to Stanley’s certificate of incorporation) and the amendment to the Stanley 2009 Long-Term Incentive Plan. In addition, Stanley shareholders are directed to the merger agreement, the form of amendment to Stanley’s certificate of incorporation and the form of amended and restated Stanley 2009 Long-Term Incentive Plan, all of which are included as Annexes in this joint proxy statement/prospectus.

Stanley Record Date; Stock Entitled to Vote

Only holders of shares of Stanley common stock at the close of business on January 11, 2010, the record date for the Stanley special meeting, will be entitled to notice of, and to vote at, the Stanley special meeting or any adjournments or postponements thereof. On the record date, there were outstanding a total of 80,446,732 shares of Stanley common stock. Each outstanding share of Stanley common stock is entitled to one vote on each proposal and any other matter coming before the Stanley special meeting.

Voting by Stanley’s Directors and Executive Officers

On the record date, approximately 0.4% of the outstanding shares of Stanley common stock were held by Stanley directors and executive officers and their affiliates. We currently expect that Stanley’s directors and executive officers will vote their shares in favor of all Stanley proposals, although no director or executive officer has entered into any agreement obligating him or her to do so.

Quorum

Shareholders who hold at least a majority of the shares issued and outstanding and who are entitled to vote at the Stanley special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Stanley special meeting. Note, however, that even if a quorum is present at the Stanley special meeting, the issuance of Stanley common stock to Black & Decker stockholders and the amendment to the Stanley 2009 Long-Term Incentive Plan can only be approved if over 50% of all Stanley common stock entitled to vote on each such proposal votes (or votes to abstain) on such proposal.

All shares of Stanley common stock represented at the Stanley special meeting, including shares that are represented but that vote to abstain, and shares that are represented but that are held by brokers, banks and other nominees who do not have authority to vote such shares (i.e., a broker non-vote), will be treated as present and entitled to vote for purposes of determining the presence or absence of a quorum.

Required Vote

The required votes to approve the Stanley proposals are as follows:

•	The issuance of Stanley common stock to Black & Decker stockholders in connection with the merger and the amendment to the Stanley 2009 Long-Term Incentive Plan will each be approved if a majority of the votes cast on each such proposal vote in favor of such proposal, assuming that the total votes cast on such proposal represents over 50% of all Stanley common stock entitled to vote on such proposal. Votes to abstain are treated the same as shares voted against the proposal. Broker non-votes will have no effect, assuming over 50% of all shares of Stanley common stock entitled to vote are voted (or vote to abstain) on the proposal.

•	The amendment to Stanley’s certificate of incorporation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Votes to abstain and broker non-votes will have no effect.

•	The adjournment of the Stanley special meeting will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Votes to abstain and broker non-votes will have no effect.

Failure to Vote and Broker Non-Votes

If you are a Stanley shareholder and fail to vote or fail to instruct your broker, bank or other nominee to vote, it will have no effect on any of the Stanley proposals, assuming a quorum is present and, in the case of the votes to approve the issuance of shares of Stanley common stock in the merger and to approve the amendment to the Stanley 2009 Long-Term Incentive Plan, over 50% of all shares of Stanley common stock entitled to vote on each such proposal are voted (or vote to abstain) on such proposal. If you are a Stanley shareholder through the Stanley 401(k) Plan and fail to instruct the trustee how to vote, the trustee will vote your shares as described below under “— Shares Held in the Stanley 401(k) Plan”.

Abstentions

If you are a Stanley shareholder and you vote to abstain, it will have the effect of a vote against the issuance of shares of Stanley common stock in the merger and against the amendment to the Stanley 2009 Long-Term Incentive Plan, but will have no effect on the amendment to Stanley’s certificate of incorporation.

Record Holders

If you are a record holder of Stanley common stock, a proxy card is enclosed for your use. Stanley requests that you vote your shares by telephone or through the Internet, or sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. Information and applicable deadlines for voting by telephone or through the Internet are set forth on the enclosed proxy card. When the enclosed proxy card is returned properly executed, the shares of Stanley common stock represented by it will be voted at the Stanley special meeting or any adjournment thereof in accordance with the instructions contained in the proxy card. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Your vote is important. Accordingly, if you are a record holder of Stanley common stock, please sign and return the enclosed proxy card or vote via telephone or the Internet whether or not you plan to attend the Stanley special meeting in person.

If a proxy card is signed and returned without an indication as to how the shares of Stanley common stock represented are to be voted with regard to a particular proposal, the Stanley common stock represented by the proxy will be voted in accordance with the recommendation of the Stanley board of directors. At the date hereof, the Stanley board of directors has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related Stanley proxy card other than the matters set forth in Stanley’s Notice of Special Meeting of Shareholders. In accordance with Connecticut law, business transacted at the Stanley special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the Stanley special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Shares Held in Street Name

If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, unless your broker, bank or other nominee has discretionary authority over your shares, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a “broker non-vote”.

Please follow the voting instructions provided by your broker, bank or other nominee, so that they may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Stanley or Black & Decker or by voting in person at your special meeting unless you first provide a proxy from your broker, bank or other nominee.

If you are a Stanley shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on any matter over which they do not have discretionary authority. Such a broker non-vote will have no effect on the vote on any of the Stanley proposals, assuming a quorum is present and, in the case of the votes to approve the issuance of shares of Stanley common stock in the merger and to approve the amendment to the Stanley 2009 Long-Term Incentive Plan, over 50% of all shares of Stanley common stock are voted (or vote to abstain) on such proposal.

Shares Held in the Stanley 401(k) Plan

If you hold shares through the Stanley 401(k) Plan you can instruct the trustee, The Bank of New York Mellon Corporation, in a confidential manner, how to vote the shares allocated to you in the Stanley 401(k) Plan by one of the following three methods:

•	call the number indicated on your instruction card to vote by telephone anytime up to 11:59 p.m. eastern time on March 10, 2010, and follow the instructions provided in the recorded message;

•	go to the web site indicated on your instruction card to vote over the Internet anytime up to 11:59 p.m. eastern time on March 10, 2010 and follow the instructions provided on that site; or

•	mark, sign and mail your voting instruction card to the address indicated on your instruction card. Your instruction card must be received by Computershare Investor Services, LLC, Stanley’s transfer agent, no later than 5:00 p.m. eastern time on March 10, 2010, to ensure that the trustee of the Stanley 401(k) Plan is able to vote the shares allocated to you in accordance with your wishes.

In addition, since only the trustee of the Stanley 401(k) Plan can vote the shares allocated to you, you will not be able to vote your Stanley 401(k) Plan shares personally at the special meeting. Please note that the trust agreement governing the Stanley 401(k) Plan provides that if the trustee does not receive your voting instructions, the trustee will vote your allocated shares in the same proportion as it votes the allocated shares for which instructions are received from participants and beneficiaries of deceased participants. The trust agreement also provides that unallocated shares are to be voted by the trustee in the same proportion as it votes allocated shares for which instructions are received from participants and beneficiaries of deceased participants. Therefore, by providing voting instructions with respect to your allocated shares, you will in effect be providing instructions with respect to a portion of the unallocated shares and a portion of the allocated shares for which instructions were not provided as well. Voting of the Stanley 401(k) Plan shares by the trustee is subject to federal pension laws, which require the trustee to act as a fiduciary for Stanley 401(k) Plan participants and beneficiaries in deciding how to vote the shares. Therefore, irrespective of these voting provisions, it is possible that the trustee may decide to vote allocated shares for which it does not receive instructions (as well as unallocated shares) in a manner other than on a proportionate basis if it believes that proportionate voting would violate applicable law. The only way to ensure that the trustee votes shares allocated to you in the Stanley 401(k) Plan in accordance with your wishes is to provide instructions to the trustee in the manner set forth above. If you are a participant (or a beneficiary of a deceased participant) in the Stanley 401(k) Plan and you also own other shares of common stock outside of your Stanley 401(k) Plan account, you should receive a voting instruction card for shares credited to your account in the Stanley 401(k) Plan, and a separate proxy card if you are a record holder of additional shares of Stanley common stock, or voting instruction card if you hold additional shares of Stanley common stock through a broker, bank or other nominee. You must vote shares that you hold as a shareholder of record, shares that you hold through a broker, bank or other nominee and shares that are allocated to your Stanley 401(k) Plan account separately in accordance with each of the proxy cards and voting instruction cards you receive with respect to your shares of Stanley common stock.

Changing Your Vote

If you are a record holder of Stanley:   If you are a record holder of shares of Stanley common stock, you can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

•	you can grant a new, valid proxy bearing a later date (including by telephone or Internet);

•	you can send a signed notice of revocation; or

•	you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received no later than the beginning of the Stanley special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by any manner described above.

If you hold shares of Stanley in “street name”:  If your shares are held in street name, you must contact your broker, bank or other nominee to change your vote.

If you hold Stanley shares in the Stanley 401(k) Plan:  If you hold shares of Stanley common stock in the Stanley 401(k) Plan, there are two ways in which you may revoke your instructions to the trustee and change your vote with respect to voting the shares allocated to you in the Stanley 401(k) Plan:

•	First, you may submit new voting instructions under any one of the three methods described above under “— Shares Held in the Stanley 401(k) Plan”. The latest dated instructions actually received by The Bank of New York Mellon Corporation, the trustee for the Stanley 401(k) Plan, in accordance with the instructions for voting set forth in this joint proxy statement/prospectus, will be the instructions that are followed, and all earlier instructions will be revoked.

•	Second, you may send a written notice to Stanley’s transfer agent, Computershare Investor Services, LLC at 7600 Grant Street, Burr Ridge, IL 60527-7275, stating that you would like to revoke your instructions to The Bank of New York Mellon Corporation, the trustee for the Stanley 401(k) Plan. This written notice must be received no later than 5:00 p.m. eastern time on March 10, 2010, in order to revoke your prior instructions.

Solicitation of Proxies

Stanley is soliciting proxies for the Stanley special meeting and, in accordance with the merger agreement, the cost of proxy solicitation for the Stanley special meeting will be borne by Stanley. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Stanley, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Stanley will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares and will provide customary reimbursement to such firms for the cost of forwarding these materials. Stanley has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $75,000, plus a success fee of $25,000 and expenses, for these services.

Confidential Voting

It is Stanley’s policy that all proxies, ballots and tabulations of shareholders who check the box indicated for confidential voting be kept confidential, except where mandated by law and other limited circumstances.

For participants in the Stanley 401(k) Plan, your instructions to the trustee on how to vote the shares allocated to you under the Stanley 401(k) Plan will be kept confidential. You do not need to request confidential treatment in order to maintain the confidentiality of your vote.

THE BLACK & DECKER SPECIAL MEETING

Date, Time and Place

The special meeting of Black & Decker stockholders will be held at the Washington Dulles Airport Marriott, 45020 Aviation Drive, Dulles, VA 20166 on March 12, 2010 at 9:00 a.m.

Purpose of the Black & Decker Special Meeting

At the Black & Decker special meeting, Black & Decker stockholders will be asked:

•	to approve the merger (including the amendment and restatement of the charter of Black & Decker to be effected as part of the merger), on substantially the terms and conditions set forth in the merger agreement, pursuant to which Blue Jay Acquisition Corp. will be merged with and into Black & Decker and each outstanding share of common stock of Black & Decker will be converted into the right to receive 1.275 shares of common stock of Stanley, together with an associated right to purchase 1/200th of a share of Series A Junior Participating Preferred Stock of Stanley, with cash paid in lieu of fractional shares; and

•	to approve an adjournment of the special meeting, if necessary, including to solicit additional proxies if there are not sufficient votes to approve the merger.

Recommendation of the Board of Directors of Black & Decker

At a special meeting held on November 2, 2009, the Black & Decker board of directors, by the unanimous vote of its directors, with Mr. Archibald abstaining, declared advisable the merger (including the amendment and restatement of the charter of Black & Decker to be effected as part of the merger), on substantially the terms and conditions set forth in the merger agreement, and directed that the merger be submitted for consideration by the Black & Decker stockholders at the Black & Decker special meeting.

The Black & Decker board of directors recommends that the Black & Decker stockholders vote “FOR” the merger proposal.

Black & Decker stockholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger. In addition, Black & Decker stockholders are directed to the merger agreement, which is included as Annex A in this joint proxy statement/prospectus.

Black & Decker Record Date; Stock Entitled to Vote

Only holders of shares of Black & Decker common stock at the close of business on January 11, 2010, the record date for the Black & Decker special meeting, will be entitled to notice of, and to vote at, the Black & Decker special meeting or any adjournments or postponements thereof. On the record date, there were outstanding a total of 61,651,479 shares of Black & Decker common stock. Each outstanding share of Black & Decker common stock is entitled to one vote on each proposal and any other matter coming before the Black & Decker special meeting.

Voting by Black & Decker’s Directors and Executive Officers

On the record date, approximately 1.67% of the outstanding shares of Black & Decker common stock were held by Black & Decker directors and executive officers. We currently expect that Black & Decker’s directors and executive officers will vote their shares in favor of the merger proposal, although no director or executive officer has entered into any agreement obligating him or her to do so.

Quorum

Stockholders entitled to cast a majority of all the votes entitled to be cast at the Black & Decker special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the Black & Decker special meeting. If a quorum is not present, stockholders present in person or by proxy may, by a majority vote and without further notice, adjourn the meeting from time to time to a date not more than 120 days after the original record date for the Black & Decker special meeting, but not for a period of more than 30 days at any one time.

All shares of Black & Decker common stock represented at the Black & Decker special meeting that are represented but that abstain from voting will be treated as present for purposes of determining the presence or absence of a quorum.

Required Vote

The required votes to approve the Black & Decker proposals are as follows:

•	Approval of the merger proposal requires approval by the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of outstanding common stock of Black & Decker.

•	Approval of any proposal to adjourn the Black & Decker special meeting, if necessary, including for the purpose of soliciting additional proxies, requires the affirmative vote of holders of a majority of the votes cast on the proposal at the Black & Decker special meeting.

Failure to Vote and Broker Non-Votes

If you are a Black & Decker stockholder and fail to vote or fail to instruct your broker, bank or nominee to vote, it will have the same effect as a vote against the merger proposal but will have no effect on any proposal to adjourn the Black & Decker special meeting.

Abstentions

If you are a Black & Decker stockholder and you vote to abstain or instruct your broker, bank or nominee to vote to abstain, it will have the same effect as a vote against the merger proposal but will have no effect on any proposal to adjourn the Black & Decker special meeting.

Record Holders

If you are a record holder of Black & Decker common stock, a proxy card is enclosed for your use. Black & Decker requests that you vote your shares by telephone or through the Internet, or sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. Information and applicable deadlines for authorizing a proxy by telephone or through the Internet are set forth on the enclosed proxy card. When the enclosed proxy card is returned properly executed, the shares of Black & Decker common stock represented by it will be voted at the Black & Decker special meeting or any adjournment thereof in accordance with the instructions contained in the proxy card.

Your vote is important. Accordingly, if you are a record holder of Black & Decker, please sign and return the enclosed proxy card or vote via telephone or the Internet whether or not you plan to attend the Black & Decker special meeting in person.

If a proxy card is signed and returned without an indication as to how the shares of Black & Decker common stock represented are to be voted with regard to a particular proposal, the Black & Decker common stock represented by the proxy will be voted in accordance with the recommendation of the Black & Decker board of directors. In accordance with Black & Decker’s bylaws and Maryland law, business transacted at the Black & Decker special meeting will be limited to those matters set forth in Black & Decker’s Notice of Special Meeting of Stockholders.

Shares Held in Street Name

If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be voted. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Black & Decker or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of Black & Decker common stock on behalf of their customers may not give a proxy to Black & Decker to vote those shares with respect to the merger proposal without specific instructions from their customers.

If you are a Black & Decker stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker will not vote your shares on any matter over which they do not have discretionary authority (a broker non-vote), which will have the effect of a vote against the merger proposal.

Shares Held in Black & Decker 401(k) Plan

If you hold shares through the Black & Decker 401(k) Plan, you can instruct the trustee, T. Rowe Price Trust Company, in a confidential manner, how to vote the shares allocated to you in the Black & Decker 401(k) Plan by one of the following methods:

•	call the number indicated on your instruction card to vote by telephone anytime up to 11:59 p.m. eastern time on March 10, 2010, and follow the instructions provided in the recorded message;

•	go to the web site indicated on your instruction card to vote over the Internet anytime up to 11:59 p.m. eastern time on March 10, 2010 and follow the instructions provided on that site; or

•	mark, sign and mail your instruction card to the address indicated on your instruction card. Your instruction card must be received by BNY Mellon Shareowner Services, Black & Decker’s transfer agent, no later than 5:00 p.m. eastern time on March 10, 2010, to ensure that the trustee of the Black & Decker 401(k) Plan is able to vote the shares allocated to you in accordance with your wishes.

In addition, since only the trustee of the Black & Decker 401(k) Plan can vote the shares allocated to you, you will not be able to vote your Black & Decker 401(k) Plan shares personally at the special meeting. Please note that the trust agreement governing the Black & Decker 401(k) Plan provides that if the trustee does not receive your voting instructions, the trustee will vote your shares in the same proportion as it votes the shares for which instructions are received from participants and beneficiaries of deceased participants. Therefore, by providing voting instructions with respect to your shares, you will in effect be providing instructions with respect to a portion of the shares for which instructions were not provided as well. Voting of the Black & Decker 401(k) Plan shares by the trustee is subject to federal pension laws, which require the trustee to act as a fiduciary for Black & Decker 401(k) Plan participants in deciding how to vote the shares. Therefore, it is possible that the trustee may vote shares for which it does not receive instructions in a manner other than on a proportionate basis if it believes that proportionate voting would violate applicable law. The only way to ensure that the trustee votes your shares in the Black & Decker 401(k) Plan in accordance with your wishes is to provide instructions to the trustee in the manner set forth above. If you are a participant (or a beneficiary of a deceased participant) in the Black & Decker 401(k) Plan and you also own other shares of common stock outside of your Black & Decker 401(k) Plan account, you should receive a voting instruction card for shares credited to your account in the Black & Decker 401(k) Plan, and a separate proxy card if you are a record holder of additional shares of Black & Decker common stock, or voting instruction card if you hold additional shares of Black & Decker common stock through a broker, bank or other nominee. You must vote shares that you hold as a stockholder of record, shares that you hold through a broker, bank or other nominee and shares that are allocated to your Black & Decker 401(k) Plan account separately in accordance with each of the proxy cards and voting instruction cards you receive with respect to your shares of Black & Decker common stock.

Changing Your Vote

If you are a record holder of Black & Decker:  If you are a record holder of shares of Black & Decker common stock, you can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

•	you can grant a new, valid proxy bearing a later date (including by telephone or Internet);

•	you can send a signed notice of revocation; or

•	you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by Black & Decker’s Corporate Secretary, no later than the beginning of the Black & Decker special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by any manner described above.

If you hold shares of Black & Decker in “street name”:  If your shares are held in street name, you must contact your broker, bank or other nominee to change your vote.

If you hold Black & Decker shares in the Black & Decker 401(k) Plan:  If you hold shares of Black & Decker common stock in the Black & Decker 401(k) Plan, there are two ways in which you may revoke your instructions to the trustee and change your vote with respect to voting the shares allocated to you in the Black & Decker 401(k) Plan:

•	First, you may submit new voting instructions under any one of the three methods described above under “— Shares Held in the Black & Decker 401(k) Plan”. The latest dated instructions actually received by T. Rowe Price Trust Company, the trustee for the Black & Decker 401(k) Plan, in accordance with the instructions for voting set forth in this joint proxy statement/prospectus, will be the instructions that are followed, and all earlier instructions will be revoked.

•	Second, you may send a written notice to Black & Decker’s transfer agent, BNY Mellon Shareowner Services at 480 Washington Boulevard, Jersey City, NJ 07310, stating that you would like to revoke your instructions to T. Rowe Price Trust Company, the trustee for the Black & Decker 401(k) Plan. This written notice must be received no later than 5:00 p.m. eastern time on March 10, 2010, in order to revoke your prior instructions.

Solicitation of Proxies

Black & Decker is soliciting proxies for the Black & Decker special meeting and, in accordance with the merger agreement, the cost of proxy solicitation for the Black & Decker special meeting will be borne by Black & Decker. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Black & Decker, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Black & Decker also will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record as of the close of business on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Black & Decker has retained MacKenzie Partners, Inc. to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $250,000, plus reasonable expenses, for these services.

THE MERGER

Effects of the Merger

Upon completion of the merger, Blue Jay Acquisition Corp., a wholly owned subsidiary of Stanley that has been organized to effect the merger, will merge with and into Black & Decker. Black & Decker will be the surviving corporation in the merger and will become a wholly owned subsidiary of Stanley.

In the merger, each outstanding share of Black & Decker common stock (other than shares owned by Stanley or Blue Jay Acquisition Corp., which will be cancelled) will be converted into the right to receive 1.275 shares of Stanley common stock (and associated Series A Junior Participating Preferred Stock purchase rights), with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Stanley shareholders will continue to hold their existing Stanley shares.

Background of the Merger

In light of the nature of Stanley’s and Black & Decker’s businesses, management of each of Stanley and Black & Decker generally is familiar with the other’s businesses. In addition, both companies periodically review and assess developments in the industries in which they participate and the strategic alternatives that are available to enhance stockholder value. As a result of these periodic reviews and assessments, Stanley and Black & Decker have discussed the possibility of a strategic business combination several times over the past 30 years. These discussions included negotiations in the early 1980s as well as preliminary explorations by the companies’ then chief executive officers of possible combinations of the Stanley and Black & Decker businesses later in the 1980s and in the early 1990s.

In February of 2009, Stanley, with the assistance of Deutsche Bank, which was selected by Stanley to act as its financial advisor, began to consider again a strategic business combination with Black & Decker and, on April 23, 2009, the Stanley board of directors authorized Mr. Lundgren, the Chairman and Chief Executive Officer of Stanley, to contact Black & Decker to discuss such a combination. Deutsche Bank was selected by Stanley to act as its financial advisor based upon, among other things, the fact that Deutsche Bank is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger, the members of the Deutsche Bank team who would be working on the transaction, the existing relationship between Stanley and certain of the members of the Deutsche Bank team and the consistent high-quality service that such members had provided to Stanley in the past.

On April 27, 2009, Mr. Lundgren called Mr. Archibald, the Chairman, President and Chief Executive Officer of Black & Decker, and indicated that Stanley was interested in discussing the possible combination of Stanley’s and Black & Decker’s businesses in a strategic transaction. Mr. Lundgren indicated that Stanley had been reviewing the possibility of a transaction with Black & Decker for some time and that he believed a combination of Stanley’s and Black & Decker’s businesses in a stock-for-stock transaction would offer compelling benefits to both companies and their stockholders. In the course of the conversation, Mr. Archibald indicated that the Black & Decker board was not considering a sale of the company, but that he would give the stock-for-stock merger proposal further thought. On April 30, 2009, Mr. Archibald called Mr. Lundgren and indicated that he would be willing to meet with Mr. Lundgren to discuss Stanley’s interest in such a transaction.

On June 9, 2009, Mr. Lundgren and Mr. Archibald met for lunch in New York City. In the course of that meeting, Mr. Lundgren outlined Stanley’s concept of a combination of the two companies, the benefits of such a combination and the need for management continuity in connection with integrating the two companies. He indicated that the Stanley board believed a combination represented a good fit for both companies and presented significant cost synergy opportunities that would benefit both companies and their stockholders. In this meeting, Mr. Lundgren and Mr. Archibald both indicated that if a transaction was considered, it was the preference of each of them that his respective company be the surviving company in the transaction. In connection with these discussions, Mr. Archibald stated that, while the economy continued to be a challenge for everyone, Black & Decker was focused on executing its strategic plan to position the company properly when the economy recovered, and reiterated the fact that the Black & Decker board was not considering a sale of the company. At the end of the discussions, Mr. Archibald indicated that he was willing to discuss the benefits to the two companies and their stockholders of a possible combination of Stanley and Black & Decker, but would only be supportive of a transaction if the benefits were compelling to Black & Decker and its stockholders.

On June 16, 2009, Mr. Archibald sent Mr. Lundgren a letter thanking him for taking the time to meet the prior week and exploring structural, financial, governance and employment issues associated with a possible business combination between Stanley and Black & Decker regardless of which company was the surviving company in the transaction. Mr. Archibald indicated that if a combination of Stanley and Black & Decker was to be pursued, Black & Decker would prefer to be the acquiror, but regardless of the structure, the key objective was a strategic transaction that was financially beneficial to the stockholders of both companies.

Also on June 16, 2009, the Stanley board of directors held a special meeting at which they discussed, among other things, the current status of discussions with Black & Decker and the terms and conditions that Stanley would be willing to consider. During the meeting, the Stanley board directed Mr. Lundgren to continue pursuing a potential transaction with Black & Decker in the form of a stock-for-stock merger in which Stanley was the surviving parent company and would retain control of the board of directors and senior management of the combined company. The Stanley board also authorized Mr. Lundgren to offer an exchange ratio of 1.1 shares of Stanley common stock for each share of Black & Decker common stock and to seek a commitment from Mr. Archibald to remain with the combined company post closing.

Mr. Lundgren and Mr. Archibald then had several conversations between June 18 and June 22, 2009, in which they continued to discuss the possible structural, financial, governance and employment issues of a combination of Stanley’s and Black & Decker’s businesses, including the roles of Mr. Lundgren and Mr. Archibald at the combined company. In the course of these discussions, Mr. Lundgren conveyed Stanley’s position that Stanley shareholders should own a majority of the shares of the combined company and that Stanley should survive as the parent company, with Stanley directors representing a preponderance of the board of the combined company. Mr. Lundgren also indicated that the Stanley board expected that Stanley executives would remain as executives of the combined company and would retain management control, but that to ensure a successful integration of the companies and to realize the synergy potential in the transaction, the Stanley board would seek a commitment from Mr. Archibald for his ongoing service to the combined company. Mr. Archibald indicated that if a transaction was to be considered he believed the Black & Decker board likely would prefer Black & Decker as the ultimate parent company with the board of the combined company consisting of close to an even number of Stanley and Black & Decker directors. He further acknowledged in his discussions with Mr. Lundgren that regardless of the structural, financial and governance approach of the combined company, the successful integration of the two companies would be necessary to achieve any anticipated transaction synergies and would require both Mr. Archibald’s and Mr. Lundgren’s commitment to the transaction and the combined company. Without committing to a particular structure or governance model, Mr. Lundgren and Mr. Archibald discussed the possibility of an executive chairman position at the combined company and how the responsibilities between such a possible position and the position of chief executive officer could be divided. In the course of these discussions, Mr. Archibald also suggested an approach to senior management compensation, which was to honor existing contractual agreements and to maintain compensation at levels generally consistent with existing arrangements.

On June 23, 2009, Mr. Lundgren responded by letter to Mr. Archibald’s letter of June 16 and confirmed their mutual belief that a combination of the two companies could be strategically compelling and financially beneficial to the stockholders of both companies. Among other things, Mr. Lundgren indicated that Stanley was prepared to consider a stock-for-stock merger in which Stanley was the acquiror and Black & Decker stockholders would receive a significant premium for their shares of common stock. Mr. Lundgren also indicated that Stanley was prepared to offer 1.1 shares of Stanley common stock for each share of Black & Decker common stock and, that as part of this proposal, Stanley would seek a commitment from Mr. Archibald to remain with the combined company following the closing of the transaction. Additionally, Mr. Lundgren indicated that Stanley was prepared to begin discussions with Black & Decker to review the cost synergy potential of the transaction as soon as possible.

Following receipt of the letter from Mr. Lundgren on June 23, Mr. Archibald had conversations with each of the members of the Black & Decker board in which he advised the directors of Stanley’s interest in a strategic business combination with Black & Decker and reviewed with the directors the letter from Mr. Lundgren setting forth the terms contemplated by Stanley. Mr. Archibald advised the directors that, in addition to conducting the Black & Decker board’s annual strategic business review and planning session at its regularly scheduled July 16 board meeting, he would review the Stanley proposal in detail at the meeting.

Additionally, following receipt of the letter from Mr. Lundgren and through July 11, 2009, Mr. Lundgren and Mr. Archibald had several conversations regarding the possible terms of the transaction and the current status of their company’s respective evaluation of the proposed transaction. These conversations continued the earlier discussions between Mr. Archibald and Mr. Lundgren relating to the possible structural, financial, governance and employment issues. Mr. Archibald and Mr. Lundgren each sought clarification concerning the initial views of the other as to a possible approach to the issues that had been discussed previously in advance of their respective upcoming board meetings, and discussed the actions that would be necessary to evaluate the prospects of achieving cost synergies in the range of those Stanley believed were possible for the combined company.

At Black & Decker’s July 16, 2009 board meeting, as part of its annual strategic business review and planning session, Black & Decker management reviewed Black & Decker’s financial position and operating strategy, the then-current economic challenges and state of the global economy, and Black & Decker management’s forecast for the global economy and Black & Decker’s prospects over the next three calendar years. As has been the case in its annual strategic business review and planning sessions, the Black & Decker board also reviewed Black & Decker’s opportunities for growth by acquisition as well as organically, and the company’s financing capacity to support acquisitions. At the meeting, Mr. Archibald briefed the Black & Decker board on the interest expressed by Stanley, the substance of his communications with Mr. Lundgren since the initial call from Mr. Lundgren and the terms outlined by Mr. Lundgren in his letter of June 23. Black & Decker management further briefed the Black & Decker board on its preliminary views as to the prospects of a combination of Stanley’s and Black & Decker’s businesses, the advantages and disadvantages of such a transaction, the premium being offered to Black & Decker stockholders by Stanley and the value to Black & Decker stockholders if cost synergies in the range of those Stanley believed were achievable were realized. Based on the information known at the time, Black & Decker management’s preliminary view was that if significant synergies existed in a combination of Black & Decker’s and Stanley’s businesses, the benefits to Black & Decker’s stockholders of a transaction with Stanley could be significant. The combined company would be more profitable, have a stronger balance sheet, and have much greater cash flow than Black & Decker on a stand-alone basis, which would allow for faster and greater growth. In addition, the combined company would be much larger and have a more diverse customer base and product offering resulting in a stronger and more stable company than Black & Decker on a stand-alone basis.

At the conclusion of the July 16 meeting, the Black & Decker board authorized the formation of a committee of the board consisting of three independent directors, M. Anthony Burns, Benjamin H. Griswold IV and Robert L. Ryan (the “Black & Decker Transaction Committee”), to assist management and the Black & Decker board in reviewing the Stanley proposal and directed Black & Decker management and the Black & Decker Transaction Committee to evaluate further the possible benefits to Black & Decker stockholders of a strategic business combination with Stanley. The members of the Black & Decker Transaction Committee were selected and recommended to the Black & Decker board by the Corporate Governance Committee of the Black & Decker board, following, among other things, discussions between Mr. Archibald and Manuel A. Fernandez, the Chairman of the Corporate Governance Committee. In selecting the members of the Black & Decker Transaction Committee, the Corporate Governance Committee sought members of the Black & Decker board who had experience serving on similar committees for other companies and who had experience in investment banking matters (including in the case of Mr. Griswold as chairman of Alex. Brown & Sons, senior chairman of BT Alex. Brown and senior chairman of Deutsche Banc Alex. Brown, the predecessor to Deutsche Bank Securities Inc. until his retirement in February 2005), and considered but did not adopt all of the suggestions made by Mr. Archibald. Following the formation of the Black & Decker Transaction Committee, the Black & Decker board excused Black & Decker management, including Mr. Archibald, so that the non-management directors of the Black & Decker board could discuss the Stanley proposal separately.

Following the conclusion of the Black & Decker board meeting on July 16, the Black & Decker Transaction Committee held its initial meeting and invited Mr. Archibald and Charles E. Fenton, Black & Decker’s Senior Vice President and General Counsel, to join the meeting. Mr. Archibald indicated that following the conclusion of the Black & Decker board meeting, Mark H. Willes, Black & Decker’s presiding director, had informed him that the sense of the Black & Decker board was that any transaction with Stanley would need to be as equivalent as possible to a merger of equals. Mr. Willes indicated to Mr. Archibald that the non-management directors believed that a possible transaction with Stanley was worth evaluating, but noted that the willingness to consider further such a transaction was dependent upon an evaluation of the scope and amount of the synergies, the likelihood of achieving the synergies and the ultimate exchange ratio, which Mr. Willes indicated would have to be higher than the exchange ratio initially suggested by Stanley. The members of the Black & Decker Transaction Committee confirmed that Mr. Willes’ statements accurately described the strong sense of the Black & Decker board. Mr. Fenton reviewed with the Black & Decker Transaction Committee the substance of the proposals he had received from, and the discussions he had conducted with, financial advisors who had been involved with Black & Decker leading up to the July 16 board meeting as well as the need to retain legal counsel to advise the Black & Decker Transaction Committee and the Black & Decker board in connection with its consideration of a possible transaction with Stanley. Mr. Fenton indicated that he had interviewed several firms as prospective financial advisor and recommended J.P. Morgan based on its overall proposal, including the proposed compensation terms, the members of the J.P. Morgan team who would be committed to the transaction, the existing relationship between Black & Decker and J.P. Morgan and the consistent high-quality service J.P. Morgan had provided to Black & Decker in the past. Following a discussion, the Black & Decker Transaction Committee authorized the retention of J.P. Morgan as financial advisor and Hogan & Hartson L.L.P. as legal counsel. The Black & Decker Transaction Committee reminded Black & Decker management that the Black & Decker board did not have any interest in a transaction unless it was an all-stock strategic transaction in which Black & Decker stockholders would share in the future growth of the combined company and that, for all practical purposes, was as equivalent as possible to a merger of equals.

On July 16, 2009, Mr. Archibald called Mr. Lundgren and advised him that the Black & Decker board had discussed Stanley’s interest in a transaction with Black & Decker. Mr. Archibald indicated that the Black & Decker board had a predisposition for Black & Decker to remain independent, but had authorized Black & Decker management to explore the possible benefits of an all-stock transaction to Black & Decker and its stockholders. Mr. Archibald advised Mr. Lundgren that the Black & Decker board stressed that the transaction would need to be as equivalent as possible to a merger of equals in terms of share ownership and board representation and would have to offer compelling value to Black & Decker and its stockholders, and that the Black & Decker board did not view an exchange ratio of 1.1 as consistent with that approach. Mr. Archibald indicated that the exchange ratio would have to be in the range of 1.2 to 1.3 shares of Stanley common stock for each share of Black & Decker common stock and that a meeting would not be productive if Stanley was unwilling to offer more than an exchange ratio of 1.1. The range of 1.2 to 1.3 shares indicated by Mr. Archibald was based on his understanding of the sense of the non-management directors that the transaction would have to be structured to be as equivalent as possible to a merger of equals. At the time, this exchange ratio represented a substantial premium to the then current market price of Black & Decker’s shares, without any consideration of the value of the synergies, and put Black & Decker’s stockholders’ interest in the combined company close to 50%. Mr. Lundgren stated that sharing of additional information by the parties, including a joint review of the cost synergy potential of the combination, would be critical to Stanley’s ability to offer an exchange ratio of more than 1.1 and that he thought it made sense for Stanley’s and Black & Decker’s respective financial and legal advisors to meet with management of the two companies and then for Mr. Lundgren and Mr. Archibald to meet to discuss the results of those meetings. Mr. Archibald and Mr. Lundgren decided to proceed with such meetings and indicated that they would have their respective financial advisors discuss the timing and location of the meetings.

On July 17, 2009, the Stanley board of directors held a regular meeting. Among other matters, the Stanley board discussed the current status of the proposed transaction with Black & Decker and the terms and conditions that Mr. Archibald described to Mr. Lundgren the previous day and how those terms differed from Stanley’s original proposal. Also on July 17, 2009, Stanley selected Goldman Sachs to act as a financial advisor in connection with the proposed transaction based upon, among other things, the fact that Goldman Sachs is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger, the members of the Goldman Sachs team who would be working on the transaction, the existing relationship between Stanley and Goldman Sachs and the consistent high-quality service Goldman Sachs had provided to Stanley in the past.

Following the Stanley board meeting, Hogan & Hartson and Cravath, Swaine & Moore LLP, counsel to Stanley, negotiated the terms of a mutual confidentiality agreement between Stanley and Black & Decker. The confidentiality agreement was executed on July 22, 2009. On July 25, 2009, Cravath sent an initial draft of a merger agreement to Hogan & Hartson. Hogan & Hartson advised Cravath at that time that the Black & Decker board had only authorized Black & Decker management to evaluate the possible benefits to Black & Decker’s stockholders of a strategic business combination with Stanley and that Black & Decker was not prepared to discuss or negotiate a merger agreement at that time.

From July 17 through July 27, 2009, Stanley’s and Black & Decker’s financial advisors and members of Stanley’s and Black & Decker’s financial management teams discussed the scope of information that would be appropriate to share with each other in connection with the planned meetings to enable the parties to understand better each other’s businesses more thoroughly and to evaluate the cost synergy potential of a possible strategic combination of the two companies. In the course of these discussions, financial information and general views as to cost synergy potential were discussed and shared.

From July 28 through July 30, 2009, representatives of Stanley and Black & Decker senior management, together with Stanley’s and Black & Decker’s financial and legal advisors, met at Cravath’s offices in New York City. At these meetings, management representatives and the financial and legal advisors to Stanley and Black & Decker, including Miles & Stockbridge, P.C., Black & Decker’s regular outside corporate counsel, conducted due diligence regarding each other and discussed the cost synergy potential available to the companies if they were to combine their businesses. The parties also discussed generally the potential terms of the transaction, including the service of Mr. Archibald as Executive Chairman of the combined company, the positions of Mr. Archibald and Mr. Lundgren as co-chairs of the integration committee of the combined company and the role of the integration committee in ensuring that synergy opportunities would be appropriately identified and plans would be put in place and executed by management to achieve those synergies. The existing compensation arrangements between Black & Decker and its senior management, including Mr. Archibald, and the approach of Stanley’s board to compensation generally, were also discussed by the parties. At the conclusion of the meetings, Mr. Lundgren and Mr. Archibald met to discuss the results of the meetings, the information shared by both companies and the terms of a possible business combination. In the course of that meeting, Mr. Lundgren indicated that while he believed Stanley might be in a position to offer an exchange ratio of more than 1.1 shares of Stanley common stock for each share of Black & Decker common stock, he did not believe that, based on the then current stock price and current and future earnings of both companies and other factors, the Stanley board would be able to offer an exchange ratio of 1.2 or better, which was the bottom end of the range Mr. Archibald had indicated was required by Black & Decker. At the end of the meeting, Mr. Lundgren indicated that he would be discussing the matter the next day with his board and would advise Mr. Archibald if Stanley was able to increase its offer further, but that he hoped Black & Decker would remain open to further discussions now or in the future in light of the benefits such a transaction would offer to both companies and their stockholders.

On July 31, 2009, the Stanley board of directors held a special meeting at which they discussed, among other things, the results of the various meetings and negotiations that had taken place over the preceding two weeks and the issues regarding the potential business combination that remained unresolved between the companies. After discussion, the Stanley board determined that Stanley should not indicate a willingness to increase the exchange ratio above 1.2 and, therefore, that discussions would likely be suspended between the companies. Thereafter, Mr. Lundgren called Mr. Archibald and notified Mr. Archibald of the Stanley board’s determination.

In early August 2009, J.P. Morgan indicated to Deutsche Bank and Goldman Sachs that the Black & Decker Transaction Committee was meeting on August 10 to review with Black & Decker management the course of the discussions with Stanley and that if Stanley had a revised proposal that it wanted the Black & Decker Transaction Committee to consider, the proposal should be submitted in advance of that meeting. No such revised proposal was submitted by Stanley prior to the August 10 meeting of the Black & Decker Transaction Committee.

The Black & Decker Transaction Committee met with Black & Decker management on August 10, 2009. At that meeting, Black & Decker management reviewed with the Black & Decker Transaction Committee the substance of the discussions that had occurred with Stanley since the Black & Decker board and Black & Decker Transaction Committee meetings of July 17. Black & Decker management advised the Black & Decker Transaction Committee that no further proposal had been received from Stanley. The Black & Decker Transaction Committee confirmed that the original offer from Stanley was not consistent with the expectations of the Black & Decker board for a business combination that was the equivalent of a merger of equals.

On September 11, 2009, J.P. Morgan contacted Deutsche Bank and Goldman Sachs on behalf of Black & Decker to discuss, among other things, changes in the financial markets, the performance of Stanley’s and Black & Decker’s stock subsequent to the meetings in July and various corporate governance issues and other items in connection with the proposed transaction, and inquired whether Stanley still was interested in discussing the possibility of a business combination with Black & Decker. J.P. Morgan indicated that it had been advised by Black & Decker that the transaction still would need to be structured in a way that was as close as possible to a merger of equals. In the course of the discussions, J.P. Morgan indicated that Black & Decker considered a proposal in which the Black & Decker stockholders received shares of Stanley common stock totaling 49.9% of the combined equity at closing, which J.P. Morgan indicated was equivalent to an exchange ratio of 1.286 shares of Stanley common stock for each share of Black & Decker common stock, and where the board of the combined company consisted of eight former Stanley directors and seven former Black & Decker directors, to be consistent with the Black & Decker board’s desire for a transaction that was as close as possible to a merger of equals.

On September 16, 2009, J.P. Morgan provided updated financial information on behalf of Black & Decker to Deutsche Bank and Goldman Sachs regarding, among other things, Black & Decker’s performance and improved outlook for the third quarter of 2009 and the remainder of the period of the Black & Decker forecasts which had previously been provided to Stanley management and Stanley’s financial advisors. During the next several days, Deutsche Bank and Goldman Sachs discussed this and other related information with Stanley management, including the implications for the potential exchange ratio.

During the remainder of the month of September, Stanley’s and Black & Decker’s financial advisors continued to discuss the possibilities of a business combination and various related terms, including the possibility that a substantial portion of Mr. Archibald’s compensation in his proposed capacity as Executive Chairman of the combined company would be contingent on the achievement of cost synergies. The notion of a substantial portion of Mr. Archibald’s compensation as Executive Chairman being contingent on the achievement of cost synergies was suggested by Stanley based upon recommendations from Towers, Perrin, Forster & Crosby, Inc. (currently named Towers Watson & Co.), an independent compensation consultant retained by Stanley to assist with the compensation arrangements to be entered into in connection with the proposed transaction, as an alternative to continuing certain of Mr. Archibald’s long-term incentive arrangements with Black & Decker. The contingent payment was an element of a total compensation package designed by Stanley and Towers Perrin that was performance-based through equity incentives and through the cost synergy bonus, which itself was keyed to a principal value driver for the transaction. In the course of these discussions, Deutsche Bank and Goldman Sachs indicated that they believed, subject to review of the matter by the Stanley board, that Stanley would consider a proposal in which Black & Decker stockholders received 1.250 shares of Stanley common stock for each share of Black & Decker common stock and the board of the combined company consisted of nine former Stanley directors and five former Black & Decker directors.

On October 1 and October 2, 2009, James M. Loree, Stanley’s Chief Operating Officer, and Mr. Fenton spoke by phone and reviewed the various terms that had been discussed by Stanley’s and Black & Decker’s respective financial advisors as well as the timing of upcoming Stanley and Black & Decker board meetings. During the course of the conversations, Mr. Fenton and Mr. Loree each updated the other generally on his company’s financial performance during the third quarter of 2009. Mr. Loree and Mr. Fenton discussed the fact that the parties’ most recent discussions concerning the terms of a potential transaction were not significantly different, that the transaction appeared to offer a compelling financial proposition to both companies and their stockholders and that, if they decided to proceed with further discussions, it was the hope of each of Mr. Loree and Mr. Fenton that the parties would be able to resolve the open issues. Mr. Fenton indicated that Black & Decker management would present the recently discussed terms to the Black & Decker Transaction Committee as soon as Stanley management reviewed such terms with the Stanley board and the Stanley board was supportive of pursuing a possible transaction on such terms.

On October 3, 2009, the Stanley board of directors held a special meeting. Among other matters, the Stanley board discussed the items that remained open between the parties, including the exchange ratio and the role and terms of employment of Mr. Archibald at the combined company. At the conclusion of this discussion, the Stanley board authorized Stanley management and its advisors to continue to pursue the possible transaction on, among other terms, an exchange ratio of 1.250.

On or about October 4, 2009, Mr. Lundgren called Mr. Archibald and advised him that the Stanley board was willing to continue discussing a transaction at a 1.250 exchange ratio. Mr. Lundgren also stated that Stanley was willing to offer Mr. Archibald the role of Executive Chairman of the combined company on certain terms and conditions of employment, including that a substantial portion of Mr. Archibald’s long-term compensation be contingent on the achievement of cost synergies so as to better align Mr. Archibald’s compensation with one of the principal value drivers for the merger. In the course of the conversation, Mr. Archibald raised the possibility of an exchange ratio of 1.275 and having seven, as opposed to five, directors from Black & Decker join the board of directors of the combined company.

On October 7, 2009, the Black & Decker Transaction Committee convened a meeting and received an update from Black & Decker management regarding the discussions with Stanley and its financial advisors since the last Black & Decker Transaction Committee meeting in August. At the meeting, Black & Decker management presented to the Black & Decker Transaction Committee the revised proposal that had been approved by the Stanley board of directors and reviewed with the members of the Black & Decker Transaction Committee the preliminary financial results of Black & Decker’s quarter ended September 27, 2009. The Black & Decker Transaction Committee also discussed the fact that Stanley’s original proposal and revised proposal contemplated a commitment from Mr. Archibald to remain with the combined company after the closing to ensure a successful integration of the companies and achievement of the cost synergies that would be important in realizing the intended stockholder value associated with the transaction, and reviewed the terms and conditions under which Stanley proposed that Mr. Archibald remain with the combined company as Executive Chairman. The Black & Decker Transaction Committee also reviewed the terms of the Stanley proposal relating to other matters, including the composition of the Stanley board of directors following completion of the merger and the treatment of other Black & Decker officers and employees. At the conclusion of the meeting, the Black & Decker Transaction Committee confirmed that the revised Stanley proposal was consistent with the type of transaction that the Black & Decker board had indicated would be required, and concluded that it would be advisable for the Black & Decker board to consider the revised proposal and to authorize the Black & Decker Transaction Committee and Black & Decker management to evaluate the proposal further.

Following the Black & Decker Transaction Committee meeting on October 7, Mr. Archibald met or spoke by phone with the Black & Decker directors individually to update them on the recent developments with Stanley in advance of the regularly scheduled meeting of the Black & Decker board on October 15,

2009. Mr. Fenton joined Mr. Archibald for several of these discussions and meetings with the Black & Decker directors.

On October 15, 2009, the Black & Decker board held a regularly scheduled board meeting. At that meeting, the Black & Decker board reviewed the financial performance of Black & Decker for the quarter ended September 27, 2009, as well as Black & Decker management’s expectations for the balance of the year. The Black & Decker Transaction Committee and Black & Decker management reviewed with the Black & Decker board the substance and course of discussions with Stanley since the Black & Decker board meeting in July as well as the actions taken by the Black & Decker Transaction Committee since the July meeting, the terms and conditions of the revised Stanley proposal, the terms and conditions under which Mr. Archibald would remain with the combined company as Executive Chairman, the terms of the Stanley proposal relating to other matters, including the composition of the Stanley board of directors following completion of the merger and the treatment of other Black & Decker officers and employees, the conclusion of the Black & Decker Transaction Committee that the revised Stanley proposal was consistent with the requirements of the Black & Decker board in the discussions at the July board meeting, and the recommendation of the Black & Decker Transaction Committee that the Stanley proposal should be considered and evaluated further to determine if the proposal was in the best interests of Black & Decker and its stockholders. Mr. Fenton reviewed with the Black & Decker board a financial analysis of the benefits to Black & Decker and its stockholders of the revised Stanley proposal and various elements of value that were inherent in the proposal, including the present value of the cost synergies that were anticipated in connection with a combination of Stanley’s and Black & Decker’s businesses and the extent to which Black & Decker’s stockholders would share in the value of the cost synergies, and compared the potential value to Black & Decker’s stockholders of a transaction with Stanley to the value to the Black & Decker stockholders of the company on a stand-alone basis. This financial analysis was prepared by J.P. Morgan with input from Black & Decker management based on the earlier discussions among Black & Decker and Stanley representatives. After extensive discussion about the revised Stanley proposal, the Black & Decker board concluded that it would be advisable for the Black & Decker board to consider the revised proposal and authorized the Black & Decker Transaction Committee and Black & Decker management, together with Black & Decker’s financial, legal and other advisors, to evaluate the proposal and to make a recommendation to the Black & Decker board as to whether the revised Stanley proposal was in the best interests of Black & Decker and its stockholders. The Black & Decker board also authorized Black & Decker management and the Black & Decker Transaction Committee, as part of its evaluation of the Stanley proposal, to commence negotiations with Stanley and its counsel regarding the terms and conditions of a possible merger agreement.

Immediately following the conclusion of the meeting of the Black & Decker board on October 15, 2009, the Black & Decker Transaction Committee met and authorized management to retain additional advisors to, among other things, assist management, the Black & Decker Transaction Committee and the Black & Decker board in their financial due diligence of Stanley and their evaluation of the potential cost synergies in connection with the proposed combination of Stanley’s and Black & Decker’s businesses.

Also on October 15, 2009, Mr. Archibald called Mr. Lundgren and advised him that, while the Black & Decker board had a predisposition for Black & Decker to remain independent, the Black & Decker board recognized the possible cost synergies and the benefits to Black & Decker and its stockholders that could come from a transaction with Stanley if the cost synergies were realized. He indicated to Mr. Lundgren that the Black & Decker board had authorized management to continue discussions with Stanley based on an exchange ratio of 1.275 shares of Stanley common stock for each share of Black & Decker common stock, with a minimum of six Black & Decker directors being added to the Stanley board. Mr. Archibald stressed the view of the Black & Decker directors that the achievement of the cost synergies was an integral part of the value proposition in the transaction and wanted to make sure that there was sufficient Black & Decker representation on the Stanley board to ensure that the understanding of Black & Decker’s businesses was appropriately reflected in the board deliberations following completion of the merger. Mr. Archibald asked Mr. Lundgren to request that the Stanley board consider adding seven directors from Black & Decker to the Stanley board as part of the transaction.

On October 16, 2009, the Stanley board held a regular meeting. Among other matters, the Stanley board considered the discussions with Black & Decker that had taken place since their last board meeting on October 3, 2009 and the terms and conditions of the proposed transaction, including those that remained subject to further negotiation. Additionally, Deutsche Bank and Goldman Sachs discussed with the Stanley board a financial analysis of the proposed transaction and an overview of the recent financial performance of both Stanley and Black & Decker. The Stanley board authorized management and its advisors to continue to negotiate the potential transaction.

During the period from October 16 until October 21, 2009, representatives of Stanley and Black & Decker management and Stanley’s and Black & Decker’s financial advisors exchanged additional information relating to the prospects for achieving cost synergies in connection with the combination of Stanley’s and Black & Decker’s businesses and shared additional non-public information relating to each of the companies and their respective businesses, operating performance and updated forecasts.

On October 22, 2009, representatives of Stanley and Black & Decker management, Stanley’s and Black & Decker’s financial advisors and representatives from PricewaterhouseCoopers LLP and Bain & Company, which had been retained by Stanley, and KPMG LLP, which had been retained by Black & Decker, to, among other things, assist management of Stanley and Black & Decker, respectively, in their due diligence investigations and their evaluations of, among other things, the cost synergy potential inherent in the combination of the businesses of the combined company, met at Cravath’s offices in New York City to review, among other matters, the prospects for achieving cost synergies in connection with the combination of Stanley’s and Black & Decker’s businesses.

On October 23, 2009 and October 26, 2009, Stanley’s and Black & Decker’s management, financial and legal advisors and certain other advisors, including PricewaterhouseCoopers, Bain and KPMG, met at Cravath’s offices in New York City. At these meetings, the companies engaged in mutual financial and legal due diligence, reviewed the financial results of each company for the third quarter of 2009 and the forecasts for the balance of 2009, reviewed financial forecasts of the companies for 2010 and 2011, reviewed the cost synergies identified by the parties in their discussions and the prospects for achieving those cost synergies, and reviewed the integration challenges and opportunities and the approach Stanley would take to integrating the two companies. In connection with these meetings, Cravath and Hogan & Hartson discussed the terms of the merger agreement and related documents and discussed various due diligence matters. In these discussions, a number of issues in the draft merger agreement and related documentation were negotiated, including governance matters relating to the board, transaction certainty, the treatment of Black & Decker equity awards, and restrictions on the parties’ respective businesses prior to the closing of the merger. In the course of these meetings and discussions, Stanley confirmed that an exchange ratio of 1.275 was acceptable, but stated that more than six directors was not, given the other terms being offered by Stanley, including most notably the premium that the Black & Decker stockholders would receive in the transaction, and concerns regarding the functionality of such a large board.

On October 24, 2009, the Compensation and Organization Committee of the Stanley board of directors held a special meeting to discuss, among other things, the proposed terms and conditions of Mr. Archibald’s possible employment as Executive Chairman of the combined company and the terms and conditions of Mr. Lundgren’s and Mr. Loree’s proposed employment arrangements that would become effective upon completion of the transaction. During the course of this discussion, the Compensation and Organization Committee received a presentation and recommendations from Towers Perrin. At the conclusion of this discussion, the Compensation and Organization Committee authorized the negotiation of the compensation arrangements with Mr. Archibald, Mr. Lundgren and Mr. Loree. Shortly thereafter, Cravath sent a draft of the proposed executive chairman agreement to Mr. Archibald’s counsel. The terms of the draft agreement were substantially consistent with the performance-based compensation arrangements discussed by Stanley’s and Black & Decker’s financial advisors in their conversations during the second half of September.

From October 23 through October 30, Cravath and Hogan & Hartson continued to discuss various provisions of the merger agreement and exchanged further drafts of the merger agreement. Additionally, from

October 24 through October 30, Cravath and Mr. Archibald’s counsel discussed and exchanged drafts of the executive chairman agreement.

On October 29, 2009, the Black & Decker Transaction Committee met with representatives of Black & Decker management, J.P. Morgan, Hogan & Hartson and Miles & Stockbridge, as well as representatives of KPMG, MacKenzie Partners, Inc., Black & Decker’s proxy solicitor, and Watson Wyatt Worldwide (currently named Towers Watson & Co.), the compensation consultant to Black & Decker’s board, each of which had been engaged to assist the Black & Decker Transaction Committee and the Black & Decker board in connection with the evaluation of the revised Stanley proposal. At the beginning of the meeting, the members of the Black & Decker Transaction Committee were given a package containing the presentations to be reviewed with the Black & Decker Transaction Committee and the Black & Decker board at its meetings that day, including a copy of the most recent draft of the merger agreement together with a summary of the principal terms of the merger agreement. At the meeting, representatives of Hogan & Hartson provided an overview of the applicable legal standards in the context of considering a business combination transaction of the type proposed by Stanley, Black & Decker management and the Black & Decker advisors reviewed Stanley’s businesses, financial results and the cost synergy potential in connection with the proposed transaction as well as the due diligence review of Stanley’s businesses, representatives of J.P. Morgan reviewed the Stanley proposal and Black & Decker’s prospects on a stand-alone basis, Hogan & Hartson and Miles & Stockbridge reviewed the corporate governance and certain other aspects of the Stanley proposal, including the composition of the Stanley board of directors following closing, the proposed terms and conditions of Mr. Archibald’s employment as Executive Chairman of Stanley and the terms and conditions of Mr. Archibald’s employment arrangements with Black & Decker as well as the treatment of other Black & Decker officers and employees, and Hogan & Hartson reviewed the principal terms and conditions of the merger agreement proposed by Stanley in connection with the transaction and the substance of the negotiations between the parties to date. The Black & Decker Transaction Committee considered the fact that, while the transaction would result in Black & Decker becoming a wholly owned subsidiary of Stanley, the Black & Decker stockholders would remain significant stockholders of the combined company and would be the beneficiaries of any cost synergies that might be achieved as a result of the transaction. At the end of the meeting, Mr. Archibald and the other members of Black & Decker management and all of the advisors, other than Hogan & Hartson, Miles & Stockbridge and Watson Wyatt, left the meeting. The Black & Decker Transaction Committee then discussed the Stanley proposal and the terms and conditions of Mr. Archibald’s employment agreement with Black & Decker as well as the proposed employment arrangement proposed by Stanley with Mr. Archibald. After discussion of these issues, Mr. Archibald and Mr. Fenton then rejoined the meeting. After further discussion, the Black & Decker Transaction Committee concluded that, while it was not making a final decision as to the advisability of the transaction, the Black & Decker Transaction Committee believed that the proposed transaction appeared to offer a compelling value proposition to Black & Decker and its stockholders and it was comfortable recommending to the Black & Decker board that the Black & Decker Transaction Committee and Black & Decker management continue negotiations of the merger agreement and the final terms and conditions of the transaction with a view toward making a final recommendation to the Black & Decker board promptly following the completion of its work.

On October 29, 2009, following the conclusion of the meeting of the Black & Decker Transaction Committee, the Black & Decker board met with representatives of Black & Decker management, J.P. Morgan, Hogan & Hartson and Miles & Stockbridge, as well as representatives of KPMG, MacKenzie and Watson Wyatt. At the beginning of the meeting, the members of the Black & Decker board were given a package containing the presentations to be reviewed with the Black & Decker board at its meetings that day, including a copy of the most recent draft of the merger agreement together with a summary of the principal terms of the merger agreement. At this meeting, representatives of Hogan & Hartson provided an overview of applicable legal standards in the context of considering a business combination transaction of the type proposed by Stanley, Black & Decker management and the Black & Decker advisors reviewed Stanley’s businesses, financial results and the cost synergy potential in connection with the proposed transaction as well as the due diligence review of Stanley’s businesses, representatives of J.P. Morgan reviewed the Stanley proposal and Black & Decker’s prospects on a stand-alone basis, Hogan & Hartson and Miles & Stockbridge reviewed the corporate governance and certain other aspects of the Stanley proposal, including the composition of the

Stanley board of directors following closing, the proposed terms and conditions of Mr. Archibald’s employment as Executive Chairman of Stanley and the terms and conditions of Mr. Archibald’s employment arrangements with Black & Decker as well as the treatment of other Black & Decker officers and employees, Hogan & Hartson reviewed the principal terms and conditions of the merger agreement proposed by Stanley in connection with the transaction and the substance of the negotiations between the parties to date and MacKenzie Partners reviewed the likely responses of institutional investors as well as the role of third party proxy review firms in the proxy solicitation process. The Black & Decker board discussed a number of the provisions of the draft merger agreement and the regulatory requirements in connection with the consummation of the transaction, including the provisions relating to the commitments of Stanley and Black & Decker to proceed with stockholders’ meetings to consider the transaction, the termination fee payable by Black & Decker or Stanley and the circumstances under which such a termination fee would be payable, corporate governance issues and certain provisions relating to transaction certainty. At the end of the meeting, Mr. Archibald and the other members of Black & Decker management and all of the advisors, other than Hogan & Hartson, Miles & Stockbridge and Watson Wyatt, left the meeting. The Black & Decker board then discussed the Stanley proposal and the terms and conditions of Mr. Archibald’s employment agreement with Black & Decker as well as the proposed employment arrangement proposed by Stanley with Mr. Archibald. After discussion of these issues, Mr. Archibald and Mr. Fenton, along with J.P. Morgan, rejoined the meeting, the Black & Decker board discussed with Mr. Archibald the terms and conditions of his employment as Executive Chairman of Stanley and the terms and conditions of Mr. Archibald’s employment arrangements with Black & Decker, and the Black & Decker board advised Black & Decker management and the Black & Decker Transaction Committee that it should continue its negotiations of the merger agreement and the final terms and conditions of the transaction with a view toward making a final recommendation to the Black & Decker board promptly following the completion of its work.

Following the conclusion of the Black & Decker board meeting on October 29, 2009, Mr. Archibald called Mr. Lundgren and indicated that the Black & Decker board was continuing its evaluation of the Stanley proposal and that, while no decision had been reached, the Black & Decker board had authorized Black & Decker management and the Black & Decker Transaction Committee to continue its negotiations of the merger agreement and the final terms and conditions of the transaction.

On October 30, 2009, Stanley’s and Black & Decker’s management and financial and certain other advisors, including Bain, met at Cravath’s offices in New York City. At these meetings, the parties engaged in various discussions regarding the proposed transaction.

On October 31, 2009, each of the Black & Decker directors was provided with a revised version of the merger agreement that had been discussed by Hogan & Hartson and Cravath and a related summary of its terms that reflected those further negotiations between the parties.

From the conclusion of the Black & Decker board meeting on October 29 through the end of the day on October 31, 2009, Mr. Archibald had a number of conversations with Mr. Fenton and with the members of the Black & Decker board regarding the terms of Mr. Archibald’s compensation arrangements with Black & Decker and the proposed terms and conditions of Mr. Archibald’s agreement with Stanley under which he would become Executive Chairman of Stanley following closing of the transaction. Among other things, Mr. Archibald and members of the Black & Decker board discussed those elements of his existing compensation that he would become entitled to under his existing employment agreement if the merger were to be completed in light of the fact that he was going to continue with the combined company as Executive Chairman and also receive new compensation in such capacity. At the conclusion of these discussions, Mr. Archibald advised the Black & Decker directors that he was willing to modify his existing employment arrangements with Black & Decker to eliminate the severance payable under those arrangements as a result of the closing of the Stanley transaction, to eliminate the accelerated vesting otherwise associated with his stock options and restricted stock as a result of the terms of Black & Decker’s equity incentive plans and to delete the tax gross up provisions of his existing arrangement as it related to the Stanley transaction. Mr. Archibald indicated that he would instruct his counsel who was working with Cravath on the draft executive chairman agreement to make the appropriate changes to the document.

On October 31, 2009, the Stanley board met with representatives of Stanley management, Deutsche Bank, Goldman Sachs and Cravath. In advance of the meeting, the members of the Stanley board were sent a package containing the presentations to be reviewed with the Stanley board, including a copy of the most recent draft of the merger agreement together with a summary of the principal terms of the merger agreement, and the most recent drafts of the employment agreements with Mr. Archibald, Mr. Lundgren and Mr. Loree, together with summaries of the principal terms thereof. At the meeting, among other things, representatives of Cravath discussed with the Stanley board the applicable legal standards in the context of considering a business combination transaction of the type proposed, Stanley management discussed the results of its due diligence investigation of Black & Decker, including their determination of the cost synergy potential in connection with the proposed transaction, representatives of Deutsche Bank and Goldman Sachs discussed their financial analysis of the proposed transaction and Cravath discussed the principal terms and conditions of the merger agreement. At that point, all non-board members, other than Cravath, Mark J. Mathieu, Vice President, Human Resources, and Bruce H. Beatt, Vice President, General Counsel and Secretary, left the meeting. Thereafter, the Stanley board (including all the members of Stanley’s Compensation and Organization Committee) discussed the proposed terms and conditions of Mr. Archibald’s executive chairman agreement. After discussion of this agreement, Mr. Lundgren left the meeting and the Stanley board (including all the members of Stanley’s Compensation and Organization Committee) met in executive session to discuss the terms and conditions of the proposed employment agreements with Mr. Lundgren and Mr. Loree. The Stanley board also generally discussed in executive session the proposed transaction with Black & Decker, and authorized Stanley management and Stanley’s advisors to finalize the terms of the transaction.

Between October 31 and November 2, 2009, representatives of Stanley, Black & Decker, Cravath and Hogan & Hartson finalized the terms of the merger agreement. At the same time, Cravath and Mr. Archibald’s counsel finalized the terms of Mr. Archibald’s executive chairman agreement.

On November 2, 2009, the Black & Decker Transaction Committee met with representatives of Black & Decker management, J.P. Morgan, Hogan & Hartson, Miles & Stockbridge and MacKenzie Partners. Prior to this meeting the members of the Black & Decker Transaction Committee and the other members of the Black & Decker board had been provided with a summary of the merger agreement and copies of the most recent drafts of the merger agreement as well as a summary of the terms of Mr. Archibald’s proposed executive chairman agreement with Stanley and the final draft of the executive chairman agreement. At this meeting, representatives of Hogan & Hartson reminded the directors of the applicable legal standards in the context of considering a business combination transaction of the type proposed by Stanley, Mr. Archibald reviewed with the Black & Decker Transaction Committee the changes he had agreed to make to his existing employment arrangements with Black & Decker, Miles & Stockbridge reviewed the terms and conditions of Mr. Archibald’s employment agreement and related benefits with Black & Decker, as proposed to be amended, and the terms and conditions of Mr. Archibald’s proposed executive chairman agreement with Stanley, Hogan & Hartson reviewed certain corporate governance and other aspects of the Stanley proposal, the terms and conditions of the merger agreement and the regulatory approval process for the proposed transaction, and MacKenzie Partners reviewed the likely reactions of institutional investors and third party proxy review firms. In the course of the meeting, representatives of J.P. Morgan reviewed J.P. Morgan’s financial analysis of the proposed transaction and indicated that they were prepared to deliver J.P. Morgan’s opinion to the Black & Decker board that, as of November 2, 2009 and based upon and subject to the factors and assumptions set forth in its written opinion, the 1.275 exchange ratio in the proposed merger was fair, from a financial point of view, to Black & Decker’s common stockholders. Following a discussion among the members of the Black & Decker Transaction Committee, the Black & Decker Transaction Committee unanimously concluded that the merger on the terms and conditions presented was advisable and in the best interests of Black & Decker and its stockholders and resolved to recommend to the full Black & Decker board the merger and the other actions required to give effect to the merger.

Following the meeting of the Black & Decker Transaction Committee on November 2, 2009, the Black & Decker board convened a meeting to consider the Stanley proposal. Present at the meeting were representatives of Black & Decker management, J.P. Morgan, Hogan & Hartson, Miles & Stockbridge and MacKenzie Partners. At this meeting, representatives of Hogan & Hartson reminded the Black & Decker directors of the applicable legal standards in the context of considering a business combination transaction of the type proposed by Stanley, Mr. Archibald reviewed with the Black & Decker board the changes he had agreed to make to his existing employment arrangements with Black & Decker, Miles & Stockbridge reviewed the terms and conditions of Mr. Archibald’s employment agreement and related benefits with Black & Decker, as proposed to be amended, and the terms and conditions of Mr. Archibald’s proposed executive chairman agreement with Stanley, Hogan & Hartson reviewed certain corporate governance and other aspects of the Stanley proposal, the terms and conditions of the merger agreement and the regulatory approval process for the proposed transaction, and MacKenzie Partners reviewed the likely reactions of institutional investors and third party proxy review firms. In the course of the meeting, representatives of J.P. Morgan reviewed J.P. Morgan’s financial analysis of the proposed transaction and delivered J.P. Morgan’s written and oral opinion to the Black & Decker board that, as of November 2, 2009 and based upon and subject to the factors and assumptions set forth in its written opinion, the 1.275 exchange ratio in the proposed merger was fair, from a financial point of view, to Black & Decker’s common stockholders. After each of the presentations had been given, Mr. Archibald advised the Black & Decker board that he had given a great deal of thought to the proposed transaction and believed that the transaction was both strategically and financially compelling from the perspective of Black & Decker and its stockholders and that he was very supportive of the transaction. Mr. Archibald indicated that in light of the position he would have as Executive Chairman of the combined company and the interest he would have by virtue of his employment arrangements following the closing, he intended to abstain on the vote on the transaction. Following a discussion of the information that had been presented at the meeting and at the earlier meetings of the Black & Decker board and following further deliberations, with Mr. Archibald abstaining on the matter, the remaining members of the Black & Decker board unanimously approved the merger agreement and the merger in accordance with Maryland law and recommended that Black & Decker’s stockholders approve the merger on the terms presented. The Black & Decker board authorized the appropriate officers of Black & Decker to finalize, execute and deliver the merger agreement and related documents.

Also on November 2, 2009, the Stanley board convened a meeting to consider the proposed transaction. Present at the meeting were representatives of Stanley management, Deutsche Bank, Goldman Sachs and Cravath. At the meeting, among other things, Stanley management discussed with the Stanley board the current status of negotiations with Black & Decker, including the recent changes agreed to by Mr. Archibald with respect to his employment arrangements, Deutsche Bank and Goldman Sachs discussed their financial analysis of the proposed transaction and delivered their respective oral opinions, which opinions were confirmed by delivery of written opinions each dated November 2, 2009, to the effect that as of such date, and based on and subject to various assumptions, matters considered and limitations described in such opinions (as more fully described below under the caption “— Opinions of Stanley’s Financial Advisors”), the exchange ratio of 1.275 shares of Stanley common stock to be issued by Stanley in exchange for each share of Black & Decker common stock pursuant to the merger agreement was fair, from a financial point of view, to Stanley, and Cravath discussed the most recent drafts of the merger agreement and the employment agreements and the changes made to such agreements since the last drafts circulated to the Stanley board. During such discussion, the Compensation and Organization Committee of the Stanley board unanimously recommended to the Stanley board that the Stanley board approve the employment agreements with Mr. Archibald, Mr. Lundgren and Mr. Loree. Following further discussion, the Stanley board unanimously approved the merger agreement and the merger and the employment agreements with Mr. Archibald, Mr. Lundgren and Mr. Loree and recommended that Stanley shareholders approve the issuance of Stanley stock in connection with the merger and the amendment of Stanley’s certificate of incorporation as contemplated by the merger agreement. The Stanley board authorized the appropriate officers of Stanley to finalize, execute and deliver the merger agreement, the employment agreements and related documents.

Following the board meetings, all agreements were finalized and the merger agreement was then executed by Black & Decker, Stanley and Blue Jay Acquisition Corp. and the employment agreements were executed by Stanley, Mr. Archibald, Mr. Lundgren and Mr. Loree, as applicable. On November 2, 2009, following the closing of trading on the NYSE, Black & Decker and Stanley issued a joint press release announcing the transaction.

Recommendation of the Board of Directors of Stanley; Stanley’s Reasons for the Merger

At a special meeting held on November 2, 2009, the Stanley board of directors determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of Stanley common stock in the merger and the amendment of Stanley’s certificate of incorporation, are advisable and in the best interests of Stanley and its shareholders. Accordingly, the Stanley board of directors recommends that the Stanley shareholders vote “FOR” the proposal to issue shares of Stanley common stock in the merger and “FOR” the proposal to amend Stanley’s certificate of incorporation to increase the number of authorized shares of Stanley common stock and to change Stanley’s name to “Stanley Black & Decker, Inc.”. In reaching these determinations, the Stanley board of directors consulted with Stanley’s management and its legal, financial and other advisors, and also considered numerous factors, including the following factors which the Stanley board of directors viewed as supporting its decisions:

•	that combining Stanley and Black & Decker would create a more globally diversified company, with a broader array of products and services than that offered by Stanley alone;

•	that both Stanley and Black & Decker own well known and respected brands, and the expectation that the combination of such brands would create a supplier of choice in various markets for retailers, commercial customers and individual consumers;

•	that Stanley’s and Black & Decker’s product lines are generally complementary, and do not present areas of significant overlap;

•	the expectation that the combined company would achieve approximately $350 million in annual cost savings by the end of the third year after closing, coming from, among other things, reductions in corporate overhead (estimated at $95 million), business unit and regional consolidation (estimated at $135 million), manufacturing and distribution (estimated at $45 million), and purchasing (estimated at $75 million);

•	the expectation that the combined company would achieve earnings per share accretion (in comparison to Stanley on a stand-alone basis) of approximately $1.00 per share by the end of the third year after closing;

•	the expectation that the combined company would have increased resources to invest in future growth opportunities in comparison to Stanley on a stand-alone basis;

•	the expectation that the combined company would have a broader geographic sales footprint, with greater strength in emerging markets than Stanley on a stand-alone basis;

•	the expectation that the Stanley Fulfillment System could be leveraged at Black & Decker to increase the financial and operational performance of Black & Decker;

•	the expectation that the combined company would generate approximately $1.0 billion in free cash flow annually by the end of the third year after closing;

•	the opportunity to combine two strong senior management teams, as described under “— Board of Directors and Management After the Merger,” with the result that Mr. Lundgren will continue as Chief Executive Officer, Mr. Archibald will serve as Executive Chairman of the board of directors and Mr. Loree will continue as Executive Vice President and Chief Operating Officer, and that the board of directors of the combined company will consist of the nine existing Stanley directors and six directors from Black & Decker, with a lead independent director from Stanley;

•	that Mr. Archibald agreed to forego significant change of control payments and other benefits he was contractually entitled to in connection with the merger, and that a significant portion of his future compensation as Executive Chairman is in the form of equity in Stanley or is contingent on the realization of cost synergies;

•	the opinion of Deutsche Bank, dated November 2, 2009, to the Stanley board of directors to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the Deutsche Bank opinion included with this joint proxy statement/prospectus as Annex B, the exchange ratio of 1.275 shares of Stanley common stock to be issued by Stanley in exchange for each share of Black & Decker common stock was fair, from a financial point of view, to Stanley as more fully described below under the caption “— Opinions of Stanley’s Financial Advisors — Deutsche Bank”;

•	the opinion of Goldman Sachs, dated November 2, 2009, to the Stanley board of directors to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the Goldman Sachs opinion included with this joint proxy statement/prospectus as Annex C, the exchange ratio of 1.275 shares of Stanley common stock to be issued by Stanley in exchange for each share of Black & Decker common stock was fair, from a financial point of view, to Stanley as more fully described below under the caption “— Opinions of Stanley’s Financial Advisors — Goldman Sachs”; and

•	the expectation that, after closing, Stanley will continue to have a strong financial profile, with an investment grade credit rating and the continuing ability to pay regular quarterly dividends to its shareholders.

In addition to considering the factors described above, the Stanley board of directors also considered the following factors:

•	its knowledge of Stanley’s business, operations, financial condition, earnings and prospects and its knowledge of Black & Decker’s business, operations, financial condition, earnings and prospects, taking into account the results of Stanley’s due diligence review of Black & Decker;

•	the current and prospective competitive climate in the industry in which Stanley and Black & Decker operate, including the potential for further consolidation;

•	the terms and conditions of the merger agreement, including the commitments by both Stanley and Black & Decker to complete the merger, and the likelihood of completing the merger;

•	the terms and conditions of the employment agreements entered into with Mr. Lundgren, Mr. Loree and Mr. Archibald, and the recommendations of Stanley’s compensation consultant in connection therewith;

•	the fact that the merger agreement does not preclude a third party from making a proposal for an acquisition of or business combination with Stanley and, that under certain circumstances more fully described in the sections “— Summary of the Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 93 and “— Summary of the Merger Agreement — Changes in Board Recommendations” beginning on page 93, Stanley may provide information to and negotiate with such a third party and the Stanley board may change its recommendations to Stanley shareholders regarding the transaction with Black & Decker;

•	the fact that the shareholders of both Stanley and Black & Decker would vote on approval of the transaction, including the fact that the required vote of Black & Decker stockholders is approval of at least two-thirds of those shares entitled to vote; and

•	the premium to Black & Decker stockholders implied by the exchange ratio and the fact that the exchange ratio is fixed and will not fluctuate based upon changes in the market price of Stanley or Black & Decker stock between the date of the merger agreement and the date of the completion of the merger.

The Stanley board of directors weighed the foregoing against a number of potentially negative factors, including:

•	the challenges inherent in the combination of two businesses of the size and complexity of Stanley and Black & Decker, including the possible diversion of management attention for an extended period of time;

•	the risk of not being able to realize all of the anticipated cost savings and operational synergies between Stanley and Black & Decker and the risk that other anticipated benefits might not be realized;

•	the costs associated with completion of the merger and the realization of the benefits expected to be obtained in connection with the merger, including payments owed to management and other employees of Black & Decker and that employees of Stanley and Black & Decker may be laid off;

•	the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company (see “— Regulatory Approvals Required for the Merger” beginning on page 85); and

•	the risks of the type and nature described under “Risk Factors,” beginning on page 19 and the matters described under “Special Note Regarding Forward-Looking Statements” beginning on page 24.

This discussion of the information and factors considered by the Stanley board of directors includes the principal positive and negative factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the board of directors of Stanley. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated in connection with the merger, and the complexity of these matters, the Stanley board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated in connection with the merger and to make its recommendations to Stanley shareholders. Rather, the board of directors of Stanley viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Stanley board of directors may have given differing weights to different factors.

Opinions of Stanley’s Financial Advisors

Stanley has retained Deutsche Bank and Goldman Sachs as its financial advisors to advise the Stanley board of directors in connection with the merger. Deutsche Bank and Goldman Sachs are collectively referred to herein as “Stanley’s Financial Advisors”.

On November 2, 2009, at a meeting of the Stanley board of directors held to evaluate the proposed merger, Stanley’s Financial Advisors delivered to the Stanley board of directors their respective oral opinions, which opinions were confirmed by delivery of written opinions each dated November 2, 2009, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in such opinions, the exchange ratio of 1.275 shares of Stanley common stock to be issued by Stanley in exchange for each share of Black & Decker common stock pursuant to the merger agreement was fair, from a financial point of view, to Stanley.

The Deutsche Bank opinion and the Goldman Sachs opinion, the full texts of which describe the assumptions made, procedures followed, matters considered and limitations on the review undertaken, are included in this joint proxy statement/prospectus as Annex B and Annex C, respectively. The summaries of the Deutsche Bank opinion and Goldman Sachs opinion described below are qualified in their entirety by reference to the full texts of the opinions.

Opinion of Deutsche Bank

Pursuant to an engagement letter dated July 10, 2009, Deutsche Bank acted as Stanley’s financial advisor in connection with the merger. At the meeting of the Stanley board of directors on November 2, 2009, Deutsche Bank rendered its oral opinion, subsequently confirmed in writing, to the Stanley board of directors to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the Deutsche Bank opinion, the exchange ratio of 1.275 shares of Stanley common stock to be issued by Stanley in exchange for each share of Black & Decker common stock was fair, from a financial point of view, to Stanley.

The full text of the written opinion of Deutsche Bank, dated November 2, 2009, which sets forth the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in rendering its opinion, is included as Annex B to this joint proxy statement/prospectus. Stanley encourages its shareholders to read the opinion carefully in its entirety. The Deutsche Bank opinion does not express an opinion or recommendation as to how any holder of Stanley common stock should vote with respect to the transactions contemplated by the merger agreement. The summary of the Deutsche Bank opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion included as Annex B.

In connection with its role as Stanley’s financial advisor, and in arriving at its opinion, Deutsche Bank, among other things:

•	reviewed certain publicly available financial and other information concerning Stanley and Black & Decker;

•	reviewed certain internal analyses, financial forecasts and other information relating to Stanley prepared by management of Stanley;

•	reviewed certain internal analyses, financial forecasts and other information relating to Black & Decker prepared by management of Black & Decker;

•	reviewed certain analyses and financial forecasts relating to Black & Decker prepared by management of Stanley;

•	held discussions with members of management of Stanley and Black & Decker regarding the businesses and prospects of Stanley and Black & Decker, respectively, and the prospects of the combined company, including certain cost savings and operating synergies jointly projected by the managements of Black & Decker and Stanley to result from the transactions contemplated by the merger agreement, which are referred to below as the “Transaction Synergies”;

•	reviewed the reported prices and trading activity for both the Stanley common stock and the Black & Decker common stock;

•	to the extent publicly available, compared certain financial and stock market information for Stanley and Black & Decker with similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded;

•	to the extent publicly available, reviewed the financial terms of certain recent business combinations which Deutsche Bank deemed relevant;

•	reviewed the merger agreement; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Stanley or Black & Decker, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with Stanley’s permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of Stanley or Black & Decker or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Stanley or Black & Decker under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to financial forecasts and projections, including the analyses and forecasts of the Transaction Synergies, made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with Stanley’s permission that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Stanley as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections, including the Transaction Synergies, or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions, and the information made available to it, as of the date thereof. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it become aware after the date thereof.

For purposes of rendering its opinion, Deutsche Bank assumed with Stanley’s permission that, in all respects material to its analysis, the transactions contemplated by the merger agreement will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank also assumed that all material governmental, regulatory, contractual or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory, contractual or other approvals and consents, no material restrictions, terms or conditions will be imposed. Deutsche Bank is not a legal, regulatory, tax or accounting expert and relied on the assessments made by Stanley and its advisors with respect to such issues.

The Deutsche Bank opinion was approved and authorized for issuance by a fairness opinion review committee and was addressed to, and for the use and benefit of, the Stanley board of directors. The opinion was limited to the fairness, from a financial point of view, to Stanley of the exchange ratio of 1.275 shares of Stanley common stock to be issued by Stanley in exchange for each share of Black & Decker common stock. Stanley did not ask Deutsche Bank to, and its opinion did not, address the fairness of the transactions contemplated by the merger agreement, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Stanley, nor did it address the fairness of the contemplated benefits of the transactions contemplated by the merger agreement. Deutsche Bank did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transactions contemplated thereby. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Stanley to engage in the transactions contemplated by the merger agreement or the relative merits of such transactions as compared to any alternative business strategies, nor did Deutsche Bank express an opinion or recommendation as to how any holder of Stanley’s common stock should vote with respect to the transactions contemplated by the merger agreement. Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of Stanley or Black & Decker, or any class of such persons, in connection with the transactions contemplated by the merger agreement whether relative to the amounts to be received by any other person pursuant to the merger agreement or otherwise. Deutsche Bank’s opinion did not in any manner address the prices at which Stanley common stock will trade following the announcement or consummation of the transactions contemplated by the merger agreement.

Deutsche Bank is an affiliate of Deutsche Bank AG. During the two years preceding the date of the opinion letter, Deutsche Bank AG and its affiliates had not provided any significant investment banking, commercial banking (including extension of credit) or other financial services to Black & Decker, Stanley or their respective affiliates. Deutsche Bank AG and its affiliates may provide investment and commercial banking services to Stanley, Black & Decker or their respective affiliates in the future for which Deutsche Bank would expect Deutsche Bank AG and its affiliates to receive compensation. In the ordinary course of business, Deutsche Bank AG and its affiliates may actively trade in the securities and other instruments and obligations of Black & Decker, Stanley, or their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, Deutsche Bank AG and its affiliates may at any time hold a long or short position in such securities, instruments and obligations. Two members of the Black & Decker board of directors serve on a client advisory board of an affiliate of Deutsche Bank.

The Stanley board of directors engaged Deutsche Bank as a financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to its engagement letter with Stanley, Deutsche Bank will be paid a transaction fee for its services as financial advisor to Stanley in connection with the merger in the amount of approximately $14 million, a portion of which was paid upon delivery of its opinion and a substantial portion of which is payable contingent upon completion of the merger. Stanley also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement.

Opinion of Goldman Sachs

Pursuant to an engagement letter dated July 23, 2009, Goldman Sachs acted as Stanley’s financial advisor in connection with the merger. At the meeting of the Stanley board of directors on November 2, 2009, Goldman Sachs rendered its oral opinion, subsequently confirmed in writing, to the Stanley board of directors to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations set forth in the Goldman Sachs opinion, the exchange ratio of 1.275 shares of Stanley common stock to be issued by Stanley in exchange for each share of Black & Decker common stock was fair, from a financial point of view, to Stanley.

The full text of the written opinion of Goldman Sachs, dated November 2, 2009, which sets forth the assumptions made, matters considered and limits on the review undertaken by Goldman Sachs in rendering its opinion, is included as Annex C to this joint proxy statement/prospectus. Stanley encourages its shareholders to read the opinion carefully in its entirety. The Goldman Sachs opinion is not a recommendation as to how any holder of Stanley common stock should vote with respect to the merger or any other matter. The summary of the Goldman Sachs opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion included as Annex C.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of Stanley and Black & Decker for the five fiscal years ended January 3, 2009 and December 31, 2008 respectively;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Stanley and Black & Decker;

•	certain other communications from Stanley and Black & Decker to their respective shareholders;

•	certain publicly available research analyst reports for Black & Decker and Stanley;

•	certain internal financial analyses and forecasts for Black & Decker prepared by its management; and

•	certain financial analyses and forecasts for Black & Decker and certain internal financial analyses and forecasts for Stanley, in each case, as prepared by the management of Stanley and approved for Goldman Sachs’ use by Stanley, which are referred to below as the “forecasts”, including the Transaction Synergies that were also approved for Goldman Sachs’ use by Stanley.

Goldman Sachs also held discussions with members of the senior managements of Stanley and Black & Decker regarding their assessment of the past and current business operations, financial condition and future prospects of Black & Decker and with the members of senior management of Stanley regarding their assessment of the past and current business operations, financial condition and future prospects of Stanley and the strategic rationale for, and the potential benefits of, the transactions contemplated by the merger agreement. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Stanley’s common stock and Black & Decker’s common stock, compared certain financial and stock market information for Stanley and Black & Decker with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the tools industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Goldman

Sachs, and Goldman Sachs did not assume any liability for any such information. In that regard, Goldman Sachs assumed with Stanley’s consent that the forecasts, including the Transaction Synergies, had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Stanley. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Stanley or Black & Decker or any of their respective subsidiaries, nor was any such evaluation or appraisal furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the merger agreement will be obtained without any adverse effect on Stanley or Black & Decker or on the expected benefits of the transactions contemplated by the merger agreement in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the transactions contemplated by the merger agreement will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs did not express any opinion as to the impact of the transactions contemplated by the merger agreement on the solvency or viability of Stanley or Black & Decker or the ability of Stanley or Black & Decker to pay its obligations when they come due. Goldman Sachs’ opinion did not address any legal, regulatory, tax or accounting matters.

Goldman Sachs’ opinion did not address the underlying business decision of Stanley to engage in the transactions contemplated by the merger agreement, or the relative merits of the transactions contemplated by the merger agreement as compared to any strategic alternatives that may be available to Stanley. The opinion addressed only the fairness from a financial point of view to Stanley, as of the date thereof, of the exchange ratio of 1.275 shares of Stanley common stock to be issued by Stanley in exchange for each share of Black & Decker common stock pursuant to the merger agreement. Goldman Sachs did not express any view on, and Goldman Sachs’ opinion does not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transactions contemplated thereby, including, without limitation, the fairness of the transactions contemplated by the merger agreement to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Stanley; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Stanley or Black & Decker, or any class of such persons in connection with the transactions contemplated by the merger agreement, whether relative to the exchange ratio of 1.275 shares of Stanley common stock to be issued by Stanley in exchange for each share of Black & Decker common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of Stanley’s common stock will trade at any time. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming the opinion based on circumstances, developments or events occurring after such date. Goldman Sachs’ advisory services and the opinion expressed therein were provided for the information and assistance of the Stanley board of directors in connection with its consideration of the transactions contemplated by the merger agreement and such opinion did not constitute a recommendation as to how any holder of shares of Stanley’s common stock should vote with respect to such transactions contemplated by the merger agreement or any other matter. The opinion was approved by a fairness committee of Goldman Sachs.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Stanley, Black & Decker and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Stanley in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking and other financial services to Stanley and its affiliates from time to time, including having acted as lead bookrunner on a public offering of Stanley’s 5.000% notes due 2010 (aggregate principal amount of $200 million) in March 2007; co-manager on a public offering of Stanley’s floating rate convertible notes due 2012 (aggregate principal amount of $330 million) in March 2007; counter-party with respect to a derivative transaction entered into by Stanley in March 2007; and a participant in Stanley’s revolving credit facility (aggregate principal amount of $800 million) in February 2008. During the past two years, Goldman Sachs has received aggregate fees from Stanley for investment banking and other financial services unrelated to the merger of approximately $150,000. Goldman Sachs also may provide investment banking and other financial services to Stanley and Black & Decker in the future, for which it may receive compensation.

The Stanley board of directors engaged Goldman Sachs as a financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to the terms of its engagement letter with Stanley, Goldman Sachs will be paid a transaction fee for its services in connection with the merger in the amount of approximately $12 million, a portion of which was paid upon the execution of the merger agreement and a substantial portion of which is payable contingent upon completion of the merger, plus an additional fee at Stanley’s sole discretion of up to $2.5 million. In addition, Stanley has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses contained in the joint presentation that was made by Stanley’s Financial Advisors to the Stanley board of directors on November 2, 2009 and that were used by Stanley’s Financial Advisors in connection with rendering their respective opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Stanley’s Financial Advisors, nor does the order of analyses described represent relative importance or weight given to those analyses by Stanley’s Financial Advisors. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Stanley’s Financial Advisors’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 30, 2009, and is not necessarily indicative of current market conditions.

Transaction Overview.  Based on the closing price per share of Stanley common stock of $45.23 on October 30, 2009, the last full trading day prior to the meeting of the Stanley board of directors on November 2, 2009, and the exchange ratio of 1.275 shares of Stanley common stock to be issued in the merger for each share of Black & Decker common stock, Stanley’s Financial Advisors noted that the implied aggregate value of the consideration to be paid by Stanley in the merger as of that date was approximately $3.6 billion, or an implied transaction price per share of Black & Decker common stock of approximately $57.67, and the implied enterprise value of Black & Decker as of that date based on that implied transaction price per share of Black & Decker common stock was approximately $4.5 billion.

Stanley’s Financial Advisors then calculated the premium to be paid in the merger based on the implied transaction price of approximately $57.67 per share of Black & Decker common stock as of October 30, 2009 relative to the closing price per share of Black & Decker common stock as of that date, the volume-weighted average closing price per share of Black & Decker common stock for the 30-day period ended October 30, 2009, and the 52-week high trading price per share of Black & Decker common stock as of October 30, 2009.

This analysis indicated the following:

		Implied Premium / (Discount) of
		Implied Transaction Price
Period	Black & Decker Share Price	of $57.67

October 30, 2009	$47.22	22.1%
30-day volume weighted average price	$47.89	20.4%
52-week high (November 4, 2008)	$52.49	9.9%

Stanley’s Financial Advisors also reviewed and compared the premiums paid in all transactions with a U.S. target company having a transaction value over $500 million and announced between 2004 and 2009. Stanley’s Financial Advisors found the median one-day transaction premiums paid in each year were as follows:

					2009	2004 - 2009
2004	2005	2006	2007	2008	Year to Date	Year to Date

21.3%	21.5%	20.8%	20.8%	28.5%	33.8%	22.6%

Exchange Ratio Analysis.  Stanley’s Financial Advisors reviewed the trading prices of Black & Decker common stock and Stanley common stock for the period from October 30, 2004 through October 30, 2009. For each trading day during that period, Stanley’s Financial Advisors derived the implied historical exchange ratio by dividing the closing price per share of Black & Decker common stock by the closing price per share of Stanley common stock. The following table sets forth the average implied historical exchange ratios as of October 30, 2009 and for the specified periods ended October 30, 2009, and the premium represented by such ratio as compared to the exchange ratio of 1.275 shares of Stanley common stock to be issued in the merger for each share of Black & Decker common stock.

			Premium / (Discount) of
			1.275x Exchange Ratio
	Implied Historical		to Implied Historical
Period	Exchange Ratio		Exchange Ratio

October 30, 2009	1.044	x	22.1%
Prior 30 day period	1.071	x	19.0%
Prior 90 day period	1.067	x	19.5%
Prior 180 day period	0.977	x	30.5%
Last 1 year period	1.048	x	21.6%
Last 3 year period	1.332	x	(4.3)%
Last 5 year period	1.508	x	(15.5)%

Historical Share Price Analysis.  Stanley’s Financial Advisors noted that the low and high closing prices per share of Black & Decker common stock during the 52-week period ending on October 30, 2009 were approximately $20 and $52, and the low and high closing prices per share of Stanley common stock during the same period were approximately $23 and $48. Stanley’s Financial Advisors also reviewed the range of daily implied exchange ratios during the 52-week period ending on October 30, 2009 by dividing the closing price per share of Black & Decker common stock by the closing price per share of Stanley common stock on each trading day. This analysis indicated a range of implied exchange ratios of 0.808 to 1.551, compared to the exchange ratio of 1.275 shares of Stanley common stock to be issued in the merger for each share of Black & Decker common stock.

Illustrative Discounted Cash Flow Analysis.  Stanley’s Financial Advisors performed an illustrative discounted cash flow analysis to determine a range of illustrative implied present values per share of Black & Decker common stock based on projected unlevered free cash flows for Black & Decker on a stand-alone basis for the years ending December 31, 2009 through 2014, using estimates from Stanley management. The analysis was based on a range of discount rates from 9.5% to 11.5% and a terminal value based on EBITDA terminal multiples ranging from 7.0x to 9.0x applied to the estimated 2014 EBITDA of Black & Decker. This analysis resulted in a range of implied present values of approximately $43 to $61 per share of Black & Decker common stock.

Stanley’s Financial Advisors also performed an illustrative discounted cash flow analysis to determine a range of illustrative implied present values per share of Stanley common stock based on projected unlevered free cash flows for Stanley on a stand-alone basis for the years ending December 31, 2009 through 2014, using estimates from Stanley management and the same ranges of discount rates and terminal values summarized above. This analysis resulted in a range of implied present values of approximately $40 to $55 per share of Stanley common stock.

Stanley’s Financial Advisors also calculated the ratio implied by dividing the low end of the implied equity value per share of Black & Decker common stock of $43 by the high end of the implied equity value per share of Stanley common stock of $55. Stanley’s Financial Advisors also calculated the ratio implied by dividing the high end of the implied equity value per share of Black & Decker common stock of $61 by the low end of the implied equity value per share of Stanley common stock of $40. This analysis indicated a range of implied exchange ratios of 0.782 to 1.525, compared to the exchange ratio of 1.275 shares of Stanley common stock to be issued in the merger for each share of Black & Decker common stock.

Transaction Synergies Analysis.  Stanley’s Financial Advisors performed an illustrative discounted cash flow analysis to determine a range of illustrative implied present values per share of Black & Decker common stock of the potential Transaction Synergies, including working capital and capital expenditure improvements, change of control costs and costs to achieve those Transaction Synergies. The analysis was based on a range of discount rates from 9.5% to 11.5% and a terminal value based on terminal multiples ranging from 7.0x to 9.0x. This analysis resulted in a range of implied present values of the potential Transaction Synergies projected by Stanley management to be realized from the merger of approximately $34 to $44 per share of Black & Decker common stock.

Illustrative Pro Forma Discounted Cash Flow Analysis.  Stanley’s Financial Advisors performed an illustrative discounted cash flow analysis to determine a range of illustrative implied present values per share of Stanley common stock based on projected pro forma unlevered free cash flows for the combined company post-transaction for the years ending December 31, 2009 through 2014, using estimates from Stanley management that included the potential Transaction Synergies, including working capital and capital expenditure improvements, change of control costs and costs to achieve those Transaction Synergies. The analysis was based on a range of discount rates from 9.5% to 11.5% and a terminal value based on EBITDA terminal multiples ranging from 7.0x to 9.0x applied to the estimated 2014 EBITDA of the combined company. This analysis resulted in a range of implied present values of approximately $51 to $70 per share of Stanley common stock.

Selected Companies Analysis.  Stanley’s Financial Advisors reviewed and compared certain financial information, ratios and public market multiples for Stanley and Black & Decker to the corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the building products, diversified manufacturing, and security industries:

Building Products Companies

•	Masco Corporation

•	Mohawk Industries, Inc.

•	Newell Rubbermaid Inc.

•	Owens Corning

•	Snap-on Incorporated

•	Techtronic Industries Company Limited

Diversified Manufacturing Companies

•	Cooper Industries plc

•	Danaher Corporation

•	Ingersoll-Rand plc

•	Illinois Tool Works Inc.

Security Companies

•	Assa Abloy AB

•	Brink’s Home Security Holdings, Inc. (d/b/a Broadview Security)

•	Checkpoint Systems, Inc.

•	Diebold, Incorporated

•	Niscayah Group AB

•	Tyco International Ltd.

Although none of the selected companies is directly comparable to Stanley or Black & Decker, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Stanley and Black & Decker.

In their analysis, Stanley’s Financial Advisors derived and compared multiples for Stanley, Black & Decker and the selected companies, calculated as follows:

•	the average during the past five years of the price per share divided by estimated earnings per share, or “EPS”, for each then-current projected fiscal year, which is referred to below as “5-Year Average P/E”;

•	the average during the past five years of firm value as a multiple of estimated EBITDA for each then-current projected fiscal year, which is referred to below as “5-year Average FV/EBITDA”;

•	the price per share divided by estimated EPS for calendar year 2009, which is referred to below as “2009E P/E”;

•	the price per share divided by estimated EPS for calendar year 2010, which is referred to below as “2010E P/E”;

•	the firm value as a multiple of estimated EBITDA for calendar year 2009, which is referred to below as “2009E FV/EBITDA”; and

•	the firm value as a multiple of estimated EBITDA for calendar year 2010, which is referred to below as “2010E FV/EBITDA”.

The multiples and ratios for each of the selected companies were calculated using the closing price of the selected companies’ common stock on October 30, 2009 and were based on the most recent publicly available information and Capital IQ and analyst estimates for 2009 and 2010. The multiples and ratios for Stanley and Black & Decker were calculated using the respective closing prices per share of Stanley common stock and Black & Decker common stock on October 30, 2009 and were based on Stanley management estimates.

This analysis indicated the following multiples:

	Building Products		Diversified Manufacturing		Security			Black &
	Range	Median	Range	Median	Range	Median	Stanley	Decker

5-Year Average P/E	13.8x - 25.9x	15.9x	12.7x - 19.4x	16.1x	14.4x - 19.2x	16.4x	13.7x	13.3x
5-year Average FV/EBITDA	7.7x - 9.3x	8.9x	8.8x - 12.1x	9.7x	5.9x - 10.1x	9.7x	7.8x	8.1x
2009E P/E	11.0x - 30.8x	17.3x	16.0x - 25.5x	19.3x	14.3x - 23.6x	15.8x	17.5x	18.8x
2010E P/E	9.9x - 21.1x	14.3x	14.0x - 18.0x	16.0x	12.8x - 20.9x	14.0x	14.8x	16.0x
2009E FV/EBITDA	7.5x - 13.3x	8.3x	9.9x - 13.1x	11.1x	6.8x - 9.6x	8.6x	8.7x	9.2x
2010E FV/EBITDA	7.0x - 10.1x	7.5x	8.9x - 10.9x	9.4x	6.2x - 9.5x	7.5x	8.4x	9.1x

Using a reference range of 9.9x to 21.1x Black & Decker’s and Stanley’s 2010 estimated EPS, which represented the lowest and highest multiples for the range of trading multiples of 2010E P/E summarized in the table above, Stanley’s Financial Advisors determined a range of implied equity values per share of Black & Decker common stock and Stanley common stock, respectively. This analysis indicated a range of implied values per share of Black & Decker common stock of approximately $25 to $54, and a range of implied values per share of Stanley common stock of approximately $28 to $60.

Stanley’s Financial Advisors also calculated the ratio implied by dividing the low end of the implied equity value per share of Black & Decker common stock of $25 by the high end of the implied equity value per share of Stanley common stock of $60. Stanley’s Financial Advisors also calculated the ratio implied by dividing the high end of the implied equity value per share of Black & Decker common stock of $54 by the low end of the implied equity value per share of Stanley common stock of $28. This analysis indicated a range of implied exchange ratios of 0.417 to 1.929, compared to the exchange ratio of 1.275 shares of Stanley common stock to be issued in the merger for each share of Black & Decker common stock.

Selected Transactions Analysis.  Stanley’s Financial Advisors analyzed certain information relating to the following transactions involving companies in the tool manufacturing industry since 2001 and having a transaction value greater than $150 million. The transactions considered and the month and year each transaction was announced were as follows:

Target	Acquiror	Month and Year Announced

Ames True Temper business	Wind Point Partners	December 2001
American Tool Companies, Inc.	Newell Rubbermaid Inc.	March 2002
American Saw & Mfg. Company	Newell Rubbermaid Inc.	November 2002
Pentair, Inc.’s Tools Group	Black & Decker	July 2004
Atlas Copco’s Milwaukee Electric Tools Business	Techtronic Industries Company Limited	August 2004
Fimalac, S.A.’s Facom Tools	Stanley	July 2005
National Manufacturing Corporation (d/b/a National Hardware)	Stanley	September 2005

While none of the companies (other than Stanley and Black & Decker) that participated in the selected transactions are directly comparable to Stanley and Black & Decker and none of the transactions in the selected transactions analysis is directly comparable to the merger, Stanley’s Financial Advisors selected these transactions because each of the target companies in the selected transactions was involved in the tool manufacturing industry and had operating characteristics and products that for purposes of analysis may be considered similar to certain of Black & Decker’s operating characteristics and products.

For each of the selected transactions, Stanley’s Financial Advisors calculated and compared enterprise value as a multiple of the target company’s latest twelve months EBITDA, which is referred to below as “LTM EBITDA”. In addition, for those transactions in which the parties disclosed run-rate annual synergy expectations, Stanley’s Financial Advisors also calculated and compared enterprise value as a multiple of the target company’s latest twelve months EBITDA including such disclosed synergies by adding such disclosed run-rate annual synergy expectations to the target’s LTM EBITDA, which is referred to below as “LTM EBITDA (including disclosed synergies).”

This analysis indicated the following multiples (including the multiples implied by the merger at the exchange ratio of 1.275 shares of Stanley common stock to be issued in the merger for each share of Black & Decker common stock):

Implied Multiples
	Low	High	Median	Merger

LTM EBITDA	6.3x	11.6x	7.4x	11.0x
LTM EBITDA (including disclosed synergies)	4.3x	6.3x	5.0x	5.9x

Stanley’s Financial Advisors also calculated enterprise value as a multiple of average annual EBITDA for Black & Decker for the five year period from 2006 through 2010, in each case based on publicly available information and Stanley management estimates, which is referred to below as “Cycle Average EBITDA”. In addition, Stanley’s Financial Advisors also calculated enterprise value as a multiple of Black & Decker’s Cycle Average EBITDA, including the potential run-rate Transaction Synergies that were added to Black & Decker’s average EBITDA for the five year period from 2006 to 2010, which is referred to below as “Cycle Average EBITDA (including Transaction Synergies)”.

This analysis indicated the following multiples implied by the merger at the exchange ratio of 1.275 shares of Stanley common stock to be issued in the merger for each share of Black & Decker common stock:

Implied Multiple

Cycle Average EBITDA	7.1x
Cycle Average EBITDA (including Transaction Synergies)	4.5x

Using a reference range of 6.3x to 11.6x Black & Decker’s LTM EBITDA, which represented the lowest and highest multiples for LTM EBITDA summarized in the table above, and a reference range of 4.3x to 6.3x Black & Decker’s EBITDA (including the potential run-rate Transaction Synergies that were added to Black & Decker’s LTM EBITDA), which represented the lowest and highest multiples for LTM EBITDA (including disclosed synergies) summarized in the table above, Stanley’s Financial Advisors determined a range of implied equity values for Black & Decker. This analysis indicated a range of implied values per share of Black & Decker common stock of approximately $27 to $62 (excluding Transaction Synergies), and approximately $38 to $63 (including Transaction Synergies).

Stanley’s Financial Advisors also calculated the ratio implied by dividing the low end of the implied equity values per share of Black & Decker common stock of $27 and $38, respectively, by the high end of the implied equity value per share of Stanley common stock of $60 calculated using the selected companies analysis summarized above. Stanley’s Financial Advisors also calculated the ratio implied by dividing the high end of the implied equity values per share of Black & Decker common stock of $62 and $63, respectively, by the low end of the implied equity value per share of Stanley common stock of $28 calculated using the selected companies analysis summarized above. This analysis indicated a range of implied exchange ratios of 0.450 to 2.214 (excluding Transaction Synergies) and 0.633x to 2.250x (including Transaction Synergies), compared in each case to the exchange ratio of 1.275 shares of Stanley common stock to be issued in the merger for each share of Black & Decker common stock.

Using a reference range of 6.3x to 11.6x Black & Decker’s Cycle Average EBITDA, which represented the lowest and highest multiples for LTM EBITDA summarized in the table above, and a reference range of 4.3x to 6.3x Black & Decker’s Cycle Average EBITDA (including the potential run-rate Transaction Synergies that were added to Black & Decker’s LTM EBITDA), Stanley’s Financial Advisors determined a range of implied equity values per share for Black & Decker common stock. This analysis indicated a range of implied values per share of Black & Decker common stock of approximately $50 to $105 (excluding Transaction Synergies), and approximately $54 to $86 (including Transaction Synergies).

Stanley’s Financial Advisors also calculated the ratio implied by dividing the low end of the implied equity values per share of Black & Decker common stock of $50 and $54, respectively, by the high end of the implied equity value per share of Stanley common stock of $60 calculated using the selected companies analysis summarized above. Stanley’s Financial Advisors also calculated the ratio implied by dividing the high end of the implied equity values per share of Black & Decker common stock of $105 and $86, respectively, by the low end of the implied equity value per share of Stanley common stock of $28 calculated using the selected companies analysis summarized above. This analysis indicated a range of implied exchange ratios of 0.833 to 3.750 (excluding Transaction Synergies) and 0.900 to 3.071 (including Transaction Synergies), compared in each case to the exchange ratio of 1.275 shares of Stanley common stock to be issued in the merger for each share of Black & Decker common stock.

Contribution Analysis.  Stanley’s Financial Advisors analyzed and compared Stanley and Black & Decker shareholders’ respective expected percentage ownership of the combined company to Stanley’s and Black & Decker’s respective contributions to the combined company based upon revenues, EBITDA and net income for each company on a stand-alone basis for the years from 2008 through 2011, as well as the average revenues, EBITDA and net income for each company on a stand-alone basis during the period from 2006 through 2010, in each case based on publicly available information and Stanley management estimates, as well as the market capitalization and enterprise value of each company as of October 30, 2009. Stanley’s Financial Advisors noted that the implied equity ownership of Black & Decker stockholders in the combined company based on the exchange ratio of 1.275 shares of Stanley common stock to be issued in the merger for each share of Black & Decker common stock represented 49.5%. This analysis indicated that the implied equity value percentage contribution of Black & Decker to the combined company based on the contribution analyses described above ranged from 39% to 64%.

Pro Forma Analysis.  Stanley’s Financial Advisors analyzed the potential pro forma impact of the merger on Stanley’s estimated EPS for fiscal years 2010 through 2012 both on a GAAP basis, referred to below as “GAAP EPS,” and on an adjusted basis, referred to below as “Adjusted EPS,” which excluded the estimated impact of estimated restructuring and other non-recurring costs associated with the merger, in each case assuming that the potential Transaction Synergies are realized at the rate set forth in the forecasts. In this analysis, earnings estimates for Black & Decker and Stanley were based on earnings estimates prepared by Stanley management. For purposes of this analysis, the earnings estimates assumed for illustrative purposes that the merger would close on December 31, 2009. This analysis indicated that the merger would be dilutive in fiscal year 2010 and accretive in fiscal years 2011 and 2012 on both a GAAP EPS and on an Adjusted EPS basis.

General.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying each of Stanley’s Financial Advisor’s opinions. In arriving at their fairness determinations, Stanley’s Financial Advisors considered the results of all of their analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Stanley’s Financial Advisors made their determination as to fairness on the basis of experience and professional judgment after considering the results of all of their analyses. No company (other than Stanley or Black & Decker) or transaction used in the above analyses as a comparison is directly comparable to Stanley or Black & Decker or the merger.

Stanley’s Financial Advisors prepared these analyses for purposes of providing their respective opinions to the Stanley board of directors as to the fairness to Stanley from a financial point of view of the exchange ratio of 1.275 shares of Stanley common stock to be issued in the merger for each share of Black & Decker common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results, including estimates of the Transaction Synergies, are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Stanley, Black & Decker, Stanley’s Financial Advisors or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio of 1.275 shares of Stanley common stock to be issued in the merger for each share of Black & Decker common stock was determined through arm’s-length negotiations between Stanley and Black & Decker and was approved by the Stanley board of directors. Stanley’s Financial Advisors provided advice to Stanley during these negotiations. Stanley’s Financial Advisors did not, however, recommend any specific exchange ratio to Stanley or its board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

As described above, the respective opinions from Stanley’s Financial Advisors to the Stanley board of directors were one of a number of factors taken into consideration by the Stanley board of directors in making its determination to approve the merger agreement and the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Stanley’s Financial Advisors in connection with their fairness opinions and is qualified in its entirety by reference to the written opinions of Deutsche Bank and Goldman Sachs included as Annex B and C, respectively.

Certain Stanley Prospective Financial Information

Stanley does not as a matter of course make public long-term forecasts as to future performance beyond the current fiscal year, and Stanley is especially wary of making forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the due diligence review of Stanley in connection with the merger, Stanley’s management provided to Black & Decker, as well as to Deutsche Bank, Goldman Sachs and J.P. Morgan in connection with their respective evaluation of the fairness of the merger consideration, non-public, internal financial forecasts regarding Stanley’s anticipated future operations for the 2009 through 2012 fiscal years. Stanley has included below a summary of these forecasts to give shareholders and investors access to certain non-public information that was furnished to third parties. These forecasts were considered by the Stanley board of directors for purposes of evaluating the merger.

These internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles in the United States. In addition, these internal forecasts were not prepared with the assistance of, or reviewed, compiled or examined by, any independent auditor. The summary of these internal financial forecasts included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but because these internal financial forecasts were provided by Stanley to Black & Decker and Deutsche Bank, Goldman Sachs and J.P. Morgan.

These internal financial forecasts were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions) that are inherently subjective and uncertain and are beyond the control of Stanley’s management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Stanley’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the “Risk Factors” section of Stanley’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. These internal financial forecasts also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

The inclusion of a summary of these internal financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that any of Stanley, Black & Decker or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such. None of Stanley, Black & Decker or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ materially from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date these internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. Stanley does not intend to make publicly available any update or other revision to these internal financial forecasts. None of Stanley or its affiliates, advisors, officers, directors, partners or representatives has made or makes any representation to any shareholder or other person regarding Stanley’s ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved. Stanley has made no representation to Black & Decker, in the merger agreement or otherwise, concerning these internal financial forecasts. The below forecasts do not give effect to the merger. Stanley urges all shareholders to review Stanley’s most recent SEC filings for a description of Stanley’s reported financial results.

	Fiscal Year
	2009	2010	2011	2012
	($ in millions, except per share data)

Sales	$3,727	$3,787	$3,894	$4,001
Net Earnings	$232	$239	$278	$304
Diluted EPS	$2.89	$2.85	$3.28	$3.58

Recommendation of the Board of Directors of Black & Decker; Black & Decker’s Reasons for the Merger

In considering the business combination proposal from Stanley and in reaching its conclusion that the merger is advisable and in the best interests of Black & Decker and its stockholders, the board of directors of Black & Decker consulted with its management and financial, legal and other advisors, and considered a variety of factors weighing in favor of or relevant to the merger, including the factors listed below.

Expected Strategic Benefits of the Merger.  The combination of Stanley and Black & Decker is expected to result in several significant strategic benefits to the combined company, which will benefit Black & Decker and its stockholders as stockholders of the combined company. These strategic benefits include the following:

•	The creation of a combined company with a larger and more diverse business base;

•	The complementary products offered by Stanley and Black & Decker and the expected synergy benefits, anticipated to be $350 million in annual cost savings within three years of operations, together with enhanced revenue opportunities;

•	The expected capital structure, market capitalization and strengthened balance sheet of the combined company relative to Black & Decker on a stand-alone basis, including the potential for the combined company to participate in strategic opportunities that might not be available to Black & Decker;

•	The greater cash flow of the combined company and its financial flexibility and borrowing capacity to fund future growth; and

•	The stronger margins of the combined company with significant exposure to growing and profitable product areas.

Expected Financial Benefits of the Merger.  The combination of Stanley and Black & Decker is expected to result in several significant financial benefits to the combined company and its shareholders. These financial benefits include the following:

•	Based on the closing prices of the common stock of Black & Decker and Stanley as of October 30, 2009, the trading day immediately prior to the date of the merger agreement, the 1.275 exchange ratio in the merger implied a premium of approximately 22% to Black & Decker stockholders over Black & Decker’s then-current stock price;

•	The significant value to Black & Decker stockholders represented by the increased cash flow and earnings improvement of the combined company as a result of the anticipated synergies of $350 million in annual cost benefits within three years of operations;

•	The fact that, on a pro forma basis and based on the 1.275 exchange ratio in the merger, the estimated market capitalization of the combined company and the estimated intrinsic value of the combined company implied a value per share for Black & Decker common stock that represented a 45.5% premium and a 46.5% premium, respectively, over Black & Decker’s then-current stock price;

•	The value to Black & Decker stockholders of the substantially higher dividend rate paid by Stanley on its shares of common stock;

•	The fact that the present value of the anticipated synergies was significant relative to the market capitalization of each of Black & Decker and Stanley and the anticipated pro forma market capitalization of the combined company;

•	The significant reduction of leverage in the combined company relative to Black & Decker on a stand-alone basis;

•	The views of Black & Decker’s management and advisors as to the expected realization of synergies by the combined company, the strength of the combined company’s balance sheet, including the fact that Stanley was a highly rated investment grade company and the combined company was expected to have a higher debt rating than Black & Decker on a stand-alone basis, and the anticipated market value of the combined company’s common stock, which compared favorably to Black & Decker on a stand-alone basis;

•	The fact that Black & Decker stockholders will receive the merger consideration (excluding any cash received in lieu of fractional shares) in the form of shares of Stanley common stock, which will allow Black & Decker stockholders to share in growth and other opportunities of the combined company, including the expected realization of synergies, and the fact that the merger would be tax free to the Black & Decker stockholders (excluding any cash received in lieu of fractional shares);

•	The expectation that the combined company would be able to achieve significantly higher earnings per share compared to Black & Decker on a stand-alone basis and would generate significant incremental annual free cash flow by the end of the third year after closing; and

•	The business operations and prospects of each of Black & Decker, Stanley and the combined company, and the then-current financial market conditions and historical market prices, volatility and trading information with respect to shares of common stock of Black & Decker and Stanley.

Other Factors Considered.  During the course of its deliberations relating to the merger, the board of directors of Black & Decker considered the following factors in addition to the benefits described above:

•	The strategic alternatives available to Black & Decker if it proceeded on a stand-alone basis;

•	The history of the Stanley management team in successfully completing acquisitions and the success of the Stanley management team in integrating those acquisitions with Stanley’s other businesses;

•	The fact that Mr. Archibald will be the Executive Chairman of the combined company and will co-head the integration steering committee of the combined company with Mr. Lundgren, and the fact that directors of Black & Decker who have an in-depth knowledge of Black & Decker and its businesses will have substantial representation on the board of directors of the combined company;

•	The financial analyses reviewed and discussed with the Black & Decker board of directors by representatives of J.P. Morgan, as well as the written opinion of J.P. Morgan to the Black & Decker board of directors on November 2, 2009, with respect to the fairness, from a financial point of view, of the 1.275 exchange ratio to holders of shares of common stock of Black & Decker;

•	The results of the due diligence investigations of Stanley by Black & Decker’s management and financial, legal and other advisors;

•	The structure of the merger and terms and conditions of the merger agreement, including the strength of the commitments by both Black & Decker and Stanley to complete the merger and the governance arrangements (see “— Summary of the Merger Agreement” beginning on page 90); and

•	The fact that the merger agreement does not preclude a third party from making a proposal for an acquisition of or business combination with Black & Decker and, that under certain circumstances more fully described in the sections “— Summary of the Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 93 and “— Summary of the Merger Agreement — Changes in Board Recommendations” beginning on page 93, Black & Decker may provide information to and negotiate with such a third party and the Black & Decker board may change its recommendations to Black & Decker stockholders regarding the transaction with Stanley.

The board of directors of Black & Decker weighed these factors against a number of other factors identified in its deliberations as weighing negatively against the merger, including:

•	The challenges inherent in the combination of companies of the size and geographic scope of Stanley and Black & Decker, the risk of not capturing all of the anticipated synergies and the risk that other anticipated benefits might not be fully realized;

•	The risk that integration of the two businesses may be more costly, and may divert management attention for a greater period of time, than anticipated;

•	The provisions of the merger agreement requiring receipt of certain regulatory approvals and clearances and stockholder approval of both Stanley and Black & Decker;

•	The risk that the merger may not be completed despite the parties’ efforts or that completion may be unduly delayed, even if the requisite approval is obtained from Black & Decker’s and Stanley’s stockholders; and

•	The other risks described in the section entitled “Risk Factors” beginning on page 19 and “Special Note Regarding Forward-Looking Statements” beginning on page 24.

This discussion of the information and factors considered by the board of directors of Black & Decker includes the principal positive and negative factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the board of directors of Black & Decker. The board of directors of Black & Decker did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the merger are advisable and in the best interests of Black & Decker and its stockholders. Rather, the board of directors of Black & Decker viewed its position and recommendation as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the board of directors of Black & Decker may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the board of directors of Black & Decker and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Special Note Regarding Forward-Looking Statements” in this joint proxy statement/prospectus, beginning on page 24.

The board of directors of Black & Decker by the unanimous vote of the directors, with Mr. Archibald abstaining, believes that the terms of the merger are advisable and in the best interests of Black & Decker and its stockholders and has approved the terms of the merger agreement and the merger and recommends that the stockholders of Black & Decker vote “FOR” the merger on substantially the terms set forth in the merger agreement.

Opinion of Black & Decker’s Financial Advisor

Pursuant to an engagement letter dated July 29, 2009, Black & Decker retained J.P. Morgan as its financial advisor in connection with the proposed merger.

At the meeting of the board of directors of Black & Decker on November 2, 2009, J.P. Morgan delivered its written and oral opinion to the board of directors of Black & Decker that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Black & Decker’s common stockholders. No limitations were imposed by the board of directors of Black & Decker upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of J.P. Morgan dated November 2, 2009, which sets forth the assumptions made, matters considered and limits on the review undertaken, is included as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. Black & Decker’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the board of directors of Black & Decker, is directed only to the exchange ratio in the merger and does not constitute a recommendation to any stockholder of Black & Decker as to how such stockholder should vote at the Black &

Decker special meeting. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed a draft dated October 31, 2009 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Stanley and Black & Decker and the industries in which they operate;

•	compared the financial and operating performance of Stanley and Black & Decker with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Black & Decker common stock and Stanley common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Stanley and Black & Decker relating to their respective businesses, as well as the management estimates of the amount and timing of cost savings and related expenses and synergies expected to result from the merger (the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information (including whether any other transactions involving other companies were relevant for comparison purposes) as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of Stanley and Black & Decker with respect to certain aspects of the merger, and the past and current business operations of Stanley and Black & Decker, the financial condition and future prospects and operations of Stanley and Black & Decker, the effects of the merger on the financial condition and future prospects of Stanley and Black & Decker, the potential Synergies and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Stanley and Black & Decker or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Black & Decker or Stanley under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, including the Synergies referred to above, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Stanley and Black & Decker to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on Black & Decker or Stanley or on the contemplated benefits of the merger.

The projections furnished to J.P. Morgan for Stanley and Black & Decker were prepared by or at the direction of the respective managements of each company (other than certain long-term estimates for Stanley and Black & Decker which were jointly developed by the management of Black & Decker and J.P. Morgan and reviewed and approved by the management of Black & Decker). Neither Black & Decker nor Stanley publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

J.P. Morgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the exchange ratio in the proposed merger to Black & Decker’s common stockholders, and J.P. Morgan has expressed no opinion as to the fairness of the merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of Black & Decker or the underlying decision by Black & Decker to engage in the merger. J.P. Morgan expressed no opinion as to the price at which Black & Decker’s common stock or Stanley’s common stock will trade at any future time, whether before or after the closing of the merger.

J.P. Morgan noted that it was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Black & Decker or any other alternative transaction.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

Black & Decker Analysis

Selected Companies Analysis.  Using publicly available information, J.P. Morgan compared selected financial data of Black & Decker with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Black & Decker. The companies selected by J.P. Morgan were:

•	Cooper Industries Plc

•	Masco Corporation

•	Newell Rubbermaid Inc.

•	Snap-on Incorporated

•	SPX Corporation

•	Stanley

These companies were selected, among other reasons, because they have a business model or certain operating characteristics, including product mix, end markets, customers and size similar to Black & Decker. It should be noted that no company utilized in the Selected Companies Analysis is identical to Black & Decker. In its analysis, J.P. Morgan derived and compared multiples for Black & Decker and the selected companies as follows:

•	the firm value as a multiple of estimated EBITDA, for calendar year 2010, which is referred to below as “2010E EBITDA”;

•	the firm value as a multiple of estimated EBITDA for calendar year 2011 which is referred to below as “2011E EBITDA”;

•	the price per share divided by estimated (adjusted) earnings per share or “EPS”, for calendar year 2010, which is referred to below as “2010E P/E”; and

•	the price per share divided by estimated (adjusted) EPS for calendar year 2011, which is referred to below as “2011E P/E.”

This analysis indicated the following:

Selected Comparable Companies

Benchmark	High	Low	Median	Mean

2010E EBITDA	10.2	6.8	7.9	8.2
2011E EBITDA	8.2	5.4	7.2	7.1
2010E P/E	14.9	9.9	14.3	13.5
2011E P/E	15.9	9.0	11.8	11.8

Using a reference range of 8.0x to 9.5x 2010E EBITDA, 7.0x to 8.5x 2011E EBITDA, 13.0x to 16.0x 2010E P/E and 12.0x to 14.0x 2011E P/E, J.P. Morgan determined a range of implied equity values. This analysis indicated a range of implied values per share of Black & Decker common stock of approximately $43 to $53 using Black & Decker’s 2010E EBITDA, $45 to $58 using Black & Decker’s 2011E EBITDA, $33 to $41 using Black & Decker’s 2010E P/E and $43 to $50 using Black & Decker’s 2011E P/E.

Discounted Cash Flow Analysis.  J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied equity value per share for Black & Decker common stock on a stand-alone basis (i.e., without Synergies), based upon financial projections and estimates for the years ended 2010 to 2019. The financial projections for the years ended 2010 to 2012 were prepared by the management of Black & Decker. The management of Black & Decker and J.P. Morgan worked together in preparing the financial estimates from 2013 to 2019, which were reviewed and approved by the management of Black & Decker. J.P. Morgan calculated the unlevered free cash flows that Black & Decker is expected to generate and then calculated an implied range of terminal values for Black & Decker by applying a perpetual growth rate for free cash flows ranging from 1.5% to 2.5%. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.5% to 11.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Black & Decker. This analysis indicated a range of implied values per share of Black & Decker common stock of approximately $43 to $62.

Historical Share Price Analysis.  J.P. Morgan referenced the 52-week trading range, the 6-month trading range and the 3-month trading range, each ending on October 30, 2009, of Black & Decker stock price. Specifically, the reference ranges were approximately $20 and $52 per share (with a volume weighted average price or “VWAP,” of $35.90) for the 52-week trading range, $27 to $52 per share (with a VWAP of $38.18) for the 6-month trading range and $38 to $52 per share (with a VWAP of $45.68) for the 3-month trading range, compared to the closing price per share of Black & Decker common stock of $47.22 on October 30, 2009. J.P. Morgan noted that historical stock trading analysis is not a valuation methodology but was presented merely for informational purposes.

Analysts’ Price Targets Analysis.  As of October 30, 2009, the equity analysts covering Black & Decker as reported by Bloomberg L.P. on that date were expecting its share price to be in the range of $47 to $63 during the next 12 months. J.P. Morgan noted that analyst price targets analysis is not a valuation methodology but was presented merely for informational purposes.

Stanley Analysis

Selected Companies Analysis.  Using publicly available information, J.P. Morgan compared selected financial data of Stanley with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Stanley. The companies selected by J.P. Morgan were:

•	Black & Decker

•	Cooper Industries Plc

•	Masco Corporation

•	Newell Rubbermaid Inc.

•	Snap-on Incorporated

•	SPX Corporation

These companies were selected, among other reasons, because they have a business model or certain operating characteristics, including product mix, end markets, customers and size similar to Stanley. It should be noted that no company utilized in the Selected Companies Analysis is identical to Stanley. In its analysis, J.P. Morgan derived and compared multiples for Stanley and the selected companies as follows:

•	the firm value as a multiple of estimated EBITDA, for calendar year 2010, which is referred to below as “2010E EBITDA”;

•	the firm value as a multiple of estimated EBITDA for calendar year 2011 which is referred to below as “2011E EBITDA”;

•	the price per share divided by estimated (adjusted) earnings per share or EPS, for calendar year 2010, which is referred to below as “2010E P/E”; and

•	the price per share divided by estimated (adjusted) EPS for calendar year 2011, which is referred to below as “2011E P/E.”

This analysis indicated the following:

Selected Comparable Companies

Benchmark	High	Low	Median	Mean

2010E EBITDA	10.2	6.8	7.8	8.2
2011E EBITDA	8.2	5.4	7.1	6.9
2010E P/E	15.4	9.9	14.3	13.6
2011E P/E	15.9	9.0	11.6	11.8

Using a reference range of 8.0x to 9.5x 2010E EBITDA, 7.0x to 8.5x 2011E EBITDA, 13.0x to 16.0x 2010E P/E and 12.0x to 14.0x 2011E P/E, J.P. Morgan determined a range of implied equity values. This analysis indicated a range of implied values per share of Stanley common stock of approximately $43 to $54 using Stanley’s 2010E EBITDA, $39 to $50 using Stanley’s 2011E EBITDA, $41 to $50 using Stanley’s 2010E P/E and $42 to $49 using Stanley’s 2011E P/E.

Discounted Cash Flow Analysis.  J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied equity value per share for Stanley common stock on a stand-alone basis (i.e., without Synergies), based upon financial projections and estimates for the years ended 2010 to 2019. The financial projections for the years ended 2010 to 2012 were prepared by the management of Stanley. The management of Black & Decker and J.P. Morgan worked together in preparing the financial estimates from 2013 to 2019, which were reviewed and approved by the management of Black & Decker. J.P. Morgan calculated the unlevered free cash flows that Stanley is expected to generate and then calculated an implied range of terminal values for Stanley by applying a perpetual growth rate for free cash flows ranging from 1.5% to 2.5%. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.0% to 11.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Stanley. This analysis indicated a range of implied values per share of Stanley common stock of approximately $43 to $63.

Historical Share Price Analysis.  J.P. Morgan referenced the 52-week trading range, the 6-month trading range and the 3-month trading range, each ending on October 30, 2009, of Stanley stock price. Specifically, the reference ranges were approximately $23 and $48 per share (with a VWAP of $34.66) for the 52-week trading range, $31 to $48 per share (with a VWAP of $39.28) for the 6-month trading range and $40 to $48 per share (with a VWAP of $43.12) for the 3-month trading range, compared to the closing price per share of Stanley common stock of $45.23 on October 30, 2009. J.P. Morgan noted that historical stock trading analysis is not a valuation methodology but was presented merely for informational purposes.

Analysts’ Price Targets Analysis.  As of October 30, 2009, the equity analysts covering Stanley as reported by Bloomberg L.P. on that date were expecting its share price to be in the range of $44 to $55 during the next 12 months. J.P. Morgan noted that analyst price targets analysis is not a valuation methodology but was presented merely for informational purposes.

Relative Valuation Analysis

Based upon the implied valuations for each of Stanley and Black & Decker as described above under “Stanley Analysis — Selected Companies Analysis,” “Stanley Analysis — Discounted Cash Flow Analysis,” “Black & Decker Analysis — Selected Companies Analysis” and “Black & Decker Analysis — Discounted Cash Flow Analysis,” J.P. Morgan calculated a range of implied exchange ratios of a share of Stanley common stock to a share of Black & Decker common stock, and then compared that range of implied exchange ratios to the exchange ratio in the merger of 1.275 shares of Stanley common stock per share of Black & Decker stock. J.P. Morgan also calculated a range of implied exchange ratios based upon the relative financial contributions of Stanley and Black & Decker to the future performance of the combined company on a pro forma basis without giving effect to the Synergies anticipated by the managements of Stanley and Black & Decker. For purposes of the contribution analysis, J.P. Morgan reviewed Black & Decker’s and Stanley’s estimated 2010 and 2011 sales, EBITDA, earnings before interest and taxes (“EBIT”) and net income as provided by their respective managements.

For each analysis referred to above (other than the contribution analysis), J.P. Morgan calculated the ratio implied by dividing the low end of each implied equity value of Black & Decker by the high end of each implied equity value of Stanley. J.P. Morgan also calculated the ratio implied by dividing the high end of each implied equity value of Black & Decker by the low end of each implied equity value of Stanley. For the contribution analysis, J.P. Morgan calculated the ratio implied by dividing the financial contribution of Black & Decker for each metric on a leverage adjusted basis, (i.e. accounting for the debt of the company), by the financial contribution of Stanley of the same metric on a leverage adjusted basis (i.e. accounting for the debt of the company).

This analysis indicated the following implied exchange ratios, compared in each case to the exchange ratio in the merger of 1.275 shares of Stanley common stock per share of Black & Decker common stock.

Comparison	Range of Implied Exchange Ratios

Selected Company Analysis
2010E - 2011E EBITDA	0.80x - 1.48x
2010E - 2011E P/E	0.66x - 1.22x
Contribution Analysis	0.58x - 1.53x
Discounted Cash Flow Analysis	0.67x - 1.43x

J.P. Morgan noted that for the contribution analysis the implied exchange ratios as a result of the earnings metrics, which include EBITDA, EBIT and net income, were in the range of 0.58x — 0.86x.

Illustrative Synergy Analysis

J.P. Morgan reviewed the Synergies estimates presented by the management of Stanley and Black & Decker. The Synergies of $350 million reflect the incremental cost savings the managements of Stanley and Black & Decker expect to achieve as a result of the merger. The managements of Stanley and Black & Decker expect that the Synergies will be realized in various business areas, including manufacturing and distribution, purchasing, corporate overhead and business unit and regional integration.

The analysis is based upon the assumption of Stanley and Black & Decker that the combined company will partially realize the Synergies in 2010 and 2011 and will begin to fully realize the Synergies in 2012. The analysis assumed a 2.0% perpetual growth rate beginning in 2013 and certain implementation and one-time costs. J.P. Morgan analyzed the Synergies by calculating the present value of the net Synergies applying discount rates from 9.5% to 11.5%. This resulted in an implied present value of the Synergies of approximately $1.87 billion to $2.48 billion, assuming 100% of the Synergies are actually realized.

J.P. Morgan provided an illustrative analysis of the potential equity value per share for Black & Decker stockholders in the pro forma value of the combined company, accounting for the Synergies. J.P. Morgan calculated the potential equity value per share of the combined company based on each company’s market capitalization and intrinsic value (calculated as the mid-point of the discounted cash flow of the firm minus net debt). Both analyses assumed a $57.67 all stock offer price per Black & Decker share based on a 1.275x exchange ratio and a Stanley share price of $45.23.

J.P. Morgan noted that on a pro forma basis, the combined company, based on market capitalization, has an equity value of $6.59 billion, which when combined with $2.14 billion in estimated Synergies (the mid-point of the Synergies estimate), yielded a combined equity value of $8.73 billion. This implied a value per share of Black & Decker common stock of $68.69, on a diluted basis, representing a 45.5% premium above the closing price of Black & Decker’s stock on October 30, 2009.

J.P. Morgan noted that on a pro forma basis, the combined company, based on intrinsic value of each company, has an equity value of $7.37 billion, which when combined with $2.14 billion in estimated Synergies (the mid-point of the Synergies estimate), yielded a combined equity value of $9.51 billion. This implied a value per share of Black & Decker common stock of $74.45, on a diluted basis, representing a 46.5% premium above the closing price of Black & Decker’s stock on October 30, 2009.

The actual Synergies achieved by the combined company may vary from forecasted results and the variations may be material.

Sensitivity Analysis

J.P. Morgan performed an illustrative sensitivity analysis showing the value of the merger to Black & Decker’s stockholders according to a range of per share prices of Stanley common stock from $40 to $50, as compared to Stanley’s closing price of $45.23 on October 30, 2009. Based on a 1.275x exchange ratio, a merger at a price per share of Stanley common stock of $40 would represent an 8% premium to Black & Decker common stock as of October 30, 2009 and a merger at $50 per share of Stanley common stock would represent a 35% premium to Black & Decker common stock as of October 30, 2009. When including the mid-point estimate of the Synergies of the combined company on a pro forma basis, based on market capitalization, as described in “Illustrative Synergy Analysis” above, the premium to Black & Decker common stock as of October 30, 2009, would be 38.5% and 51.8%, respectively.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Black & Decker. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Black & Decker. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Black & Decker.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Black & Decker with respect to the merger on the basis of such experience and its familiarity with Black & Decker.

For services rendered in connection with the merger, Black & Decker has agreed to pay J.P. Morgan a fee of up to $15 million, a substantial portion of which will become payable only if the merger or a similar transaction with another party is consummated. In addition, Black & Decker has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of this letter, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Black & Decker and with Stanley for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included (i) acting as Joint Bookrunner on Black & Decker’s $350,000,000 8.95% Notes Offering in 2009 and (ii) acting as financial advisor to Stanley in its July 2008 acquisition of Sonitrol Corporation. In addition, J.P. Morgan and its affiliates maintain banking and other business relationships with Black & Decker and its affiliates, for which it receives customary fees. During the previous two years, J.P. Morgan and its affiliates have received fees of approximately $2 million from Black & Decker for investment banking and other financial services unrelated to the merger. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Black & Decker or Stanley for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Certain Black & Decker Prospective Financial Information

Black & Decker does not as a matter of course make public long-term forecasts as to future performance beyond the current fiscal year, and Black & Decker is especially wary of making forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, as part of the due diligence review of Black & Decker in connection with the merger, Black & Decker’s management provided to Stanley, as well as to J.P. Morgan, Deutsche Bank and Goldman Sachs in connection with their respective evaluation of the fairness of the merger consideration, certain non-public, internal financial forecasts regarding Black & Decker’s anticipated future operations for fiscal years 2009 through 2011. Black & Decker also provided to J.P. Morgan, in connection with its evaluation of the fairness of the merger consideration, certain non-public, internal financial forecasts regarding Black & Decker’s anticipated future operations for fiscal year 2012. Black & Decker has included below a summary of these forecasts to give stockholders and investors access to certain non-public information that was furnished to third parties. These forecasts were considered by the Black & Decker board of directors for purposes of evaluating the merger.

These internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. In addition, these internal forecasts were not prepared with the assistance of, or reviewed, compiled or examined by, any independent auditor. The summary of these internal financial forecasts included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided because these internal financial forecasts were provided by Black & Decker to Stanley and J.P. Morgan, Deutsche Bank and Goldman Sachs.

These internal financial forecasts were based on numerous variables and assumptions (including but not limited to those related to industry performance and competition and general business, economic, market and financial conditions) that are inherently subjective and uncertain and are beyond the control of Black & Decker’s management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include but are not limited to risks and uncertainties relating to Black & Decker’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described under “Special Note Regarding Forward-Looking Statements.” These internal financial forecasts also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

The inclusion of a summary of these internal financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that any of Black & Decker, Stanley or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such. None of Black & Decker, Stanley or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ materially from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date these internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. Black & Decker does not intend to make publicly available any update or other revision to these internal financial forecasts. None of Black & Decker or its affiliates, advisors, officers, directors, partners or representatives has made or makes any representation to any shareholder or other person regarding Black & Decker’s ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved.

Black & Decker has made no representation to Stanley, in the merger agreement or otherwise, concerning these internal financial forecasts. The below forecasts do not give effect to the merger or the restructuring charge taken in 2009. Black & Decker urges all stockholders to review Black & Decker’s most recent SEC filings for a description of Black & Decker’s reported financial results.

	Fiscal Year
	2009	2010	2011	2012
	($ in millions, except per share data)

Sales	$4,684	$4,779	$4,966	$5,215
Net Earnings	$152	$155	$216	$241
Diluted EPS	$2.50	$2.55	$3.58	$3.94

Financial Interests of Stanley Directors and Officers in the Merger

In considering the recommendation of the Stanley board of directors that you vote to approve the issuance of Stanley common stock in connection with the merger and the amendment of Stanley’s certificate of incorporation, you should be aware that some of Stanley’s directors and officers have financial interests in the merger that are different from, or in addition to, those of Stanley shareholders generally. The Stanley board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the merger, and in recommending to you that you approve the issuance of Stanley common stock in connection with the merger and the amendment of Stanley’s certificate of incorporation.

Positions with the Combined Company

Following the completion of the merger, all members of the Stanley board of directors will continue to be directors of the combined company, and it is anticipated that many executive officers of Stanley will continue to be executive officers of the combined company, as described under “— Board of Directors and Management After the Merger.”

Lundgren Amended and Restated Employment Agreement

On November 2, 2009, in connection with entry into the merger agreement, Stanley entered into an amended and restated employment agreement with Mr. Lundgren. Mr. Lundgren’s amended and restated employment agreement, which becomes effective upon the completion of the merger, amends and restates, in its entirety, Stanley’s previous employment agreement with Mr. Lundgren, dated as of December 10, 2008. Mr. Lundgren’s amended and restated employment agreement is attached as an exhibit to Stanley’s Current Report on Form 8-K filed on November 3, 2009, and such Current Report is incorporated by reference into this joint proxy statement/prospectus. Except for the material terms described below, Mr. Lundgren’s amended and restated employment agreement is substantially similar to his prior employment agreement with Stanley, which is described in Stanley’s most recent proxy statement on Schedule 14A filed on March 20, 2009, which is incorporated by reference into this joint proxy statement/prospectus.

Under Mr. Lundgren’s amended and restated employment agreement, following the completion of the merger, Mr. Lundgren will serve as Stanley’s President and Chief Executive Officer and will receive an annual base salary of at least $1,250,000, subject to review for increase annually. Mr. Lundgren will be entitled to participate in an annual bonus plan, with an annual target bonus opportunity equal to 150% of his annual base salary, a threshold potential bonus opportunity equal to 75% of his annual base salary and a maximum potential bonus opportunity equal to 300% of his annual base salary. In addition, promptly following the completion of the merger, Mr. Lundgren will be entitled to receive a grant of restricted stock units, the aggregate value of which will equal the value, as of the completion of the merger, of an option to purchase 1.1 million shares of Stanley common stock. The value of such a stock option will be determined based on the full grant-date value as determined for purposes of Stanley’s financial reporting and will assume that such stock option has a 10-year term and otherwise has terms consistent with the most recent stock option awards made to Mr. Lundgren. Generally, the restricted stock units will vest 50% on each of the fourth and fifth anniversaries of the completion of the merger. The restricted stock units will become fully vested and settled sooner, however, in the event Mr. Lundgren’s employment is terminated by Stanley other than for “Cause”, by Mr. Lundgren for “Good Reason” or upon Mr. Lundgren’s “Retirement” (as such terms are defined in Mr. Lundgren’s amended and restated employment agreement). In addition to the restricted stock units granted to Mr. Lundgren at the time of the completion of the merger, Mr. Lundgren will also be eligible to receive annual long-term incentive compensation awards in the form of performance awards and stock options. The annual performance awards will have a target annual value equal to 300% of Mr. Lundgren’s annual base salary, a threshold potential annual value equal to 150% of his base salary and a maximum potential annual value of 500% of his annual base salary. The annual awards of stock options will be with respect to 150,000 shares of Stanley common stock. All of the equity awards granted pursuant to Mr. Lundgren’s amended and restated employment agreement will be subject to the terms and conditions of Stanley’s equity incentive plan and customary award agreements.

Under Mr. Lundgren’s amended and restated employment agreement, if Mr. Lundgren’s employment is terminated by Stanley other than for “Cause” or by Mr. Lundgren for “Good Reason,” Mr. Lundgren will be entitled to (a) a lump-sum cash payment equal to the sum of two times his annual base salary and bonus opportunity, (b) immediate vesting of any restricted stock units granted to Mr. Lundgren at the time of the completion of the merger, (c) continued health and welfare benefits coverage for himself and his eligible dependents for up to 24 months, and (d) a pro-rata target annual bonus in respect of the year in which the termination of employment occurs. Mr. Lundgren’s receipt of the severance payments under Mr. Lundgren’s amended and restated employment agreement are conditioned upon Mr. Lundgren executing a general release and waiver of claims. In addition, in the event Mr. Lundgren’s employment is terminated, he will be subject to 24-month non-competition and employee and customer non-solicitation covenants.

Mr. Lundgren’s amended and restated employment agreement states that Mr. Lundgren will not have “Good Reason” to terminate his employment under his prior employment agreement with Stanley or his amended and restated employment agreement as a result of the transactions contemplated by the merger agreement or the transactions and arrangements contemplated by the agreement between Stanley and Mr. Archibald, as described under “— Financial Interests of Black & Decker Directors and Officers in the Merger — Agreements with Nolan D. Archibald”. In addition, while Mr. Archibald’s executive chairman agreement remains in effect, Stanley may terminate Mr. Lundgren’s employment with or without cause if 80% of the Stanley board (other than Mr. Lundgren) approves the termination. Following the expiration of Mr. Archibald’s executive chairman agreement, a majority of the Stanley board may approve such termination.

Loree Employment Agreement

On November 2, 2009, in connection with entry into the merger agreement, Stanley entered into an employment agreement with Mr. Loree. Mr. Loree’s employment agreement is attached as an exhibit to Stanley’s Current Report on Form 8-K filed on November 3, 2009, and such Current Report is incorporated by reference into this joint proxy statement/prospectus. Mr. Loree’s employment agreement is contingent upon, and will become effective only upon, completion of the merger.

Under Mr. Loree’s employment agreement, following the completion of the merger, Mr. Loree will continue to serve as Stanley’s Executive Vice President and Chief Operating Officer and will receive an annual base salary of at least $750,000, subject to review for increase annually. Mr. Loree will be entitled to participate in an annual bonus plan, with an annual target bonus opportunity equal to 100% of his annual base salary, a threshold potential bonus opportunity equal to 50% of his annual base salary and a maximum potential bonus opportunity equal to 200% of his annual base salary. In addition, promptly following the completion of the merger, Mr. Loree will be entitled to receive a grant of restricted stock units, the aggregate value of which will equal the value, as of the completion of the merger, of an option to purchase 675,000 shares of Stanley common stock. The value of such a stock option will be determined based on the full grant-date value as determined for purposes of Stanley’s financial reporting and will assume that such stock option has a 10-year term and otherwise has terms consistent with the most recent stock option awards made to Mr. Loree. Generally, the restricted stock units will vest 50% on each of the fourth and fifth anniversaries of the completion of the merger. The restricted stock units will become fully vested and settled sooner, however, in the event Mr. Loree’s employment is terminated by Stanley other than for “Cause” or by Mr. Loree for “Good Reason”. In addition to the restricted stock units granted to Mr. Loree at the time of the completion of the merger, Mr. Loree will also be eligible to receive annual long-term incentive compensation awards in the form of performance awards and stock options. The annual performance awards will have a target annual value equal to 250% of Mr. Loree’s annual base salary, a threshold potential annual value equal to 125% of his base salary and a maximum potential annual value of 400% of his annual base salary. The annual awards of stock options will be with respect to 100,000 shares of Stanley common stock. All of the equity awards granted pursuant to Mr. Loree’s employment agreement will be subject to the terms and conditions of Stanley’s equity incentive plan and customary award agreements. Mr. Loree is also entitled to participate in all employee benefit plans as are generally made available to Stanley’s senior officers, and to continue to participate in Stanley’s Supplemental Executive Retirement Program.

Under Mr. Loree’s employment agreement, if Mr. Loree’s employment is terminated by Stanley other than for “Cause” or by Mr. Loree for “Good Reason”, Mr. Loree will be entitled to (a) a lump-sum cash payment equal to the sum of two times his annual base salary and target annual bonus opportunity, (b) immediate vesting of any restricted stock units granted to Mr. Loree at the time of the completion of the merger, (c) continued health and welfare benefits coverage for himself and his eligible dependents for up to 24 months, (d) a pro-rata target annual bonus in respect of the year in which the termination of employment occurs, and (e) be deemed to have attained service through the greater of Mr. Loree’s actual age as of the date his employment is terminated and age 54 for all purposes (including vesting and benefit accrual) under Stanley’s Supplemental Executive Retirement Program. Mr. Loree’s receipt of the severance payments under Mr. Loree’s employment agreement are conditioned upon Mr. Loree executing a general release and waiver of claims. In addition, in the event Mr. Loree’s employment is terminated, he will be subject to 24-month non-competition and employee and customer non-solicitation covenants.

Financial Interests of Black & Decker Directors and Officers in the Merger

In considering the recommendation of the Black & Decker board of directors that you vote “FOR” the merger proposal, you should note that some Black & Decker directors and executive officers have financial interests in the merger that are different from, or in addition to, those of other Black & Decker stockholders generally. The board of directors of Black & Decker was aware of these differences and considered them, among other matters, in approving the merger and in recommending to the stockholders that the stockholders approve the merger proposal.

Positions with the Combined Company

Following the completion of the merger, six members of the Black & Decker board of directors (including Mr. Archibald) will become directors of the combined company, and certain of the executive officers of Black & Decker will become executive officers of the combined company, as described below under “— Board of Directors and Management After the Merger.”

Agreements with Nolan D. Archibald

Prior to the execution of the merger agreement, Mr. Archibald was party to a pre-existing employment agreement with Black & Decker that provided him certain benefits upon a change of control of Black & Decker. On November 2, 2009, in connection with the entry into the merger agreement, Mr. Archibald’s employment agreement was amended. Additionally, on November 2, 2009, in connection with entry into the merger agreement, Mr. Archibald and Stanley entered into an executive chairman agreement that only becomes effective upon completion of the merger. The executive chairman agreement and the amended and restated employment agreement are attached as exhibits to Stanley’s and Black & Decker’s respective Current Reports on Form 8-K filed on November 3, 2009, which are incorporated by reference in this joint proxy statement/prospectus.

Under the terms of his amended employment agreement with Black & Decker, Mr. Archibald is entitled to certain benefits upon the termination of his employment by Black & Decker without cause or by Mr. Archibald with good reason. Mr. Archibald has the right to terminate his employment for good reason if, upon the occurrence of a change in control of Black & Decker, Mr. Archibald is not the chairman, president and chief executive officer of the successor entity. Upon the termination of his employment without cause by Black & Decker or by Mr. Archibald with good reason, Mr. Archibald would be entitled to a severance payment in the amount of $20,475,000. In connection with a change in control, Mr. Archibald would also be entitled to a gross-up payment if he is subject to the excise tax imposed by Section 4999 of the Code. Under the terms of the executive chairman agreement with Stanley, however, Mr. Archibald has waived his entitlement to the severance payment and the gross-up payment otherwise payable under his existing employment agreement with Black & Decker upon completion of the merger.

The execution of the merger agreement by Black & Decker and Stanley is deemed a change in control under Mr. Archibald’s employment agreement with Black & Decker and under Black & Decker’s restricted stock plans. Prior to November 2, 2009 and the amendment to his existing employment agreement with Black & Decker, Mr. Archibald would have fully vested in all outstanding stock options, shares of restricted stock, and restricted stock units upon execution of the merger agreement. Mr. Archibald waived his entitlement to the accelerated vesting of each of these equity awards. Under the terms of his amended employment agreement, any unvested options, shares of restricted stock, and restricted stock units held by Mr. Archibald no longer vest upon a change in control but will remain subject to the original vesting schedule applicable to those awards (subject to the terms of the executive chairman agreement described below).

In 2009, Mr. Archibald received the following compensation while employed at Black & Decker:

•	annual base salary of $1,500,000,

•	a target annual bonus opportunity of $1,875,000 and a maximum annual bonus opportunity of $3,750,000, and

•	annual equity awards with an aggregate value of approximately $8,500,000 on the grant date.

Upon consummation of the merger, the executive chairman agreement will replace and supersede Mr. Archibald’s existing employment agreement with Black & Decker. Under the executive chairman agreement, Mr. Archibald will serve as a member and Executive Chairman of the Stanley board of directors and as an employee of Stanley for a period of three years following the completion of the merger. Promptly after the executive chairman agreement becomes effective, Mr. Archibald will be entitled to receive a grant of

1,000,000 stock options, which generally will vest on the third anniversary of the completion of the merger. While Mr. Archibald is employed by Stanley, he will receive the following compensation and benefits:

•	annual base salary of $1,500,000,

•	annual bonus award, with a target bonus opportunity of $1,875,000,

•	annual equity awards with an aggregate value of $6,650,000, comprised (based on value) of 50% stock options and 50% restricted stock, restricted stock units or other full-value type awards, and

•	certain perquisites and benefits that Mr. Archibald has been receiving under his existing employment agreement with Black & Decker.

Mr. Archibald will not be eligible for a long-term incentive award under the executive chairman agreement. Black & Decker historically has awarded Mr. Archibald long-term incentive awards in the form of performance shares with a grant date fair value equal to 70% of his annual salary ($1,050,000) with respect to his target award and 105% of his annual salary ($1,575,000) with respect to his maximum award.

Mr. Archibald also will be eligible to receive a cost synergy bonus upon the third anniversary of the completion of the merger based on the achievement of certain goals set forth in the following table:

Cost Synergy Level Attained	Bonus Amount

Less than $150 million	$0
$150 million	$0
$225 million	$15 million
$300 million	$30 million
$350 million	$45 million
More than $350 million	$45 million

For purposes of the cost synergy bonus, “Cost Synergy Level Attained” means the annual run-rate of cost savings achieved by Stanley as of the third anniversary of the completion of the merger that are attributable to the merger. Those cost savings will be calculated on a pre-tax basis, applying generally accepted accounting principles and otherwise consistent with the methods of cost synergy measurements used in reports provided to the board of Stanley and included in its public filings. The calculation will not include any revenue synergies. To the extent the cost synergy level attained is between two values set forth in the table above, the cost synergy bonus will be determined by linear interpolation between the two corresponding cost synergy bonus amount values. In addition, each bonus amount set forth in the table above will be increased at an interest rate of 4.5% compounded annually over the three-year period beginning on the date of completion of the merger.

In addition to the compensation and benefits Mr. Archibald will receive as the executive chairman of Stanley, Stanley will continue to honor certain of Mr. Archibald’s entitlements under his existing employment agreement with Black & Decker and other compensation plans or arrangements of Black & Decker, including the following:

•	to the extent not previously paid by Black & Decker, a payment of $3,750,000 in respect of Black & Decker’s executive annual incentive plan for the 2009 performance period;

•	to the extent not previously paid by Black & Decker, a payment of $4,725,000 in respect of Black & Decker’s 2008 Executive Long Term Incentive/Retention Plan;

•	all amounts owed to Mr. Archibald under Black & Decker’s Supplemental Executive Retirement Plan, Supplemental Pension Plan and Supplemental Retirement Savings Plan, which are payable in accordance with the applicable plan, except that the severance payment that Mr. Archibald is waiving under the executive chairman agreement will be considered solely for purposes of calculating Mr. Archibald’s benefit under Black & Decker’s Supplemental Executive Retirement Plan;

•	retiree medical benefit coverage for Mr. Archibald and his spouse, to the extent Mr. Archibald is eligible to receive such benefit coverage upon his retirement under Black & Decker’s applicable plans; and

•	reimbursement of all legal fees and expenses incurred by Mr. Archibald resulting from the application of Section 4999 of the Code to all payments and benefits under the executive chairman agreement.

Stanley may terminate Mr. Archibald’s employment with or without “Cause” if 80% of the Stanley board (other than Mr. Archibald) approves the termination. Mr. Archibald also has the right to terminate his employment for “Good Reason” upon the occurrence of certain events, including, but not limited to, (1) a reduction in Mr. Archibald’s annual base salary or annual bonus amount opportunity or (2) the failure of Mr. Archibald to be appointed or elected a member of the Stanley board or to be elected its executive chairman. Upon the termination of Mr. Archibald’s employment by Stanley without Cause or for Good Reason, Mr. Archibald would be entitled to the following benefits:

•	Stanley will pay Mr. Archibald the cost synergy bonus following the third anniversary of the effective date as if Mr. Archibald had remained continuously employed by Stanley through such date;

•	all outstanding equity awards granted to Mr. Archibald pursuant to the executive chairman agreement would immediately vest, as well as any Black & Decker stock options, shares of restricted stock, and restricted stock units outstanding prior to the completion of the merger; and

•	continued health and welfare benefits covering for Mr. Archibald and his eligible dependents until up to the third anniversary of the completion of the merger.

Severance Benefits Agreements

In 1986, Black & Decker entered into severance benefits agreements that provided for payments to be made to certain key management employees who are terminated following a change in control of Black & Decker. These agreements have been amended and restated from time to time and currently cover 19 executive officers.

The severance benefits agreements provide for the payment of specified benefits if the executive’s employment terminates under certain circumstances following a change in control. The entry into the merger agreement by Black & Decker was a change in control under the severance benefits agreements.

Circumstances triggering payment of severance benefits under these agreements include: (1) involuntary termination of employment for reasons other than death, disability, or cause; or (2) voluntary termination by the executive in the event of significant changes in the nature of his or her employment, including reductions in compensation and changes in responsibilities and powers. Benefits under the severance benefits agreements generally include:

•	a severance payment equal to three times the sum of the executive’s annual base salary, the “maximum participant award,” and the “LTP Amount”,

•	reimbursement of all legal fees and expenses incurred by the executive as a result of his or her termination,

•	a gross-up payment if the executive is subject to the excise tax imposed by Section 4999 of the Code, and

•	life, disability, accident and health insurance benefits for three years following termination substantially similar to those benefits to which the executive was entitled immediately prior to termination.

For purposes of the severance benefits agreements, the “maximum participant award” means the maximum payment that the executive could have received under Black & Decker’s executive annual incentive plan, determined as if the executive had remained a participant and all performance goals that would have entitled the executive to a maximum payment are met or exceeded, and “LTP Amount” means an amount equal to, depending on the individual, 60-90% of the executive’s annual base salary.

The following table sets forth the amount of payments and the estimated value of benefits that each executive officer would receive if a qualifying termination occurs together with an estimate of the gross-up payments for excise and related taxes to be paid by Stanley:

Executive Officer	Severance Payment	Benefits	Estimated Gross-Up	Total

Michael D. Mangan	$7,770,000	$140,105	$9,074,113	$16,984,218
Charles E. Fenton	$5,544,000	$286,365	—	$5,830,365
John W. Schiech	$4,394,250	$103,088	$3,805,348	$8,302,686
Stephen F. Reeves	$3,780,000	$88,346	$4,285,866	$8,154,212
James T. Caudill	$3,881,250	$86,888	$2,045,744	$6,013,882
Paul F. McBride	$3,671,250	$105,010	—	$3,776,260
Bruce W. Brooks	$3,363,000	$88,732	$2,144,951	$5,596,683
Les H. Ireland	$3,277,500	$89,155	—	$3,366,655
John H. Wyatt	$2,679,690	$40,472	—	$2,720,162
Mark M. Rothleitner	$2,925,000	$88,810	—	$3,013,810
Ben S. Sihota	$2,633,550	$114,368	—	$2,747,918
Michael A. Tyll	$2,742,750	$65,350	$1,994,766	$4,802,866
Christina M. McMullen	$2,457,000	$71,192	—	$2,528,192
William S. Taylor	$2,115,705	$73,532	$1,076,746	$3,265,983
Amy K. O’Keefe	$2,115,000	$77,090	$1,027,896	$3,219,986
Jaime A. Ramirez	$1,980,000	$81,461	$1,096,713	$3,158,174
James R. Raskin	$2,044,500	$79,146	$1,250,893	$3,374,539
Anthony V. Milando	$1,956,375	$79,741	$1,063,121	$3,099,237
Natalie A. Shields	$1,339,500	$73,995	$922,647	$2,336,142

Total	$60,670,320	$1,832,846	$29,788,804	$92,291,970

The severance payment will be paid six months and one day following the officer’s termination of employment and will bear interest at an annualized rate of 4.5% from the date of termination until it is paid. The foregoing estimates of the “gross-up” for excise and related taxes are based on a number of factors, including assumed individual effective tax rates, the value associated with the acceleration of vesting of equity awards, the timing of any parachute payments and whether the employment of the executive officer is terminated in connection with the merger. Facts and circumstances at the time of any qualifying termination of employment as well as changes in the applicable executive officer’s compensation history preceding such termination could materially impact whether and to what extent the excise tax will be imposed and therefore the amount of any potential gross-up.

Long-Term Incentive Plans

In February 2008, the Black & Decker board of directors adopted The Black & Decker 2008 Executive Long-Term Incentive/Retention Plan (the “2008 Long-Term Plan”) for corporate officers and The Black & Decker Long-Term Management Compensation Plan for key non-officer employees. Each participant in the 2008 Long-Term Plan is entitled to a cash award payable in January 2011 if the average of Black & Decker’s return on capital employed (as defined in the 2008 Long-Term Plan) during fiscal years 2008, 2009, and 2010 is at least 12%. The Long-Term Management Compensation Plan does not include a performance metric.

Under the terms of the 2008 Long-Term Plan, each participant is entitled to the payment of his or her award in the event of a change in control without regard to the achievement of the performance metric. Awards under the Long-Term Management Compensation Plan are also payable in the event of a change in control. Under both of these plans, the completion of the merger is a change in control. The following table sets forth the amount that each of Black & Decker’s executive officers would receive under the 2008 Long-Term Plan or the Long-Term Management Compensation Plan upon completion of the merger:

Executive Officer	Award

Nolan D. Archibald	$4,725,000
Michael D. Mangan	$1,728,000
Charles E. Fenton	$1,512,000
John W. Schiech	$1,046,250
Stephen F. Reeves	$630,000
James T. Caudill	$263,250
Paul F. McBride	$1,001,250
Bruce W. Brooks	$855,000
Les H. Ireland	$769,500
John H. Wyatt	$435,932
Mark M. Rothleitner	$675,000
Ben S. Sihota	$733,050
Michael A. Tyll	$643,950
Christina M. McMullen	$567,000
William S. Taylor	$405,135
Amy K. O’Keefe	$360,305
Jaime A. Ramirez	$337,500
James R. Raskin	$522,000
Anthony V. Milando	$374,625
Natalie A. Shields	$342,000

Total	$17,926,747

Equity Compensation Plans

Under the terms of Black & Decker’s restricted stock plans, all outstanding shares of restricted stock and restricted stock units vest upon a change in control (other than those held by Mr. Archibald). Under the terms of the severance benefits agreements described above, each executive (other than Mr. Archibald) will fully vest in all outstanding stock options held by the executive upon the occurrence of a change in control. For purposes of the restricted stock plans and the severance benefits agreements, the entry into the merger agreement on November 2, 2009 was a change in control that resulted in the vesting of outstanding shares of restricted stock, restricted stock units, and stock options.

The following table sets forth for each of the executive officers the amount each individual received in respect of vesting of unvested equity compensation awards that were outstanding as of November 2, 2009. The dollar amounts are based on a price per share of Black & Decker common stock of $65.10 (the closing price on January 28, 2010), and calculated assuming all in-the-money stock options were exercised and all restricted stock and shares underlying those stock options were sold.

			Cash that would have
			been paid if Unvested
	Unvested Restricted Stock/	Unvested Stock	Awards were Exercised
Executive Officer	Restricted Stock Units	Options	and Cashed Out

Michael D. Mangan	77,000	117,750	$6,863,280
Charles E. Fenton	44,000	74,350	$3,953,292
John W. Schiech	48,400	70,000	$4,022,490
Stephen F. Reeves	29,200	54,850	$2,989,812
James T. Caudill	28,600	55,150	$2,650,368
Paul F. McBride	26,000	42,550	$2,237,046
Bruce W. Brooks	32,500	50,050	$2,767,476
Les H. Ireland	29,000	51,025	$2,649,588
John H. Wyatt	14,130	19,200	$1,252,205
Mark M. Rothleitner	13,400	24,200	$1,199,544
Ben S. Sihota	17,000	22,825	$1,433,904
Michael A. Tyll	28,600	54,900	$2,650,368
Christina M. McMullen	17,000	24,900	$1,452,678
William S. Taylor	10,100	13,350	$878,348
Amy K. O’Keefe	5,625	9,975	$540,518
Jaime A. Ramirez	9,910	9,125	$821,526
James R. Raskin	18,640	23,800	$1,519,212
Anthony V. Milando	7,300	10,750	$652,334
Natalie A. Shields	12,500	21,775	$1,119,498

Total	468,905	750,525	$41,653,487

Pension Benefits

Black & Decker maintains a non-contributory, tax-qualified defined benefit plan that covers most of the executive officers. Tax code provisions limit the annual benefits that may be paid from tax-qualified retirement plans. Black & Decker also maintains The Black & Decker Supplemental Executive Retirement Plan (“SERP”) for specified executives that authorizes payment outside of the tax-qualified plan of annual benefits in excess of amounts permitted to be paid under the tax-qualified plan. Each of Messrs. Archibald, Mangan, Fenton, Schiech, Reeves, and McBride participates in the SERP.

The calculation of benefits under the SERP is determined by a formula that takes into account the participant’s stated average annual compensation and years of credited service. The amount of the benefit is based on the executive’s base annual salary, award under the executive annual incentive plan, any other annual bonus, and, in the event of a change in control, any salary continuance payments. The amount of compensation used when calculating the benefit is an executive’s highest three-year average of compensation out of the last seven years (or the last seven full calendar years) of employment with Black & Decker measured from each of the following dates: date of employment termination, the end of any salary continuation period, and, if a change in control has occurred, the date of the change in control.

After 15 years of credited service, an executive participating in the SERP is entitled to an annual benefit equal to 60% of the executive’s annual compensation in the form of an annuity for the executive’s life upon retirement at the executive’s normal retirement date. For at least ten but less than 15 years of service, the amount of the annual benefit would be 50% of average annual compensation. For at least five but less than ten years of service, the amount of the annual benefit would be 5% of average annual compensation for each year of service. Any benefits payable under the SERP are reduced by 100% of the participant’s social security benefits and any retirement, disability, death and similar benefits received from Black & Decker or any other employer.

Upon a change in control of Black & Decker, a participant is entitled to the maximum benefit under the SERP, including the spouse’s death benefit, without risk of forfeiture regardless of years of credited service or age. These benefits become payable at the participant’s 55th birthday but no earlier than six months after termination of employment following a change in control. If payments start after the participant’s early retirement date but before his normal retirement date at age 60 under the SERP, the benefit amount would be reduced by one-twelfth of two percentage points of the participant’s average annual compensation for each full month by which the date the participant begins receiving benefits under the SERP precedes the participant’s normal retirement date. The amount of compensation used when calculating the participant’s benefits cannot be less than it would have been if the participant had terminated employment on the date of the change in control. Future benefit accruals under the SERP cannot be amended or terminated following a change in control of Black & Decker without the participant’s consent.

The following table sets forth the approximate increase in each participant’s benefit under the SERP resulting from the merger:

SERP Participant	Incremental Increase in SERP Benefit

Nolan D. Archibald	$6,680,000
Michael D. Mangan	$9,180,000
Charles E. Fenton	$3,570,000
John W. Schiech	$2,620,000
Paul F. McBride	$3,020,000
Stephen F. Reeves	$4,300,000

Total	$29,370,000

In 2005, the board of directors of Black & Decker amended the SERP to allow participants irrevocably to elect by December 31, 2006, to receive their benefits under the SERP in five equal annual installments if the participant begins receiving benefits before his 65th birthday or in the form of a lump sum payment if the participant begins receiving benefits after his 65th birthday. Lump sum payments under the SERP are calculated as an actuarial equivalent based upon a 4.5% discount rate and, for mortality, the 1994 Group Annuity Reserving Table. Each of the executive officers participating in the SERP has elected to receive his benefits in a lump sum or in five equal annual installments.

Director and Officer Indemnification and Insurance

From and after the completion of the merger, Stanley will assume and honor the obligations of Black & Decker with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the completion of the merger now existing in favor of the current or former directors or officers of Black & Decker. In addition, for six years after the completion of the merger, Stanley will maintain a directors and officers insurance policy covering each person currently covered by Black & Decker’s directors and officers insurance policy on terms with respect to such coverage and amounts no less favorable than the directors and officers insurance policy maintained by Black & Decker on the date of the merger agreement.

Board of Directors and Management After the Merger

Upon the effective time of the merger, the Stanley board of directors will be expanded from its current size of nine members to 15 members. All nine members of the pre-merger Stanley board of directors will remain on the post-merger Stanley board, and six members of the pre-merger Black & Decker board will be appointed to the post-merger Stanley board at the effective time of the merger. Black & Decker will have the right to name its six directors, subject to approval by the pre-merger Stanley board of directors or the Corporate Governance Committee thereof. Mr. Archibald will be one of the six Black & Decker directors. Other than for Nolan D. Archibald, as of the date of this joint proxy statement/prospectus, Black & Decker has not yet named its directors and Stanley has not yet approved any such nominees. The directors from Black & Decker will be allocated, as evenly as possible, among the three classes of the Stanley board of directors. At the first Stanley shareholder meeting after the closing at which directors are elected, the merger agreement requires Stanley to cause the six directors from the pre-merger Black & Decker board of directors to be nominated for election by the shareholders of Stanley. Of the independent directors from the pre-merger Stanley board of directors, the merger agreement requires one to be appointed the lead independent director of the post-merger board of directors. It is anticipated that the bylaws and corporate governance guidelines of Stanley will be amended at the effective time of the merger to create the position of lead independent director and define the responsibilities of such position in relation to the position of Chairman of the board of directors and otherwise.

Following the merger, John F. Lundgren, currently Chairman of the board of directors and Chief Executive Officer of Stanley, will continue to serve as Chief Executive Officer of Stanley. Nolan D. Archibald, currently the Chairman, President, and Chief Executive Officer of Black & Decker, will serve as Executive Chairman of the board of directors of Stanley. Many other executive officers of Stanley, including James M. Loree, currently Executive Vice President and Chief Operating Officer of Stanley, and Don Allan, currently Chief Financial Officer and Vice President of Stanley, and certain executive officers of Black & Decker, including Ben S. Sihota, currently Vice President (Corporate) and President — Asia/Pacific Power Tools and Accessories of Black & Decker, and Michael A. Tyll, currently Group Vice President (Corporate) and President — Fastening and Assembly Systems Group of Black & Decker, are anticipated to be executive officers of Stanley following the merger. Stanley anticipates entering into employment arrangements (including retention agreements) with some or all of these individuals.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Black & Decker common stock and represents the tax opinions of Cravath, Swaine & Moore LLP, counsel to Stanley, and Hogan & Hartson LLP, counsel to Black & Decker. The discussion is based on and subject to the Code, the Treasury regulations promulgated thereunder, administrative rulings and court decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular Black & Decker stockholders in light of their personal circumstances or to such stockholders subject to special treatment under the Code, such as, without limitation: banks, thrifts, mutual funds and other financial institutions, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations and pension funds, insurance companies, dealers or brokers in securities or foreign currency, individual retirement and other deferred accounts, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, stockholders who hold their shares as part of a straddle, hedging, conversion or constructive sale transaction, partnerships or other pass-through entities, stockholders holding their shares through partnerships or other pass-through entities, stockholders whose shares are not held as “capital assets” within the meaning of Section 1221 of the Code, and stockholders who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address any state, local or foreign tax consequences.

For purposes of this discussion, a U.S. holder means a beneficial owner of Black & Decker common stock who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof; or

•	a trust or estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

This discussion does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences. Each Black & Decker stockholder is urged to consult such stockholder’s tax advisor with respect to the particular tax consequences to such stockholder.

The Merger

Based on representations contained in representation letters of officers of Stanley, Blue Jay Acquisition Corp. and Black & Decker and on customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the qualifications and limitations set forth above, it is the opinion of Cravath, Swaine & Moore LLP, counsel to Stanley, and Hogan & Hartson LLP, counsel to Black & Decker, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Based upon the foregoing, the material U.S. federal income tax consequences of the merger will be as follows:

•	none of Stanley, Black & Decker or Blue Jay Acquisition Corp. will recognize gain or loss in the merger;

•	Black & Decker stockholders will not recognize gain or loss in the merger, except with respect to cash received in lieu of fractional shares (as described below);

•	the tax basis of the shares of Stanley common stock received in the merger (including fractional shares for which cash is received) by a Black & Decker stockholder will be the same as the tax basis of the shares of Black & Decker common stock exchanged therefor;

•	the holding period for the shares of Stanley common stock received in the merger by a Black & Decker stockholder (including fractional shares for which cash is received) will include the holding period of the shares of Black & Decker common stock exchanged therefor; and

•	Black & Decker stockholders who receive cash instead of fractional shares of Stanley common stock generally will recognize gain or loss equal to the difference between the amount of cash received and their basis in their fractional shares of Stanley common stock (computed as described above). The character of such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the fractional shares of Stanley common stock are treated as having been held for more than one year at the time of the merger. The deductibility of capital losses is subject to limitation.

Completion of the merger is conditioned on, among other things, the receipt by Stanley and Black & Decker of tax opinions from Cravath, Swaine & Moore LLP and Hogan & Hartson LLP, respectively, each dated the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and representations and covenants made by Stanley, Blue Jay Acquisition Corp. and Black & Decker, including those contained in representation letters of officers of Stanley, Blue Jay Acquisition Corp. and Black & Decker to be delivered at the time of closing.

If any of these representations, covenants or assumptions is inaccurate, the opinions of Cravath, Swaine & Moore LLP and Hogan & Hartson LLP may not be relied upon, and the U.S. federal income tax consequences of the merger could differ from those discussed here. In addition, none of these opinions are binding on the Internal Revenue Service (“IRS”) or any court, and none of Stanley, Blue Jay Acquisition Corp. or Black & Decker intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Consequently, there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge.

Backup Withholding and Information Reporting

Cash payments received in the merger by a Black & Decker stockholder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate, unless such stockholder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder’s U.S. federal income tax liability, provided the stockholder furnishes certain required information to the IRS.

A Black & Decker stockholder who receives shares of Stanley common stock as a result of the merger will be required to retain records pertaining to the merger. Each Black & Decker stockholder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives shares of Stanley common stock in the merger will be required to file a statement with such U.S. federal income tax return setting forth such stockholder’s basis in the Black & Decker common stock surrendered and the fair market value of such stock immediately before the merger. A “significant holder” is a Black & Decker stockholder who, immediately before the merger, owned at least 5% of the outstanding stock of Black & Decker.

Accounting Treatment of the Merger

Stanley prepares its financial statements in accordance with GAAP. The merger will be accounted for by applying the acquisition method, which requires the determination of the acquiror, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Accounting Standards Codification Topic 805-10, “Business Combinations — Overall” (“ASC 805-10”) provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Based on Stanley being the entity issuing its equity interests in the merger, the current Stanley directors representing nine out of 15 directors of the combined company and the other terms of the merger, including the receipt by Black & Decker stockholders of a premium (as of the date preceding the merger announcement), Stanley will be considered to be the acquiror of Black & Decker for accounting purposes. This means that Stanley will allocate the purchase price to the fair value of Black & Decker’s assets and liabilities at the acquisition date, with any excess purchase price being recorded as goodwill.

Regulatory Approvals Required for the Merger

Stanley and Black & Decker have agreed to use their reasonable best efforts to obtain all governmental and regulatory approvals required to complete the transactions contemplated by the merger agreement.

United States Antitrust.  Under the HSR Act, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and all statutory waiting period requirements have been satisfied. Stanley and Black & Decker filed Notification and Report Forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission on November 25, 2009. The waiting period under the HSR Act with respect to the proposed merger expired at 11:59 p.m., eastern time, on December 28, 2009. Stanley and Black & Decker did not receive a Second Request from the Federal Trade Commission before the waiting period under the HSR Act expired. No other approvals are required under the United States antitrust laws to complete the transaction. However, at any time before or after the effective time of the merger, public or private entities (including states and private parties) could take action under the antitrust laws, including but not limited to seeking to prevent the merger in court, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of Stanley or Black & Decker. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Europe.  Both Stanley and Black & Decker conduct business in member states of the European Union. Council Regulation (EC) No. 139/2004, as amended, and accompanying regulations require notification to and approval by the European Commission of specific mergers or acquisitions involving parties with worldwide sales and individual European Union sales exceeding specified thresholds before these mergers and acquisitions can be implemented. Stanley and Black & Decker are in the process of preparing formal notifications to the European Commission of the merger. Pursuant to European Community regulations, the

European Commission has 25 business days from the day following the date of such notification, which period may be extended to 35 business days after the date of notification under certain circumstances, in which to consider whether the merger would significantly impede effective competition in the common market (as defined by European Community regulations) or a substantial part of it, in particular as a result of the creation or strengthening of a dominant position. By the end of that period, the European Commission must issue a decision either clearing the merger, which may be conditional upon satisfaction of the parties’ undertakings, or open an in-depth “Phase II” investigation. A Phase II investigation may last a maximum of an additional 125 business days. It is possible that an investigation could result in a challenge to the merger based on European Union competition law or regulations.

Other Laws.  In addition to the regulatory matters described above, the merger requires approval of other governmental agencies under foreign regulatory laws, including under the Competition Act of Canada. The applicable waiting period under the Canadian Competition Act has expired, and the Commissioner of Competition issued a “no action” letter on January 18, 2010. It is possible that any of the other governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions.

General.  In connection with obtaining the approval of all necessary governmental authorities to complete the merger, including but not limited to the governmental authorities specified above, there can be no assurance that:

•	governmental authorities will not impose any conditions on the granting of their approval and, if such conditions are imposed, that Stanley or Black & Decker will be able to satisfy or comply with such conditions;

•	compliance or non-compliance will not have adverse consequences on Stanley after completion of the merger; or

•	the required regulatory approvals will be obtained within the time frame contemplated by Stanley and Black & Decker or on terms that will be satisfactory to Stanley and Black & Decker.

We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail.

Exchange of Shares in the Merger

At or prior to the completion of the merger, an exchange agent will be appointed to handle the exchange of shares of Black & Decker common stock for shares of Stanley common stock. Upon completion of the merger, shares of Black & Decker common stock will be automatically converted into the right to receive shares of Stanley common stock without the need for any action by the holders of Black & Decker common stock.

As promptly as practicable after the completion of the merger, the exchange agent will send to each holder of record of Black & Decker common stock a letter of transmittal. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to any certificates shall pass, only upon proper delivery of such certificates to the exchange agent. The letter of transmittal will be accompanied by instructions. Black & Decker stockholders should not return stock certificates with the enclosed proxy card.

After the completion of the merger, shares of Black & Decker common stock will no longer be outstanding, will be automatically cancelled and will cease to exist and each certificate, if any, that previously represented shares of Black & Decker common stock will represent only the right to receive the merger consideration as described above. Until holders of Black & Decker common stock have surrendered such stock to the exchange agent for exchange, those holders will not receive dividends or distributions on the shares of Stanley common stock into which their shares of Black & Decker common stock have been converted with a record date after the effective time of the merger.

Black & Decker stockholders will not receive any fractional shares of Stanley common stock pursuant to the merger. Instead of any fractional shares, stockholders will be paid an amount in cash for such fraction calculated by multiplying (a) the fractional share interest to which such holder would otherwise be entitled by (b) the per share closing price of Stanley common stock on the last trading day on the NYSE immediately prior to the closing of the merger.

Stanley shareholders need not take any action with respect to their stock certificates.

Treatment of Stock Options and Other Equity-Based Awards

Stock Options.  Upon completion of the merger, each outstanding stock option to purchase Black & Decker common stock granted pursuant to the Black & Decker 2003 Stock Option Plan, the Black & Decker 1996 Stock Option Plan, the Black & Decker 1992 Stock Option Plan, the Black & Decker 1989 Stock Option Plan or the Black & Decker 1995 Stock Option Plan for Non-Employee Directors will be converted pursuant to the merger agreement into a stock option to acquire shares of Stanley common stock on the same terms and conditions as were in effect immediately prior to the completion of the merger. The number of shares of Stanley common stock underlying each converted Black & Decker stock option will be determined by multiplying the number of shares of Black & Decker common stock subject to such stock option immediately prior to the completion of the merger by the 1.275 exchange ratio, and rounding down to the nearest whole share. The exercise price per share of each converted Black & Decker stock option will be determined by dividing the per share exercise price of such stock option by the 1.275 exchange ratio, and rounding up to the nearest whole cent. Pursuant to the terms of severance benefits agreements with certain executive officers of Black & Decker, as described under “— Financial Interests of Black & Decker Directors and Officers in the Merger — Equity Compensation Plans”, each executive officer who is party to such an agreement (other than Mr. Archibald) became fully vested in all outstanding stock options held by such executive upon execution of the merger agreement. Mr. Archibald’s stock options will remain subject to their current terms with respect to vesting and will not be accelerated as a result of the merger.

Restricted Shares.  With the exception of restricted shares held by Mr. Archibald, each restricted share granted pursuant to the Black & Decker 2008 Restricted Stock Plan or the Black & Decker 2004 Restricted Stock Plan that did not become fully vested upon execution of the merger agreement will become fully vested shares of Black & Decker common stock immediately prior to completion of the merger. The holders of restricted shares of Black & Decker common stock will be treated in the same manner as other holders of Black & Decker common stock under the merger agreement. Pursuant to the merger and Mr. Archibald’s executive chairman agreement with Stanley, upon completion of the merger, each restricted share of Black & Decker common stock held by Mr. Archibald will be converted into the right to receive restricted shares of Stanley common stock on the same terms and conditions as were in effect with respect to Mr. Archibald’s Black & Decker restricted shares immediately prior to the completion of the merger. Each such restricted share of Black & Decker common stock will be converted into a number of restricted shares of Stanley common stock at the 1.275 exchange ratio.

Restricted Stock Units.  With the exception of restricted stock units held by Mr. Archibald, upon completion of the merger, each restricted stock unit granted pursuant to the Black & Decker 2008 Restricted Stock Plan or the Black & Decker 2004 Restricted Stock Plan that did not become fully vested upon execution of the merger agreement will become fully vested and converted pursuant to the merger agreement into a number of shares of Stanley common stock determined by multiplying the number of shares of Black & Decker common stock subject to such restricted stock units by the 1.275 exchange ratio, rounding down to the nearest whole share. Pursuant to Mr. Archibald’s executive chairman agreement with Stanley, upon completion of the merger, each restricted stock unit with respect to shares of Black & Decker common stock held by Mr. Archibald will be converted into restricted stock units with respect to shares of Stanley common stock on the same terms and conditions as were in effect with respect to Mr. Archibald’s Black & Decker restricted stock units immediately prior to the completion of the merger, and the number of shares of Stanley common stock underlying each such converted Black & Decker restricted stock unit will be determined by multiplying the number of shares of Black & Decker common stock subject to such restricted stock unit by the 1.275 exchange ratio, rounding down to the nearest whole share.

Dividend Policy

Stanley currently pays a quarterly cash dividend of $0.33 per share of common stock. The Stanley board of directors regularly evaluates the dividend policy and considers the dividend an important component of shareholder returns.

Listing of Stanley Common Stock

It is a condition to the completion of the merger that the Stanley common stock issuable in the merger or after the merger in respect of Black & Decker equity awards be approved for listing on the NYSE, subject to official notice of issuance. It is expected that following the merger, Stanley common stock will continue to trade on the NYSE under the symbol “SWK”.

De-Listing and Deregistration of Black & Decker Stock

When the merger is completed, the Black & Decker common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Appraisal Rights

Under the Connecticut Business Corporation Act, the holders of Stanley common stock are not entitled to appraisal rights in connection with the merger or any of the Stanley proposals. Under the Maryland General Corporation Law, the holders of Black & Decker common stock are not entitled to appraisal rights in connection with the merger or the Black & Decker proposal to approve the merger. See “No Appraisal Rights” beginning on page 150.

Restrictions on Sales of Shares by Certain Affiliates.

The shares of Stanley common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who is an “affiliate” of Stanley. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Stanley and may include the executive officers, directors and significant stockholders of Stanley.

Litigation Related to the Merger

Since the announcement of the merger on November 2, 2009, Black & Decker, members of the Black & Decker board of directors, Stanley and, in one case, Blue Jay Acquisition Corp. were named as defendants in two stockholder derivative actions (the “Derivative Actions”) and three purported stockholder class actions (the “Direct Actions”) brought by Black & Decker stockholders challenging the proposed merger.

One such Derivative Action was filed in the Circuit Court for Baltimore County, Maryland (Graziadei v. Archibald, et al., No. 09-13627) (the “Graziadei Derivative Action”). The second Derivative Action originally commenced with a demand letter from a Black & Decker stockholder being served on the Black & Decker board of directors on November 9, 2009. In response thereto, the Black & Decker board of directors formed a special committee to investigate the derivative claims asserted by stockholders on behalf of Black & Decker, including those allegations included in the demand letter. On December 14, 2009, the stockholder on whose behalf the demand letter was sent filed a stockholder derivative action in the United States District Court for the District of Maryland (Simon v. Archibald, et al., No. 09-cv-03343). The Direct Actions were all filed in the Circuit Court for Baltimore County, Maryland (Jacobs v. Archibald, et al., No. 09-13661; Mainor, et al. v. Archibald, et al., No. 09-13684; Perrin v. Archibald, et al., No. 09-14026).

The plaintiffs in the Derivative Actions and the Direct Actions generally alleged that (i) the members of the Black & Decker board of directors breached their duties to Black & Decker and its stockholders by authorizing the merger with Stanley for what plaintiffs deem inadequate consideration and pursuant to an inadequate process and (ii) Stanley and, in one case, Blue Jay Acquisition Corp. aided and abetted the other defendants’ alleged breaches of duties. The plaintiffs in the Derivative Actions sought, among other things, to enjoin the merger, to rescind the transaction and to recover attorneys’ fees and costs. The plaintiffs in the Direct Actions sought, among other things, to certify a class of Black & Decker common stockholders, to enjoin the merger, to rescind the transaction and to recover attorneys’ fees and costs. Black & Decker, the members of the Black & Decker board, Stanley and Blue Jay Acquisition Corp. denied any wrongdoing. The special committee formed by the Black & Decker board to investigate the derivative claims completed its investigation and concluded that the Black & Decker board acted in accordance with its duties under Maryland law in considering and recommending the merger with Stanley.

As of the date of this joint proxy statement/prospectus, the Graziadei Derivative Action and the Direct Actions have all been removed to the United States District Court for the District of Maryland, and timely motions to dismiss have been filed in the Derivative Actions and the Direct Actions. Additionally, on January 14, 2010, Black & Decker, members of the Black & Decker board, Stanley and Blue Jay Acquisition Corp. entered into a memorandum of understanding with the various stockholder plaintiffs to settle the Derivative Actions and the Direct Actions. In connection with the settlement contemplated by the memorandum of understanding, the parties agreed to make certain additional disclosures in this joint proxy statement/prospectus, which are included herein. Further, on January 20, 2010 and as contemplated by the memorandum of understanding, the parties filed a Stipulated Order of Consolidation and, pursuant thereto, all five cases were consolidated under the name In re Black & Decker Shareholder Litigation, No. 09-cv-3011. On January 22 and also as contemplated by the memorandum of understanding, the plaintiffs filed a Consolidated Amended Class Action and Shareholder Derivative Complaint. This complaint supersedes the previously filed complaints and adds an additional claim that the Black & Decker board members breached their fiduciary duties by failing to make adequate disclosures to the stockholders of Black & Decker and that Stanley aided and abetted this breach by being instrumental in preparing and issuing this joint proxy statement/prospectus.

The memorandum of understanding contemplates that plaintiffs’ counsel will petition the Court for an award of attorneys’ fees and expenses to be paid by Black & Decker and/or its successors, up to an agreed-upon limit, and that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including Court approval following notice to Black & Decker stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Court will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the Court, it will resolve and release all currently pending suits against Black & Decker, members of the Black & Decker board, Stanley and Blue Jay Acquisition Corp. relating to the merger. There can be no assurance that the parties ultimately will enter into a stipulation of settlement or that the Court will approve the settlement.

Amendments to Stanley’s Certificate of Incorporation

The Stanley board of directors has approved, subject to shareholder approval and completion of the merger, an amendment to the Stanley certificate of incorporation to (a) provide for an increase in the number of shares of Stanley common stock authorized for issuance from 200,000,000 to 300,000,000 and (b) change Stanley’s name to “Stanley Black & Decker, Inc.”. The form of amendment is included in this joint proxy statement/prospectus as Annex E. The approval of this amendment is a condition to the merger. Further, in the event this proposal is adopted by Stanley shareholders, but the merger is not completed, Stanley will not file articles of amendment effectuating this amendment.

As of January 29, 2010, Stanley had approximately 81 million shares of Stanley common stock issued and outstanding. As of January 29, 2010, there were approximately 30 million shares of Stanley common stock reserved for issuance. Based on the number of shares of Black & Decker common stock outstanding as of such date, if the merger is completed, Stanley would be required to issue approximately 78 million additional shares of Stanley common stock to the Black & Decker stockholders. Additionally, upon completion of the merger, Stanley would likely reserve for issuance approximately 6 million additional shares of Stanley common stock to cover, among other things, stock options assumed from Black & Decker. The foregoing discussion does not give effect to the proposed increase in the size of Stanley’s 2009 LTIP. Although the amount of common stock currently authorized under the Stanley certificate of incorporation will be sufficient to complete the merger and Stanley’s management currently has no definitive plans for the issuance of any additional authorized shares, the authorization of additional shares would permit the issuance of shares for future stock dividends, stock splits, possible acquisitions, stock option plans, and other appropriate corporate purposes. The additional shares of Stanley common stock will not be entitled to preemptive rights nor will existing shareholders have any preemptive right to acquire any of those shares when issued.

Summary of the Merger Agreement

The following summarizes material provisions of the merger agreement, which is included as Annex A in this joint proxy statement/prospectus and is incorporated herein by reference in its entirety. The rights and obligations of Stanley and Black & Decker are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Stanley shareholders and Black & Decker stockholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the merger or the issuance of Stanley common stock or the amendment of Stanley’s certificate of incorporation.

The merger agreement is included in this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about Stanley or Black & Decker. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if the statements prove to be inaccurate;

•	have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 152.

This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger; Merger Consideration

The merger agreement provides for the merger of Blue Jay Acquisition Corp. with and into Black & Decker. Black & Decker will be the surviving corporation in the merger and will become a wholly owned subsidiary of Stanley. Upon completion of the merger, each share of Black & Decker common stock issued and outstanding immediately prior to the completion of the merger, except for any shares of Black & Decker common stock held by Stanley or Blue Jay Acquisition Corp. (which will be cancelled), will be converted into the right to receive 1.275 shares of Stanley common stock (and associated Series A Junior Participating Preferred Stock purchase rights).

Stanley will not issue any fractional shares of Stanley common stock in the merger. Instead, a Black & Decker stockholder who otherwise would have received a fraction of a share of Stanley common stock will receive an amount in cash equal to such fractional amount multiplied by the closing sale price of Stanley common stock on the NYSE on the last trading day prior to the effective time of the merger.

As part of the merger, the charter of Black & Decker will be amended in the form included as Exhibit A to the merger agreement. The form of the amended and restated charter will be customary for a subsidiary of a publicly traded corporation.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place no later than the second business day after all conditions to the completion of the merger have been satisfied or waived. The merger will be effective when the parties file articles of merger with the State Department of Assessments and Taxation of the State of Maryland (“SDAT”), and such articles are accepted for record by SDAT, unless the parties agree to a later time for the effectiveness of the merger that is not more than 30 days after the date on which the Articles of Merger are accepted for record by the SDAT and specify that time in the articles of merger.

Stanley and Black & Decker currently expect to complete the merger towards the end of the first quarter or the beginning of the second quarter of 2010, subject to receipt of required shareholder and regulatory approvals and the satisfaction or waiver of the conditions to the merger described in the merger agreement.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties, many of which are qualified by materiality or Material Adverse Effect.

“Material Adverse Effect” is defined in the merger agreement generally to mean an event or development that materially and adversely affects the business, properties, financial condition or results of operations of a party and its subsidiaries, taken as a whole, except that the definition of Material Adverse Effect excludes any effect that is attributable to, results from or arises in connection with: (a) changes or conditions generally affecting the industries in which the applicable party operates (unless the effect has a materially disproportionate effect on such party relative to others in such industries); (b) announcement of the merger agreement or completion of the merger; (c) the outbreak or escalation of hostilities or any acts of war, sabotage or terrorism, or any earthquake, hurricane, tornado or other natural disaster (unless the effect has a materially disproportionate effect on such party relative to others in such party’s industries); (d) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (unless the effect has a materially disproportionate effect on such party relative to others in such industries); or (e) any failure, in and of itself, to meet projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period.

The representations and warranties relate to, among other topics, the following:

•	organization, standing and corporate power;

•	ownership of subsidiaries;

•	capital structure;

•	authority relative to the execution and delivery of the merger agreement, and the execution, delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents and other agreements or obligations and required consents;

•	SEC documents and financial statements;

•	internal controls and disclosure controls and procedures;

•	absence of undisclosed liabilities and off-balance-sheet arrangements;

•	accuracy of information supplied or to be supplied for use in this joint proxy statement/prospectus;

•	absence of certain changes and events from the end of the most recently completed fiscal year of a party to the date of execution of the merger agreement;

•	tax matters;

•	benefits matters and ERISA compliance;

•	absence of certain litigation;

•	compliance with applicable laws and permits;

•	environmental matters;

•	material contracts;

•	owned and leased real property;

•	intellectual property;

•	collective bargaining agreements and other labor matters;

•	broker’s fees payable in connection with the merger; and

•	opinions from financial advisors.

The merger agreement also contains certain representations and warranties of Stanley with respect to its direct wholly owned subsidiary, Blue Jay Acquisition Corp., including its lack of prior business activities.

Conduct of Business

Each of Stanley and Black & Decker has undertaken certain covenants in the merger agreement restricting the conduct of their respective businesses between the date of the merger agreement and the effective time of the merger. In general, each of Stanley and Black & Decker has agreed to (a) conduct its business in the ordinary course in all material respects and (b) use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships.

In addition, each of Stanley and Black & Decker has agreed to various specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time of the merger, including the following (subject in each case to exceptions specified in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):

•	declaring or paying dividends or other distributions, other than regular quarterly cash dividends not exceeding $0.33 per share, in the case of Stanley, and not exceeding $0.12 per share, in the case of Black & Decker;

•	splitting, combining, sub-dividing or reclassifying any of its capital stock or issuing of any other securities in substitution for shares of its capital stock;

•	repurchasing, redeeming or otherwise acquiring its own capital stock;

•	issuing or selling shares of capital stock, voting securities or other equity interests;

•	amending its charter or bylaws or equivalent organizational documents;

•	making changes in employee benefit plans or increasing compensation and benefits paid to employees;

•	making any change in financial accounting methods, except as required by a change in GAAP;

•	taking certain material actions with respect to taxes;

•	acquiring any equity interest in, or business of, any person, or any material property or assets, if the aggregate amount of consideration paid in connection with all such transactions would exceed $100 million;

•	selling, leasing, encumbering or otherwise disposing of any properties or assets that have an aggregate fair market value greater than $25 million;

•	incurring indebtedness outside the ordinary course of business;

•	making capital expenditures in excess of specified amounts;

•	entering into or amending any contracts, or taking other actions, that would reasonably be expected to prevent or materially impede or delay the completion of the merger;

•	entering into or amending any material contract to the extent that completion of the merger or compliance with the merger agreement would cause a default, create an obligation or lien, or cause a loss of a benefit under such material contract;

•	settling material claims or material litigations;

•	canceling any material indebtedness or waiving any material claims of value;

•	entering into, modifying or terminating collective bargaining agreements; or

•	authorizing or committing to any, or participating in any discussions with any other person regarding any, of the foregoing actions.

No Solicitation of Alternative Proposals

Each company has agreed that, from the time of the execution of the merger agreement until the completion of the merger, none of Stanley or Black & Decker shall, nor shall it authorize or permit any of its affiliates or any of its or their respective directors, officers or employees or any of its or their respective investment bankers, accountants, attorneys or other advisors, agents or representatives to, (a) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any takeover proposal or any inquiry or proposal that may reasonably be expected to lead to a takeover proposal or (b) directly or indirectly participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, any takeover proposal or any inquiry or proposal that may reasonably be expected to lead to a takeover proposal. A “takeover proposal” with respect to a party essentially means any proposal or offer with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction, (ii) sale, lease, contribution or other disposition, directly or indirectly, of any business or assets representing 10% or more of the consolidated revenues, net income or assets of such party and its subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any person or group of securities representing 10% or more of the voting power of such party, (iv) transaction in which any person shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or the formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the such party’s common stock or (v) any combination of the foregoing.

The board of directors of each of Stanley and Black & Decker will be permitted, prior to the receipt of the relevant shareholder approval required to complete the merger, to furnish information with respect to Stanley or Black & Decker, as applicable, and their respective subsidiaries to a person making a bona fide written takeover proposal and participate in discussions and negotiations with respect to such bona fide written takeover proposal if the board of directors of such party determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such proposal constitutes or is reasonably likely to lead to a superior proposal. A “superior proposal” with respect to a party essentially means any binding bona fide written offer made by a third person pursuant to which such third person would acquire, directly or indirectly, more than 50% of the common stock of such party or substantially all of the assets of such party and its subsidiaries, taken as a whole, which the board of directors of such party determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is (a) on terms more favorable from a financial point of view to the holders of common stock of such party than the merger, taking into account all the terms and conditions of such proposal and the merger agreement (including any changes proposed by the other party to the terms of the merger agreement), and (b) reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

The merger agreement requires that the parties notify each other of the receipt of any takeover proposals and of the material terms and conditions of any such takeover proposal. The merger agreement also requires both Stanley and Black & Decker to cease and cause to be terminated all discussions or negotiations with any person conducted prior to execution of the merger agreement with respect to any takeover proposal, or any inquiry or proposal that may reasonably be expected to lead to a takeover proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such person.

Changes in Board Recommendations

The boards of directors of each of Stanley and Black & Decker have agreed that they will not (a) withdraw or modify in any manner adverse to the other party, or propose publicly to withdraw or modify in any manner adverse to the other party, the approval, recommendation or declaration of advisability by such board with respect to the merger agreement, (b) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, any takeover proposal, or (c) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, or allow such party to execute or enter into, any agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any takeover proposal, or requiring, or reasonably expected to cause, such party to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the merger or any of the other transactions contemplated by the merger agreement.

Notwithstanding the foregoing, at any time prior to obtaining the applicable shareholder approval, the board of directors of Stanley or Black & Decker, as applicable, may withdraw or modify its recommendation or recommend an alternative takeover proposal if such party receives a superior proposal or such board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its duties under applicable law. Prior to taking any such action, such board of directors must inform the other party of its decision to change its recommendation and give the other party five business days to respond to such decision, including by proposing changes to the merger agreement.

If the board of directors of Stanley or Black & Decker withdraws or modifies its recommendation, or recommends any alternative takeover proposal, such party will nonetheless continue to be obligated to hold its shareholder meeting and submit the proposals described in this joint proxy statement/prospectus to its shareholders or stockholders, as applicable.

Efforts to Obtain Required Shareholder Votes

Stanley has agreed to hold its special meeting and to use its commercially reasonable efforts to obtain shareholder approval of the issuance of shares of Stanley common stock to Black & Decker stockholders in the merger and the proposal to amend the Stanley certificate of incorporation to increase the number of authorized shares and to change Stanley’s name to “Stanley Black & Decker, Inc.”. The merger agreement requires Stanley to submit these proposals to a shareholder vote even if its board of directors no longer recommends the proposals. The board of directors of Stanley has approved the merger, the issuance of stock and the certificate of incorporation amendment proposals and has adopted resolutions directing that such proposals be submitted to Stanley shareholders for their consideration.

Black & Decker has also agreed to hold its special meeting and to use its commercially reasonable efforts to obtain shareholder approval of the merger. The merger agreement requires Black & Decker to submit the merger to a stockholder vote even if its board of directors no longer recommends the merger. The board of directors of Black & Decker has declared the merger advisable and adopted resolutions directing that the merger be submitted to the Black & Decker stockholders for their consideration.

Efforts to Complete the Merger

Stanley and Black & Decker have agreed to each use reasonable best efforts to:

•	take all actions, and do and assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable;

•	as promptly as practicable, obtain from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made;

•	defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the completion of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed;

•	as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to the merger agreement and the merger required under (a) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, and (b) any other applicable law; and

•	execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

Additionally, Stanley and Black & Decker have agreed to cooperate and to use their respective reasonable best efforts to:

•	obtain any consents of any governmental entity, and to make any registrations, declarations, notices or filings, if any, necessary for the merger under any antitrust law;

•	respond to any requests of any governmental entity for information under any antitrust law;

•	secure the expiration or termination of any applicable waiting period under any antitrust law;

•	resolve any objections asserted with respect to the transactions contemplated by the merger agreement raised by any governmental entity under any antitrust law;

•	contest and resist any action, including any legislative, administrative or judicial action under any antitrust law; and

•	prevent the entry of any court order and have vacated, lifted, reversed or overturned any judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the completion of the merger or any other transactions contemplated by the merger agreement under any antitrust law.

Notwithstanding the foregoing, Stanley and Black & Decker are not required under the merger agreement to agree to any divestiture of any assets of Stanley or Black & Decker; provided, however, that Stanley and Black & Decker will agree to divestitures, to the extent necessary, of assets that individually or in the aggregate would not be material in relation to the Black & Decker Power Tools and Accessories segment (or, with respect to any Stanley assets proposed to be subject to divestiture, comparably sized assets of Stanley).

Governance

Upon the effective time of the merger, the Stanley board of directors will be expanded from its current size of nine members to 15 members. All nine members of the pre-merger Stanley board of directors will remain on the post-merger board, and six members of the pre-merger Black & Decker board (including Mr. Archibald) will be appointed to the post-merger board at the effective time of the merger. Black & Decker will have the right to name its six directors, subject to approval by the pre-merger Stanley board of directors or the Corporate Governance Committee thereof. The directors from Black & Decker will be allocated, as evenly as possible, among the three classes of the Stanley board of directors. At the first Stanley shareholder meeting after the closing at which directors are elected, the merger agreement requires Stanley to cause the six directors from Black & Decker to be nominated for election by the shareholders of Stanley. Of the independent directors from the pre-merger Stanley board of directors, the merger agreement also requires that one be appointed the lead independent director of the post-merger board of directors.

Following the merger, John F. Lundgren, currently Chairman of the board of directors and Chief Executive Officer of Stanley, will continue to serve as Chief Executive Officer of the combined company. Nolan D. Archibald, currently the Chairman, President, and Chief Executive Officer of Black & Decker, will serve as Executive Chairman of the board of directors of the combined company.

Headquarters

Following the merger, Stanley intends that it will have its headquarters located in New Britain, Connecticut and will have a substantial operating presence in Towson, Maryland.

Black & Decker Equity Compensation Awards

Stock Options.  Upon completion of the merger, each outstanding option to purchase Black & Decker common stock granted pursuant to the Black & Decker 2003 Stock Option Plan, the Black & Decker 1996 Stock Option Plan, the Black & Decker 1992 Stock Option Plan, the Black & Decker 1989 Stock Option Plan or the Black & Decker 1995 Stock Option Plan for Non-Employee Directors will be converted pursuant to the merger agreement into a stock option to acquire shares of Stanley common stock on the same terms and conditions as were in effect immediately prior to the completion of the merger. The number of shares of Stanley common stock underlying each converted Black & Decker stock option will be determined by multiplying the number of shares of Black & Decker common stock subject to such stock option immediately prior to the completion of the merger by the 1.275 exchange ratio, and rounding down to the nearest whole share. The exercise price per share of each converted Black & Decker stock option will be determined by dividing the per share exercise price of such stock option by the 1.275 exchange ratio, and rounding up to the nearest whole cent. Pursuant to the terms of the severance benefits agreements, as described under “— Financial Interests of Black & Decker Directors and Officers in the Merger — Equity Compensation Plans”, each executive officer who is party to such agreement (other than Mr. Archibald) became fully vested in all outstanding stock options held by such executive upon execution of the merger agreement. Mr. Archibald’s stock options will remain subject to their current terms with respect to vesting and will not be accelerated as a result of the merger.

Restricted Shares.  With the exception of restricted shares held by Mr. Archibald, each restricted share granted pursuant to the Black & Decker 2008 Restricted Stock Plan or the Black & Decker 2004 Restricted Stock Plan that did not become fully vested upon execution of the merger agreement will become fully vested shares of Black & Decker common stock immediately prior to completion of the merger. The holders of restricted shares of Black & Decker common stock will be treated in the same manner as other holders of Black & Decker common stock under the merger agreement. Pursuant to the merger and Mr. Archibald’s executive chairman agreement with Stanley, upon completion of the merger, each restricted share of Black & Decker common stock held by Mr. Archibald will be converted into the right to receive restricted shares of Stanley common stock on the same terms and conditions as were in effect with respect to Mr. Archibald’s Black & Decker restricted shares immediately prior to the completion of the merger. Each such restricted share of Black & Decker common stock will be converted into a number of restricted shares of Stanley common stock at the 1.275 exchange ratio.

Restricted Stock Units.  With the exception of restricted stock units held by Mr. Archibald, upon completion of the merger, each restricted stock unit granted pursuant to the Black & Decker 2008 Restricted Stock Plan or the Black & Decker 2004 Restricted Stock Plan that did not become fully vested upon execution of the merger agreement will become fully vested and converted pursuant to the merger agreement into a number of shares of Stanley common stock determined by multiplying the number of shares of Black & Decker common stock subject to such restricted stock units by the 1.275 exchange ratio, rounding down to the nearest whole share. Pursuant to Mr. Archibald’s executive chairman agreement with Stanley, upon completion of the merger, each restricted stock unit with respect to shares of Black & Decker common stock held by Mr. Archibald will be converted into restricted stock units with respect to shares of Stanley common stock on the same terms and conditions as were in effect with respect to Mr. Archibald’s Black & Decker restricted stock units immediately prior to the completion of the merger, and the number of shares of Stanley common stock underlying each such converted Black & Decker restricted stock unit will be determined by multiplying the number of shares of Black & Decker common stock subject to such restricted stock unit by the 1.275 exchange ratio, rounding down to the nearest whole share.

Employee Benefits Matters

Stanley and Black & Decker have agreed that, from the date of completion of the merger until at least December 31, 2010, Stanley will provide Black & Decker employees who remain employed by the combined company with compensation and benefits that are comparable in the aggregate to the compensation and benefits provided to those employees immediately prior to the completion of the merger.

Stanley and Black & Decker have also agreed that, with respect to Black & Decker employees who continue to be employed by the combined company following completion of the merger:

•	for all purposes, including determining eligibility to participate, level of benefits and vesting, service recognized by Black & Decker immediately prior to the effective time of the merger shall be treated as service with Stanley;

•	with respect to any welfare plan maintained by Stanley, Stanley will (a) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to Black & Decker employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of Black & Decker, and (b) provide each Black & Decker employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to the effective time of the merger in satisfying any analogous deductible or out-of-pocket requirements of Stanley;

•	Stanley will honor, in accordance with its terms, each Black & Decker benefit plan and all obligations thereunder and, if and to the extent a change of control or change in control is not deemed to have occurred as of the execution of the merger agreement, the completion of the merger will constitute a change of control or a change in control, as the case may be, for all purposes under such Black & Decker benefit plans; and

•	nothing in the merger agreement will require Stanley to continue any specific plans or to continue the employment of any specific person.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Stanley and Black & Decker in the preparation of this joint proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

•	the use of each party’s commercially reasonable efforts to cause the merger to qualify as a tax-free reorganization within the meaning of the Code;

•	cooperation between Stanley and Black & Decker in the defense or settlement of any shareholder litigation relating to the merger;

•	cooperation between Stanley and Black & Decker in connection with public announcements;

•	the use of commercially reasonable efforts by Stanley to cause the shares of Stanley common stock to be issued in the merger, and the shares of Stanley common stock to be issued following the merger in respect of Black & Decker equity awards, to be approved for listing on the NYSE; and

•	the assistance of Black & Decker with efforts of Stanley to replace any credit facilities or other indebtedness of Black & Decker that will not continue after completion of the merger.

Stanley has also agreed to assume all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of the current or former directors and officers of Black & Decker. Stanley has also agreed to purchase a “tail” directors’ and officers’ liability insurance policy for Black & Decker and its current and former directors and officers and employees who are currently covered by the liability insurance coverage currently maintained by Black & Decker.

Conditions to Completion of the Merger

The obligations of Stanley and Black & Decker to complete the merger are subject to the satisfaction of the following conditions:

•	the approval of Black & Decker’s stockholders of the merger;

•	the approval of Stanley’s shareholders of the issuance of Stanley common stock in the merger and the amendment of Stanley’s certificate of incorporation to increase the number of authorized shares of common stock and to change Stanley’s name to “Stanley Black & Decker, Inc.”;

•	the approval of the listing of the shares of Stanley common stock to be issued in the merger or to be issued in respect of Black & Decker equity awards on the NYSE;

•	the receipt of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity necessary under any antitrust law;

•	the absence of any applicable law or judgment, or other legal restraint or prohibition, preventing the completion of the merger or that would reasonably be expected to result, directly or indirectly, in (a) any prohibition or limitation on the ownership or operation by Black & Decker or Stanley of any portion of the business, properties or assets of Black & Decker or Stanley, (b) Black & Decker or Stanley being compelled to dispose of or hold separate any portion of the business, properties or assets of Black & Decker or Stanley, (c) any prohibition or limitation on the ability of Stanley to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of Black & Decker, or (d) any prohibition or limitation on Stanley effectively controlling the business or operations of Black & Decker, other than, in each of clauses (a) through (d), with respect to any assets of Stanley or Black & Decker that individually or in the aggregate would not be material in relation to the Black & Decker Power Tools and Accessories segment (or, with respect to any Stanley assets that are the subject of the foregoing clauses, comparably sized assets of Stanley); and

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part under the Securities Act.

In addition, each of Stanley’s and Black & Decker’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party being true and correct, subject to an overall Material Adverse Effect qualification;

•	the other party having performed or complied with, in all material respects, all material obligations required to be performed or complied with by it under the merger agreement;

•	the absence, since the date of the merger agreement, of any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the other party; and

•	the receipt of an opinion of that party’s counsel to the effect that the merger will qualify as a tax free “reorganization” under the Code.

Approval of Stanley’s shareholders of the amendment to the Stanley 2009 Long-Term Incentive Plan is not a condition to completion of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, even after the receipt of the requisite shareholder and stockholder approvals, under the following circumstances:

•	by mutual written consent of Stanley and Black & Decker;

•	by either Stanley or Black & Decker:

•	if the merger is not completed by June 30, 2010, except that, if on June 30, 2010 the conditions to closing related to antitrust clearance or other governmental approval have not been satisfied or waived but all other conditions to closing have been satisfied or waived, then such date will be automatically extended to September 30, 2010;

•	if the condition set forth in the fifth bullet point under “— Conditions to Completion of the Merger” above is not satisfied and the legal restraint giving rise to such non-satisfaction shall have become final and non-appealable;

•	if the Stanley shareholders fail to approve either the issuance of Stanley common stock in connection with the merger or the amendment to Stanley’s certificate of incorporation at the Stanley shareholder meeting; or

•	if the Black & Decker stockholders fail to approve the merger at the Black & Decker stockholder meeting;

•	by Stanley upon a breach of any covenant or agreement on the part of Black & Decker, or if any representation or warranty of Black & Decker fails to be true, in either case such that the conditions to Stanley’s obligations to complete the merger would not then be satisfied and such breach is not reasonably capable of being cured or Black & Decker is not diligently attempting to cure such breach after receiving written notice from Stanley;

•	by Black & Decker upon a breach of any covenant or agreement on the part of Stanley, or if any representation or warranty of Stanley fails to be true, in either case such that the conditions to Black & Decker’s obligations to complete the merger would not then be satisfied and is not reasonably capable of being cured or Stanley is not diligently attempting to cure such breach after receiving written notice from Black & Decker;

•	by Stanley if, prior to obtaining the approval of the Black & Decker stockholders, the board of directors of Black & Decker withdraws or modifies in any adverse manner, or proposes publicly to withdraw or modify in any adverse manner, its approval or recommendation with respect to the merger, or approves or recommends, or proposes publicly to approve or recommend, any alternative takeover proposal with a third party; or

•	by Black & Decker if, prior to obtaining the approval of the Stanley shareholders, the board of directors of Stanley withdraws or modifies in any adverse manner, or proposes publicly to withdraw or modify in any adverse manner, its approval or recommendation with respect to the issuance of shares by Stanley in the merger or the amendment to Stanley’s certificate of incorporation, or approves or recommends, or proposes publicly to approve or recommend, any alternative takeover proposal with a third party.

Expenses and Termination Fees; Liability for Breach

Except as provided below, each party shall pay all fees and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement.

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, without any liability or obligation on the part of any party, except in the case of fraud or any willful and material breach by a party of any representation, warranty, covenant or agreement set forth in the merger agreement. For purposes of the merger agreement, “willful and material breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of the merger agreement that the breaching party is aware would or would reasonably be expected to breach its obligations under the merger agreement.

Stanley will be obligated to pay a termination fee of $125 million to Black & Decker if:

•	Black & Decker terminates the merger agreement if, prior to obtaining the approval of the Stanley shareholders, the board of directors of Stanley withdraws or modifies in any adverse manner, or proposes publicly to withdraw or modify in any adverse manner, its approval or recommendation with respect to the issuance of shares by Stanley in the merger or the amendment to Stanley’s certificate of incorporation, or approves or recommends, or proposes publicly to approve or recommend, any alternative takeover proposal with a third party; or

•	(a) prior to the Stanley shareholders meeting, a takeover proposal to acquire at least 50% of Stanley shall have been made to Stanley and shall have become publicly known or shall have been made directly to the shareholders of Stanley generally or shall otherwise become publicly known or any person shall have publicly announced an intention to make a takeover proposal for Stanley, (b) the merger agreement is terminated after the drop dead date described above (only to the extent that the Stanley shareholders meeting has not been held) or the Stanley shareholders do not approve the issuance of Stanley common stock in the merger or the amendment to Stanley’s certificate of incorporation, and (c) within 12 months of such termination Stanley enters into a definitive contract to complete a takeover proposal for Stanley or any takeover proposal for Stanley is completed.

Black & Decker will be obligated to pay a termination fee of $125 million to Stanley if:

•	Stanley terminates the merger agreement if, prior to obtaining the approval of the Black & Decker stockholders, the board of directors of Black & Decker withdraws or modifies in any adverse manner, or proposes publicly to withdraw or modify in any adverse manner, its approval or recommendation with respect to the merger, or approves or recommends, or proposes publicly to approve or recommend, any alternative takeover proposal with a third party; or

•	(a) prior to the Black & Decker stockholders meeting, a takeover proposal to acquire at least 50% of Black & Decker shall have been made to Black & Decker and shall have become publicly known or shall have been made directly to the stockholders of Black & Decker generally or shall otherwise become publicly known or any person shall have publicly announced an intention to make a takeover proposal for Black & Decker, (b) the merger agreement is terminated after the drop dead date described above (only to the extent that the Black & Decker stockholders meeting has not been held) or the Black & Decker stockholders do not approve the merger and (c) within 12 months of such termination Black & Decker enters into a definitive contract to complete a takeover proposal for Black & Decker or any takeover proposal for Black & Decker is completed.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties at any time before or after the receipt of the approvals of the Stanley shareholders or the Black & Decker stockholders required to consummate the merger. However, after any such shareholder or stockholder approval, there may not be, without further approval of Stanley shareholders or Black & Decker stockholders, any amendment of the merger agreement for which applicable law requires further shareholder or stockholder approval, respectively.

At any time prior to the effective time of the merger, with certain exceptions, any party may (a) extend the time for performance of any obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, (c) waive compliance by another party with any of the agreements contained in the merger agreement, or (d) waive the satisfaction of any of the conditions contained in the merger agreement.

Specific Enforcement

Stanley and Black & Decker acknowledge and agree in the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties further agree that they shall be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement without proof of actual damages.

INDEBTEDNESS OF STANLEY FOLLOWING THE MERGER

Credit Facilities

It is currently anticipated that, upon completion of the merger or shortly thereafter, the credit facilities of Black & Decker established under the following credit agreements will be terminated and any indebtedness thereunder repaid:

•	Five Year Credit Agreement, dated as of December 7, 2007, among The Black & Decker Corporation, Black & Decker Luxembourg Finance S.C.A., Black & Decker Luxembourg S.a.r.l., the lenders party thereto, and Citibank, N.A. as Administrative Agent;

•	Credit Agreement, dated as of March 19, 2008, between The Black & Decker Corporation and The Bank of Tokyo – Mitsubishi UFJ, Ltd.;

•	Credit Agreement, dated as of April 22, 2008, between The Black & Decker Corporation and Commerzbank AG, New York and Grand Cayman Branches;

•	Credit Agreement, dated as of April 29, 2008, between The Black & Decker Corporation and ING Bank N.V., Dublin branch, as amended by the First Amendment to Credit Agreement, dated as of June 17, 2009; and

•	Credit Agreement, dated October 28, 2009, between The Black & Decker Corporation and Wachovia Bank, National Association.

As of January 28, 2010, Black & Decker had outstanding approximately $175 million of indebtedness under the foregoing credit facilities. However, many of these facilities are revolving facilities and, as such, Black & Decker generally has the ability to borrow, repay and re-borrow amounts under such facilities. Thus, the amount of indebtedness outstanding under these facilities at the closing of the merger or at any later time at which they are repaid may be significantly more or less than the above listed amount. Stanley currently plans to fund the repayment of the indebtedness under these facilities with the proceeds that Stanley obtains from commercial paper issuances.

It is also currently anticipated that, upon completion of the merger, Stanley will enter into a new revolving facility with a size up to $750 million. The terms of such facility (including with respect to interest rates, restrictive covenants, events of default, guarantees and prepayment provisions) will be negotiated between Stanley and its lenders and are not currently known. Stanley intends to target an investment grade credit rating following the merger.

Cross Guarantees of Notes and Stanley’s Credit Facility

Stanley currently anticipates that, following completion of the merger, Stanley will provide for senior unsubordinated guarantees by Black & Decker of Stanley’s existing notes (other than Stanley’s junior subordinated notes) and credit facility, and Stanley will provide for senior unsubordinated guarantees by Stanley of Black & Decker’s existing notes.

STANLEY AND BLACK & DECKER UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet assumes that the merger took place on October 3, 2009 and combines Stanley’s October 3, 2009 consolidated balance sheet with Black & Decker’s September 27, 2009 consolidated balance sheet.

The unaudited pro forma condensed combined statement of income for the fiscal year ended January 3, 2009 assumes that the merger took place on December 30, 2007, the first day of Stanley’s 2008 fiscal year. Stanley’s audited consolidated statement of income for the fiscal year ended January 3, 2009 has been combined with Black & Decker’s audited consolidated statement of income for the fiscal year ended December 31, 2008.

The unaudited pro forma condensed combined statement of income for the nine months ended October 3, 2009 assumes that the merger took place on December 30, 2007, the first day of Stanley’s 2008 fiscal year. Stanley’s unaudited consolidated statement of income for the nine months ended October 3, 2009 has been combined with Black & Decker’s unaudited consolidated statement of income for the nine months ended September 27, 2009.

The historical consolidated financial information of Stanley and Black & Decker has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Stanley and Black & Decker for the applicable periods, which are incorporated by reference in this joint proxy statement/prospectus:

•	Separate historical financial statements of Stanley as of and for the year ended January 3, 2009 and the related notes included in the Current Report on Form 8-K filed on July 9, 2009 for the retrospective application of accounting standards adopted by Stanley in 2009;

•	Separate historical financial statements of Black & Decker as of and for the year ended December 31, 2008 and the related notes included in Black & Decker’s Annual Report on Form 10-K for the year ended December 31, 2008, as updated in the Current Report on Form 8-K filed on April 16, 2009, for the retrospective application of an accounting standard adopted in 2009;

•	Separate historical financial statements of Stanley as of and for the three and nine months ended October 3, 2009 and the related notes included in Stanley’s Quarterly Report on Form 10-Q for the period ended October 3, 2009; and

•	Separate historical financial statements of Black & Decker as of and for the three and nine months ended September 27, 2009 and the related notes included in Black & Decker’s Quarterly Report on Form 10-Q for the period ended September 27, 2009.

All pro forma financial statements use Stanley’s period-end dates and no adjustments were made to Black & Decker’s information for its slightly different quarter end and year end dates.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Stanley and Black & Decker during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP standards, which are subject to change and interpretation. Stanley has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Stanley intends to commence the valuations and other studies rapidly upon completion of the merger and will finalize the purchase price allocation as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one year following the acquisition date. The assets and liabilities of Black & Decker have been measured based on various preliminary estimates using assumptions that Stanley believes are reasonable based on information that is currently available. In addition, the proposed merger has not yet received all necessary approvals from governmental authorities. Under the HSR Act and other relevant laws and regulations, before the closing of the merger, there are significant limitations regarding what Stanley can learn about Black & Decker. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operation and financial position.

The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger or the costs to combine the operations of Stanley and Black & Decker or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

STANLEY AND BLACK & DECKER

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE TWELVE MONTHS ENDED JANUARY 3, 2009

					Pro Forma		Pro Forma
	Stanley	Black & Decker	Reclassifications		Adjustments		Combined
	(in millions, except per share amounts)

Net sales	$4,426.2	$6,086.1	$—		$—		$10,512.3
Costs and expenses:
Cost of sales	2,754.8	4,087.7	—		(6.7	)(C)(J)	6,835.8
Selling, general and administrative expenses	1,107.6	1,521.6	(9.8	)(B)	(3.3	)(D)	2,616.1
Other-Net	111.6	(5.0)	9.8	(B)	91.2	(F)	207.6
Restructuring charges and asset impairments	85.5	54.7	—		—		140.2
Gain on debt extinguishment	(9.4)	—	—		—		(9.4)
Interest expense (net of interest income)	82.9	62.4	—		(10.0	)(E)	135.3

	4,133.0	5,721.4	—		71.2		9,925.6
Earnings from continuing operations before income taxes	293.2	364.7	—		(71.2)		586.7
Income taxes	72.5	71.1	—		(22.6	)(G)	121.0

Net earnings from continuing operations	220.7	293.6	—		(48.6)		465.7
Less: Net earnings attributable to noncontrolling interests	1.7	—	—		—		1.7

Net earnings from continuing operations attributable to Stanley/Black & Decker	$219.0	$293.6	$—		$(48.6)		$464.0

Basic earnings per share of common stock from continuing operations attributable to Stanley/Black & Decker	$2.77	$4.83				(H)	$2.94

Diluted earnings per share of common stock from continuing operations attributable to Stanley/Black & Decker	$2.74	$4.77				(H)	$2.91

Weighted average common shares outstanding:
Basic	78.9	59.8				(H)	157.3

Diluted	79.9	60.6				(H)	159.6

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma reclassifications and adjustments are explained in
Note 6 and Note 7, respectively.

STANLEY AND BLACK & DECKER

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED OCTOBER 3, 2009

					Pro Forma		Pro Forma
	Stanley	Black & Decker	Reclassifications		Adjustments		Combined
	(in millions, except per share amounts)

Net sales	$2,767.7	$3,473.8	$—		$—		$6,241.5
Costs and expenses:
Cost of sales	1,653.6	2,360.5	—		9.5	(C)(J)	4,023.6
Selling, general and administrative expenses	759.4	913.9	(7.5	)(B)	12.1	(D)	1,677.9
Other, net	95.1	(3.2)	7.5	(B)	61.5	(F)	160.9
Restructuring charges and asset impairments	25.6	11.9	—		—		37.5
Gain on debt extinguishment	(43.8)	—	—		—		(43.8)
Interest expense (net of interest income)	46.6	61.1	—		(7.7	)(E)	100.0

	2,536.5	3,344.2	—		75.4		5,956.1
Earnings from continuing operations before income taxes	231.2	129.6	—		(75.4)		285.4
Income taxes	58.1	31.0	—		(24.7	)(G)	64.4

Net earnings from continuing operations	173.1	98.6	—		(50.7)		221.0
Less: Net earnings attributable to noncontrolling interests	2.2	—	—		—		2.2

Net earnings from continuing operations attributable to Stanley/Black & Decker	$170.9	$98.6	$—		$(50.7)		$218.8

Basic earnings per share of common stock from continuing operations attributable to Stanley/Black & Decker	$2.15	$1.63				(H)	$1.38

Diluted earnings per share of common stock from continuing operations attributable to Stanley/Black & Decker	$2.14	$1.62				(H)	$1.38

Weighted average common shares outstanding:
Basic	79.5	59.4				(H)	157.9

Diluted	80.0	59.5				(H)	158.9

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma reclassifications and adjustments are explained in
Note 6 and Note 7, respectively.

STANLEY AND BLACK & DECKER

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF OCTOBER 3, 2009

					Pro Forma		Pro Forma
	Stanley	Black & Decker	Reclassifications		Adjustments		Combined
	(in millions)

Assets:
Current assets:
Cash and cash equivalents	$207.4	$821.5	$—		$(70.0	)(I)	$958.9
Accounts and notes receivable, net	650.5	972.6	—		—		1,623.1
Inventories	437.5	793.5	—		216.4	(J)	1,447.4
Other current assets	109.7	257.1	—		—		366.8

Total current assets	1,405.1	2,844.7	—		146.4		4,396.2
Property, plant and equipment	1,492.6	1,611.9	—		50.0	(K)	3,154.5
Less: accumulated depreciation	920.4	1,122.3			—		2,042.7

	572.2	489.6	—		50.0		1,111.8
Goodwill	1,821.1	1,226.7	—		1,778.9	(L)	4,826.7
Trademarks	337.1	—	205.1	(A)	1,164.9	(M)	1,707.1
Customer relationships	435.2	—	52.5	(A)	477.5	(M)	965.2
Other intangible assets	34.6	—	12.5	(A)	117.5	(M)	164.6
Notes receivable	85.2	—	—		—		85.2
Other assets	112.2	827.0	(270.1	)(A)	(8.0	)(N)	661.1

Total Assets	$4,802.7	$5,388.0	$—		$3,727.2		$13,917.9

Liabilities and Shareowners’ Equity:
Current liabilities:
Short-term obligations	$154.8	$—			$175.0	(P)	$329.8
Current maturities of long-term debt	208.7	—			—		208.7
Accounts payable	372.2	443.8			—		816.0
Accrued expenses	502.9	793.6			37.9	(O)	1,334.4

Total current liabilities	1,238.6	1,237.4	—		212.9		2,688.9
Long-term debt obligations	1,086.6	1,722.2			(121.6	)(P)	2,687.2
Post retirement benefits	138.6	682.9			98.1	(R)	919.6
Other long term liabilities	403.8	498.4			661.3	(Q)	1,563.5

Total Liabilities	2,867.6	4,140.9	—		850.7		7,859.2
Shareowners’ Equity:
Common stock, Stanley(*)	230.9	30.1			165.8	(S)	426.8
Par value $2.50 per share
Authorized 200,000,000 shares
Issued 92,343,410 shares
Outstanding 80,255,409 shares
Additional paid in capital	(102.9)	36.9			3,960.8	(T)	3,894.8
Retained earnings	2,477.6	1,595.5			(1,665.5	)(U)	2,407.6
Other shareowners’ equity	(695.0)	(415.4)			415.4	(V)	(695.0)
Noncontrolling interest	24.5	—			—		24.5

Total shareowners’ equity	1,935.1	1,247.1	—		2,876.5		6,058.7

Total Liabilities and Shareowners’ Equity	$4,802.7	$5,388.0	$—		$3,727.2		$13,917.9

(*)	On a pro forma combined basis, share information is as follows: Authorized 300,000,000 shares; Issued 170,696,235 shares; Outstanding 158,608,234 shares.

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma reclassifications and adjustments are explained in
Note 6 and Note 8, respectively.

STANLEY AND BLACK & DECKER

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction:

On November 2, 2009, Stanley and Black & Decker entered into the merger agreement, pursuant to which, subject to the terms and conditions set forth in the merger agreement, Black & Decker will become a wholly owned subsidiary of Stanley. Upon completion of the merger, each share of Black & Decker common stock issued and outstanding immediately prior to the completion of the merger, except for any shares of Black & Decker common stock held by Stanley or Blue Jay Acquisition Corp. (which will be cancelled), will be converted into the right to receive 1.275 shares of Stanley common stock (and associated Series A Junior Participating Preferred Stock purchase rights) with cash paid in lieu of fractional shares. Based on the closing price of Stanley common stock on January 27, 2010 (the most recent practicable date that could be used for preparation of these unaudited pro forma condensed combined financial statements), the consideration to be received by Black & Decker shareholders in the merger has a value of approximately $66.90 per Black & Decker share, or approximately $4.2 billion in the aggregate. The transaction is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Upon completion of the merger, each outstanding stock option to purchase Black & Decker common stock will be converted pursuant to the merger agreement into a stock option to acquire shares of Stanley common stock on the same terms and conditions as were in effect immediately prior to the completion of the merger. The number of shares of Stanley common stock underlying each converted Black & Decker stock option will be determined by multiplying the number of shares of Black & Decker common stock subject to such stock option immediately prior to the completion of the merger by the 1.275 exchange ratio, and rounding down to the nearest whole share. The exercise price per share of each converted Black & Decker stock option will be determined by dividing the per share exercise price of such stock option by the 1.275 exchange ratio, and rounding up to the nearest whole cent (each option, as so adjusted, an “adjusted option”). The fair value of the adjusted options, whether vested or unvested, will be recorded as part of the purchase consideration transferred, as detailed in Note 4, Estimate of Consideration Expected to be Transferred, to the extent that pre-acquisition services have been rendered. The remainder of the fair value of the unvested options will be recorded as compensation expense over the future vesting period in the periods following the merger completion date.

All Black & Decker restricted shares and restricted stock units (other than restricted shares and restricted stock units held by Mr. Archibald) that did not become fully vested upon execution of the merger agreement will become fully vested and converted into shares of Stanley common stock in connection with the merger, determined by multiplying the number of shares of Black & Decker common stock subject to each such award by the 1.275 exchange ratio and, in the case of restricted stock units, rounding down to the nearest whole share. All Black & Decker restricted shares and restricted stock units held by Mr. Archibald will convert into Stanley restricted shares or Stanley restricted stock units, as applicable, at the 1.275 exchange ratio, and will continue on the same terms and conditions as were in effect immediately prior to the completion of the merger. The fair value of Mr. Archibald’s unvested restricted shares and restricted stock units will be determined on the merger completion date. To the extent the fair value is attributable to pre-acquisition service, it will be recorded as part of the purchase consideration transferred, and the remainder will be recorded as compensation expense over the future vesting period in the periods following the merger completion date.

The completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, the receipt of the approval of Black & Decker stockholders of the merger, the receipt of the approval of Stanley shareholders of the issuance of Stanley common stock in the merger and the amendment of Stanley’s certificate of incorporation, the receipt of all necessary regulatory approvals under antitrust laws, the accuracy of representations and warranties made by the parties in the merger agreement and performance by the parties of their obligations under the merger agreement (subject in each case to certain materiality standards), the absence of a material adverse effect on each party, and the receipt of legal opinions by each party regarding the qualification of the merger as a “reorganization” for U.S. federal income tax purposes. The merger is currently expected to close towards the end of the first quarter or the beginning of the second quarter of 2010.

2.	Basis of Presentation:

The merger will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805-10, “Business Combinations — Overall” (“ASC 805-10”). Stanley will account for the transaction by using Stanley historical information and accounting policies and adding the assets and liabilities of Black & Decker as of the completion date of the merger at their respective fair values. Pursuant to ASC 805-10, under the acquisition method, the total estimated purchase price (consideration transferred) as described in Note 4, Estimate of Consideration Expected to be Transferred, will be measured at the closing date of the merger using the market price of Stanley common stock at that time. Therefore, this may result in a per share equity value that is different from that assumed for purposes of preparing these unaudited pro forma condensed combined financial statements. The assets and liabilities of Black & Decker have been measured based on various preliminary estimates using assumptions that Stanley management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield materially different results. Because of antitrust regulations, there are limitations on the types of information that can be exchanged between Stanley and Black & Decker at this current time. Until the merger is completed, Stanley will not have complete access to all relevant information.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of Black & Decker as of the effective date of the merger will be allocated to goodwill in accordance with ASC 805-10. The purchase price allocation is subject to finalization of Stanley’s analysis of the fair value of the assets and liabilities of Black & Decker as of the effective date of the merger. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, Stanley used the guidance in ASC Topic 820-10, “Fair Value Measurement and Disclosure — Overall” (“ASC 820-10”), which established a framework for measuring fair values. ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820-10, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, Stanley may be required to value assets of Black & Decker at fair value measures that do not reflect Stanley’s intended use of those assets. Use of different estimates and judgments could yield different results.

Under ASC 805-10, acquisition-related transaction costs (e.g., investment banker, advisory, legal, valuation, and other professional fees) and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects the $70 million of anticipated acquisition-related transaction costs of both companies as a reduction of cash with a corresponding decrease in retained earnings. These costs are not presented in the unaudited pro forma condensed combined statement of income because they will not have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements do not reflect the expected realization of $350 million in annual cost savings by the end of the third year following the merger. These savings are expected from selling, general and administrative functions, procurement of materials and freight, as well as distribution and plant facility consolidation. Although Stanley management expects that costs savings will result from the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements do not reflect estimated restructuring and integration charges associated with the expected cost savings, which are estimated to be approximately $400 million over a period of three years, with the vast majority expected to be recognized in earnings in the first year following the acquisition. Such restructuring and integration charges will be expensed in the appropriate accounting periods following the completion of the merger in accordance with applicable GAAP standards (ASC 420-10, “Exit or Disposal Cost Obligations — Overall”). Additionally, the unaudited pro forma condensed combined statements of income do not reflect expense pertaining to a potential $45 million cash bonus which may be earned by Mr. Archibald over a three year period because it is contingent upon achievement of $350 million in annual cost savings.

3.	Accounting Policies

Upon completion of the merger, Stanley will perform a detailed review of Black & Decker’s accounting policies. As a result of that review, Stanley may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. The unaudited pro forma condensed combined financial statements reflect adjustments to conform Black & Decker’s results to Stanley’s policy for post-retirement defined benefit plans with respect to utilization of the actual fair value of pension plan assets to determine the expected return on plan assets element of the net periodic pension cost, as opposed to the Black & Decker policy of using the market-related value of plan assets which entails an averaging methodology. At this time, Stanley is not aware of any other accounting policy differences.

4.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Black & Decker:

	Conversion	Estimated
	Calculation	Fair Value
	(in millions, except per share amounts)

Number of shares of Black & Decker common stock outstanding as of January 27, 2010	61.453
Multiplied by Stanley’s stock price as of January 27, 2010 multiplied by the exchange ratio of 1.275 ($52.47* 1.275)	$66.90	$4,111.2

Fair value of the vested and unvested stock options pertaining to pre-merger service to be issued to replace existing grants at closing(a)		$72.0
Fair value of unvested restricted stock and restricted stock units pertaining to pre-merger service to be issued to replace existing grants at closing(a)		$10.4

Estimate of consideration expected to be transferred(b)		$4,193.6

(a)	Represents the fair value of Black & Decker stock options, restricted stock and restricted stock units for pre-merger services. ASC 805-10 requires that the fair value of replacement awards attributable to pre-merger service be included in the consideration transferred. The fair value of the Stanley equivalent stock options was estimated as of January 27, 2010 to be $72.0 million using the Black-Scholes valuation model utilizing the assumptions noted below. The fair value of restricted stock and restricted stock units was determined by multiplying the number of shares in the grant by the January 27, 2010 stock price.

Assumptions used for the valuation of Black & Decker stock options:

Stock price	$52.47
Post conversion strike price	$23.53 - $74.11
Average expected volatility	34%
Dividend yield	2.52%
Average risk-free interest rate	1.46%
Average expected term	3.1 years
Black-Scholes average value per option	$14.19

The expected volatility of the Stanley stock price is based on two equally weighted components: the first component is the average historical volatility which is based on daily observations and a duration consistent with the expected life assumption; the second component is the market implied volatility of Stanley traded options. The average expected term of the option is based on historical employee stock option exercise behavior as well as the remaining contractual exercise term. The risk free interest rate is based on U.S. treasury securities with maturities equal to the expected life of the option.

(b)	The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is completed. In accordance with ASC 805-10, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $52.47 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. Assuming a $1.00 change in Stanley’s closing common stock price, the estimated consideration transferred would increase or decrease by approximately $82 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill. Based on the recent stock history of Stanley’s common stock price, Stanley believes that the stock price could fluctuate by as much as 10% per share, which would result in a corresponding increase or decrease in goodwill of approximately $430 million.

5.	Estimate of the Assets to be Acquired and Liabilities to be Assumed:

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Stanley in the merger, reconciled to the estimate of consideration expected to be transferred:

(in millions)

Net book value of net assets acquired at September 27, 2009	$1,247.1
Less: Black & Decker historical intangible assets	(270.1)
Less: Black & Decker historical goodwill	(1,226.7)

Adjusted book value of net assets acquired	$(249.7)

Adjustments to:
Inventory	216.4
Property, plant and equipment	50.0
Identifiable intangible assets	2,030.0
Other assets	(8.0)
Accrued expenses	(37.9)
Debt	(53.4)
Post retirement benefits	(98.1)
Other long term liabilities	(661.3)
Contingencies	—
Goodwill	3,005.6

Total adjustments	$4,443.3

Estimate of consideration expected to be transferred	$4,193.6

The following is a discussion of the adjustments made to Black & Decker’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements.

Inventory:  As of the effective time of the merger, inventories are required to be measured at fair value. The adjustment to inventory is comprised of two elements: first, there is a $16.4 million increase to inventory to adjust LIFO inventories to the current cost basis; second, there is a $200.0 million increase to adjust the inventory to fair value (“inventory step-up”). To estimate the required inventory step-up adjustment, Stanley utilized the Black & Decker disclosure of the elements of inventory in its third quarter 2009 Form 10-Q, which is incorporated herein by reference. Additionally the estimated selling prices and selling and distribution costs used in determining the fair value were estimated using Black & Decker historical results and Stanley’s experience with other acquisitions. The ultimate adjustment to inventory may vary once more information is available.

Property, plant and equipment:  As of the effective time of the merger, property, plant and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Stanley does not have sufficient information at this time as to the specific types, nature, age, condition or location of these assets nor does it know the appropriate valuation premise, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value. For purposes of these unaudited pro forma condensed combined financial statements, Stanley considered other comparable acquisition transactions and estimated that the fair value adjustment to increase property, plant and equipment would approximate $50 million. The estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment on the closing date. The estimated remaining useful life of the underlying assets is estimated to range from 10 to 15 years. For each $50 million fair value adjustment to property, plant and equipment, assuming a weighted average useful life of 12 years, depreciation expense would change by approximately $4 million and $3 million in the twelve and nine month periods, respectively.

Identifiable intangible assets:  As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires an estimate or forecast of all the expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method.

At this time, Stanley does not have sufficient information as to the amount, timing and risk of cash flows for the purposes of valuing the identifiable intangible assets. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, sales and marketing expenses, and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical product revenues,

Black & Decker’s cost structure, and certain other high-level assumptions, the fair value of the identifiable intangible assets and their weighted-average useful lives have been estimated as follows:

		Weighted Average
	Estimated	Estimated
	Fair Value	Useful Life
	(in millions)

Tradenames (indefinite-lived)	$1,200.0	N/A
Tradenames (definite-lived)	170.0	5-10
Customer Relationships	530.0	12
Other intangible assets	130.0	10

	$2,030.0

The estimated impact of the amortization expense on operating results for the first five years following the acquisition is as follows:

Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter

$101.0	$92.0	$84.0	$76.0	$70.0	$407.0

These preliminary estimates of fair value and estimated useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. A 20% change in the valuation of definite lived intangible assets would cause a corresponding $20.0 million increase or decrease in amortization during the first year of the merger. Once Stanley has full access to the specifics of Black & Decker’s intangible assets, additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between definite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Stanley only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the merger.

Other assets:  Black & Decker has $8.0 million of unamortized debt issuance costs which has been adjusted to zero in the unaudited pro forma condensed combined financial statements as there are no future economic benefits associated with these assets. See Note 8, Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, Item N.

Accrued Expenses:  The adjustment relates to certain Black & Decker employee incentive plan benefit amounts that will become payable as a result of the merger pursuant to the terms of the existing change-in-control contractual arrangements, and is net of amounts already included in Black & Decker’s balance sheet as of September 27, 2009. The adjustment is comprised of $45.8 million of incentive plan benefits, partially offset by an associated $7.9 million tax benefit. This is an estimate that may change once the underlying calculations are finalized. See Note 8, Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, Item O.

Debt:  As of the effective time of the merger, debt is required to be measured at fair value. The estimated fair value of long-term debt is disclosed in Black & Decker’s 2009 Quarterly report on Form 10-Q for the quarter ended September 27, 2009, which is incorporated by reference into this joint proxy statement/prospectus, and this disclosure is the basis for the adjustment. The ultimate adjustment for the fair value of debt may vary significantly at the merger completion date based on market conditions at that time. Additionally, as noted above in Other assets, Black & Decker’s unamortized debt issuance costs, classified as Other assets, have been adjusted to zero in the unaudited pro forma condensed combined financial statements.

Post-retirement benefits:  Black & Decker sponsors defined benefit pension plans in the U.S., and various other countries, as well as a post-retirement medical plan in the U.S. The adjustment to increase the Black & Decker post-retirement benefit liabilities is comprised of adjusting these benefit liabilities to their funded status as of the October 3, 2009 unaudited pro forma condensed combined balance sheet date utilizing the current fair value of plan assets and applicable discount rates, as well as an enhancement of an executive retirement plan stemming from contractual change in control provisions. In addition to the previously mentioned factors that affected the unaudited pro forma condensed combined balance sheet liability adjustment, an additional policy matter that impacted the determination of pro forma expense was conforming Black & Decker to Stanley policy with respect to utilizing the actual fair value of plan assets (rather than a market related value) to determine the expected return on plan assets element of the net period post-retirement benefit cost. These adjustments are preliminary estimates and subject to change when the underlying analysis of the information is completed. See Note 8, Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, Item R.

Other long term liabilities:  As of the effective time of the merger, adjustments will be made for deferred taxes as part of the accounting for the acquisition. The $661.3 million deferred tax adjustment included in other long term liabilities above reflects the estimated deferred tax liability impact of the acquisition on the balance sheet, primarily related to estimated fair value adjustments for acquired inventory, property plant and equipment, intangibles, post retirement and employee benefits, and debt. For purposes of these pro forma financial statements, deferred taxes are provided at the 35% U.S. federal statutory income tax rate. This rate does not reflect Stanley’s effective tax rate, which includes other tax items, such as state and foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company. When the merger is completed and additional information becomes available, it is likely the applicable income tax rate will change. See Note 8, Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, Item Q.

Black & Decker disclosed in its 2008 Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this joint proxy statement/prospectus, that the unremitted earnings of subsidiaries outside of the United States were approximately $2.2 billion, on which no income taxes have been provided as such earnings were considered indefinitely reinvested. At this time Stanley has not yet determined to what extent it may need to repatriate some or all of these foreign earnings. Stanley is currently evaluating whether to provide for deferred taxes on all or some portion of Black & Decker’s unremitted foreign earnings to the extent cash is repatriated as opposed to indefinitely reinvested. Due to the limited amount of information available, Stanley is not in a position to form a factual basis for the amount of potential cash repatriation and the tax rates that would apply. Therefore, there is no adjustment in the pro forma combined condensed balance sheet for deferred taxes for this matter, but it is possible that an adjustment in purchase accounting will be made once Stanley has access to the necessary information and is able to assess the underlying details.

Contingencies:  As of the effective time of the merger, except as specifically precluded by GAAP, contingencies are required to be measured at fair value, if the acquisition-date fair value of the asset or liability arising from a contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria were met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated. These criteria are to be applied using the guidance in ASC Topic 405, “Contingencies” (ASC 405). As disclosed in Black & Decker’s Quarterly Report on Form 10-Q for the period ended September 27, 2009, which is incorporated by reference into this joint proxy statement/prospectus, Black & Decker is involved in product liability claims, environmental matters and other legal proceedings. However, Stanley does not have sufficient information at this time to evaluate if the fair value of these contingencies can be determined and, if determinable, to value them under a fair value standard. This valuation effort would require intimate knowledge of complex legal matters and associated defense strategies, which cannot occur prior to the closing date. As required, Black & Decker currently accounts for these contingencies under ASC Topic 405. Since Black & Decker’s management, unlike Stanley’s management, has full and complete access to relevant information about these contingencies, Stanley believes that it has no basis for modifying Black & Decker’s current application of these standards. Therefore, for the purpose of these unaudited pro forma condensed combined financial statements, Stanley has not adjusted the Black & Decker book values for contingencies. This assessment is preliminary and subject to change.

In addition, Black & Decker has recorded provisions for uncertain tax positions, as disclosed in Black & Decker’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this joint proxy statement/prospectus. Income taxes are exceptions to both the recognition and fair value measurement principles of ASC 805-10, as amended, and continue to be accounted for under the guidance in ASC Topic 740-10, “Income Taxes-Overall” (ASC 740-10). As such, the combined company would continue to account for the Black & Decker uncertain tax positions using ASC 740-10. Stanley currently has no basis for modifying Black & Decker’s current application of these standards due to the fact it has not had access to the underlying details and documentation which Black & Decker management considered in exercising its judgment to establish the provisions for uncertain tax positions. Accordingly, for the purpose of these unaudited pro forma condensed combined financial statements, Stanley has not adjusted the Black & Decker book values. This assessment is preliminary and subject to change.

Goodwill:  Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not amortized but rather is subject to impairment testing, on at least an annual basis.

6.	Reclassifications:

Certain reclassifications have been made to the historical financial statements of Black & Decker to conform to Stanley’s presentation as follows:

Item (A):  Intangible assets are included in Other assets on Black & Decker’s historical balance sheet. This adjustment reclassifies the net book value of Black & Decker’s historical intangible assets to the respective intangible asset captions disclosed on Stanley’s historical balance sheet.

Item (B):  Amortization of intangible assets is included within Selling, general and administrative expenses in Black & Decker’s historical Consolidated Statements of Income for the twelve months ended December 31, 2008 and for the nine months ended September 27, 2009. This adjustment reclassifies such amortization expense to Other, net to conform to Stanley’s classification.

7.	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income:

Item (C):  Adjustments to cost of sales is comprised of the following (in millions):

	Year Ended	Nine Months Ended
	January 3, 2009	October 3, 2009

Depreciation on property, plant and equipment fair value adjustment(a)	$4.1	$3.2
Adjustment for Black & Decker’s pension and post-retirement medical plans(b)	(10.8)	6.3

	$(6.7)	$9.5

(a)	Reflects depreciation of the estimated fair value adjustment related to Black & Decker’s property, plant and equipment over its estimated remaining useful life of approximately 12 years. See Note 8, Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, Item K below.

(b)	The adjustment to Black & Decker’s pension and post-retirement medical plans reflects the impact of updating the funded status of the plan for current discount rates and plan asset values and removing the Black & Decker historical prior service cost and actuarial loss amortization. For purposes of this adjustment Stanley assumed that 50% of the impact would be reflected within Cost of sales with the remaining 50% reflected as an adjustment within Selling, general and administrative expenses based on limited knowledge that both production and salaried/functional employees are covered by such defined benefit plans. See Note 8, Adjustments to Pro Forma Condensed Combined Balance Sheet, Item R.

Item (D):  Adjustments to Selling, general and administrative expenses are comprised of the following (in millions):

	Year Ended	Nine Months Ended
	January 3, 2009	October 3, 2009

Executive benefits(a)	$7.5	$5.8
Adjustment for Black & Decker’s pension and post retirement medical plans(b)	(10.8)	6.3

	$(3.3)	$12.1

(a)	Amounts relate to the impact of a merger restricted stock unit (“RSU”) grant and incremental cash compensation benefits to be received by Mr. Loree, the impact of a merger option grant to be received by Mr. Archibald and the impact of a merger RSU grant and incremental cash compensation benefit to be received by Mr. Lundgren. These items are included in the unaudited pro forma condensed combined statements of income as the amounts will have a continuing impact on earnings. Under the terms of Mr. Lundgren’s merger RSU grant (pursuant to the employment agreement that will become effective if the merger is completed) he is entitled to retain, and would immediately vest in, the merger RSU’s in the event that he retires at any time after the merger completion date. No amount is included in the unaudited pro forma condensed combined statements of income for Mr. Lundgren’s merger RSU grant, which has an estimated fair value of $15.3 million, because this grant will be immediately expensed in the period following the merger and accordingly will not have a continuing impact on earnings. Additionally, the unaudited pro forma condensed combined statements of income do not reflect expense pertaining to a potential $45 million cash bonus which may be earned by Mr. Archibald over a three year period because it is contingent upon achievement of $350 million in annual cost savings. The amounts included above will change based on the fair market value of Stanley’s stock upon closing of the merger transaction.

(b)	The adjustment to Black & Decker’s pension and post-retirement medical plans reflects the impact of updating the funded status of the plan for current discount rates and plan asset values and removing the Black & Decker historical prior service cost and actuarial loss amortization. For purposes of this adjustment Stanley assumed that 50% of the impact would be reflected within Selling, general and administrative expenses with the remaining 50% reflected as an adjustment within Cost of sales, based on limited knowledge that both production and salaried/functional employees are covered by such defined benefit plans. See Note 8, Adjustments to Pro Forma Condensed Combined Balance Sheet, Item R.

Item (E):  Adjustments to Interest expense, net of interest income are comprised of the following (in millions):

		Nine Months
	Year Ended	Ended
	January 3, 2009	October 3, 2009

Eliminated interest expense due to repayment of certain Black & Decker long term debt(a)	$(1.8)	$(1.8)
Interest expense due to the refinancing of Black & Decker long term debt with commercial paper(b)	1.3	1.3
Amortization of Black & Decker debt fair value adjustment(c)	(9.5)	(7.2)

	$(10.0)	$(7.7)

(a)	This adjustment reflects the elimination of Black & Decker’s interest expense related to its $175 million long term debt expected to be repaid upon closing of the merger due to change in control provisions. The interest rate on this debt, which was issued in March and April 2008, is LIBOR plus 1.125% per annum.

(b)	This adjustment reflects the additional interest expense estimated to be incurred by the Company assuming the repayment of the Black & Decker debt is to be funded through the issuance of commercial paper under Stanley’s pre-existing facility at or prior to the completion of the merger, at an interest rate of approximately 1.00% per annum.

(c)	This adjustment represents the amortization of the fair value adjustment related to Black & Decker’s debt over the 5.6 year remaining weighted-average life of its outstanding debt. Debt is required to be measured at fair value in purchase accounting and the related presentation in the pro forma condensed combined financial statements. The estimated fair value of long-term debt is disclosed in Black & Decker’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2009, which is incorporated by reference into this joint proxy statement/prospectus. See Note 8, Adjustments to Pro Forma Condensed Combined Balance Sheet, Item P.

Item (F):  Reflects adjustments to Other, net related to the following (in millions):

	Year Ended	Nine Months Ended
	January 3, 2009	October 3, 2009

New intangible asset amortization	$101.0	$69.0
Eliminate Black & Decker’s historical intangible asset amortization	(9.8)	(7.5)

	$91.2	$61.5

Item (G):  Stanley has assumed a 35% tax rate when estimating the tax impacts of the pro forma adjustments, which represents the Federal statutory income tax rate in effect in the United States during the periods presented in the unaudited pro forma condensed combined financial statements. Certain executive compensation-related adjustments have limitations on permitted tax benefits. Accordingly, the aggregate tax benefit reflected in the unaudited pro forma condensed combined statements of income is less than 35% of the pre-tax pro forma adjustments. Although not reflected in these unaudited pro forma condensed combined financial statements, the effective tax rate of the combined company could be significantly different depending on post-acquisition activities, including potential repatriation of earnings from subsidiaries outside the U.S. and the geographical mix of taxable income affecting state and foreign taxes, among other factors. When the merger is completed and additional information becomes available, it is likely the applicable income tax rate will change.

Item (H):  The following table summarizes the computation of the unaudited pro forma combined weighted average basic shares outstanding, weighted average participating securities outstanding, and weighted average dilutive shares outstanding. These three amounts are used in the calculation of earnings per share.

	Year Ended	Nine Months Ended
	January 3, 2009	October 3, 2009
	(in thousands)

Historical Stanley weighted average common shares	78,897	79,499
Black & Decker shares outstanding at January 27, 2010, converted at 1.275 exchange ratio(1)	78,353	78,353

Weighted average basic shares outstanding	157,250	157,852
Historical Stanley weighted average participating securities	160	120
Mr. Archibald’s restricted shares and units outstanding at January 27, 2010, converted at 1.275 exchange ratio	433	433

Weighted average participating securities outstanding	593	553
Historical Stanley weighted average diluted shares outstanding	977	452
Historical Black & Decker weighted average diluted shares outstanding converted at 1.275 exchange ratio	1,090	243
Dilution for options that vested on the announcement date(2)	—	—
Dilution for RSUs to be issued to Messrs. Lundgren and Loree upon closing of the merger	318	349
Dilution for options issued to Mr. Archibald as part of the merger(3)	—	—

Weighted average diluted shares outstanding	2,385	1,044
Total dilutive shares outstanding	159,635	158,896

(1)	Includes 900,000 RSUs which vested at the merger announcement date.

(2)	There is no additional dilution caused by the vesting of options upon the merger announcement as all of the affected options had strike prices that exceed the weighted average stock price for the period presented.

(3)	The 1,000,000 options that will be granted to Mr. Archibald on the merger date are not dilutive as these options will be issued with a strike price equal to the fair value of the stock at the merger date.

	Year Ended	Nine Months Ended
	January 3, 2009	October 3, 2009

Numerator
Net earnings from continuing operations attributable to Stanley/Black & Decker	$464.0	$218.8
Less earnings attributable to participating RSUs	1.7	0.8

Net earnings-basic	$462.3	$218.0
Net earnings-dilutive	$464.0	$218.8
Denominator
Weighted average basic shares outstanding	157.3	157.9
Dilutive effect of options and awards	2.3	1.0

Weighted average diluted shares outstanding	159.6	158.9
Earnings per share of common stock
Basic	$2.94	$1.38
Dilutive	$2.91	$1.38

The following weighted average stock options, warrants, and equity purchase contracts to purchase the combined company’s common stock were outstanding, but were not included in the computation of diluted shares because the amounts would be anti-dilutive (in millions):

	Year Ended	Nine Months Ended
	January 3, 2009	October 3, 2009

Number of stock options	5.4	10.4
Number of stock warrants	5.1	4.9
Number of shares related to equity purchase contracts	6.0	5.9

8.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

Item (I):  Reflects adjustments to cash relating to the following:

($ in millions)

Estimated acquisition-related transaction costs of Stanley and Black & Decker	$(70.0)
Estimated repayment of certain Black & Decker long-term debt(a)	(175.0)
Proceeds from refinancing of Black & Decker’s long-term debt with commercial paper(a)	175.0

$(70.0)

(a)	See item (P) below for short-term and long-term debt obligations.

Item (J):  To adjust acquired inventory to an estimate of fair value. In the periods following consummation of the merger, Stanley’s cost of sales will reflect the increased valuation of Black & Decker’s inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed will occur within the first year post-acquisition. This is considered a non-recurring adjustment with no continuing impact on the combined operating results and as such is not included in the unaudited pro forma condensed combined statement of income.

Item (K):  To adjust for the estimated difference between the book value and the fair value of net property, plant and equipment. The pro forma adjustment to Black & Decker’s property, plant and equipment, net of $50 million to increase the historical net book value at September 27, 2009, was derived based on adjustments recorded in similar acquisitions of other companies with assets similar to Black & Decker.

Item (L):  Reflects adjustments to Goodwill as follows:

(in millions)

Estimated transaction goodwill	$3,005.6
Eliminate Black & Decker’s historical goodwill	(1,226.7)

$1,778.9

Item (M):  As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in the operations of the combined business and that all assets will be used in a manner that represents the highest and best use of those assets. The pro forma adjustments to intangible assets have the impact of recording the estimated fair value of intangible assets at the merger date, and eliminating the Black & Decker historical intangible assets.

	Fair Value	Elimination	Adjustment
	(in millions)

To record the estimated fair value of the following identifiable intangible assets
Tradenames-indefinite-lived	$1,200.0	$(193.9)	$1,006.1
Tradenames-estimated 5 to 10 year useful life	170.0	(11.2)	158.8

	1,370.0	(205.1)	1,164.9
Customer relationships-estimated 12 year useful life	530.0	(52.5)	477.5
Other intangible assets-estimated 10 year useful life	130.0	(12.5)	117.5

	$2,030.0	$(270.1)	$1,759.9

Item (N):  The adjustment to Other assets represents the write off of Black & Decker’s unamortized debt issuance costs of $8.0 million as there are no future economic benefits associated with these assets.

Item (O):  The adjustment to Accrued expenses of $37.9 million represents certain Black & Decker employee benefit related amounts that will become payable as a result of the merger pursuant to the terms of the existing change-in-control contractual arrangements, and is net of amounts already included in Black & Decker’s balance sheet as of September 27, 2009. The adjustment is comprised of $45.8 million of incentive plan benefits, partially offset by an associated $7.9 million tax benefit. This is an estimate that may change once the underlying calculations are finalized.

Item (P):  The adjustment to Short-term obligations and Long-term debt obligations reflects adjustments for the following:

(in millions)

Repayment of Black & Decker long-term debt(a)	$(175.0)
Estimated fair market value adjustment of the assumed Black & Decker debt that will not be repaid in conjunction with the merger(b)	53.4

$(121.6)

(a)	Black & Decker has certain long-term debt whereby under change in control provisions this debt is required to be repaid. This amount represents the estimated long-term debt to be repaid upon closing of the merger due to such provisions. The repayment of this debt is expected to be funded through the issuance of commercial paper under Stanley’s pre-existing facility at or prior to completion of the merger. The balance sheet impact of this commercial paper issuance of $175 million has been reflected in the pro forma condensed combined balance sheet as an increase to Short-term obligations.

(b)	See Note 5, Debt.

Item (Q):  The adjustment to deferred tax liabilities represents the estimated deferred income tax liability based on the U.S. federal statutory tax rate of 35% multiplied by the fair value adjustments made to assets acquired and liabilities assumed, excluding goodwill as noted below. For purposes of these unaudited pro forma condensed combined financial statements, the U.S. federal statutory tax rate of 35% has been used for all periods presented. This rate does not reflect Stanley’s effective tax rate, which includes other tax items such as state and foreign taxes as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company. When the merger is completed and additional information becomes available, it is likely the applicable income tax rate will change. The adjustment reflects the following:

(in millions)

Establish deferred tax liabilities (assets) for the following:
Net increase in the basis of identified acquired intangible assets(a)	$616.0
Increase in the basis of inventory	75.7
Increase in the basis of property, plant and equipment	17.5
Increase in the basis of post-retirement benefits(b)	(26.4)
Increase in the basis of debt	(18.7)
Reduction in debt issuance costs	(2.8)

$661.3

(a)	Net of Black & Decker’s historical intangible assets, see Note 8, Item M.

(b)	Deferred tax calculated on the deductible portion of this adjustment.

Item (R):  Black & Decker sponsors defined benefit pension plans in the U.S., and various other countries, as well as a post-retirement medical plan in the U.S. The adjustment to increase the Black & Decker post-retirement benefit liabilities is comprised of adjusting these benefit liabilities to their funded status as of the October 3, 2009 pro forma condensed combined balance sheet date utilizing the fair value of plan assets and applicable discount rates at that date, as well as an enhancement of an executive retirement plan stemming from contractual change in control provisions. The elements of the adjustment are presented in the following table.

(in millions)

Adjustment to the fair value of plan assets (a)	$(74.7)
Adjustment for discount rates (b)	143.3
Adjustment to the executive retirement plan resulting from the change in control	29.5

Total adjustment to defined benefit pro forma liability at October 3, 2009	$98.1

(a)	U.S. GAAP requires the defined benefit plan liabilities to be re-measured to their funded status at the date of acquisition using the actual fair value of plan assets. The adjustment to reduce the pension liability by $74.7 million pertains to the increase in the fair value of the plan assets during the period from December 31, 2008 to October 3, 2009 based on the excess of the actual return on plan assets over the expected return on plan assets element of the pension expense recognized for the nine month period for these defined benefit plans.

(b)	U.S. GAAP requires defined benefit plan liabilities to be re-measured at the date of acquisition using current discount rates. Accordingly the respective discount rates used by Black & Decker as of

December 31, 2008 were adjusted to October 3, 2009 to reflect the relative changes in yields on typical common pension indices (such as high quality corporate bonds, with similar durations to the liabilities). These comparative indices decreased by 75 and 50 basis points in the U.S. and Non-U.S. geographic areas, respectively, and the pro forma liabilities were increased to reflect these lower discount rates (6.0% for the U.S. pension plans; 5.5% for the U.S. post-retirement medical plan; and 5.75% for non-U.S. plans).

Item (S):  The adjustment to Common Stock reflects adjustments for the merger consideration, at par, and to eliminate Black & Decker’s historical common stock, at par, as follows:

(in millions)

Issuance of Stanley common stock based on exchange ratio of 1.275 shares for each share of Black & Decker common stock	$195.9
Eliminate Black & Decker’s historical common stock	(30.1)

$165.8

Item (T):  The adjustment to Additional paid-in capital reflects adjustments for the following:

(in millions)

To record merger consideration at fair value	$4,193.6
Par value of merger consideration recorded within common stock(c)	(195.9)
Eliminate Black & Decker’s historical additional paid-in capital	(36.9)

$3,960.8

(c)	See Item S above.

Item (U):  Reflects adjustments to Retained earnings for the following:

(in millions)

Eliminate Black & Decker’s historical retained earnings	$(1,595.5)
To record estimated non-recurring cost for acquisition related transaction costs	(70.0)

$(1,665.5)

Item (V):  To eliminate Black & Decker’s historical Other shareowners’ equity comprised of accumulated other comprehensive loss.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

Stanley’s common stock is listed and traded on the NYSE under the symbol “SWK.” Black & Decker’s common stock is listed and traded on the NYSE under the symbol “BDK.” The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices per share of Stanley common stock and the high and low closing sales prices per share of Black & Decker common stock, in each case as reported on the NYSE. In addition, the table also sets forth the quarterly cash dividends per share declared by Stanley and Black & Decker with respect to their common stock. On the Stanley record date (January 11, 2010), there were 80,446,732 shares of Stanley common stock outstanding. On the Black & Decker record date (January 11, 2010), there were 61,651,479 shares of Black & Decker common stock outstanding.

	Stanley			Black & Decker
			Dividends			Dividends
	High	Low	Declared	High	Low	Declared

2007
First Quarter	$58.99	$49.95	$0.30	$90.91	$78.81	$0.42
Second Quarter	$63.68	$54.63	$0.30	$96.07	$81.40	$0.42
Third Quarter	$64.25	$52.41	$0.31	$97.01	$79.30	$0.42
Fourth Quarter	$58.99	$47.01	$0.31	$92.30	$69.15	$0.42
2008
First Quarter	$52.18	$43.69	$0.31	$74.24	$61.71	$0.42
Second Quarter	$51.08	$44.50	$0.31	$71.23	$57.50	$0.42
Third Quarter	$49.58	$40.56	$0.32	$69.50	$51.56	$0.42
Fourth Quarter	$43.93	$24.19	$0.32	$62.09	$32.31	$0.42
2009
First Quarter	$36.38	$22.75	$0.32	$46.11	$20.35	$0.42
Second Quarter	$40.01	$29.91	$0.32	$40.30	$27.51	$0.12
Third Quarter	$42.69	$31.28	$0.33	$50.53	$26.70	$0.12
Fourth Quarter	$53.13	$40.97	$0.33	$66.71	$42.98	$0.12

CERTAIN HISTORICAL AND PRO FORMA PER SHARE DATA

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for Stanley’s common stock and Black & Decker’s common stock. The pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had occurred on October 3, 2009, in the case of book value per share data, and December 30, 2007 in the case of net income per share data.

The pro forma per share balance sheet information combines Stanley’s October 3, 2009 unaudited consolidated balance sheet with Black & Decker’s September 27, 2009 unaudited consolidated balance sheet. The pro forma per share income statement information for the fiscal year ended January 3, 2009 combines Stanley’s audited consolidated statement of income for the fiscal year ended January 3, 2009 with Black & Decker’s audited consolidated statement of income for the fiscal year ended December 31, 2008. The pro forma per share income statement information for the nine months ended October 3, 2009 combines Stanley’s unaudited consolidated statement of income for the nine months ended October 3, 2009 with Black & Decker’s unaudited consolidated statement of income for the nine months ended September 27, 2009. The Black & Decker pro forma equivalent per share financial information is calculated by multiplying the unaudited Stanley pro forma combined per share amounts by the exchange ratio of 1.275 shares of Stanley common stock for each share of Black & Decker common stock.

The following information should be read in conjunction with the audited consolidated financial statements of Stanley and Black & Decker, which are incorporated by reference in this joint proxy statement/prospectus, and the financial information contained in the section entitled “Stanley and Black & Decker Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 102. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

	As of and for the	As of and for the
	Nine Months Ended	Year Ended
	October 3, 2009	January 3, 2009

Stanley Historical Data Per Common Share
Income from continuing operations
Basic	$2.15	$2.77
Diluted	$2.14	$2.74
Dividends declared per common share	$0.97	$1.26
Book value per share	$23.86	$21.63

	As of and for the	As of and for the
	Nine Months Ended	Year Ended
	September 27, 2009	December 31, 2008

Black & Decker Historical Data Per Common Share
Income from continuing operations
Basic	$1.63	$4.83
Diluted	$1.62	$4.77
Dividends declared per common share	$0.66	$1.68
Book value per share	$20.71	$18.72

	As of and for the	As of and for the
	Nine Months Ended	Year Ended
	October 3, 2009	January 3, 2009

Stanley Pro Forma Combined Data Per Common Share
Income from continuing operations
Basic	$1.38	$2.94
Diluted	$1.38	$2.91
Dividends declared per common share	$0.97	$1.26
Book value per share(1)	$38.04	N/A

	As of and for the	As of and for the
	Nine Months Ended	Year Ended
	September 27, 2009	December 31, 2008

Black & Decker Pro Forma Equivalent Per Common Share
Per common share data:
Income from continuing operations
Basic	$1.76	$3.75
Diluted	$1.76	$3.71
Dividends declared per common share	$1.24	$1.61
Book value per share(1)	$48.51	N/A

(1)	Pro forma book value per share as of January 3, 2009 or December 31, 2008 is not meaningful as purchase accounting adjustments were calculated as of October 3, 2009.

AMENDMENT TO THE STANLEY 2009 LONG-TERM INCENTIVE PLAN

Stanley is seeking shareholder approval of an amendment to The Stanley Works 2009 Long-Term Incentive Plan. As explained in more detail below, generally the only amendments proposed to be made are to increase the number of shares available for issuance under the plan and, subject to such limitation, to increase the maximum fair market value of payments allowable during any three-year period to any executive officer in connection with long-term performance awards and provide for a fungible equity grant pool (as described below). The current Stanley 2009 Long-Term Incentive Plan is referred to in this section as the “Current 2009 LTIP” and the amended version of the plan is referred to as the “Amended 2009 LTIP”.

The Current 2009 LTIP contains a limit on the number of shares available for issuance under the plan. An increase in the number of shares available for issuance under the plan is necessary due to the merger, the completion of which will dramatically increase the size of Stanley’s work force and those key employees and other individuals who will be eligible to receive equity awards under the plan. If the Current 2009 LTIP is not amended to increase the number of shares available for issuance, after the merger, Stanley will not have sufficient share capacity to make appropriate grants to key employees and other individuals. The change to a fungible equity grant pool will provide Stanley more flexibility in allocating equity awards among stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards.

As of January 4, 2010, there were options to purchase 4,709,594 shares of Black & Decker common stock outstanding, with a weighted average exercise price of $62.93 and a weighted average term of 5.83 years. Upon completion of the merger, assuming the number of outstanding Black & Decker options and weighted average exercise price set forth in the previous sentence remain unchanged, such outstanding Black & Decker options will be converted into options to purchase 6,004,732 shares of Stanley common stock, with an expected weighted average exercise price of $49.36. In addition, as of January 4, 2010, there were 192,000 restricted shares of Black & Decker common stock and 147,700 restricted stock units with respect to Black & Decker common stock outstanding, which, upon completion of the merger, will be converted into 244,800 restricted shares of Stanley common stock and 188,317 restricted stock units with respect to Stanley common stock, respectively. Following completion of the merger, the combined company will not make any grants of equity awards under any Black & Decker equity compensation plan. If the merger is not completed, the Amended 2009 LTIP will not go into effect, and the Current 2009 LTIP will remain in place. Shareholder approval of the Amended 2009 LTIP is not a condition to completion of the merger.

General

The Current LTIP became effective on January 4, 2009. The Stanley board of directors adopted the Amended 2009 LTIP on January 25, 2010, to be effective as of the completion of the merger, and is recommending that the shareholders of Stanley approve the Amended 2009 LTIP at the Stanley special meeting. The Amended 2009 LTIP makes the following material changes to the 2009 LTIP:

•	the number of shares available for issuance for awards is increased from 5.1 million to 13.2, million;

•	the specific limitation on the number of shares that may be granted pursuant to awards other than stock options and stock-settled SARs (as defined below) is replaced with an alternate method of calculating the number of shares remaining available for issuance under the Amended 2009 LTIP, referred to as a “fungible equity grant pool”; and

•	in connection with the establishment of a fungible equity grant pool, a ratio is assigned for counting usage of shares upon issuance of stock options and stock-settled SAR awards of one to one, whereby any grant of a stock option or stock-settled SAR shall be counted against the maximum share limitation under the Amended 2009 LTIP as one share of common stock, and a ratio is assigned for counting usage of shares upon issuance of awards other than stock options and stock-settled SARs of 2.25 to one, whereby any grant of any such award denominated in shares shall be counted against the maximum share limitation under the Amended 2009 LTIP as 2.25 shares of common stock; and

•	the maximum fair market value of payments to any executive officer made in connection with any long-term performance awards (except for payments made in connection with stock options or SARs) granted during any three-year period, is increased from two percent of shareholders’ equity as of the end of the year immediately preceding the commencement of such three-year period to four percent.

The Amended 2009 LTIP will amend and replace the Current 2009 LTIP. Any awards granted under the Current 2009 LTIP will remain in effect pursuant to their current terms.

The Amended 2009 LTIP is designed to comply with the requirements of applicable federal and state securities laws and the Code, including, but not limited to, the performance-based exclusion from the deduction limitations under Section 162(m) of the Code. The summary that follows is qualified in its entirety by reference to the full text of the Amended 2009 LTIP, a copy of which is included in this joint proxy statement/prospectus as Annex F.

The Amended 2009 LTIP permits the granting of (i) stock options, including incentive stock options (“ISOs”) entitling the optionee to favorable tax treatment under Section 422 of the Code, (ii) stock appreciation rights (“SARs”), (iii) restricted stock and restricted stock units (“RSUs”), (iv) performance awards, (v) dividend equivalents, and (vi) other awards valued in whole or in part by reference to or otherwise based on Stanley common stock. Under the Amended 2009 LTIP, awards may be granted until the 10th anniversary of completion of the merger. Each of the awards will be evidenced by an award document setting forth the terms and conditions applicable thereto.

The Stanley board of directors has authorized the issuance of thirteen million two hundred thousand shares of Stanley common stock in connection with awards pursuant to the Amended 2009 LTIP. No more than one million of those shares are available for the exercise of ISOs. The number of shares with respect to options and SARs that may be granted under the Amended 2009 LTIP to any individual participant in any three-year period during the term of the Amended 2009 LTIP may not exceed four million shares. The maximum fair market value of payments to any executive officer made in connection with any long-term performance awards, other than SARs and stock options, shall not exceed, during any three-year period, four percent of Stanley’s shareholders equity as of the end of the year immediately preceding the commencement of such three-year period. Under the Amended 2009 LTIP, (x) each share with respect to which an option or stock-settled SAR is granted will reduce the aggregate number of shares that may be delivered under the Amended 2009 LTIP by one share and (y) each share with respect to which any other award denominated in shares may be granted will reduce the aggregate number of shares that may be delivered under the Amended 2009 LTIP by 2.25 shares.

All shares available for granting awards in any year that are not used will be available for use in subsequent years. If any shares subject to any award under the Amended 2009 LTIP or under the Current 2009 LTIP, Stanley’s 2001 Long-Term Incentive Plan or Stanley’s 1997 Long-Term Incentive Plan are forfeited or cancelled, or if any such award terminates without the delivery of shares or other consideration, the same number of shares previously used or reserved for such awards will be available for future awards under the Amended 2009 LTIP. If another company is acquired by Stanley or a Stanley affiliate, any awards made and any Stanley shares delivered upon assumption of or in substitution for outstanding grants made by the acquired company may be deemed to have been granted under the Amended 2009 LTIP, except for grants to persons who become executive officers of Stanley, and would not decrease the number of shares available for grants under the Amended 2009 LTIP. Stanley’s ability to grant new awards under Stanley’s 2001 Long-Term Incentive Plan was terminated on January 4, 2009 pursuant to the terms of the Current 2009 LTIP, and its ability to grant new awards under Stanley’s 1997 Long-Term Incentive Plan expired on September 16, 2007.

Purpose

The purpose of the Amended 2009 LTIP is to provide incentive and other awards that are designed to provide appropriate incentives and rewards to key employees and certain other individuals who are contributing to Stanley’s future success and prosperity, thus enhancing the value of Stanley for its shareholders and enabling Stanley to attract and retain exceptionally qualified individuals upon whom, in large measure, the continued progress, growth and profitability of Stanley depend.

Plan Administration

The Amended 2009 LTIP is administered by the Compensation and Organization Committee of the Stanley board of directors, or the “Compensation Committee”, which is constituted in compliance with applicable rules and regulations issued under the federal securities laws and the Code. The Compensation Committee may select eligible employees to whom awards are granted, determine the types of awards to be granted and the number of shares covered by awards and set the terms and conditions of awards. The Compensation Committee’s determinations and interpretations under the Amended 2009 LTIP will be binding on all interested parties. The Compensation Committee may delegate to officers or managers of Stanley certain authority with respect to the granting, cancellation and modification of awards other than awards to executive officers of Stanley.

Amendment; Termination

The Stanley board of directors may amend, suspend or terminate the Amended 2009 LTIP, including amendments that might increase the cost of the Amended 2009 LTIP to Stanley, provided that shareholder approval must generally be obtained for any amendment that would increase the number of shares available for awards or permit the granting of options, SARs or other stock-based awards including rights to purchase shares at prices below fair market value at the date of the grant of the award, other than as described below.

Eligibility

Awards may be made by the Compensation Committee to any salaried employee of Stanley or of any affiliate or any non-employee director of an affiliate; provided that ISOs may only be granted to employees of Stanley. Currently, there are approximately 250 individuals who Stanley believes are eligible to receive awards under the Current 2009 LTIP subject to any necessary approvals by the Compensation Committee. Following completion of the merger, Stanley estimates there would be approximately 550 individuals who would be eligible to receive awards under the Amended 2009 LTIP subject to any necessary approvals by the Compensation Committee.

Terms and Conditions of Options

An award of stock options under the Amended 2009 LTIP entitles a participant to purchase a specified number of shares during a specified term (not longer than ten years from the date of grant) at a fixed price, affording the participant an opportunity to benefit from appreciation in the market price of Stanley common stock from the date of grant. Stock options will vest and become exercisable over the exercise period established by the Compensation Committee in the award document. The Compensation Committee may accelerate the exercisability of outstanding stock options at such times and under such circumstances as it deems appropriate. Stock options are exercisable during a grantee’s lifetime only by the grantee. In addition, ISOs awarded under the Amended 2009 LTIP must comply with the requirements of Section 422 of the Code.

The stock option exercise price will be as determined by the Compensation Committee, provided that the exercise price may not be less than the fair market value of the Stanley common stock on the date of grant. The exercise price may be fully paid in cash, by delivery of Stanley common stock previously owned by the grantee equal in value to the exercise price, or by having shares of Stanley common stock with a value (on the date of exercise) equal to the exercise price, withheld by Stanley (or in any combination of the foregoing). A grantee of a stock option (and any tandem SAR) will not have the rights of a shareholder until certificates for the shares underlying the stock options are recorded in the grantee’s name.

Stock Appreciation Rights

Unless the Compensation Committee determines otherwise, a participant granted a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Compensation Committee so determines in the case of a SAR granted in tandem with another award, as of the grant date of the other award), of a share of Stanley common stock over the grant price of the SAR. Subject to the provisions of the Amended 2009 LTIP, the Compensation Committee has the right to determine the grant price, term, methods of exercise, methods of settlement, and any other terms and conditions of SARs, except that no SARs may be exercisable more than ten years from the date of grant.

Restricted Stock, RSUs and Performance Awards

An award of restricted stock is an award of Stanley common stock that may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of for a restricted period of time determined by the Compensation Committee. The Compensation Committee may also impose such other restrictions and conditions on the award as it deems appropriate, including on the right to vote shares of restricted stock and to receive dividends. The Compensation Committee may provide that the restrictions will lapse separately or in combination, in installments or otherwise, as it deems appropriate. An award of RSUs creates a right in the grantee to receive Stanley common stock at the end of a specified period. Performance awards may provide that upon vesting the grantee will receive cash, stock, other securities, other awards, other property, or any combination thereof, as the Compensation Committee shall determine, and shall be payable (or exercisable) based upon the achievement of such performance goals during such performance periods as the Compensation Committee shall establish. Shares granted as performance awards are shares of Stanley common stock that are subject to restrictions based upon the attainment of performance objectives established by the Compensation Committee. Such performance objectives may be based on various financial measures of Stanley’s performance, upon cost targets, reductions or savings, upon strategic business criteria, or upon a grantee’s attainment of specific objectives set by Stanley for that grantee’s performance. Restricted stock, RSUs and shares granted as performance awards are all subject to a risk of forfeiture upon certain kinds of employment terminations, as determined by the Compensation Committee.

Upon the award of restricted stock or shares granted as performance awards, the grantee will have the rights of a stockholder with respect to the shares, including voting and dividend rights, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the grantee’s award document. An award of RSUs does not confer shareholder rights on the grantee, other than dividend rights, during the specified restricted period.

Dividend Equivalents

Dividend equivalents represent rights to receive payments equivalent to dividends or interest with respect to a specified number of shares. Dividend equivalents credited in respect of restricted stock, RSUs, or a performance award will vest (or be forfeited) and will settle at the same time as the underlying award to which they relate. Under the Amended 2009 LTIP, dividend equivalents are prohibited for awards in connection with stock options or SARs.

Other Stock-Based Awards

Other stock-based awards are other awards denominated or payable in, valued by reference to, or otherwise based on or related to shares of Stanley common stock.

Change in Control

Generally, any outstanding stock options and SARs will become immediately exercisable and all restrictions applicable to restricted stock and restricted stock units (whether or not granted as performance awards) will lapse automatically upon a “change in control” of Stanley (as defined in the Amended 2009 LTIP).

Restrictions on Transfer

Awards are generally not transferable other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. The Compensation Committee may, however, grant non-qualified stock options that are transferable to the grantee’s immediate family members or to trusts or partnerships for such family members.

Adjustment

The Compensation Committee may adjust the number and type of shares that may be made the subject of new awards or are then subject to outstanding awards and other award terms, and may provide for a cash payment to a participant relating to an outstanding award, or may adjust the number and type of shares which may be subject to ISOs and which are subject to the three year, per-participant limitations on options and SARs, in the event of a stock split, stock dividend, or other extraordinary corporate event. The Compensation Committee is also authorized, for similar purposes, to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting Stanley or its financial statements or of changes in applicable laws, regulations or accounting principles. Other than in connection with the foregoing extraordinary corporate events, however, outstanding awards may not be amended to reduce the purchase price per share purchasable under a stock option or the grant price of SARs, or cancel outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs with a purchase price per share or grant price, as applicable, that is less than the purchase price per share or grant price of the original stock options or SARs, as applicable, without shareholder approval.

Certain U.S. Federal Income Tax Considerations

THE FOLLOWING DISCUSSION OF CERTAIN RELEVANT U.S. FEDERAL INCOME TAX EFFECTS APPLICABLE TO AWARDS GRANTED UNDER THE AMENDED 2009 LTIP IS A SUMMARY ONLY, AND REFERENCE IS MADE TO THE CODE AND REGULATIONS PROMULGATED THEREUNDER FOR A COMPLETE STATEMENT OF ALL RELEVANT FEDERAL TAX PROVISIONS. HOLDERS OF AWARDS SHOULD CONSULT THEIR TAX ADVISORS BEFORE REALIZATION OF ANY SUCH AWARDS, AND HOLDERS OF STANLEY COMMON STOCK PURSUANT TO AWARDS SHOULD CONSULT THEIR TAX ADVISORS BEFORE DISPOSING OF ANY SUCH SHARES. SECTION 16 INDIVIDUALS SHOULD NOTE THAT SOMEWHAT DIFFERENT RULES THAN THOSE DESCRIBED BELOW MAY APPLY TO THEM. THIS SUMMARY IS NOT INTENDED TO BE EXHAUSTIVE AND DOES NOT DESCRIBE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES. Under current federal income tax laws, awards under the Amended 2009 LTIP will generally have the following tax consequences:

The grant of a stock option or SAR under the Amended 2009 LTIP will create no tax consequences for the participant or Stanley. A participant will have no taxable income upon exercise of an ISO, except that the alternative minimum tax may apply. Upon exercise of an option other than an ISO, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. Upon a disposition of shares acquired by exercise of an ISO before the end of the applicable ISO holding periods, the participant generally must recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an ISO for which the ISO holding periods are met) generally will result in only capital gain or loss. Other awards under the Amended 2009 LTIP, including non-qualified options and SARs, generally will result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other property, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares, or other property. Except as discussed below, Stanley generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option, SAR, or other award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant. Thus, Stanley will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the ISO holding periods.

The foregoing general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Amended 2009 LTIP. Different tax rules may apply to specific participants and transactions under the Amended 2009 LTIP.

Securities Authorized for Issuance Under Equity Compensation Plans

2009 LTIP Benefits

Stanley’s long-term incentive programs generally include time-vesting stock options and restricted stock units, most of which are granted in December of each year, and performance awards that are typically granted during the first quarter of each year with a three-year measurement period. Performance awards that have been approved for issuance under the Current 2009 LTIP relate to the 2009-2011 measurement period. The threshold, target and maximum number of shares that have been approved for issuance to each of the named executive officers, all current executive officers as a group, all current non-employee directors as a group and all employees (not including executive officers) as a group are as follows:

Performance Award Grants

Name and Principal Position	Threshold	Target	Maximum

John F. Lundgren,	26,067	52,135	104,270
Chairman and CEO
Donald Allan, Jr.,	3,475	6,951	13,903
Vice President and CFO
Jeffery D. Ansell,	3,972	7,944	15,889
Vice President & President, Stanley Consumer Tools Group
Hubert W. Davis, Jr.,	3,624	7,249	14,498
Senior Vice President, Business Transformation
James M. Loree,	10,096	20,192	40,384
Executive Vice President and COO, Former Executive Vice President and CFO
All current executive officers as a group	66,821	133,648	266,998
All current non-employee directors as a group	0	0	0
All employees (not including executive officers) as a group	64,305	128,173	233,908

Other than the grants to Messrs. Archibald, Lundgren and Loree to be made upon completion of the merger, as discussed on pages 73-78, the number of stock options and time vesting RSUs that will be granted under the Amended 2009 LTIP during 2010 is not yet determinable. The awards issued under the Current 2009 LTIP to each named executive officer, all current executive officers as a group, all current directors (not including executive officers) as a group, and all current employees of Stanley (not including executive officers) as a group during 2009 are as follows:

Stock Option and RSU Grants

Name and Principal Position	Options	RSUs

John F. Lundgren,	75,000	90,037
Chairman and CEO
Donald Allan, Jr.,	15,000	15,000
Vice President and CFO
Jeffery D. Ansell,	15,000	15,000
Vice President & President, Stanley Consumer Tools Group
Hubert W. Davis, Jr.,	15,000	15,000
Senior Vice President, Business Transformation
James M. Loree,	50,000	41,666
Executive Vice President and COO, Former Executive Vice President and CFO
All current executive officers as a group	255,000	270,036
All current non-employee directors as a group	0	0
All employees (not including executive officers) as a group	247,500	170,252

Compensation plans under which Stanley’s equity securities are authorized for issuance at January 2, 2010 follow:

(C)
Number of Securities
Remaining Available for
	(A)		Future Issuance Under
	Number of Securities to	(B)	Equity Compensation
	be Issued upon Exercise	Weighted-Average	Plans (Excluding
	of Outstanding Options	Exercise Price of	Securities Reflected in
Plan Category	and Stock Awards	Outstanding Options	Column (A))

Equity compensation plans approved by security holders	7,538,373 (1)	$39.75 (2)	4,086,625
Equity compensation plans not approved by security holders(3)	—	—	—
Total	7,538,373	$39.75	4,086,625

(1)	Consists of 5,839,417 shares underlying outstanding stock options (whether vested or unvested) with a weighted average exercise price of $39.75 and a weighted average term of 5.44 years, and 1,698,956 shares underlying time-vesting restricted stock units that have not yet vested and the maximum number of shares that will be issued pursuant to outstanding long term performance awards if all established goals are met. Performance awards that relate to the 2007-2009 measurement period are excluded because the performance goals for this period have not been achieved. All stock-based compensation plans, except the Current 2009 LTIP (which became effective after the 2008 fiscal year ended on January 3, 2009), are discussed in Note K, Capital Stock of the Notes to the Consolidated Financial Statements, in Item 8 of Stanley’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009.

(2)	There is no cost to the recipient for shares issued pursuant to time-vesting restricted stock units or long-term performance awards. Because there is no strike price applicable to these stock awards they are excluded from the weighted-average exercise price which pertains solely to outstanding stock options.

(3)	There is a non-qualified deferred tax savings plan for highly compensated salaried employees which mirrors the qualified plan provisions, but was not specifically approved by Stanley shareholders. U.S. employees are eligible to contribute from 1% to 15% of their salary to a tax deferred savings plan as described in the Employee Stock Ownership Plan (“ESOP”) section of Item 8 Note M Employee Benefit Plans to the Consolidated Financial Statements of Stanley’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009. Prior to 2009, Stanley contributed an amount equal to one half of the employee contribution up to the first 7% of salary. In 2009, Stanley contributed an amount equal to one-quarter of the employee contribution up to the first 7% of salary. The investment of the employee’s contribution and Stanley’s contribution is controlled by the employee participating in the plan and may include an election to invest in Stanley stock. The same matching arrangement was provided for highly compensated salaried employees in the “non-qualified” plan, except that the arrangement for these employees was outside of the ESOP, and was not funded in advance of distributions. Shares of Stanley’s common stock may be issued at the time of a distribution from the plan. The number of securities remaining available for issuance under the plan at January 2, 2010 is not determinable, since the plan does not authorize a maximum number of securities.

Recommendation of the Stanley Board of Directors

The Stanley board of directors recommends that Stanley shareholders vote “FOR” the proposal to amend the Stanley 2009 Long-Term Incentive Plan.

COMPARISON OF RIGHTS OF STANLEY SHAREHOLDERS
AND BLACK & DECKER STOCKHOLDERS

If the merger is completed, stockholders of Black & Decker will become shareholders of Stanley. The rights of Stanley shareholders are currently governed by the Connecticut Business Corporation Act (the “CBCA”) and the certificate of incorporation and bylaws of Stanley. The rights of Black & Decker stockholders are currently governed by the Maryland General Corporation Law (the “MGCL”) and the charter and bylaws of Black & Decker.

This section of the joint proxy statement/prospectus describes the material differences between the rights of Stanley shareholders and Black & Decker stockholders. This section does not include a complete description of all differences among the rights of Stanley shareholders and Black & Decker stockholders, nor does it include a complete description of the specific rights of these persons.

The following summary is qualified in its entirety by reference to, and you are urged to read carefully, the relevant provisions of the CBCA and the MGCL, as well as the certificate of incorporation and bylaws of Stanley and the charter and bylaws of Black & Decker. Copies of the certificate of incorporation and bylaws of Stanley and the charter and bylaws of Black & Decker are filed as exhibits to the reports of Stanley and Black & Decker incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 152.

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Authorized Capital	The aggregate number of shares which Stanley has the authority to issue is (a) 200,000,000 shares of common stock, par value $2.50 per share, and (b) 10,000,000 shares of preferred stock without par value. If the amendment to the Stanley certificate of incorporation discussed in this joint proxy statement/prospectus is effectuated, the number of shares of common stock that Stanley is authorized to issue will increase from 200,000,000 to 300,000,000.	The aggregate number of shares of capital stock which Black & Decker has the authority to issue is (i) 150,000,000 shares of Black & Decker common stock, par value $.50 per share, and (ii) 5,000,000 shares of Black & Decker series preferred stock, without par value.

“Blank Check” Preferred Stock

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Stanley may designate and issue. As of the date of this joint proxy statement/prospectus, Stanley does not have outstanding any shares of preferred stock.

The Stanley board of directors is authorized to issue preferred stock in multiple series without the approval of shareholders. With respect to each series of preferred stock, the board of directors has the authority to fix the following terms:

•     the designation of the series;

• the number of shares within the series;

The rights and preferences of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Black & Decker may classify and issue. As of the date of this joint proxy statement/prospectus, Black & Decker does not have outstanding any shares of preferred stock.

The Black & Decker board of directors may authorize Black & Decker to issue preferred stock in multiple series without the approval of stockholders and to classify and reclassify any unissued shares of Black & Decker preferred stock. With respect to each series of preferred stock, the board of directors has authority to fix the following terms:

• the designation of the series;

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•     whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•   the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•   whether the shares are redeemable, the redemption price and the terms of redemption;

•   the amount payable to holders for each share if Stanley dissolves or liquidates;

•   whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•   any restrictions on issuance of shares in the same series or any other series;

•   voting rights; and

•   any other rights, priorities, preferences, restrictions or limitations of such series.

Stanley’s ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal for Stanley. For example, Stanley could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, Stanley could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders. Additionally, under certain circumstances, Stanley’s issuance of preferred stock could adversely affect the voting power of the holders of Stanley common stock. Although the Stanley board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of shareholders, the Stanley board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or

•     the number of shares within the series;

•   all other terms, rights, restrictions and qualifications of the shares, including any preferences, voting powers, dividend rights and redemption, sinking fund and conversion rights.

The board of directors may also, subject to the rights of other series of preferred stock, increase or decrease the number of shares of any series, alter the designation of any series, and classify and reclassify unissued shares of a particular series into one or more other series by fixing or altering in any one or more respects from time to time before issuance any terms, rights, restrictions and qualifications of the shares.

Black & Decker’s power to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal for Black & Decker. For example, Black & Decker could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, Black & Decker could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, Black & Decker’s issuance of preferred stock could adversely affect the voting power of the holders of Black & Decker common stock. Although the Black & Decker board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of Black & Decker, the Black & Decker board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of Black & Decker’s stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock.

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a majority, of Stanley’s shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over prevailing market prices of such stock.

Voting Rights

Each shareholder of record of Stanley common stock is entitled to one vote for each share held on every matter properly submitted to the shareholders for their vote. Holders of Stanley common stock do not have cumulative voting rights.

Each outstanding share of Black & Decker common stock is entitled to one vote on each matter voted on at a stockholders meeting. Holders of Black & Decker common stock do not have cumulative voting rights.

Stockholder Quorum Requirements	The presence in person or by proxy of a majority of the votes entitled to be cast constitutes a quorum of the holders of Stanley common stock.	The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum at a meeting of stockholders of Black & Decker.

Dividend Rights; Liquidation

After satisfaction of the dividend rights of holders of preferred stock (if any), holders of Stanley common stock are entitled ratably to any dividend declared by the Stanley board of directors out of funds legally available for this purpose.

Upon Stanley’s liquidation, dissolution or winding up, the holders of Stanley common stock are entitled to receive ratably Stanley’s net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock (if any).

Under Connecticut law, no dividends, redemptions, stock repurchases or other distributions may be declared or paid if, after giving effect to the dividend, redemption, stock repurchase or other distribution, (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the charter provides otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those

After satisfaction of the dividend rights of holders of preferred stock (if any), holders of Black & Decker common stock are entitled ratably to any dividend authorized by the Black & Decker board of directors and declared by Black & Decker out of funds legally available for this purpose.

Upon Black & Decker’s liquidation, dissolution or winding up, the holders of Black & Decker common stock are entitled to receive ratably Black & Decker’s net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock (if any).

Under Maryland law, no dividends, redemptions, stock repurchases or other distributions may be declared or paid if, after giving effect to the dividend, redemption, stock repurchase or other distribution, (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose

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	receiving the distribution. The board of directors may base a determination regarding the legality of the declaration or payment of a distribution on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.	preferential rights are superior to those receiving the distribution. The board of directors may base a determination regarding the legality of the declaration or payment of a distribution on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.

In addition, a Maryland corporation that would be prohibited from making a distribution because its assets would be less than the sum of its total liabilities and preferences of outstanding preferred stock may also make a distribution from the net earnings of the corporation for the fiscal year in which the distribution is made, the net earnings of the corporation for the preceding fiscal year, or the sum of the net earnings of the corporation for the preceding eight fiscal quarters.

Number and Election of Directors; Vacancies; Removal

The Stanley certificate of incorporation provides that the board of directors will be classified with approximately one-third elected each year.

The number of directors will be fixed by the board of directors from time to time, but must consist of no less than nine and no more than eighteen directors.

The directors elected by the holders of common stock are divided into three classes, designated class I, class II and class III. Each class consists, as nearly as may be possible, of one-third of the total number of such directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

In addition, if the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any additional director of any class elected by the shareholders to fill a vacancy resulting from an increase in such class will hold

The Black & Decker board of directors must consist of no less than eight nor more than fourteen directors. The number of directors shall be determined from time to time by the vote of three-fourths of the entire board of directors. Directors serve for one- year terms until the next annual stockholders’ meeting and until their successors are elected and qualify. A change in the number of directors does not affect the term of a director.

The MGCL provides that a Maryland corporation with a class of stock registered under the Exchange Act and at least three independent directors may elect, without stockholder approval, to be governed by a provision of the MGCL that allows the creation of a classified board of directors. Black & Decker has not elected to be governed by this provision.

The MGCL and the Black & Decker bylaws provide that the Board may fill any vacancy caused by the death or resignation of a director or a removal of a director by the stockholders by a vote of a majority of the remaining directors. A

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office for a term that will coincide with the remaining term of that class; but if a director is elected by the board to fill a vacancy, he would serve until the next annual meeting of shareholders. A decrease in the number of directors will not affect the term of any incumbent director.	vacancy created by an increase in the number of directors may be filled by vote of a majority of the entire Board as constituted prior to the increase. The term of a director elected by the Board to fill a vacancy expires at the next annual stockholders’ meeting.

Any vacancy on the board of directors may be filled by the shareholders or by the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise. Any director elected by the board of director to fill a vacancy serves until the next annual meeting of shareholders. The certificate of incorporation also provides that directors elected by the holders of common stock may be removed only for cause by the affirmative vote of at least a majority of the votes entitled to be cast thereon.

The MGCL and the Black & Decker bylaws provide that a majority of the voting power of the stockholders may vote to remove a director, with or without cause.

The MGCL provides that a Maryland corporation with a class of stock registered under the Exchange Act and at least three independent directors may elect, without stockholder approval, to be governed by a provision of the MGCL that requires the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors to remove a director. Black & Decker has not elected to be governed by this provision.

The MGCL provides that the stockholders may fill a vacancy on the board of directors which results from the removal of a director. The MGCL provides that a director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director.

The MGCL provides that a Maryland corporation with a class of stock registered under the Exchange Act and at least three independent directors may elect, without stockholder approval, to be governed by a provision of the MGCL that grants to the board of directors the exclusive power to fill vacancies on the board and provides that any director elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred. Black & Decker has not elected to be governed by this provision.

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Action by Written Consent	Under the CBCA, Stanley shareholders may take action by written unanimous consent of shareholders entitled to vote upon such action. Otherwise, shareholders will only be able to take action at an annual or special meeting called in accordance with the Stanley bylaws.	Under the MGCL, common stockholders of a Maryland corporation may take action by unanimous consent in lieu of a meeting. The charter of the corporation may authorize action by the consent of common stockholders entitled to cast not less than the minimum number of votes that would be necessary to take the action at a meeting under certain circumstances. The Black & Decker charter does not authorize stockholder action by less than unanimous consent.

Advance Notice Requirements for Director Nominations and Other Proposals

Director Nominations. The Stanley bylaws contain advance notice procedures with regard to shareholder proposals related to the nomination of candidates for election as directors. These procedures provide that notice of shareholder proposals related to shareholder nominations for the election of directors must be received at Stanley’s executive offices at least 90   days, but no more than 120   days, before the first anniversary of the date on which the proxy statement for the preceding annual meeting was mailed; provided, however, that in the event the annual meeting is not within 30   days before or after the anniversary date of the preceding year’s meeting, notice by the shareholder must be received not later than the close of business 10   days after the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever occurs first. Stanley’s bylaws require that all directors be shareholders of record. A shareholder’s notice to Stanley’s corporate secretary must be in proper written form and must set forth certain information including:

•     the name and record address of the nominating shareholder, and any other person on whose behalf the nomination is being made, and the nominee;

• the class or series and number of shares of Stanley capital stock which are beneficially or of record owned by the nominating shareholder or such other person;

Director Nominations. The Black & Decker bylaws contain advance notice procedures with regard to the nomination of candidates for election as directors. These procedures require that written notice of stockholder nominations for the election of directors must be received by the Secretary of the Corporation at Black & Decker’s executive offices not less than 120   days nor more than 150   days before the first anniversary of the date on which the proxy statement for the preceding annual meeting was mailed; provided, however, that in the event the annual meeting is more than 30   days earlier or more than 60   days later than the anniversary date of the preceding year’s meeting, notice by the stockholder must be received not more than 110   days prior to the annual meeting and not less than 90   days prior to the annual meeting or 10   days following the day on which the public announcement of the date of the annual meeting is first made. A stockholder’s notice to Black & Decker’s corporate secretary must set forth certain information, including:

•     as to each nominee, the nominee’s name, age, business and residence address, principal occupation, class and amount of Black & Decker stock owned beneficially by the nominee, and the information required by SEC rules to be included in a proxy statement regarding the nominee;

• the nominee’s consent to serve as a director;

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•     a description of all arrangements or understandings between the nominating shareholder or such other person and any nominee(s) in connection with the nomination;

•   any other information relating to the nominee that would be required to be disclosed in a proxy statement or other solicitation of proxies for election of directors or as otherwise required to be disclosed pursuant to the Exchange Act had the nominee been nominated by the Stanley board of directors;

•   a consent of the nominee to be named in the proxy statement and to serve if elected; and

•   a representation that the nominating shareholder intends to appear in person or by proxy at the meeting to make such nomination.

Other Proposals. In addition to the procedures for nominating directors, the Stanley bylaws also contain notice procedures for other shareholder proposals to be brought before an annual meeting. To be timely, Stanley must receive shareholder proposals at least 90 days, but no more than 120 days before the first anniversary of the date on which the proxy statement for the preceding annual meeting was mailed; provided, however, that in the event the annual meeting is not within 30 days before or after the anniversary date of the preceding year’s meeting, notice by the shareholder must be received not later than the close of business 10 days after the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever occurs first. A shareholder’s notice to the Stanley corporate secretary must be in proper written form and must set forth, as to each matter that shareholder proposes to bring before the meeting:

•   a brief description of the business desired to be brought before the meeting and the reasons for conducting that business at the meeting;

•     as to the stockholder giving the notice and the beneficial owner of the corporation’s shares, if any, on whose behalf the nomination is made, the stockholder’s and beneficial owner’s name and address and the class and amount of Black & Decker stock owned by the stockholder and beneficial owner of record or beneficially;

•   a description of any agreement, arrangement, or undertaking that has been entered into, as of the date of the stockholder’s notice, by or on behalf of the stockholder and beneficial owner or any affiliate or associate of the stockholder or beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder or beneficial owner, or its affiliate or associate with respect to stock of Black & Decker, including but not limited to any derivative or short positions, profit interest, options, hedging transactions and borrowed or loaned shares; and

•   a representation that the stockholder will update or supplement this information as of the record date for the meeting not later than 10 days after the record date.

Black & Decker may require any proposed nominee to furnish such other information as may be reasonably required to determine the eligibility of the proposed nominee to serve as a director.

Other Proposals. In addition to the procedures for nominating directors, the Black & Decker bylaws also contain advance notice procedures for other stockholder proposals to be brought before an annual meeting. These procedures require that written notice of business to be brought before the annual meeting must be received by the Secretary of the Corporation at Black & Decker’s executive offices not less than 120 days nor more than 150 days before

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•     the complete text of any resolutions to be presented;

•   the name and record address of that shareholder and any other person on whose behalf the proposal is made;

•   the class and series and number of shares of each class and series of Stanley capital stock which are owned beneficially or of record by that shareholder;

•   a description of all arrangements or understandings between that shareholder and any other person in connection with the proposal of that business and any material interest of that shareholder or such other person in that business; and

•   a representation that the shareholder intends to appear in person or by proxy at the meeting to bring that business before the meeting.
the first anniversary of the date on which the proxy statement for the preceding annual meeting was mailed; provided, however, that in the event the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date of the preceding year’s meeting, notice by the stockholder must be received not more than 110 days prior to the annual meeting and not less than 90 days prior to the annual meeting or 10 days following the day on which the public announcement of the date of the annual meeting is first made. A stockholder’s notice to Black & Decker’s corporate secretary must set forth certain information, including:

•     a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

•   the name and address of the stockholder and of any beneficial owner on whose behalf the proposal is made and the class and amount of Black & Decker stock owned by the stockholder and the beneficial owner of record or beneficially;

•   any material interest of the stockholder and the beneficial owner in the business to be brought before the meeting;

•   a description of any agreement, arrangement or understanding with respect to such business among the stockholder and the beneficial owner or any affiliate or associate of the stockholder and the beneficial owner and any others acting in concert with the foregoing;

• a description of any agreement, arrangement, or understanding that has been entered into, as of the date of the stockholder’s notice, by or on behalf of the stockholder and the beneficial owner or any affiliate or associate of the stockholder or beneficial owner the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or

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decrease the voting power of the stockholder or beneficial owner or its affiliate or associate with respect to stock of Black & Decker, including but not limited to any derivative or short positions, profit interest, options, hedging transactions and borrowed or loaned shares; and

• a representation that the stockholder will update or supplement this information as of the record date for the meeting not later than 10 days after the record date.

Access to Corporate Records

Under the CBCA, a shareholder (or shareholder’s agent or attorney) is entitled to inspect and copy, after giving advance written notice, during regular business hours at the corporation’s principal office, any of the following records: (1) the certificate of incorporation (including amendments thereto); (2) bylaws (including amendments thereto); (3) board of directors’ resolutions pertaining to “blank- check” preferred stock, if shares issued pursuant to those resolutions are outstanding; (4) the minutes of all shareholders’ meetings and records of all actions taken by shareholders without a meeting for the past three years; (5) all written communications to shareholders generally within the past three years, including the financial statements furnished for the past three years; (6) a list of the names and business addresses of its current directors and officers; and (7) its most recent annual report. Shareholders have certain additional inspection rights under certain circumstances.

Under Maryland law, any stockholder or his or her agent may inspect and copy the following corporate documents: (1) bylaws; (2) minutes of the proceedings of stockholders; (3) the corporation’s annual statement of affairs; (4) any voting trust agreements deposited with the corporation; and (5) a statement showing all stock and securities issued by the corporation during a specified period of not more than 12 months before the date of the request. In addition, one or more persons who together are and for at least six months have been stockholders of record of at least 5 percent of the outstanding stock of any class of a Maryland corporation may inspect and copy the corporation’s books of account and stock ledger and may present a written request for a statement of the corporation’s affairs.

Amendments to the Certificate of Incorporation

	Stanley’s certificate of incorporation may be amended with the approval of Stanley shareholders or, in certain limited ways set forth in the CBCA, by the sole action of the Stanley board of directors. Any amendment to the certificate of incorporation requiring shareholder approval must be first adopted by the Stanley board of directors prior to submission to the shareholders, and the board of directors must recommend that	With the exception of a name change and certain other enumerated minor changes, which do not require stockholder approval, an amendment to the charter of Black & Decker under the MGCL must be declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless the charter reduces the required vote to not less than

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	the shareholders approve the amendment, unless the board of directors makes a determination that because of conflicts of interest or other special circumstances it should not make such a recommendation, in which case the board of directors must transmit to the stockholders the basis for such determination.	a majority of the outstanding voting power. The charter of Black & Decker does not reduce the stockholder vote required for approval of charter amendments.

The CBCA provides as to most matters (including an amendment to the certificate of incorporation) that, if a quorum exists, action on the matter is approved if the votes cast favoring the action exceed the votes cast opposing the action.

Amendments to Bylaws

The Stanley bylaws provide that the board of directors may amend the bylaws, subject to the power of the shareholders under the CBCA to also amend the bylaws. No bylaw adopted by the shareholders shall impair the right of the Stanley board of directors to govern itself.

The Black & Decker bylaws provide that the stockholders may amend the bylaws by a majority of all of the votes cast, provided that the text of the amendment is submitted with the notice of the meeting. The bylaws further provide that the board may also amend the bylaws by vote of a majority of the directors present at a meeting, provided that the board shall not consider or act on any amendment that, directly or indirectly, modifies the meaning or effect of any bylaw amendment adopted by the stockholders within the preceding 12-month period or any amendment that, directly or indirectly, contains substantially similar provisions to those of an amendment rejected by the stockholders within the preceding 12- month period.

Ability to Call Special Meeting of Stockholders

The Stanley bylaws provide that special meetings of shareholders may only be called by:

•     the chairman of the board of directors;

•   the president;

•   the secretary; or

•   the chairman of the board of directors, the president or the secretary upon the written request of the holders of not less than 35% of Stanley’s outstanding voting stock.

In addition, the CBCA provides that a corporation with a class of voting stock

The Black & Decker bylaws provide that special meetings of stockholders may only be called by:

•     the chief executive officer;

•   a majority of the board of directors;

•   a majority of the executive committee of the board of directors; or

•   the board of directors upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast at the meeting.

Upon payment of the costs of preparing and mailing the notice by stockholders,

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registered under the Exchange Act shall hold a special meeting of shareholders if the holders of 35% of the votes entitled to be cast on any issue proposed to be considered demand such a meeting.	the Board of Directors will determine the time (which shall not be less than 90 nor more than 110 days from the date the request was received) and the place of the meeting.

Black & Decker’s bylaws provide that no business other than that stated in the notice of a special meeting may be transacted at any special meeting.

Limitation of Personal Liability of Directors and Officers	The Stanley certificate of incorporation contains provisions permitted under the CBCA relating to the personal liability of directors. The provisions limit the personal liability of a director for monetary damages for breach of duty as a director to an amount that is not more than the compensation received by that director for serving during the year of the violation or, if the Connecticut corporate laws permit further exculpation, then the liability of a director shall be limited or eliminated to the fullest extent permitted by such laws.

The CBCA prohibits the limitation of liability when the breach involves a knowing and culpable violation of law by the director, enables the director or an associate to receive an improper personal economic gain, shows a lack of good faith and conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation, and when such a breach constitutes a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the corporation and prohibits limiting the director’s liability for an improper distribution in the circumstances provided for under the CBCA.

Black & Decker’s charter includes a provision that limits the personal liability of a director or officer to Black & Decker and its stockholders for monetary damages to the full extent permitted by Maryland law and further provides that any amendment or repeal of this provision will not affect the limitation of liability accorded to any director or officer for acts or omissions occurring prior to such amendment or repeal.

Under Maryland law, directors’ and officers’ liability to the corporation or its stockholders for money damages may be expanded or limited, except that liability of a director or officer may not be limited: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Indemnification of Directors and Officers	Stanley’s bylaws provide for the indemnification and reimbursement of, and advances of expenses to, any person who is made a party to an action by reason of the fact that he or she:	Black & Decker’s bylaws obligate it to provide for mandatory indemnification of and advancement of expenses for the benefit of directors and officers to the full extent permitted by Maryland law and

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•     is or was a Stanley director, officer, employee or agent; or

•   served at Stanley’s request as a director, officer, employee or agent of another corporation.

The CBCA provides for permissible, mandatory, court-ordered and obligatory indemnification.

Permissible: A corporation may indemnify a director in a particular case if (1) (A) the director acted in good faith and (B) with a reasonable belief that his actions were (i) with respect to conduct in the director’s official capacity, in the best interests of the corporation, and (ii) with respect to conduct not in the director’s official capacity, not opposed to the best interests of the corporation, or (C) in the case of a criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful, or (2) broader indemnification for such conduct had been made permissible or obligatory under the certificate of incorporation.

Mandatory: A corporation is required to indemnify a director for expenses incurred by that director if the director was wholly successful when defending an action to which such director was a party because he was a director.

Court-ordered: Upon application to the court, a director may be indemnified if the court determines that the director is entitled to be indemnified or that it is fair and reasonable to indemnify the director and/or advance expenses.

Obligatory: A corporation may, by a provision in its certificate of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself to provide indemnification in advance of the act or omission giving rise to a proceeding.

Because Stanley was incorporated under Connecticut law prior to January 1, 1997 and its certificate of incorporation does not provide otherwise, Stanley is required further provide that any amendment or repeal of these provisions will not affect the indemnification rights accorded to any director or officer for acts or omissions occurring prior to such amendment or repeal.

The board of directors of Black & Decker, in connection with approving the merger, amended the Black & Decker bylaws to clarify its authority to advance expenses for the benefit of officers and directors.

Under the MGCL, a corporation may not indemnify a director or officer if it is established that: (i) the act or omission of the director was material to the matter giving rise to the proceeding; and (1) was committed in bad faith; or (2) was the result of active and deliberate dishonesty; or (ii) the director actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a corporation may not indemnify a director or officer who has been adjudged liable in a suit by or in the right of the corporation or in which the director or officer was adjudged liable to the corporation or on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director is fairly and reasonably entitled to indemnification, even though the director did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. Except for a proceeding brought to enforce indemnification or where a resolution of the board of directors or an agreement approved by the board expressly provides otherwise, a

	STANLEY	BLACK & DECKER

	to indemnify a director to the extent indemnification is permitted under the CBCA, subject to certain exceptions and procedural requirements of the CBCA.	corporation may not indemnify a director for a proceeding brought by the director against the corporation.

Preemptive Rights of Stockholders	Holders of Stanley common stock have no preemptive right to subscribe for or purchase additional shares of any class of Stanley capital stock.

The MGCL provides that stockholders of a corporation formed before October 1, 1995 have certain preemptive rights unless eliminated in the charter. The charter of Black & Decker eliminates all preemptive rights.

Mergers, Consolidations or Certain Dispositions

Under the CBCA, a plan of merger or share exchange must be adopted by the board of directors. If approval of the shareholders of such a plan is required, the board of directors must transmit to the shareholders a recommendation that the shareholders approve the plan, unless the board of directors makes a determination that because of conflicts of interest or other special circumstances it should not make such a recommendation, in which case the board of directors must transmit to the stockholders the basis for such determination.

If shareholder approval of such a plan is required, then, because Stanley is a corporation incorporated under the laws of the State of Connecticut prior to January 1, 1997, approval of such a plan requires the affirmative vote of at least two- thirds of the voting power of each class or series of shares that, under the certificate of incorporation or the CBCA, are entitled to vote and be counted together collectively on a matter at a meeting of shareholders and are entitled to vote thereon (except as otherwise expressly provided for in the certificate of incorporation) and, if shareholder approval of such a plan by shareholders holding shares of class(es) of stock outstanding prior to January 1, 1997 and not otherwise entitled to vote thereon is required, approval of such a plan also requires the affirmative vote of at least two-thirds of the voting power of each such class of stock (except as otherwise expressly provided for in the certificate of

Under the MGCL, a board of directors must generally declare a merger, consolidation, share exchange or transfer of all or substantially all of its assets advisable and the transaction must be approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter, unless the charter provides for a greater or lesser vote (which must be at least a majority of the outstanding voting power). The charter of Black & Decker does not provide for a different vote.

The MGCL further provides that an agreement of merger, consolidation, share exchange or transfer of assets may require that a proposed transaction be submitted to the stockholders, even if the board of directors determines at any time after having declared the advisability of the proposed transaction that the proposed transaction is no longer advisable and either makes no recommendation to the stockholders or recommends that the stockholders reject the proposed transaction.

	STANLEY	BLACK & DECKER

incorporation). Stanley’s certificate of incorporation does not otherwise provide.

State Takeover Statutes

Moratorium. Stanley is subject to the provisions of Section   33-844 of the CBCA which prohibits a Connecticut corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination or the purchase of stock by which such person became an interested shareholder is approved by the Stanley board of directors (including a majority of the Stanley non-employee directors) prior to the date on which the person became an interested shareholder. A “business combination” generally includes mergers, asset sales, some types of stock issuances and other transactions with, or resulting in a disproportionate financial benefit to, the interested shareholder. Subject to exceptions, an “interested shareholder” is a person who owns 10% or more of Stanley’s voting power, or is an affiliate or associate of Stanley and owned 10% or more of Stanley’s voting power within the past five years.

Super-Majority Charter Provision. Additionally, under Stanley’s certificate of incorporation, the affirmative vote by the holders of 80% of Stanley’s outstanding voting stock is required for the approval or authorization of any business combination involving an interested shareholder. This voting requirement does not apply if:

•     2/3 of Stanley’s disinterested directors expressly approve the proposed business combination; or

•   The following conditions are satisfied:

• The cash and fair market value of other consideration received on a per share basis by each shareholder is no less than the highest share price (or the equivalent value) paid by the

Maryland Business Combination Act. Under the Maryland Business Combination Act, an interested stockholder is defined to include any person (other than the corporation or its subsidiaries) who, together with its affiliates and associates, is the beneficial owner of shares of stock representing 10% or more of the total voting power of a corporation or an affiliate or associate of the corporation that was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period immediately prior to the date in question. The term business combination is broadly defined to include many corporate actions that an interested stockholder might contemplate in order to increase his or her share ownership or reduce his or her acquisition debt. These second tier transactions include any merger or consolidation of the corporation involving an interested stockholder, any disposition of assets of the corporation to an interested stockholder, any issuance to an interested stockholder of securities of the corporation meeting certain threshold amounts and any reclassification of securities of the corporation having the effect of increasing the voting power or proportionate share ownership of an interested stockholder.

Under the Maryland Business Combination Act, a business combination with an interested stockholder is subject to a five-year moratorium and, following expiration of this moratorium, must be recommended by the board of directors and approved by the affirmative vote of the holders of 80% of the corporation’s total voting power and two-thirds of the total voting power excluding the shares held by the interested stockholder (in addition to any other votes required under law or the corporation’s charter), unless the transaction is approved by the board

STANLEY	BLACK & DECKER

interested shareholder in acquiring Stanley capital stock; and

       •     A proxy statement is mailed to all shareholders of Stanley for the purpose of soliciting shareholder approval of the business combination.

This 80% vote is required even if no vote or a lesser percentage is required by any applicable laws. Additionally, the affirmative vote of the holders of not less than 80% of Stanley’s outstanding shares of capital stock is required to modify this section of Stanley’s certificate of incorporation.

Super-Majority Statutory Provisions. In addition to the 80% vote required by Stanley’s certificate of incorporation, Stanley is also subject to Section 33-841 and Section 33-842 of the CBCA. These provisions generally require business combinations with an interested shareholder to be approved by the board of directors and then by the affirmative vote of at least:

•   the holders of 80% of the voting power of the outstanding shares of Stanley voting stock; and

•   the holders of 2/3 of the voting power of the outstanding shares of Stanley voting stock, excluding the voting stock held by the interested shareholder;

unless the consideration to be received by the shareholders meets certain price and other requirements set forth in Section 33-842 of the CBCA or unless the Stanley board of directors has by resolution determined to exempt business combinations with that interested shareholder prior to the time that such shareholder became an interested shareholder.

Stanley is also subject to Section 33-756(d) of the CBCA, generally requiring directors acting with respect to mergers, sales of assets and other specified transactions to consider, in determining what they reasonably believe to be in the best interests of the	of directors prior to the time the interested stockholder first obtained such status or the business combination satisfies certain minimum price, form of consideration and procedural requirements.

Maryland Control Share Acquisition Act. The Maryland Control Share Acquisition Act provides that, subject to certain exceptions, any outstanding shares of a Maryland corporation acquired by a person or group in an acquisition that causes such acquiror to have the power to vote or direct the voting of shares in the election of directors in excess of 10%, 33-1/3% or 50% thresholds shall have only such voting power as shall be accorded by the affirmative vote of the holders of two-thirds of the votes of each voting group entitled to vote separately on the proposal, excluding all interested shares (as defined therein), at a meeting that, subject to certain exceptions, is required to be called for that purpose upon the acquiror’s request. Under the Maryland Control Share Acquisition Act, the corporation has a right to redeem outstanding control shares for which stockholders have not approved voting rights.

The Maryland statute permits the charter or bylaws of a corporation to exclude from its application share acquisitions occurring after the adoption of the statute. The charter and bylaws of Black & Decker do not so provide.

The charter and bylaws of Black & Decker do not contain super-majority voting provisions comparable to those set forth in the certificate of incorporation of Stanley.

The MGCL allows a Maryland corporation to include in its charter a provision that allows the board of directors, in considering a potential acquisition of control of the corporation, to consider the effect of the potential acquisition of control on stockholders, employees, suppliers, customers and creditors of the corporation and on

	STANLEY	BLACK & DECKER

	corporation and its shareholders, (1) both long-term and short-term interests of shareholders and (2) other specified interests, including those of the corporation’s employees, customers, creditors and suppliers and any community in which any office or other facility of the corporation is located.	communities in which offices or other establishments of the corporation are located. The charter of Black & Decker does not contain such a provision.

Director Duties Affecting Control	The CBCA does not contain any provisions similar to the provisions of the MGCL regarding director duties or scrutiny in transactions that may affect control.

The MGCL provides that directors of Maryland corporations are not subject to higher duties or greater scrutiny in transactions that may affect control of the corporation than is applied to any other act. Among other things, directors of a Maryland corporation are not required to: (i) accept, recommend or respond to a takeover proposal; (ii) take any action with respect to a stockholder rights plan; (iii) elect or refrain from electing with respect to matters as to which publicly- traded corporations may make certain elections (such as regarding removal of directors, classification of director terms or filling board vacancies); (iv) make a determination with respect to the Maryland Business Combination Act or Maryland Control Share Acquisition Act; or (v) act or fail to act solely because of the effect the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or because of the amount or type of consideration that may be offered or paid to stockholders in an acquisition. Moreover, any actions or failures to act of the board in response to an acquisition are not subject to a higher level of review in Maryland and are presumed to have been taken by the directors in accordance with the applicable standard of care.

A recent Maryland appellate case holds that directors have common law duties of candor and maximization of value when a Maryland corporation is a party to a transaction such as a cash-out merger that results in a change of control.

Shareholder Rights Agreement	On January 19, 2006, Stanley entered into a Rights Agreement (the “Rights Agreement”) and the Stanley board of	Black & Decker does not have a stockholder rights plan.

STANLEY	BLACK & DECKER

directors declared a dividend distribution of one right for each share of Stanley common stock outstanding on the close of business on March 10, 2006 and authorized the issuance of one right (as such number may be adjusted from time to time in accordance with the terms of the Rights Agreement) per share of Stanley common stock issued between March 10, 2006 and the “Distribution Date” (as defined in the Rights Agreement). Each right may be exercised to purchase one two-hundredth of a share of Stanley Series A Junior Participating Preferred Stock at an exercise price of $220.00, subject to adjustment. The rights, which do not have voting rights, expire on March 10, 2016, and may be redeemed by Stanley at a price of $0.01 per right at any time prior to the earlier of the rights’ expiration date or the close of business on the tenth day following the public announcement that a person has acquired beneficial ownership of 15% or more of the outstanding shares of Stanley common stock.

In the event that Stanley is acquired in a merger or other business combination transaction, provision shall be made so that each holder of a right (other than a holder who is a 14.9%-or- more shareowner) shall have the right to receive, upon exercise thereof, that number of shares of common stock of the surviving company having a market value equal to two times the exercise price of the right. Similarly, if anyone becomes the beneficial owner of more than 15% of the then outstanding shares of Stanley common stock (except pursuant to an offer for all outstanding shares of common stock which the independent directors have deemed to be fair and in the best interest of Stanley), provision will be made so that each holder of a right (other than a holder who is a 14.9%- or-more shareowner) shall thereafter have the right to receive, upon exercise thereof, common stock (or, in certain circumstances, cash, property or other securities of the company) having a

	STANLEY	BLACK & DECKER

market value equal to two times the exercise price of the right.

Transactions Involving Directors

Under the CBCA, a director’s “conflicting interest transaction” is essentially a transaction with the corporation or an entity controlled by the corporation to which a director or a related person of a director is a party or, in each case, has a known material financial interest. A director’s conflicting interest transaction may not be the subject of equitable relief, or give rise to an award of damages or other sanctions against a director, on the ground that the director had an interest in the transaction if, in essence, (a) the transaction is approved by the disinterested directors, (b) the transaction is approved by the shareholders, or (c) the transaction is fair to the corporation.

Under the MGCL, a contract or other transaction between a corporation and any of its directors or between a corporation and any other corporation, firm, or other entity in which any of its directors is a director or has a material financial interest is not void or voidable solely because of: (1) the common directorship or interest; (2) the presence of the director at the meeting of the board or a committee of the board which authorizes, approves, or ratifies the contract or transaction; or (3) the counting of the vote of the director for the authorization, approval, or ratification of the contract or transaction under certain circumstances. This provision of the MGCL is applicable if: (1) the fact of the common directorship or interest is disclosed or known to: (i) the board of directors or the committee, and the board or committee authorizes, approves, or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum; or (ii) the stockholders entitled to vote, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm, or other entity; or (2) the contract or transaction is fair and reasonable to the corporation.

Appraisal Rights	Under the CBCA, a shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares in the event of: (1) consummation of a merger to which the corporation is a party (a) if shareholder approval is required for the merger by section 33-817 and the shareholder is entitled to vote on the merger or (b) if the corporation is a subsidiary and the merger is governed by 33-818; (2) consummation of a share exchange to which the corporation is a

Under the MGCL, a stockholder has the right to demand and receive payment of the fair value of the stockholders’ stock from the successor if (1) the corporation consolidates or merges with another corporation; (2) the corporation’s stock is to be acquired in a statutory share exchange; (3) the corporation transfers its assets in a manner requiring stockholder approval; (4) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the

STANLEY	BLACK & DECKER

party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the exchange; (3) consummation of a disposition of assets if the shareholder is entitled to vote on the disposition; (4) an amendment of the certificate of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or (5) any other merger, share exchange, disposition of assets, or amendment to certificate of incorporation to the extent provided by the certificate of incorporation, the bylaws, or a resolution of the board of directors.

Under the CBCA, appraisal rights are unavailable, among other things, for holders of shares that are listed on the New York Stock Exchange. Stanley’s common stock is listed on the NYSE and is expected to be listed on the NYSE on the record date for the special meeting of stockholders. Holders of Stanley common stock are not expected to be entitled to appraisal rights in connection with the merger with Black & Decker.	charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved in the charter of the corporation; or (5) the transaction is subject to certain provisions of the Maryland Business Combination Act.

Maryland law provides that a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if, among other things, (1) the stock is listed on a national securities exchange on the record date for determining stockholders entitled to vote on the matter or, in certain mergers, the date notice is given or waived (except certain mergers where stock held by directors and executive officers is exchanged for merger consideration not available generally to stockholders); (2) the stock is that of the successor in the merger, unless either (i) the merger alters the contract rights of the stock as expressly set forth in the charter and the charter does not reserve the right to do so or (ii) the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; or (3) the charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder.

Black & Decker common stock is listed on the NYSE and is expected to be listed on the NYSE on the record date for the special meeting of stockholders. Accordingly, holders of Black & Decker common stock are not expected to be entitled to appraisal rights in connection with the merger with Stanley.

NO APPRAISAL RIGHTS

Stanley

Under the CBCA, the holders of Stanley common stock are not entitled to appraisal rights in connection with the merger or any of the Stanley proposals.

Black & Decker

Under the MGCL, the holders of Black & Decker common stock are not entitled to appraisal rights in connection with the merger.

LEGAL MATTERS

The validity of the shares of Stanley common stock to be issued in the merger will be passed upon by Bruce H. Beatt, Vice President, General Counsel and Secretary of Stanley. The material U.S. federal income tax consequences relating to the merger will be passed upon for Stanley by Cravath, Swaine & Moore LLP and for Black & Decker by Hogan & Hartson LLP.

EXPERTS

The consolidated financial statements and schedule of The Stanley Works and subsidiaries as of January 3, 2009 and December 29, 2007 and for each of the three years in the period ended January 3, 2009 appearing in The Stanley Works’ Current Report on Form 8-K dated July 9, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report thereon appearing therein, and the effectiveness of The Stanley Works and subsidiaries’ internal control over financial reporting as of January 3, 2009 has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report thereon appearing in The Stanley Works’ 2008 Annual Report on Form 10-K. Both reports are incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of The Black & Decker Corporation as of December 31, 2008 and 2007, and for each of the three years ended December 31, 2008, appearing in The Black & Decker Corporation’s Annual Report on Form 10-K, and the effectiveness of The Black & Decker Corporation’s internal control over financial reporting as of December 31, 2008, included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

Stanley

Stanley will hold a regular annual meeting in 2010 regardless of whether the merger is completed.

For inclusion in the proxy statement and form of proxy relating to the 2010 annual meeting, shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must have been received by the Stanley Secretary not later than November 20, 2009 (or, if Stanley holds its 2010 annual meeting on a date that is not within 30 days of April 23, 2010, received not later than a reasonable period of time before Stanley begins to print and send its proxy materials for its 2010 annual meeting).

A shareholder who otherwise intends to present business at Stanley’s 2010 annual meeting, or who wishes to nominate a person for election to the Stanley board of directors, must comply with Stanley’s bylaws which state, among other things, that to properly bring business before an annual meeting, a shareholder must give notice to Stanley’s Corporate Secretary in proper written form not less than 90 days nor more than 120 days prior to the anniversary of the date on which the proxy statement was first mailed relating to the immediately preceding annual meeting of shareholders (or, in the event that the annual meeting is called for a date that is not within 30 days of the anniversary of the date of the previous annual meeting, not later than the 10th day following the day on which the notice of the date of such annual meeting is mailed or public disclosure of the date of such annual meeting is made, whichever first occurs). Thus, assuming the Stanley 2010 annual meeting is held within 30 days of April 23, 2010, a notice of a shareholder proposal (submitted other than pursuant to Rule 14a-8) or a nomination for a director will not be timely if received by the Secretary before November 20, 2009 or after December 20, 2009.

Black & Decker

It is not expected that Black & Decker will hold an annual meeting of stockholders for 2010 unless the merger is not completed. In order to be considered for inclusion in the proxy statement for the 2010 annual meeting of stockholders, should one be held, stockholder proposals must have been submitted in writing and received not later than November 16, 2009 (or, if Black & Decker holds its 2010 annual meeting on a date that is not within 30 days of April 30, 2010, received not later than a reasonable period of time before Black & Decker begins to print and send its proxy materials for its 2010 annual meeting).

Stockholders desiring to bring business before the 2010 annual meeting of stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must have given written notice that was received by Black & Decker’s Corporate Secretary at the principal office of Black & Decker after October 17, 2009, and before November 16, 2009. If Black & Decker’s 2010 annual meeting is more than 30 days earlier or more than 60 days later than April 30, 2010, the notice must be received not more than 110 days prior to the annual meeting and not less than the later of 90 days prior to the annual meeting or 10 days following the day on which public announcement of the date of the annual meeting is first made. The written notice must comply with the provisions of Black & Decker’s bylaws.

WHERE YOU CAN FIND MORE INFORMATION

Stanley and Black & Decker file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Stanley and Black & Decker, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Stanley’s or Black & Decker’s website for more information about Stanley or Black & Decker, respectively. Stanley’s website is www.stanleyworks.com. Black & Decker’s website is www.bdk.com. Additional information about the merger is available at www.stanleyblackanddecker.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

Stanley has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Stanley common stock to be issued to Black & Decker stockholders in connection with the merger. The registration statement, including the attached exhibits, contains additional relevant information about Stanley and Stanley common stock. The rules and regulations of the SEC allow Stanley and Black & Decker to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Stanley and Black & Decker to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Stanley has previously filed or will file with the SEC. These documents contain important information about Stanley, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended January 3, 2009.

•	Proxy Statement on Schedule 14A filed March 20, 2009.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended April 4, 2009, July 4, 2009, and October 3, 2009.

•	Current Reports on Form 8-K, filed January 23, 2009, July 9, 2009, November 2, 2009, November 3, 2009 and December 22, 2009.

•	The description of the Stanley common stock contained in Stanley’s registration statement on Form 8-A filed with the SEC under Section 12 of the Exchange Act on March 24, 1986, including any subsequently filed amendments and reports updating such description.

•	The description of the rights associated with Stanley’s common stock contained in Stanley’s Registration Statement on Form 8-A/A, filed with the SEC on July 23, 2004, and any amendment or report filed for the purpose of updating such description (including the amendment filed on December 22, 2009).

In addition, Stanley incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Stanley special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Stanley will provide you with copies of these documents, without charge, upon written or oral request to:

The Stanley Works
1000 Stanley Drive
New Britain, CT 06053
(860) 225-5111
Attn: Investor Relations

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Black & Decker has previously filed or will file with the SEC. These documents contain important information about Black & Decker, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

•	Proxy Statement on Schedule 14A filed March 16, 2009.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, 2009, June 28, 2009, and September 27, 2009.

•	The Current Reports on Form 8-K filed on April 3, 2009, April 16, 2009, April 30, 2009, July 20, 2009, November 2, 2009, November 3, 2009 and December 29, 2009.

In addition, Black & Decker incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Black & Decker special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Black & Decker will provide you with copies of these documents, without charge, upon written or oral request to:

The Black & Decker Corporation
701 East Joppa Road
Towson, MD 21286
Attention: Investor Relations
Telephone: (410) 716-2914

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated February 2, 2010. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this joint proxy statement/prospectus to Stanley shareholders or Black & Decker stockholders nor the issuance by Stanley of shares of common stock in connection with the merger will create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of November 2, 2009,

Among

THE BLACK & DECKER CORPORATION,

THE STANLEY WORKS

and

BLUE JAY ACQUISITION CORP.

A-i

A-ii

Page

ARTICLE VIII Termination, Amendment and Waiver
Section 8.01.	Termination	A-50
Section 8.02.	Effect of Termination	A-51
Section 8.03.	Amendment	A-51
Section 8.04.	Extension; Waiver	A-52
Section 8.05.	Procedure for Termination, Amendment, Extension or Waiver	A-52

ARTICLE IX General Provisions
Section 9.01.	Nonsurvival of Representations and Warranties	A-52
Section 9.02.	Notices	A-52
Section 9.03.	Definitions	A-53
Section 9.04.	Interpretation	A-55
Section 9.05.	Severability	A-55
Section 9.06.	Counterparts	A-55
Section 9.07.	Entire Agreement; No Third-Party Beneficiaries	A-55
Section 9.08.	Governing Law	A-55
Section 9.09.	Assignment	A-56
Section 9.10.	Specific Enforcement	A-56
Section 9.11.	Waiver of Jury Trial	A-56

Annex A	Index of Defined Terms
Exhibit A	Form of Charter of Surviving Company
Exhibit B	Articles Amendment
Exhibit C	Governance Matters

A-iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 2, 2009, among THE BLACK & DECKER CORPORATION, a Maryland corporation (“Black & Decker”), THE STANLEY WORKS, a Connecticut corporation (“Stanley”), and BLUE JAY ACQUISITION CORP., a Maryland corporation and a wholly owned subsidiary of Stanley (“Merger Sub”).

WHEREAS each of the Board of Directors of Black & Decker, the Board of Directors of Stanley and the Board of Directors of Merger Sub has approved this Agreement and determined that the Merger on the terms provided for in this Agreement is advisable and in the best interests of Black & Decker, Stanley or Merger Sub, as applicable, and its respective stockholders or shareholders, as applicable;

WHEREAS the Board of Directors of Black & Decker and the Board of Directors of Merger Sub each has recommended that its stockholders approve the Merger on the terms provided in this Agreement, and the Board of Directors of Stanley has adopted the Articles Amendment and recommended that its shareholders approve the Share Issuance and the Articles Amendment on the terms provided in this Agreement;

WHEREAS for U.S. Federal income Tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS as an inducement to Stanley and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Nolan D. Archibald is entering into an employment agreement with Stanley (the “Executive Chairman Agreement”), conditioned upon consummation of the Merger and to be effective at the Effective Time; and

WHEREAS Black & Decker, Stanley and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01.  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the “MGCL”), on the Closing Date, Merger Sub shall be merged with and into Black & Decker (the “Merger”). At the Effective Time and as a result of the Merger, the separate corporate existence of Merger Sub shall cease and Black & Decker shall continue as the surviving company in the Merger (the “Surviving Company”).

Section 1.02.  Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m., New York City time, on a date to be specified by Black & Decker and Stanley, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Black & Decker and Stanley; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by Law) waived on such second Business Day, then the Closing shall take place on the first Business Day thereafter on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) the articles of merger relating to the Merger (the “Articles of Merger”), executed and acknowledged in accordance with the relevant provisions of the MGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the MGCL or by the SDAT in connection with the Merger. The Merger shall become effective at the time that the Articles of Merger have been duly filed with and accepted for record by the SDAT, or at such later time, not more than 30 days after the Articles of Merger are accepted for record by the SDAT, as Black & Decker, Stanley and Merger Sub shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04.  Effects.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the MGCL.

Section 1.05.  Charter and Bylaws.  At the Effective Time, the charter of Black & Decker shall be amended and restated in its entirety as set forth on Exhibit A hereto and shall be the charter of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The bylaws of the Surviving Company in effect from and after the Effective Time and until thereafter changed or amended as provided therein or by applicable Law shall be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company (the “Surviving Company Bylaws”).

Section 1.06.  Board of Directors and Officers of Surviving Company.  The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Company as of the Effective Time until the earlier of their resignation or removal or their respective successors have been duly elected and qualified, as the case may be. The officers of Black & Decker immediately prior to the Effective Time shall continue as the officers of the Surviving Company immediately following the Effective Time until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified.

ARTICLE II

Effect on the Stock of the
Constituent Corporations; Exchange of Certificates

Section 2.01.  Effect on Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Black & Decker, Stanley, Merger Sub or the holder of any shares of Black & Decker Common Stock or any shares of Merger Sub Common Stock:

(a) Conversion of Merger Sub Common Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of stock of the Surviving Company. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock, if any, shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Stanley-Owned Stock.  Each share of common stock, par value $0.50 per share, of Black & Decker (the “Black & Decker Common Stock”) that is owned by Stanley or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Black & Decker Common Stock.  Subject to Sections 2.01(b) and 2.02(f), each share of Black & Decker Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.275 (the “Exchange Ratio”) fully paid and nonassessable shares of Stanley Common Stock, together with associated Stanley Rights (the “Merger Consideration”). All such shares of Black & Decker Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Black & Decker Common Stock (each, a “Certificate”) and each holder of shares of Black & Decker Common Stock held in book-entry form shall, in each case, cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Stanley Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled in accordance with Section 2.02, without interest. For purposes of this Agreement, “Stanley Common Stock” means the common stock, par value $2.50 per share, of Stanley. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Stanley Common Stock or Black & Decker Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Stanley Common Stock or Black & Decker Common Stock, as the case may be, will be appropriately adjusted to provide to Stanley and the holders of Black & Decker Common Stock the same economic effect as contemplated by this Agreement prior to such event. The right of any holder of Black & Decker Common Stock to receive the Merger Consideration shall be subject in all cases to the provisions of Section 2.02, and in accordance therewith shall be subject to and reduced by the amount of any withholding under applicable Tax Law.

Section 2.02.  Exchange of Certificates; Book-Entry Shares.  (a) Exchange Agent.  Prior to the Effective Time, Stanley shall appoint a bank or trust company reasonably acceptable to Black & Decker to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Stanley shall deposit with the Exchange Agent, for the benefit of the holders of Black & Decker Common Stock, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Stanley Common Stock to be issued as Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(f). All such shares of Stanley Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.

(b) Letter of Transmittal.  As promptly as practicable after the Effective Time, and in any event not later than the second Business Day thereafter, Stanley shall cause the Exchange Agent to mail to each holder of record of Black & Decker Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Stanley may specify subject to Black & Decker’s reasonable approval), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange.  Upon (i) in the case of shares of Black & Decker Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Black & Decker Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the associated Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (i) the Merger Consideration into which such shares of Black & Decker Common Stock have been converted pursuant to Section 2.01 and (ii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to 2.02(f) and any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d). In the event of a transfer of ownership of Black & Decker Common Stock which is not registered in the transfer records of Black & Decker, a certificate representing the proper number of shares of Stanley Common Stock pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d) may be issued to a transferee if the Certificate representing such Black & Decker Common Stock (or, if such Black & Decker Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Black & Decker Common Stock, and any Certificate with respect thereto shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Black & Decker Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(f) and any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Black & Decker Common Stock held in book-entry form).

(d) Treatment of Unexchanged Shares.  No dividends or other distributions declared or made with respect to Stanley Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Black & Decker Common Stock held in book-entry form) with respect to the shares of Stanley Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate (or such shares of Black & Decker Common Stock held in book-entry form) in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Black & Decker Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of Stanley Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Stanley Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Stanley Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Stanley Common Stock.

(e) No Further Ownership Rights in Black & Decker Common Stock.  The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(d) and cash in lieu of any fractional shares payable pursuant to Section 2.02(f) paid upon the surrender of Certificates (or shares of Black & Decker Common Stock held in book-entry form) in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Black & Decker Common Stock formerly represented by such Certificates (or shares of Black & Decker Common Stock held in book-entry form), subject, however, to the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Black & Decker on such shares of Black & Decker Common Stock and which remain unpaid at the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Black & Decker Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Black & Decker Common Stock (or shares of Black & Decker Common Stock held in book-entry form) are presented to Stanley or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) No Fractional Shares.  No certificates or scrip representing fractional shares of Stanley Common Stock shall be issued upon the conversion of Black & Decker Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Stanley Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Black & Decker Common Stock converted pursuant to the Merger who, based on the Exchange Ratio, would have been entitled to receive a fraction of a share of Stanley Common Stock (after taking into account all shares of Black & Decker Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the closing sale price for Stanley Common Stock on the New York Stock Exchange (the “NYSE”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Stanley and Black & Decker) for the trading day immediately preceding the date of the Effective Time.

(g) Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Black & Decker Common Stock for one year after the Effective Time shall be delivered to Stanley, upon demand, and any holder of Black & Decker Common Stock who has not theretofore complied with this Article II shall thereafter look only to Stanley for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II.

(h) No Liability.  None of Black & Decker, Stanley, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official in compliance with any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund otherwise would be required to escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Stanley, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Investment of Exchange Fund.  The Exchange Agent shall invest any cash in the Exchange Fund as directed by Stanley. Any interest and other income resulting from such investments shall be paid to Stanley.

(j) Withholding Rights.  Each of Stanley and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Black & Decker Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Black & Decker Common Stock in respect of which such deduction or withholding was made.

(k) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Stanley, the posting by such Person of a bond, in such reasonable and customary amount as Stanley may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Article II.

ARTICLE III

Representations and Warranties of Stanley and Merger Sub

Stanley and Merger Sub jointly and severally represent and warrant to Black & Decker that the statements contained in this Article III are true and correct except as set forth in the Stanley SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Stanley SEC Documents”) (excluding any disclosures in the Filed Stanley SEC Documents under the heading “Risk Factors” and any other disclosures of risks that are predictive or forward-looking in nature) or in the disclosure letter delivered by Stanley to Black & Decker at or before the execution and delivery by Stanley and Merger Sub of this Agreement (the “Stanley Disclosure Letter”). The Stanley Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 3.01.  Organization, Standing and Power.  Each of Stanley and each of Stanley’s Subsidiaries (the “Stanley Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Stanley Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Stanley Material Adverse Effect. Each of Stanley and the Stanley Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Stanley Permits”), except where the failure to have such power or authority or to possess Stanley Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Stanley Material Adverse Effect. Each of Stanley and the Stanley Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Stanley Material Adverse Effect. Stanley has delivered or made available to Black & Decker, prior to execution of this Agreement, true and complete copies of (a) the certificate of incorporation of Stanley in effect as of the date of this Agreement (the “Stanley Articles”) and the bylaws of Stanley in effect as of the date of this Agreement (the “Stanley Bylaws”) and (b) the articles of incorporation and bylaws of Merger Sub in effect as of the date of this Agreement.

Section 3.02.  Stanley Subsidiaries.  (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Stanley Subsidiary have been validly issued and are fully paid and nonassessable and are (other than directors qualifying shares and shares held by natural persons pursuant to requirements of Law of non-U.S. jurisdictions) owned by Stanley, by another Stanley Subsidiary or by Stanley and another Stanley Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Stanley has provided to Black & Decker a true and complete list of all Stanley Subsidiaries as of the date of this Agreement.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Stanley Subsidiaries, neither Stanley nor any Stanley Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

Section 3.03.  Capital Structure.  (a) The authorized capital stock of Stanley consists of 200,000,000 shares of Stanley Common Stock and 10,000,000 shares of preferred stock, without par value (the “Stanley Preferred Stock” and, together with the Stanley Common Stock, the “Stanley Capital Stock”). 250,000 shares of Stanley Preferred Stock have been designated Series A Junior Participating Preferred Stock, without par value (the “Stanley Series A Junior Participating Preferred Stock”). At the close of business on October 29, 2009, (i) 80,420,028 shares of Stanley Common Stock were issued and outstanding, (ii) no shares of Stanley Preferred Stock (including Stanley Series A Junior Participating Preferred Stock) were issued and outstanding, (iii) 11,923,382 shares of Stanley Common Stock comprise formerly issued shares which have been repurchased by Stanley, and which are accounted for as “treasury stock” in Stanley’s consolidated financial statements, (iv) each share of Stanley Common Stock was accompanied by a right (each, a “Stanley Right”) to purchase 1/200th of a share of Stanley Series A Junior Participating Preferred Stock, all such Stanley Rights having been issued pursuant to the Rights Agreement dated as of January 19, 2006, between Stanley and Computershare Investor Services L.L.C. (the “Rights Agreement”), (v) 250,000 shares of Stanley Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the Stanley Rights, (vi) 4,958,216 shares of Stanley Common Stock were reserved for issuance upon conversion of Stanley’s convertible senior notes (the “Stanley Convertible Senior Notes”) issued in connection with Stanley’s equity units issued March 20, 2007 (the “Stanley Equity Units”), (vii) 5,895,936 shares of Stanley Common Stock were reserved for issuance upon the maturity of the share purchase contracts associated with the Stanley Equity Units, (viii) 4,938,624 shares of Stanley Common Stock were reserved for issuance pursuant to warrants issued in connection with the Stanley Equity Units, (ix) 12,086,500 shares of Stanley Common Stock were reserved and available for issuance pursuant to the Stanley Stock Plans, of which (A) 5,790,631 shares were issuable upon exercise of outstanding Stanley Stock Options, (B) 815,453 shares were subject to outstanding Stanley Restricted Stock Units and (C) 925,032 shares were subject to outstanding Stanley Performance Share Units (assuming settlement of outstanding awards based on maximum achievement of applicable performance goals) (together with outstanding Stanley Stock Options and Stanley Restricted Stock Units, “Stanley Stock-Based Awards”), (x) 3,161,978 shares of Stanley Common Stock were reserved for issuance pursuant to the Stanley Employee Stock Purchase Plan (the “Stanley ESPP”) and (xi) 83,713 shares of Stanley Common Stock were payable pursuant to the Stanley Deferred Compensation Plan for Non-

Employee Directors (“Stanley Directors’ Deferred Compensation Plan”). Except as set forth in this Section 3.03(a), at the close of business on October 29, 2009, no shares of capital stock or voting securities of, or other equity interests in, Stanley were issued, reserved for issuance or outstanding. From the close of business on October 29, 2009 to the date of this Agreement, there have been no issuances by Stanley of shares of capital stock or voting securities of, or other equity interests in, Stanley other than the issuance of Stanley Common Stock (and associated Rights) (A) upon the exercise of Stanley Stock Options or rights under the Stanley ESPP outstanding at the close of business on October 29, 2009, (B) upon the vesting of Stanley Restricted Stock Units or Stanley Performance Share Units outstanding at the close of business on October 29, 2009, or (C) pursuant to the Stanley Directors’ Deferred Compensation Plan, in each case in accordance with their terms in effect on October 29, 2009.

(b) All outstanding shares of Stanley Capital Stock and all such shares that may be issued pursuant to the instruments or plans described in Section 3.03(a) are, or will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Business Corporation Act of the State of Connecticut (the “CBCA”), the Stanley Articles, the Stanley Bylaws or any Contract to which Stanley is a party or otherwise bound. The shares of Stanley Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CBCA, the Stanley Articles, the Stanley Bylaws or any Contract to which Stanley is a party or otherwise bound. Except as set forth in this Section 3.03, as of the close of business on October 29, 2009, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Stanley or any Stanley Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of Stanley or any Stanley Subsidiary or any securities of Stanley or any Stanley Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Stanley or any Stanley Subsidiary, (ii) any warrants, calls, options or other rights to acquire from Stanley or any Stanley Subsidiary, or any other obligation of Stanley or any Stanley Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Stanley or any Stanley Subsidiary, or (iii) any rights issued by or other obligations of Stanley or any Stanley Subsidiary that are linked in any way to the price of any class of Stanley Capital Stock or any shares of capital stock of any Stanley Subsidiary, the value of Stanley, any Stanley Subsidiary or any part of Stanley or any Stanley Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Stanley or any Stanley Subsidiary. Except as set forth above in this Section 3.03 or in connection with Stanley Stock-Based Awards, as of the close of business on October 29, 2009, there are not any outstanding obligations of Stanley or any of the Stanley Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Stanley or any Stanley Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. With respect to Stanley Stock Options, (A) each grant of a Stanley Stock Option was duly authorized no later than the date on which the grant of such Stanley Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of Stanley (the “Stanley Board”) (or a duly constituted and authorized committee thereof), and the award agreement governing such grant was duly executed and delivered by each party thereto, and (B) the per share exercise price of each Stanley Stock Option was at least equal to the fair market value of a share of Stanley Common Stock on the applicable Grant Date. Except as set forth above in this Section 3.03, there are no bonds, debentures, notes or other Indebtedness of Stanley having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Stanley may vote (“Stanley Voting Debt”). Neither Stanley nor any of the Stanley Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Stanley. Except for this Agreement, neither Stanley nor any of the Stanley Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Stanley or any of the Stanley Subsidiaries.

Section 3.04.  Authority; Execution and Delivery; Enforceability.  (a) Each of Stanley and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Share Issuance, to the receipt of the Stanley Shareholder Approval, and, in the case of the amendment of the Stanley Articles to increase the number of authorized shares of Stanley Common Stock in connection with the Share Issuance and to change the name of Stanley, each as described on Exhibit B (the “Articles Amendment”), to the receipt of the Stanley Articles Amendment Approval and, in the case of the Merger, to the approval of the Merger by Stanley as the sole stockholder of Merger Sub. The Stanley Board has adopted resolutions, by a vote at a meeting duly called at which a quorum of directors of Stanley was present, (i) approving this Agreement, (ii) determining that entering into this Agreement is in the best interests of Stanley and its shareholders, (iii) declaring the Merger advisable, and (iv) adopting the Articles Amendment and recommending that Stanley’s shareholders vote in favor of approval of the Articles Amendment and the issuance of Stanley Common Stock constituting the Merger Consideration (the “Share Issuance”) and directing that the Articles Amendment and the Share Issuance be submitted to Stanley’s shareholders for approval at a duly held meeting of such shareholders for such purpose ( the “Stanley Shareholders Meeting”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. The Board of Directors of Merger Sub has adopted resolutions, by unanimous written consent, (i) approving this Agreement, (ii) declaring advisable the Merger on substantially the terms and conditions set forth in this Agreement and determining that the Merger is in the best interests of Merger Sub and Stanley, as its sole stockholder, and (iii) recommending that Stanley, as sole stockholder of Merger Sub, approve the Merger and directing that the Merger be submitted to Stanley, as sole stockholder of Merger Sub, for approval. Such resolutions have not been amended or withdrawn as of the date of this Agreement. Stanley, as sole stockholder of Merger Sub, will, immediately following the execution and delivery of this Agreement by each of the parties hereto, approve the Merger. Except (A) solely in the case of the Share Issuance, for the approval of the Share Issuance by the affirmative vote of the holders of a majority of the shares of Stanley Common Stock represented in person or by proxy at the Stanley Shareholders Meeting, as required by Section 312.03 of the NYSE Listed Company Manual (the “Stanley Shareholder Approval”), (B) solely in the case of the Articles Amendment, for the approval of the Articles Amendment by the affirmative vote of holders of a number of shares of Stanley Common Stock represented in person or by proxy at the Stanley Shareholder Meeting in excess of the number of shares of Stanley Common Stock represented in person or by proxy at the Stanley Shareholder Meeting held by holders casting a negative vote (the “Stanley Articles Amendment Approval”) and (C) solely in the case of the Merger, for the approval of the Merger by Stanley as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Stanley or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the execution and filing of the appropriate merger documents as required by the MGCL). Each of Stanley and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Black & Decker, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Stanley Board has adopted such resolutions as are necessary to render inapplicable to any transaction occurring after the Effective Time the provisions of Section 33-844 of the CBCA to any holder of Black & Decker Common Stock that becomes an “interested shareholder” of Stanley (as defined in Section 33-843 of the CBCA) as a result of such holder’s receipt of the Merger Consideration. No other “interested shareholder”, “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation, or similar provision or term of the Stanley Articles or Stanley Bylaws, applies with respect to Stanley or Merger Sub with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(c) Stanley will take all action necessary such that the consummation of the Merger and the Share Issuance shall be exempt from the terms of the Rights Agreement. Neither Stanley nor any Stanley Subsidiary has in effect a “poison pill”, shareholder rights plan or other similar plan or agreement other than the Rights Agreement.

Section 3.05.  No Conflicts; Consents.  (a) The execution and delivery by each of Stanley and Merger Sub of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or result in any violation of any provision of the Stanley Articles, the Stanley Bylaws or the comparable charter, bylaws or other organizational documents of any Stanley Subsidiary (assuming that the Stanley Shareholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Stanley or any Stanley Subsidiary under, any legally binding contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a “Contract”) to which Stanley or any Stanley Subsidiary is a party or by which any of their respective properties or assets is bound or any Stanley Permit or (iii) subject to the filings and other matters referred to in Section 3.05(b), conflict with or result in any violation of any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to Stanley or any Stanley Subsidiary or their respective properties or assets (assuming that the Stanley Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No consent, approval, clearance, waiver, waiting period expiration, Permit or order (“Consent”) of or from, or registration, declaration, notice or filing made to or with any Federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Stanley or any Stanley Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Stanley of the Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and (C) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Articles of Merger with, and acceptance for record by, the SDAT and appropriate documents with the relevant authorities of the other jurisdictions in which Stanley and Black & Decker are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration, (v) such Consents from, or registrations, declarations, notices or filings made to or with, any Governmental Entities (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, (vi) such filings with and approvals of the NYSE as are required to permit the listing of the Merger Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 3.06.  SEC Documents; Undisclosed Liabilities.  (a) Stanley has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Stanley with the SEC since December 30, 2007 (such documents, together with any documents filed with or furnished to the SEC during such period by Stanley on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Stanley SEC Documents”).

(b) Each Stanley SEC Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Stanley SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Stanley included in the Stanley SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Stanley and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Neither Stanley nor any Stanley Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Stanley Material Adverse Effect.

(d) Each of the chief executive officer of Stanley and the chief financial officer of Stanley (or each former chief executive officer of Stanley and each former chief financial officer of Stanley, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Stanley SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of Stanley or any of the Stanley Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Stanley maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Stanley’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Stanley are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Stanley in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Stanley, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Stanley to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither Stanley nor any of the Stanley Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Stanley and any of the Stanley Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of,

Stanley or any of the Stanley Subsidiaries in Stanley’s or such Stanley Subsidiary’s published financial statements or other Stanley SEC Documents.

(h) Since January 4, 2009, none of Stanley, Stanley’s independent accountants, the Stanley Board or the audit committee of the Stanley Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Stanley, (ii) “material weakness” in the internal controls over financial reporting of Stanley or (iii) fraud, whether or not material, that involves management or other employees of Stanley who have a significant role in the internal controls over financial reporting of Stanley. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(i) None of the Stanley Subsidiaries is, or has at any time since December 30, 2007 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.07.  Information Supplied.  None of the information supplied or to be supplied by Stanley or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Stanley’s shareholders and Black & Decker’s stockholders or at the time of each of the Stanley Shareholders Meeting and the Black & Decker Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Stanley or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Black & Decker for inclusion or incorporation by reference therein. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Stanley or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Black & Decker for inclusion or incorporation by reference therein.

Section 3.08.  Absence of Certain Changes or Events.  From January 4, 2009 to the date of this Agreement, each of Stanley and the Stanley Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a) any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Stanley Material Adverse Effect;

(b) any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, Stanley or the capital stock or voting securities of, or other equity interests in, any of the Stanley Subsidiaries (other than (i) regular quarterly cash dividends in an amount not exceeding $0.33 per share of Stanley Common Stock and (ii) dividends or other distributions by a direct or indirect wholly owned Stanley Subsidiary to its shareholders or other equity holders) or any repurchase for value by Stanley of any capital stock or voting securities of, or other equity interests in, Stanley or the capital stock or voting securities of, or other equity interests in, any of the Stanley Subsidiaries;

(c) any split, reverse split, combination, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, Stanley, securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, Stanley or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or voting securities of, or other equity interests in, Stanley;

(d) any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person (other than Stanley or a wholly owned Stanley Subsidiary), or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Stanley or any Stanley Subsidiary other than Indebtedness incurred in the ordinary course of business;

(e) (i) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of Stanley’s or Stanley’s Subsidiaries’ property or assets outside of the ordinary course of business consistent with past practice with a fair market value in excess of (in the aggregate, for all such transactions) $25,000,000 or (ii) any acquisitions of businesses, whether by merger, consolidation, purchase of property or assets or otherwise;

(f) except as required to comply with applicable Law or to comply with any Stanley Benefit Plan (including any award agreement thereunder) in effect as of January 4, 2009, any (i) establishing, adopting, entering into, terminating or amending, or taking of any action to accelerate the vesting or payment of, any compensation or benefits under, any material collective bargaining agreement or Stanley Benefit Plan (or any award thereunder); provided, that with respect to the amendment of a Stanley Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), this clause (i) shall apply only to material amendments of such plan, (ii) increasing in any material respect the compensation or benefits of, or paying any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or independent contractor of Stanley or any Stanley Subsidiary, except for increases in regular cash compensation in the ordinary course of business consistent with past practice for employees of Stanley or any Stanley Subsidiary who are not executive officers, (iii) paying of any benefit or amount not required under any Stanley Benefit Plan as in effect January 4, 2009, (iv) granting or paying of any change in control, retention, severance or termination compensation or benefits, (v) taking of any action to fund or in any other way secure the payment of compensation or benefits under any Stanley Benefit Plan, (vi) changing of any actuarial or other assumption used to calculate funding obligations with respect to any Stanley Pension Plan or (vii) changing the manner in which contributions to any Stanley Pension Plan are made or the basis on which such contributions are determined;

(g) any change in accounting methods, principles or practices by Stanley or any Stanley Subsidiary, except insofar as may have been required by a change in GAAP; or

(h) (i) any material election with respect to Taxes, (ii) any changes to any such election or existing election, or (iii) any settlement or compromise by Stanley or any Stanley Subsidiary of any material Tax liability or refund, other than, in each case, in the ordinary course of business.

Section 3.09.  Taxes.  (a) (i) Each of Stanley and each Stanley Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of Stanley and each Stanley Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Stanley or any Stanley Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) No Tax Return of Stanley or any Stanley Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of Stanley, oral) notice of such an audit or examination has been received by Stanley or any Stanley Subsidiary. No deficiencies for any Taxes have been proposed, asserted or assessed against Stanley or any Stanley Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending. No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending in or on appeal from any Governmental Entity.

(c) Each of Stanley and each Stanley Subsidiary has complied with all applicable Laws relating to the withholding and paying over of Taxes.

(d) Neither Stanley nor any Stanley Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Stanley and wholly owned Stanley Subsidiaries).

(e) Within the past three years, neither Stanley nor any Stanley Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(f) Neither Stanley nor any Stanley Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law).

(g) Neither Stanley nor any Stanley Subsidiary has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(h) No disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Stanley or any Stanley Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, individually or in the aggregate, has had or would reasonably be expected to have a Stanley Material Adverse Effect.

Section 3.10.  Benefits Matters; ERISA Compliance.  (a) Stanley has delivered or made available to Black & Decker true and complete copies of (i) all material Stanley Benefit Plans or, in the case of any unwritten material Stanley Benefit Plan, a description thereof, including any amendment thereto, (ii) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Entity, if any, in each case, with respect to each material Stanley Benefit Plan, (iii) each trust, insurance, annuity or other funding Contract relating to any material Stanley Benefit Plan and (iv) the most recent financial statements and actuarial or other valuation reports for each Stanley Benefit Plan (if any). For purposes of this Agreement, “Stanley Benefit Plans” means, collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Stanley Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, termination, change in control, disability, vacation, death benefit, hospitalization, medical or other material compensation or benefit plans, arrangements, policies, programs or understandings providing compensation or benefits (other than foreign or domestic statutory programs), in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Stanley, any Stanley Subsidiary or any other person or entity that, together with Stanley is treated as a single employer under Section 414 of the Code (each, a “Stanley Commonly Controlled Entity”) for the benefit of any current or former directors, officers, employees, independent contractors or consultants of Stanley or any Stanley Subsidiary and (B) all material employment, consulting, bonus, incentive compensation, deferred compensation, equity or equity-based compensation, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between Stanley or any Stanley Subsidiary and any current or former directors, officers, employees, independent contractors or consultants of Stanley or any Stanley Subsidiary.

(b) All Stanley Pension Plans have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters or opinion letters (as applicable) from the U.S. Internal Revenue Service (the “IRS”) or a non-U.S. Governmental Entity (as applicable) to the effect that such Stanley Pension Plans and the trusts created thereunder are qualified and exempt from Taxes under Sections 401(a) and 501(a) of the Code or other applicable Law, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of Stanley, has revocation been threatened, nor has any such Stanley Pension Plan been amended since the date of its most recent determination letter or opinion letter (or application therefor) in any respect that would adversely affect its qualification.

(c) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect, (i) no Stanley Pension Plan, other than any Stanley Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Stanley Multiemployer Pension Plan”), had, as of the respective last annual valuation date for each such Stanley Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Black & Decker, (ii) none of the Stanley Pension Plans has failed to meet any “minimum funding standards” (as such term is defined in Section 302 of ERISA or

Section 412 of the Code), whether or not waived, (iii) none of such Stanley Benefit Plans or related trusts is the subject of any proceeding or investigation by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of such Stanley Benefit Plan or trust or any other material liability to Stanley or any Stanley Subsidiary, (iv) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA and as to which the notice requirement under Section 4043 of ERISA has not been waived) with respect to any Stanley Benefit Plan during the last six years and (v) none of Stanley, any Stanley Subsidiary or any Stanley Commonly Controlled Entity has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Stanley Multiemployer Pension Plan.

(d) With respect to each material Stanley Benefit Plan that is an employee welfare benefit plan, such Stanley Benefit Plan (including any Stanley Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of Stanley or the Stanley Subsidiaries or terminated, in each case, without material liability to Stanley and the Stanley Subsidiaries on or at any time after the Effective Time.

(e) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect, no Stanley Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect, (i) each Stanley Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Stanley Benefit Plan and (ii) Stanley and each of the Stanley Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Stanley Benefit Plans.

(g) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect, all contributions or other amounts payable by Stanley or any Stanley Subsidiary with respect to each Stanley Benefit Plan have been paid or accrued in accordance with the terms of such Stanley Benefit Plan, GAAP and Section 412 of the Code (or any comparable provision under applicable non-U.S. Laws). Except as fully accrued or reserved against on Stanley’s financial statements in accordance with GAAP, there are no material unfunded liabilities, solvency deficiencies or wind-up liabilities, where applicable, with respect to any Stanley Benefit Plan.

(h) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect, there are no pending or, to the Knowledge of Stanley, threatened claims, suits or proceedings by or on behalf of any participant in any of the Stanley Benefit Plans, or otherwise involving any such Stanley Benefit Plan or the assets of any Stanley Benefit Plan, other than routine claims for benefits payable in the ordinary course.

(i) None of the execution and delivery of this Agreement, the obtaining of the Stanley Shareholder Approval or the Stanley Articles Amendment Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee, independent contractor or consultant of Stanley or any of the Stanley Subsidiaries to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Stanley Benefit Plan or (iii) result in any breach or violation of, default under or limit Stanley’s right to amend, modify or terminate any Stanley Benefit Plan. No director, officer, employee or independent contractor of Stanley or any Stanley Subsidiary is entitled to receive any gross-up or additional payment in respect of any Taxes (including without limitation the Taxes required under Section 409A or Section 4999 of the Code) being imposed on such Person.

Section 3.11.  Litigation.  There is no suit, action or other proceeding pending or, to the Knowledge of Stanley, threatened against or affecting Stanley or any Stanley Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Stanley Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Stanley, any investigation by any Governmental Entity involving Stanley or any Stanley Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Stanley Material Adverse Effect.

Section 3.12.  Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect, Stanley and the Stanley Subsidiaries are in compliance with all applicable Laws and Stanley Permits, including all applicable rules, regulations, directives or policies of any Governmental Entity. To the Knowledge of Stanley, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect, no material action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that Stanley or a Stanley Subsidiary is not in compliance with any applicable Law or Stanley Permit or which challenges or questions the validity of any rights of the holder of any Stanley Permit. This section does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property Rights matters.

Section 3.13.  Environmental Matters.  (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect:

(i) Stanley and the Stanley Subsidiaries are in compliance with all Environmental Laws, and neither Stanley nor any Stanley Subsidiary has received any written communication from a Governmental Entity that alleges that Stanley or any Stanley Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law;

(ii) Stanley and the Stanley Subsidiaries have obtained and are in compliance with all Permits issued pursuant to Environmental Law necessary for their respective operations as currently conducted, all such Permits are valid and in good standing and neither Stanley nor any Stanley Subsidiary has been advised in writing by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Permits;

(iii) there are no Environmental Claims pending or, to the Knowledge of Stanley, threatened, against Stanley or any of the Stanley Subsidiaries;

(iv) there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Stanley or any of the Stanley Subsidiaries or against any Person whose liabilities for such Environmental Claims Stanley or any of the Stanley Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(v) neither Stanley nor any of the Stanley Subsidiaries has retained or assumed, either contractually or by operation of Law, any Known liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Stanley or any of the Stanley Subsidiaries.

(b) As used herein:

(i) “Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (B) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

(ii) “Environmental Laws” means all applicable Federal, national, state, provincial or local Laws, Judgments, or Contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, climate, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(iii) “Hazardous Materials” means (A) any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos in any form, and polychlorinated biphenyls; and (B) any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.

(iv) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

Section 3.14.  Contracts.  (a) As of the date of this Agreement, neither Stanley nor any Stanley Subsidiary is a party to any Contract required to be filed by Stanley pursuant to Item 601(b)(2), (b)(4), (b)(9) or (b)(10) of Regulation S-K under the Securities Act (a “Filed Stanley Contract”) that has not been so filed.

(b) Section 3.14 of the Stanley Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and Stanley has made available to Black & Decker true and complete copies, of (i) each agreement, understanding or undertaking to which Stanley or any of the Stanley Subsidiaries is a party that restricts in any material respect the ability of Stanley or any of the Stanley Subsidiaries to compete in any business or with any Person in any geographical area, (ii) each loan and credit agreement, note, debenture, bond, indenture or other similar agreement pursuant to which any Indebtedness of Stanley or any of the Stanley Subsidiaries is outstanding or may be incurred, other than any such agreement between or among Stanley and the wholly owned Stanley Subsidiaries and (iii) each partnership, joint venture or similar agreement or understanding to which Stanley or any of the Stanley Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture material to Stanley and the Stanley Subsidiaries, taken as a whole. Each agreement, understanding or undertaking of the type described in this Section 3.14(b) and each Filed Stanley Contract is referred to herein as a “Stanley Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect, (i) each Stanley Material Contract (including, for purposes of this Section 3.14(c), any Contract entered into after the date of this Agreement that would have been a Stanley Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Stanley or one of the Stanley Subsidiaries, as the case may be, and, to the Knowledge of Stanley, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Stanley Material Contract is in full force and effect and (iii) none of Stanley or any of the Stanley Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Stanley Material Contract and, to the Knowledge of Stanley, no other party to any such Stanley Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 3.15.  Properties.  (a) Stanley and each Stanley Subsidiary has good and valid title to, or valid leasehold interests in, all their respective properties and assets, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect. All such properties and assets, other than properties and assets in which Stanley or any of the Stanley Subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect. This Section 3.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 3.16.

(b) Stanley and each of the Stanley Subsidiaries has complied with the terms of all leases to which it is a party, and all leases to which Stanley or any Stanley Subsidiary is a party and under which it is in possession are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Stanley Material Adverse Effect. Stanley and each Stanley Subsidiary is in possession of the properties or assets purported to be leased under all its leases, except for such failures to have such possession as, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect.

Section 3.16.  Intellectual Property.  Stanley and the Stanley Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and any such rights in computer programs (collectively, “Intellectual Property Rights”) as used in their business as presently conducted, except where the failure to have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Stanley Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of Stanley, threatened that Stanley or any of the Stanley Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property Right, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect. To the Knowledge of Stanley, no Person is infringing, misappropriating or otherwise violating the rights of Stanley or any of the Stanley Subsidiaries with respect to any Intellectual Property Right owned by Stanley or any of the Stanley Subsidiaries, except for such infringement, misappropriation or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Stanley Material Adverse Effect.

Section 3.17.  Labor Matters.  Section 3.17 of the Stanley Disclosure Letter sets forth a true and complete list of all material collective bargaining or other labor union Contracts applicable to any employees of Stanley or any of the Stanley Subsidiaries. Neither Stanley nor any of the Stanley Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of Stanley or any of the Stanley Subsidiaries, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect, (a) there is not any, and during the past three years there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of Stanley, threatened, against or affecting Stanley or any Stanley Subsidiary; (b) to the Knowledge of Stanley, no union organizational campaign is in progress with respect to the employees of Stanley or any Stanley Subsidiary and no question concerning representation of such employees exists; (c) neither Stanley nor any Stanley Subsidiary is engaged in any unfair labor practice; (d) there are not any unfair labor practice charges or complaints against Stanley or any Stanley Subsidiary pending, or, to the Knowledge of Stanley, threatened, before the National Labor Relations Board; (e) there are not any pending, or, to the Knowledge of Stanley, threatened, union grievances against Stanley or any Stanley Subsidiary that reasonably could be expected to result in an adverse determination; (f) Stanley and each Stanley Subsidiary is in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, pay equity and workers’ compensation; and (g) neither Stanley nor any Stanley Subsidiary has received written or oral communication during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting Stanley or any Stanley Subsidiary and, to the Knowledge of Stanley, no such investigation is in progress.

Section 3.18.  Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Deutsche Bank Securities Inc. and Goldman Sachs & Co. (the “Stanley Financial Advisors”), the fees and expenses of which will be paid by Stanley, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stanley. Stanley has furnished to Black & Decker true and complete copies of all agreements between or among Stanley and/or Merger Sub and the Stanley Financial Advisors relating to the Merger or any of the other transactions contemplated by this Agreement.

Section 3.19.  Opinions of Financial Advisors.  Stanley has received an opinion from each of the Stanley Financial Advisors, in each case dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to Stanley from a financial point of view.

Section 3.20.  Merger Sub.  Stanley is the sole stockholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 3.21.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, Black & Decker acknowledges that none of Stanley, the Stanley Subsidiaries or any other Person on behalf of Stanley makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Black & Decker

Black & Decker represents and warrants to Stanley and Merger Sub that the statements contained in this Article IV are true and correct except as set forth in the Black & Decker SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Black & Decker SEC Documents”) (excluding any disclosures in the Filed Black & Decker SEC Documents under the heading “Risk Factors” and any other disclosures of risks that are predictive or forward-looking in nature) or in the disclosure letter delivered by Black & Decker to Stanley at or before the execution and delivery by Black & Decker of this Agreement (the “Black & Decker Disclosure Letter”). The Black & Decker Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 4.01.  Organization, Standing and Power.  Each of Black & Decker and each of Black & Decker’s Subsidiaries (the “Black & Decker Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Black & Decker Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect. Each of Black & Decker and the Black & Decker Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Black & Decker Permits”), except where the failure to have such power or authority or to possess Black & Decker Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect. Each of Black & Decker and the Black & Decker Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect. Black & Decker has delivered or made available to Stanley, prior to execution of this Agreement, true and complete copies of the charter of Black & Decker in effect as of the date of this Agreement (the “Black & Decker Articles”) and the bylaws of Black & Decker in effect as of the date of this Agreement (the “Black & Decker Bylaws”).

Section 4.02.  Black & Decker Subsidiaries.  (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Black & Decker Subsidiary have been validly issued and are fully paid and nonassessable and are (other than directors qualifying shares and shares held by natural persons pursuant to requirements of Law of non-U.S. jurisdictions) owned by Black & Decker, by another Black & Decker Subsidiary or by Black & Decker and another Black & Decker Subsidiary, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Black & Decker has provided to Stanley a true and complete list of all Black & Decker Subsidiaries as of the date of this Agreement.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Black & Decker Subsidiaries, neither Black & Decker nor any Black & Decker Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

Section 4.03.  Capital Structure.  (a) The authorized stock of Black & Decker consists of 150,000,000 shares of Black & Decker Common Stock and 5,000,000 shares of Preferred Stock, without par value (the “Black & Decker Preferred Stock” and, together with the Black & Decker Common Stock, the “Black & Decker Capital Stock”). At the close of business on October 28, 2009, (i) 60,233,702 shares of Black & Decker Common Stock were issued and outstanding, of which 671,408 were Black & Decker Restricted Shares, (ii) no shares of Black & Decker Preferred Stock were issued and outstanding, (iii) 8,308,247 shares of Black & Decker Common Stock were reserved and available for issuance pursuant to the Black & Decker Stock Plans, of which (A) 5,967,957 shares were issuable upon exercise of outstanding Black & Decker Stock Options, (B) no shares were subject to outstanding Black & Decker LSARs, (C) 627,425 shares were subject to outstanding Black & Decker Restricted Stock Units and (D) no shares were subject to outstanding Black & Decker Performance Share Units (assuming settlement of outstanding awards based on maximum achievement of applicable performance goals) (together with outstanding Black & Decker Restricted Shares, Black & Decker LSARs, Black & Decker Stock Options and Black & Decker Performance Share Units, “Black & Decker Stock-Based Awards”), and (iv) 136,984 shares of Black & Decker Common Stock were payable pursuant to the Black & Decker Deferred Compensation Plan for Non-Employee Directors (“Black & Decker Directors’ Deferred Compensation Plan”). Except as set forth in this Section 4.03(a), at the close of business on October 28, 2009, no shares of stock or voting securities of, or other equity interests in, Black & Decker were issued, reserved for issuance or outstanding. From the close of business on October 28, 2009 to the date of this Agreement, there have been no issuances by Black & Decker of shares of stock or voting securities of, or other equity interests in, Black & Decker, other than the issuance of Black & Decker Common Stock (A) upon the exercise of Black & Decker Stock Options outstanding at the close of business on October 28, 2009, (B) upon the vesting of Black & Decker Restricted Stock Units or Black & Decker Performance Share Units outstanding at the close of business on October 28, 2009 or (C) pursuant to the Black & Decker Directors’ Deferred Compensation Plan, in each case in accordance with their terms in effect on October 28, 2009.

(b) All outstanding shares of Black & Decker Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise of Black & Decker Stock Options or upon the vesting of Black & Decker Restricted Stock Units or Black & Decker Performance Share Units or pursuant to the Black & Decker Directors’ Deferred Compensation Plan will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MGCL, the Black & Decker Articles, the Black & Decker Bylaws or any Contract to which Black & Decker is a party or otherwise bound. Except as set forth in this Section 4.03, as of the close of business on October 28, 2009, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Black & Decker or any Black & Decker Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of Black & Decker or any Black & Decker Subsidiary or any securities of Black & Decker or any Black & Decker Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Black & Decker or any Black & Decker Subsidiary, (ii) any warrants, calls, options or other rights to acquire from Black & Decker or any Black & Decker Subsidiary, or any other obligation of Black & Decker or any Black & Decker Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Black & Decker or any Black & Decker Subsidiary or (iii) any rights issued by or other obligations of Black & Decker or any Black & Decker Subsidiary that are linked in any way to the price of any class of Black & Decker Capital Stock or any shares of capital stock of any Black & Decker Subsidiary, the value of Black & Decker, any Black & Decker Subsidiary or any part of Black & Decker or any Black & Decker Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Black & Decker or any Black & Decker Subsidiary. Except as set forth above in this Section 4.03 or in connection with Black & Decker Stock-Based Awards, as of the close of business on October 28, 2009, there are not any outstanding obligations of Black & Decker or any of the Black & Decker Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Black & Decker or any Black & Decker Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. With respect to Black & Decker Stock Options,

(A) each grant of a Black & Decker Stock Option was duly authorized no later than the Grant Date for such option by all necessary corporate action, including, as applicable, approval by the Board of Directors of Black & Decker (the “Black & Decker Board”) (or a duly constituted and authorized committee thereof), and the award agreement governing such grant was duly executed and delivered by each party thereto, and (B) the per share exercise price of each Black & Decker Stock Option was at least equal to the fair market value of a share of Black & Decker Common Stock on the applicable Grant Date. There are no debentures, bonds, notes or other Indebtedness of Black & Decker having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Black & Decker may vote (“Black & Decker Voting Debt”). Neither Black & Decker nor any of the Black & Decker Subsidiaries is a party to any voting agreement with respect to the voting of any stock or voting securities of, or other equity interests in, Black & Decker. Except for this Agreement, neither Black & Decker nor any of the Black & Decker Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Black & Decker or any of the Black & Decker Subsidiaries.

Section 4.04.  Authority; Execution and Delivery; Enforceability.  (a) Black & Decker has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the Black & Decker Stockholder Approval. The Black & Decker Board, by a vote at a meeting duly called at which a quorum of directors of Black & Decker was present, adopted resolutions (i) approving this Agreement, (ii) declaring advisable the Merger on substantially the terms and conditions set forth in this Agreement and determining that the Merger and the other transactions contemplated by this Agreement are in the best interests of Black & Decker and its stockholders, (iii) recommending that Black & Decker’s stockholders approve the Merger and directing that the Merger be submitted to Black & Decker’s stockholders for approval at a duly held meeting of such stockholders for such purpose (the “Black & Decker Stockholders Meeting”) and (iv) approving, effective as of the Effective Time, the amendment and restatement of the Black & Decker Articles, and such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the approval of the Merger by the affirmative vote of two-thirds of the votes entitled to be cast by holders of outstanding shares of Black & Decker Common Stock at the Black & Decker Stockholders Meeting (the “Black & Decker Stockholder Approval”), no other corporate proceedings on the part of Black & Decker are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the MGCL). Black & Decker has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by each of Stanley and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Black & Decker Board has adopted a resolution to exempt the Merger provided for by this Agreement from Title 3, Subtitle 6 of the MGCL. No other “interested stockholder” “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation (including Title 3, Subtitle 7 of the MGCL), or similar provision or term of the Black & Decker Articles or Black & Decker Bylaws, applies with respect to Black & Decker with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(c) Neither Black & Decker nor any Black & Decker Subsidiary has in effect a “poison pill”, stockholder rights plan or other similar plan or agreement.

Section 4.05.  No Conflicts; Consents.  (a) The execution and delivery by Black & Decker of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or result in any violation of any provision of the Black & Decker Articles, the Black & Decker Bylaws or the comparable charter, bylaws or other organizational documents of any Black & Decker Subsidiary (assuming that the Black & Decker Stockholder Approval is obtained), (ii) conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Black & Decker or any Black & Decker Subsidiary under, any legally binding Contract to which

Black & Decker or any Black & Decker Subsidiary is a party or by which any of their respective properties or assets is bound or any Black & Decker Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), conflict with or result in any violation of any Judgment or Law, in each case, applicable to Black & Decker or any Black & Decker Subsidiary or their respective properties or assets (assuming that the Black & Decker Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to Black & Decker or any Black & Decker Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act, and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Articles of Merger with, and acceptance for record by, the SDAT and appropriate documents with the relevant authorities of the other jurisdictions in which Stanley and Black & Decker are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration, (v) such Consents from, or registrations, declarations, notices or filings made to or with, any Governmental Entities (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, (vi) such filings with and approvals of the NYSE as are required to permit the listing of the Merger Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.06.  SEC Documents; Undisclosed Liabilities.  (a) Black & Decker has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Black & Decker with the SEC since January 1, 2008 (such documents, together with any documents filed with or furnished to the SEC during such period by Black & Decker on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Black & Decker SEC Documents”).

(b) Each Black & Decker SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Black & Decker SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Black & Decker included in the Black & Decker SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Black & Decker and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Neither Black & Decker nor any Black & Decker Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Black & Decker Material Adverse Effect.

(d) Each of the chief executive officer of Black & Decker and the chief financial officer of Black & Decker (or each former chief executive officer of Black & Decker and each former chief financial officer of Black & Decker, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Black & Decker SEC Documents, and the statements contained in such certifications are true and accurate. None of Black & Decker or any of the Black & Decker Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Black & Decker maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Black & Decker’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Black & Decker are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Black & Decker in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Black & Decker, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Black & Decker to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither Black & Decker nor any of the Black & Decker Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Black & Decker and any of the Black & Decker Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Black & Decker or any of the Black & Decker Subsidiaries in Black & Decker’s or such Black & Decker Subsidiary’s published financial statements or other Black & Decker SEC Documents.

(h) Since January 1, 2009, none of Black & Decker, Black & Decker’s independent accountants, the Black & Decker Board or the audit committee of the Black & Decker Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Black & Decker, (ii) “material weakness” in the internal controls over financial reporting of Black & Decker or (iii) fraud, whether or not material, that involves management or other employees of Black & Decker who have a significant role in the internal controls over financial reporting of Black & Decker.

(i) None of the Black & Decker Subsidiaries is, or has at any time since January 1, 2008 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.07.  Information Supplied.  None of the information supplied or to be supplied by Black & Decker for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Stanley’s shareholders and Black & Decker’s stockholders or at the time of each of the Stanley Shareholders Meeting and the Black & Decker Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Black & Decker with respect to statements made or incorporated by reference therein based on information supplied by Stanley or Merger Sub for inclusion or incorporation by reference therein.

Section 4.08.  Absence of Certain Changes or Events.  From January 1, 2009 to the date of this Agreement, each of Black & Decker and the Black & Decker Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a) any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Black & Decker Material Adverse Effect;

(b) any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any stock or voting securities of, or other equity interests in, Black & Decker or the capital stock or voting securities of, or other equity interests in, any of the Black & Decker Subsidiaries (other than (i) regular quarterly cash dividends in an amount not exceeding $0.42 per share of Black & Decker Common Stock in the first calendar quarter of 2009 and $0.12 per share of Black & Decker Common Stock in any calendar quarter thereafter and (ii) dividends or other distributions by a direct or indirect wholly owned Black & Decker Subsidiary to its shareholders or other equity holders) or any repurchase for value by Black & Decker of any stock or voting securities of, or other equity interests in, Black & Decker or the capital stock or voting securities of, or other equity interests in, any of the Black & Decker Subsidiaries;

(c) any split, reverse split, combination, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, Black & Decker, securities convertible into or exercisable or exchangeable for stock or voting securities of, or other equity interests in, Black & Decker or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of stock or voting securities of, or other equity interests in, Black & Decker;

(d) any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person (other than Black & Decker or a wholly owned Black & Decker Subsidiary), or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Black & Decker or any Black & Decker Subsidiary other than Indebtedness incurred in the ordinary course of business;

(e) (i) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of Black & Decker’s or Black & Decker’s Subsidiaries’ property or assets outside of the ordinary course of business consistent with past practice with a fair market value in excess of (in the aggregate, for all such transactions) $25,000,000 or (ii) any acquisitions of businesses, whether by merger, consolidation, purchase of property or assets or otherwise;

(f) except as required to comply with applicable Law or to comply with any Black & Decker Benefit Plan (including any award agreement thereunder) in effect as of January 1, 2009, any (i) establishing, adopting, entering into, terminating or amending, or taking of any action to accelerate the vesting or payment of, any compensation or benefits under, any material collective bargaining agreement or Black & Decker Benefit Plan (or any award thereunder); provided, that with respect to the amendment of a Black & Decker Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), this clause (i) shall apply only to material amendments of such plan, (ii) increasing in any material respect the compensation or benefits of, or paying any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or independent contractor of Black & Decker or any Black & Decker Subsidiary, except for increases in regular cash compensation in the ordinary course of business consistent with past practice for employees of Black & Decker or any Black & Decker Subsidiary who are not executive officers, (iii) paying of any benefit or amount not required under any Black & Decker Benefit Plan as in effect

January 1, 2009, (iv) granting or paying of any change in control, retention, severance or termination compensation or benefits, (v) taking of any action to fund or in any other way secure the payment of compensation or benefits under any Black & Decker Benefit Plan, (vi) changing of any actuarial or other assumption used to calculate funding obligations with respect to any Black & Decker Pension Plan or (vii) changing the manner in which contributions to any Black & Decker Pension Plan are made or the basis on which such contributions are determined;

(g) any change in accounting methods, principles or practices by Black & Decker or any Black & Decker Subsidiary, except insofar as may have been required by a change in GAAP; or

(h) (i) any material election with respect to Taxes, (ii) any changes to any such election or existing election, or (iii) any settlement or compromise by Black & Decker or any Black & Decker Subsidiary of any material Tax liability or refund, other than, in each case, in the ordinary course of business.

Section 4.09.  Taxes.  (a) (i) Each of Black & Decker and each Black & Decker Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of Black & Decker and each Black & Decker Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Black & Decker or any Black & Decker Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) No Tax Return of Black & Decker or any Black & Decker Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of Black & Decker, oral) notice of such an audit or examination has been received by Black & Decker or any Black & Decker Subsidiary. No deficiencies for any Taxes have been proposed, asserted or assessed against Black & Decker or any Black & Decker Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending. No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending in or on appeal from any Governmental Entity.

(c) Each of Black & Decker and each Black & Decker Subsidiary has complied with all applicable Laws relating to the withholding and paying over of Taxes.

(d) Neither Black & Decker nor any Black & Decker Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Black & Decker and wholly owned Black & Decker Subsidiaries).

(e) Within the past three years, neither Black & Decker nor any Black & Decker Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(f) Neither Black & Decker nor any Black & Decker Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law).

(g) Neither Black & Decker nor any Black & Decker Subsidiary has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(h) No disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Black & Decker or any Black & Decker Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, individually or in the aggregate, has had or would reasonably be expected to have a Black & Decker Material Adverse Effect.

Section 4.10.  Benefits Matters; ERISA Compliance.  (a) Black & Decker has delivered or made available to Stanley true and complete copies of (i) all material Black & Decker Benefit Plans or, in the case of any unwritten material Black & Decker Benefit Plan, a description thereof, including any amendment thereto, (ii) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Entity, if any, in each case, with respect to each material Black & Decker Benefit Plan, (iii) each trust, insurance, annuity or other funding Contract relating to any material Black & Decker Benefit Plan and (iv) the most recent financial statements and actuarial or other valuation reports for each Black & Decker Benefit Plan (if any). For purposes of this Agreement, “Black & Decker Benefit Plans” means, collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“Black & Decker Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, termination, change in control, disability, vacation, death benefit, hospitalization, medical or other material compensation or benefit plans, arrangements, policies, programs or understandings providing compensation or benefits (other than foreign or domestic statutory programs), in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Black & Decker, any Black & Decker Subsidiary or any other person or entity that, together with Black & Decker is treated as a single employer under Section 414 of the Code (each, a “Black & Decker Commonly Controlled Entity”) for the benefit of any current or former directors, officers, employees, independent contractors or consultants of Black & Decker or any Black & Decker Subsidiary and (B) all material employment, consulting, bonus, incentive compensation, deferred compensation, equity or equity-based compensation, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between Black & Decker or any Black & Decker Subsidiary and any current or former directors, officers, employees, independent contractors or consultants of Black & Decker or any Black & Decker Subsidiary.

(b) All Black & Decker Pension Plans have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters or opinion letters (as applicable) from the IRS or a non-U.S. Governmental Entity (as applicable) to the effect that such Black & Decker Pension Plans and the trusts created thereunder are qualified and exempt from Taxes under Sections 401(a) and 501(a) of the Code or other applicable Law, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of Black & Decker, has revocation been threatened, nor has any such Black & Decker Pension Plan been amended since the date of its most recent determination letter or opinion letter (or application therefor) in any respect that would adversely affect its qualification.

(c) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, (i) no Black & Decker Pension Plan, other than any Black & Decker Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Black & Decker Multiemployer Pension Plan”), had, as of the respective last annual valuation date for each such Black & Decker Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Stanley, (ii) none of the Black & Decker Pension Plans has failed to meet any “minimum funding standards” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of such Black & Decker Benefit Plans or related trusts is the subject of any proceeding or investigation by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of such Black & Decker Benefit Plan or trust or any other material liability to Black & Decker or any Black & Decker Subsidiary, (iv) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA and as to which the notice requirement under Section 4043 of ERISA has not been waived) with respect to any Black & Decker Benefit Plan during the last six years and (v) none of Black & Decker, any Black & Decker Subsidiary or any Black & Decker Commonly Controlled Entity has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Black & Decker Multiemployer Pension Plan.

(d) With respect to each material Black & Decker Benefit Plan that is an employee welfare benefit plan, such Black & Decker Benefit Plan (including any Black & Decker Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of Black & Decker or the Black & Decker Subsidiaries or terminated, in each case, without material liability to Black & Decker and the Black & Decker Subsidiaries on or at any time after the Effective Time.

(e) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, no Black & Decker Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, (i) each Black & Decker Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Black & Decker Benefit Plan and (ii) Black & Decker and each of the Black & Decker Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Black & Decker Benefit Plans.

(g) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, all contributions or other amounts payable by Black & Decker or any Black & Decker Subsidiary with respect to each Black & Decker Benefit Plan have been paid or accrued in accordance with the terms of such Black & Decker Benefit Plan, GAAP and Section 412 of the Code (or any comparable provision under applicable non-U.S. Laws). Except as fully accrued or reserved against on Black & Decker’s financial statements in accordance with GAAP, there are no material unfunded liabilities, solvency deficiencies or wind-up liabilities, where applicable, with respect to any Black & Decker Benefit Plan.

(h) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, there are no pending or, to the Knowledge of Black & Decker, threatened claims, suits or proceedings by or on behalf of any participant in any of the Black & Decker Benefit Plans, or otherwise involving any such Black & Decker Benefit Plan or the assets of any Black & Decker Benefit Plan, other than routine claims for benefits payable in the ordinary course.

(i) None of the execution and delivery of this Agreement, the obtaining of the Black & Decker Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee, independent contractor or consultant of Black & Decker or any of the Black & Decker Subsidiaries to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Black & Decker Benefit Plan or (iii) result in any breach or violation of, default under or limit Black & Decker’s right to amend, modify or terminate any Black & Decker Benefit Plan.

(j) Other than the Specified Parachute Payments, no amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any individual listed in Section 4.10(j) of the Black & Decker Disclosure Letter will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Section 4.10(j) of the Black & Decker Disclosure Letter sets forth, with respect to each such individual, (i) such Person’s name, title and “base amount” (as defined in Section 280G(b)(3) of the Code) and (ii) a calculation of the aggregate present value of the “parachute payments” (as defined in Section 280G(b)(2) of the Code) such Person could receive (collectively, the “Specified Parachute Payments”). No director, officer, employee or independent contractor of Black & Decker or any Black & Decker Subsidiary is entitled to receive any gross-up or additional payment in respect of any Taxes (including, without limitation, the Taxes required under Section 409A or Section 4999 of the Code) being imposed on such Person.

Section 4.11.  Litigation.  There is no suit, action or other proceeding pending or, to the Knowledge of Black & Decker, threatened against or affecting Black & Decker or any Black & Decker Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Black & Decker Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Black & Decker, any investigation by any Governmental Entity involving Black & Decker or any Black & Decker Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Black & Decker Material Adverse Effect.

Section 4.12.  Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, Black & Decker and the Black & Decker Subsidiaries are in compliance with all applicable Laws and Black & Decker Permits, including all applicable rules, regulations, directives or policies of any Governmental Entity. To the Knowledge of Black & Decker, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, no material action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that Black & Decker or a Black & Decker Subsidiary is not in compliance with any applicable Law or Black & Decker Permit or which challenges or questions the validity of any rights of the holder of any Black & Decker Permit. This section does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property Rights matters.

Section 4.13.  Environmental Matters.  (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect:

(i) Black & Decker and the Black & Decker Subsidiaries are in compliance with all Environmental Laws, and neither Black & Decker nor any Black & Decker Subsidiary has received any written communication from a Governmental Entity that alleges that Black & Decker or any Black & Decker Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law;

(ii) Black & Decker and the Black & Decker Subsidiaries have obtained and are in compliance with all Permits issued pursuant to Environmental Law necessary for their respective operations as currently conducted, all such Permits are valid and in good standing and neither Black & Decker nor any Black & Decker Subsidiary has been advised in writing by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Permits;

(iii) there are no Environmental Claims pending or, to the Knowledge of Black & Decker, threatened against Black & Decker or any of the Black & Decker Subsidiaries;

(iv) there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Black & Decker or any of the Black & Decker Subsidiaries or against any Person whose liabilities for such Environmental Claims Black & Decker or any of the Black & Decker Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(v) neither Black & Decker nor any of the Black & Decker Subsidiaries has retained or assumed, either contractually or by operation of Law, any Known liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Black & Decker or any of the Black & Decker Subsidiaries.

Section 4.14.  Contracts.  (a) As of the date of this Agreement, neither Black & Decker nor any Black & Decker Subsidiary is a party to any Contract required to be filed by Black & Decker pursuant to Item 601(b)(2), (b)(4), (b)(9) or (b)(10) of Regulation S-K under the Securities Act (a “Filed Black & Decker Contract”) that has not been so filed.

(b) Section 4.14 of the Black & Decker Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and Black & Decker has made available to Stanley true and complete copies, of (i) each agreement, understanding or undertaking to which Black & Decker or any of the Black & Decker Subsidiaries is a party that restricts in any material respect the ability of Black & Decker or any of the Black & Decker Subsidiaries to compete in any business or with any Person in any geographical area, (ii) each loan and credit agreement, note, debenture, bond, indenture or other similar agreement pursuant to which any Indebtedness of Black & Decker or any of the Black & Decker Subsidiaries is outstanding or may be incurred, other than any such agreement between or among Black & Decker and the wholly owned Black & Decker Subsidiaries and (iii) each partnership, joint venture or similar agreement or understanding to which Black & Decker or any of the Black & Decker Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture material to Black & Decker and the Black & Decker Subsidiaries, taken as a whole. Each agreement, understanding or undertaking of the type described in this Section 4.14(b) and each Filed Black & Decker Contract is referred to herein as a “Black & Decker Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, (i) each Black & Decker Material Contract (including, for purposes of this Section 4.14(c), any Contract entered into after the date of this Agreement that would have been a Black & Decker Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Black & Decker or one of the Black & Decker Subsidiaries, as the case may be, and, to the Knowledge of Black & Decker, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Black & Decker Material Contract is in full force and effect and (iii) none of Black & Decker or any of the Black & Decker Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Black & Decker Material Contract and, to the Knowledge of Black & Decker, no other party to any such Black & Decker Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 4.15.  Properties.  (a) Black & Decker and each Black & Decker Subsidiary has good and valid title to, or valid leasehold interests in, all their respective properties and assets, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect. All such properties and assets, other than properties and assets in which Black & Decker or any of the Black & Decker Subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect. This Section 4.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 4.16.

(b) Black & Decker and each of the Black & Decker Subsidiaries has complied with the terms of all leases to which it is a party, and all leases to which Black & Decker or any Black & Decker Subsidiary is a party and under which it is in possession are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect. Black & Decker and each Black & Decker Subsidiary is in possession of the properties or assets purported to be leased under all its leases, except for such failures to have such possession as, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect.

Section 4.16.  Intellectual Property.  Black & Decker and the Black & Decker Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights as used in their business as presently conducted, except where the failure to have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of Black & Decker, threatened that Black & Decker or any of the Black & Decker Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property Right, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect. To the Knowledge of Black & Decker, no Person is infringing, misappropriating or otherwise violating the rights of Black & Decker or any of the Black & Decker Subsidiaries with respect to any Intellectual Property Right owned by Black & Decker or any of the Black & Decker Subsidiaries, except for such infringement, misappropriation or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Black & Decker Material Adverse Effect.

Section 4.17.  Labor Matters.  Section 4.17 of the Black & Decker Disclosure Letter sets forth a true and complete list of all material collective bargaining or other labor union Contracts applicable to any employees of Black & Decker or any of the Black & Decker Subsidiaries. Neither Black & Decker nor any of the Black & Decker Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of Black & Decker or any of the Black & Decker Subsidiaries, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, (a) there is not any, and during the past three years there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of Black & Decker, threatened, against or affecting Black & Decker or any Black & Decker Subsidiary; (b) to the Knowledge of Black & Decker, no union organizational campaign is in progress with respect to the employees of Black & Decker or any Black & Decker Subsidiary and no question concerning representation of such employees exists; (c) neither Black & Decker nor any Black & Decker Subsidiary is engaged in any unfair labor practice; (d) there are not any unfair labor practice charges or complaints against Black & Decker or any Black & Decker Subsidiary pending, or, to the Knowledge of Black & Decker, threatened, before the National Labor Relations Board; (e) there are not any pending, or, to the Knowledge of Black & Decker, threatened, union grievances against Black & Decker or any Black & Decker Subsidiary that reasonably could be expected to result in an adverse determination; (f) Black & Decker and each Black & Decker Subsidiary is in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, pay equity and workers’ compensation; and (g) neither Black & Decker nor any Black & Decker Subsidiary has received written or oral communication during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting Black & Decker or any Black & Decker Subsidiary and, to the Knowledge of Black & Decker, no such investigation is in progress.

Section 4.18.  Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities Inc. (the “Black & Decker Financial Advisor”), the fees and expenses of which will be paid by Black & Decker, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Black & Decker. Black & Decker has furnished to Stanley true and complete copies of all agreements between Black & Decker and the Black & Decker Financial Advisor relating to the Merger or any of the other transactions contemplated by this Agreement.

Section 4.19.  Opinion of Financial Advisor.  Black & Decker has received the opinion of the Black & Decker Financial Advisor dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Black & Decker Common Stock.

Section 4.20.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, Stanley acknowledges that none of Black & Decker, the Black & Decker Subsidiaries or any other Person on behalf of Black & Decker makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01.  Conduct of Business.  (a) Conduct of Business by Stanley.  Except for matters set forth in the Stanley Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Black & Decker (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Stanley shall, and shall cause each Stanley Subsidiary to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Stanley Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Black & Decker (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Stanley shall not, and shall not permit any Stanley Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) regular quarterly cash dividends payable by Stanley in respect of shares of Stanley Common Stock not exceeding $0.33 per share of Stanley Common Stock with (subject to Section 5.01(f)) usual declaration, record and payment dates and in accordance with Stanley’s current dividend policy and (2) dividends and distributions by a direct or indirect wholly owned Stanley Subsidiary to its stockholders or other equity holders, (B) other than with respect to a wholly owned Stanley Subsidiary, split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Stanley or any Stanley Subsidiary or any securities of Stanley or any Stanley Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Stanley or any Stanley Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except pursuant to the Stanley Stock Options, the Stanley ESPP, Stanley Restricted Stock Units and Stanley Performance Share Units, in each case, pursuant to their terms or thereafter granted as permitted by the provisions of Section 5.01(a)(ii) or any such transaction by Stanley or a wholly owned Stanley Subsidiary in respect of such capital stock, securities or interests in a wholly owned Stanley Subsidiary;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Stanley or any Stanley Subsidiary (other than the issuance of Stanley Common Stock (1) upon the exercise of Stanley Stock Options or vesting of Stanley Restricted Stock Units or Stanley Performance Share Units, in each case, outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted as permitted by the provisions of this Section 5.01(a)(ii) and (2) pursuant to the Stanley ESPP and the Stanley Directors’ Deferred Compensation Plan in accordance with their respective terms, or the issuance of shares of capital stock of a wholly owned Stanley Subsidiary to Stanley or to another wholly owned Stanley Subsidiary), (B) any other equity interests or voting securities of Stanley or any Stanley Subsidiary, other than in the case of a Stanley Subsidiary, an issuance, delivery or sale to Stanley or any wholly owned Stanley Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Stanley or any Stanley Subsidiary, other than in the case of a Stanley Subsidiary, an issuance, delivery or sale to Stanley or any wholly owned Stanley Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Stanley or any Stanley Subsidiary, other than in the case of a Stanley Subsidiary, an issuance, delivery or sale to Stanley or any wholly owned Stanley Subsidiary, (E) any rights issued by Stanley or any Stanley Subsidiary that are linked in any way to the price of any class of Stanley Capital Stock or any shares of capital stock of any Stanley Subsidiary, the value of Stanley, any Stanley Subsidiary or any part of Stanley or any Stanley Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Stanley or any Stanley Subsidiary, other than in the case of a Stanley Subsidiary, an issuance, delivery or sale to Stanley or any wholly owned Stanley Subsidiary, or (F) any Stanley Voting Debt, other than, in the case of each of clauses (A) through (F), for (1) grants of purchase rights under the Stanley ESPP in the ordinary course of business consistent with past practice, (2) in the ordinary course of business consistent with past practice, deferrals of compensation by directors under the Stanley Directors’ Deferred Compensation Plan as in effect on the date of this Agreement and (3) grants of Stanley Stock Options and issuances of Stanley Restricted Stock Units and Stanley Performance Share Units under the Stanley Benefit Plans as in effect on the date of this Agreement, in each case under clause (3) in the ordinary course of business consistent with past practice (I) to any officer or employee of Stanley or any Stanley Subsidiary in the context of promotions based on job performance or workplace requirements, (II) in connection with new hires, (III) to respond to offers of employment made to existing employees by third parties, and (IV) in connection with normal annual grants to any director, officer or employee of Stanley or any Stanley Subsidiary in accordance with Section 5.01(a)(ii) of the Stanley Disclosure Letter;

(iii) (A) amend the Stanley Articles (other than to amend the Stanley Articles to give effect to the Articles Amendment); (B) amend the Stanley Bylaws; or (C) amend the charter or organizational documents of any Stanley Subsidiary in a manner which would be reasonably likely to have a Stanley Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by Stanley of the Merger or any of the other transactions contemplated by this Agreement, except, in the case of each of the foregoing clauses (B) and (C), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv) except as required to comply with applicable Law or to comply with any Stanley Benefit Plan (including any award agreement thereunder) in effect as of the date of this Agreement, (A) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of, any compensation or benefits under, any collective bargaining agreement or Stanley Benefit Plan (or any award thereunder), (B) increase in any material respect the compensation or benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or independent contractor of Stanley or any Stanley Subsidiary, except for increases in regular cash compensation in the ordinary course of business consistent with past practice for employees of Stanley or any Stanley Subsidiary who are not officers, (C) pay any benefit or amount not required under any Stanley Benefit Plan as in effect on the date of this Agreement, (D) grant or pay any change in control, retention, severance or termination compensation or benefits, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Stanley Benefit Plan, (F) change any actuarial or other assumption used to calculate funding obligations with respect to any Stanley Pension Plan, except to the extent required by GAAP, or (G) change the manner in which contributions to any Stanley Pension Plan are made or the basis on which such contributions are determined;

(v) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) (A) make any material election with respect to Taxes, (B) make any changes to any such election or existing election, or (C) settle or compromise any material Tax liability or refund, other than, in each case, in the ordinary course of business.

(vii) file or amend any Tax Return other than in the ordinary course of business and on a basis consistent with past practices and applicable Law, or fail to pay any Taxes due and payable;

(viii) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any material properties or assets if the aggregate amount of the consideration paid or transferred by Stanley and the Stanley Subsidiaries in connection with all such transactions would exceed $100,000,000;

(ix) sell, lease (as lessor), license (as licensor), mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets or any interests therein that, individually or in the aggregate, have a fair market value in excess of $25,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(a)(x);

(x) incur any Indebtedness, except for (A) Indebtedness used to finance an acquisition permitted by Section 5.01(a)(viii), (B) Indebtedness incurred in the ordinary course of business, (C) Indebtedness in replacement of existing Indebtedness, (D) Indebtedness of a Stanley Subsidiary payable to Stanley or a wholly owned Stanley Subsidiary, or (E) guarantees by Stanley of Indebtedness of any wholly owned Stanley Subsidiary;

(xi) make, or agree or commit to make, any capital expenditures except (A) in 2009, in accordance with the capital plans for 2009 set forth in Section 5.01(a)(xi) of the Stanley Disclosure Letter, and (B) in 2010, in an amount up to $150,000,000 (pro rated on a quarterly basis);

(xii) enter into or amend any Contract, or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xiii) enter into or amend any material Contract to the extent consummation of the Merger or compliance by Stanley or any Stanley Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Stanley or any Stanley Subsidiary under, or require Stanley, Black & Decker or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xiv) settle any material claim or material litigation, in each case made or pending against Stanley or any Stanley Subsidiary, other than (A) the settlement of disputes, claims or litigation in respect of: health care insurance, products and services; group disability, life and accident insurance; workers’ compensation case management and related services; products liability claims; and commutations of reinsurance agreements and resolutions of disputes concerning reinsurance agreements; in each case in the ordinary course of business, (B) the settlement of other claims or litigation in an amount not to exceed, in the aggregate for all such settlements under this clause (B), $25,000,000 and (C) the settlement of claims or litigation disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of Stanley included in the Filed Stanley SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved;

(xv) cancel any material Indebtedness owed to Stanley or a Stanley Subsidiary or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;

(xvi) enter into, modify, amend or terminate any collective bargaining or other labor union Contract applicable to the employees of Stanley or any of the Stanley Subsidiaries, other than (A) the entry into new collective bargaining or other labor union Contracts in the ordinary course of business required to be entered into by any non-US Law, (B) modifications, amendments, renewals or terminations of such Contracts in the ordinary course of business or (C) any modification, amendment, renewal or termination of any collective bargaining agreement to the extent required by applicable Law; or

(xvii) authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(b) Conduct of Business by Black & Decker.  Except for matters set forth in the Black & Decker Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Stanley (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Black & Decker shall, and shall cause each Black & Decker Subsidiary to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Black & Decker Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Stanley (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Black & Decker shall not, and shall not permit any Black & Decker Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) regular quarterly cash dividends payable by Black & Decker in respect of shares of Black & Decker Common Stock not exceeding $0.12 per share of Black & Decker Common Stock with (subject to Section 5.01(f)) usual declaration, record and payment dates and in accordance with Black & Decker’s current dividend policy and (2) dividends and distributions by a direct or indirect wholly owned Black & Decker Subsidiary to its stockholders or other equity holders, (B) other than with respect to any wholly owned Black & Decker Subsidiary, split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Black & Decker or any Black & Decker Subsidiary or any securities of Black & Decker or any Black & Decker Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Black & Decker or any Black & Decker Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except pursuant to the Black & Decker Stock Options, Black & Decker Restricted Stock Units, Black & Decker Performance Share Units and Black & Decker Restricted Shares, in each case, pursuant to their terms or thereafter granted as permitted by the provisions of Section 5.01(b)(ii) or any such transaction by Black & Decker or a wholly owned Black & Decker Subsidiary in respect of such capital stock, securities or interests in a wholly owned Black & Decker Subsidiary;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Black & Decker or any Black & Decker Subsidiary, other than the issuance of Black & Decker Common Stock (1) upon the exercise of Black & Decker Stock Options and upon the vesting of Black & Decker Restricted Stock Units and Black & Decker Performance Share Units, in each case, outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted as permitted by the provisions of this Section 5.01(b)(ii) and (2) pursuant to the Black & Decker Directors’ Deferred Compensation Plan in accordance with its terms, or the issuance of shares of capital stock of a wholly owned Black & Decker Subsidiary to Black & Decker or another wholly owned Black & Decker Subsidiary, (B) any other equity interests or voting securities of Black & Decker or any Black & Decker Subsidiary, other than in the case of a Black & Decker Subsidiary, an issuance, delivery or sale to Black & Decker or any wholly owned Black & Decker Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Black & Decker or any Black & Decker Subsidiary, other than in the case of a Black & Decker Subsidiary, an issuance, delivery or sale to Black & Decker or any wholly owned Black & Decker Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Black & Decker or any Black & Decker Subsidiary, other than in the case of a Black & Decker Subsidiary, an issuance, delivery or sale to Black & Decker or any wholly owned Black & Decker Subsidiary, (E) any rights issued by Black & Decker or any Black & Decker Subsidiary that are linked in any way to the price of any class of Black & Decker Capital Stock or any shares of capital stock of any Black & Decker Subsidiary, the value of Black & Decker, any Black & Decker Subsidiary or any part of Black & Decker or any Black & Decker Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Black & Decker or any Black & Decker Subsidiary, other than in the case of a Black & Decker Subsidiary, an issuance, delivery or sale to Black & Decker or any wholly owned Black & Decker Subsidiary, or (F) any Black & Decker Voting Debt, other than, in the case of each of clauses (A) through (F), for (1) in the ordinary course of business consistent with past practice, deferrals of compensation by directors under the Black & Decker Directors’ Deferred Compensation Plan as in effect on the date of this Agreement and (2) grants of Black & Decker Stock Options with an exercise price per share of Black & Decker Common Stock no less than the fair value of a share of Black & Decker Common Stock as of the relevant date of grant and issuances of Black & Decker LSARs, Black & Decker Restricted Stock Units, Black & Decker Performance Share Units and Black & Decker Restricted Shares under the Black & Decker Benefit Plans as in effect on the date of this Agreement, in each case under clause (2) in the ordinary course of business consistent with past practice (I) to any officer or employee of Black & Decker or any Black & Decker Subsidiary in the context of promotions based on job performance or workplace requirements, (II) in connection with new hires, (III) to respond to offers of employment made to existing employees by third parties, and (IV ) in connection with normal annual grants to any director, officer or employee of Black & Decker or any Black & Decker Subsidiary in accordance with Section 5.01(b)(ii) of the Black & Decker Disclosure Letter;

(iii) (A) amend the Black & Decker Articles, (B) amend the Black & Decker Bylaws or (C) amend the charter or organizational documents of any Black & Decker Subsidiary in a manner which would be reasonably likely to have a Black & Decker Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by Black & Decker of the Merger or any of the other transactions contemplated by this Agreement, except, in the case of each of the foregoing clauses (B) and (C), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv) except as required to comply with applicable Law or to comply with any Black & Decker Benefit Plan (including any award agreement thereunder) in effect as of the date of this Agreement, (A) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of, any compensation or benefits under, any collective bargaining agreement or Black & Decker Benefit Plan (or any award thereunder), (B) increase in any material respect the compensation or benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or independent contractor of Black & Decker or any Black & Decker Subsidiary, except for increases in regular cash compensation in the ordinary course of business consistent with past practice for employees of Black & Decker or any Black & Decker Subsidiary who are not officers, (C) pay any benefit or amount not required under any Black & Decker Benefit Plan as in effect on the date of this Agreement, (D) grant or pay any change in control, retention, severance or termination compensation or benefits, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Black & Decker Benefit Plan, (F) change any actuarial or other assumption used to calculate funding obligations with respect to any Black & Decker Pension Plan, except to the extent required by GAAP, or (G) change the manner in which contributions to any Black & Decker Pension Plan are made or the basis on which such contributions are determined;

(v) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) (A) make any material election with respect to Taxes, (B) make any changes to any such election or existing election, or (C) settle or compromise any material Tax liability or refund, other than, in each case, in the ordinary course of business.

(vii) file or amend any Tax Return other than in the ordinary course of business and on a basis consistent with past practices and applicable Law, or fail to pay any Taxes due and payable;

(viii) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any material properties or assets if the aggregate amount of the consideration paid or transferred by Black & Decker and the Black & Decker Subsidiaries in connection with all such transactions would exceed $100,000,000;

(ix) sell, lease (as lessor), license (as licensor), mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets or any interests therein that, individually or in the aggregate, have a fair market value in excess of $25,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(x);

(x) incur any Indebtedness, except for (A) Indebtedness used to finance an acquisition permitted by Section 5.01(b)(viii), (B) Indebtedness incurred in the ordinary course of business, (C) Indebtedness in replacement of existing Indebtedness, (D) Indebtedness of a Black & Decker Subsidiary payable to Black & Decker or a wholly owned Black & Decker Subsidiary, or (E) guarantees by Black & Decker of Indebtedness of any wholly owned Black & Decker Subsidiary;

(xi) make, or agree or commit to make, any capital expenditures except (A) in 2009, in accordance with the capital plans for 2009 set forth in Section 5.01(b)(xi) of the Black & Decker Disclosure Letter, and (B) in 2010, in an amount up to $150,000,000 (pro rated on a quarterly basis);

(xii) enter into or amend any Contract or take any other action if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xiii) enter into or amend any material Contract to the extent consummation of the Merger or compliance by Black & Decker or any Black & Decker Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Black & Decker or any Black & Decker Subsidiary under, or require Stanley, Black & Decker or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xiv) settle any material claim or material litigation, in each case made or pending against Black & Decker or any Black & Decker Subsidiary, other than (A) the settlement of disputes, claims or litigation in respect of: health care insurance, products and services; group disability, life and accident insurance; workers’ compensation case management and related services; products liability claims; and commutations of reinsurance agreements and resolutions of disputes concerning reinsurance agreements; in each case in the ordinary course of business, (B) the settlement of other claims or litigation in an amount not to exceed, in the aggregate for all such settlements under this clause (B), $25,000,000 and (C) the settlement of claims or litigation disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of Black & Decker included in the Filed Black & Decker SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved;

(xv) cancel any material Indebtedness owed to Black & Decker or a Black & Decker Subsidiary or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;

(xvi) enter into, modify, amend or terminate any collective bargaining or other labor union Contract applicable to the employees of Black & Decker or any of the Black & Decker Subsidiaries, other than (A) the entry into new collective bargaining or other labor union Contracts in the ordinary course of business required to be entered into by any non-US Law, (B) modifications, amendments, renewals or terminations of such Contracts in the ordinary course of business or (C) any modification, amendment, renewal or termination of any collective bargaining agreement to the extent required by applicable Law; or

(xvii) authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(c) No Control of Stanley’s Business.  Black & Decker acknowledges and agrees that (i) nothing contained in this Agreement is intended to give Black & Decker, directly or indirectly, the right to control or direct the operations of Stanley or any Stanley Subsidiary prior to the Effective Time and (ii) prior to the

Effective Time, Stanley shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Stanley Subsidiaries’ respective operations.

(d) No Control of Black & Decker’s Business.  Stanley acknowledges and agrees that (i) nothing contained in this Agreement is intended to give Stanley, directly or indirectly, the right to control or direct the operations of Black & Decker or any Black & Decker Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, Black & Decker shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Black & Decker Subsidiaries’ respective operations.

(e) Advice of Changes.  Stanley and Black & Decker shall promptly advise the other orally and in writing of any change or event that, individually or in the aggregate with all past changes and events, has had or would reasonably be expected to have a Material Adverse Effect with respect to such Person.

(f) Coordination of Quarterly Dividends.  Stanley and Black & Decker shall each set the declaration, record and payment dates of their regular quarterly dividends such that holders of Black & Decker Common Stock do not, with respect to any calendar quarter, become entitled to receive both (i) a dividend on their shares of Black & Decker Common Stock declared by Black & Decker with respect to such quarter and (ii) a dividend on their shares of Stanley Common Stock received as Merger Consideration declared by Stanley with respect to such quarter.

Section 5.02.  No Solicitation by Stanley; Stanley Board Recommendation.  (a) Stanley shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective directors, officers or employees or any of its or their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any Stanley Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Stanley Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, any Stanley Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Stanley Takeover Proposal. Stanley shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Stanley Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Stanley Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, at any time prior to obtaining the Stanley Shareholder Approval and the Stanley Articles Amendment Approval, in response to a written Stanley Takeover Proposal that the Stanley Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Stanley Proposal, and which Stanley Takeover Proposal was made after the date of this Agreement and did not otherwise result from a breach of the non-solicitation provisions of this Section 5.02(a), Stanley may (and may authorize and permit its Affiliates and its and their Representatives to), subject to compliance with Section 5.02(c), (A) furnish information with respect to Stanley and the Stanley Subsidiaries to the Person making such Stanley Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Black & Decker or is provided to Black & Decker prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (other than with respect to standstill provisions), and (B) participate in discussions regarding the terms of such Stanley Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Stanley Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any Representative of Stanley or any of its Affiliates shall constitute a breach of this Section 5.02(a) by Stanley.

(b) Except as set forth below, neither the Stanley Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Black & Decker), or propose publicly to withdraw (or modify in any manner adverse to Black & Decker), the approval, recommendation or declaration of advisability by the

Stanley Board or any such committee thereof with respect to this Agreement, including the Articles Amendment and the Share Issuance, or (B) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, any Stanley Takeover Proposal (any action in this clause (i) being referred to as a “Stanley Adverse Recommendation Change”) or (ii) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, or allow Stanley or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other similar agreement or arrangement (an “Acquisition Agreement”) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Stanley Takeover Proposal, or requiring, or reasonably expected to cause, Stanley or Merger Sub to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Stanley or Merger Sub to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 5.02(a)). Notwithstanding the foregoing, at any time prior to obtaining the Stanley Shareholder Approval and the Stanley Articles Amendment Approval, the Stanley Board may make a Stanley Adverse Recommendation Change if Stanley receives a Superior Stanley Proposal or the Stanley Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its duties under applicable Law; provided, however, that Stanley shall not be entitled to exercise its right to make a Stanley Adverse Recommendation Change until after the fifth Business Day following Black & Decker’s receipt of written notice (a “Stanley Notice of Recommendation Change”) from Stanley advising Black & Decker that the Stanley Board intends to take such action and specifying the reasons therefor, including in the case of a Superior Stanley Proposal the terms and conditions of such Superior Stanley Proposal that is the basis of the proposed action by the Stanley Board (it being understood and agreed that any amendment to any material term of such Superior Stanley Proposal shall require a new Stanley Notice of Recommendation Change and a new five Business Day period). In determining whether to make a Stanley Adverse Recommendation Change, the Stanley Board shall take into account any changes to the terms of this Agreement proposed by Black & Decker in response to a Stanley Notice of Recommendation Change or otherwise.

(c) In addition to the obligations of Stanley set forth in paragraphs (a) and (b) of this Section 5.02, Stanley shall promptly advise Black & Decker orally and in writing of any Stanley Takeover Proposal, the material terms and conditions of any such Stanley Takeover Proposal (including any changes thereto) and the identity of the Person making any such Stanley Takeover Proposal. Stanley shall (i) keep Black & Decker informed in all material respects of the status and details (including any change to the terms thereof) of any Stanley Takeover Proposal, and (ii) provide to Black & Decker as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between Stanley or any of its Subsidiaries and any Person that describes any of the terms or conditions of any Stanley Takeover Proposal.

(d) Nothing contained in this Section 5.02 shall prohibit Stanley from (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its shareholders positions required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, in each case after the commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), (ii) issuing a statement in connection with a Stanley Takeover Proposal that does not involve the commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), so long as the statement includes no more information than would be required for a “stop-look-and-listen communication” under Rule 14d-9(f) promulgated under the Exchange Act if such provision was applicable, or (iii) making any disclosure to the shareholders of Stanley if, in the good faith judgment of the Stanley Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its duties under applicable Law; provided, however, that in no event shall Stanley or the Stanley Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b).

(e) For purposes of this Agreement:

“Stanley Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving

Stanley, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Stanley Subsidiary or otherwise) of any business or assets of Stanley or the Stanley Subsidiaries representing 10% or more of the consolidated revenues, net income or assets of Stanley and the Stanley Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 10% or more of the voting power of Stanley, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the Stanley Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior Stanley Proposal” means any binding bona fide written offer made by a third party or group pursuant to which such third party (or, in a merger, consolidation or statutory share exchange involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Stanley Common Stock or substantially all of the assets of Stanley and the Stanley Subsidiaries, taken as a whole, which the Stanley Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is (i) on terms more favorable from a financial point of view to the holders of Stanley Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Black & Decker to the terms of this Agreement), and (ii) reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Section 5.03.  No Solicitation by Black & Decker; Black & Decker Board Recommendation.  (a) Black & Decker shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective Representatives to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any Black & Decker Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Black & Decker Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, any Black & Decker Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Black & Decker Takeover Proposal. Black & Decker shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Black & Decker Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Black & Decker Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, at any time prior to obtaining the Black & Decker Stockholder Approval, in response to a written Black & Decker Takeover Proposal that the Black & Decker Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Black & Decker Proposal, and which Black & Decker Takeover Proposal was made after the date of this Agreement and did not otherwise result from a breach of the non-solicitation provisions of this Section 5.03(a), Black & Decker may (and may authorize and permit its Affiliates and its and their Representatives to), subject to compliance with Section 5.03(c), (A) furnish information with respect to Black & Decker and the Black & Decker Subsidiaries to the Person making such Black & Decker Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Stanley or is provided to Stanley prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (other than with respect to standstill provisions), and (B) participate in discussions regarding the terms of such Black & Decker Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Black & Decker Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by any Representative of Black & Decker or any of its Affiliates shall constitute a breach of this Section 5.03(a) by Black & Decker.

(b) Except as set forth below, neither the Black & Decker Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Stanley), or propose publicly to withdraw (or modify in any manner adverse to Stanley), the approval, recommendation or declaration of advisability by the Black & Decker Board or any such committee thereof with respect to this Agreement or the Merger or (B) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, any Black & Decker Takeover Proposal (any action in this clause (i) being referred to as a “Black & Decker Adverse Recommendation Change”) or (ii) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, or allow Black & Decker or any of its Affiliates to execute or enter into, any Acquisition Agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Black & Decker Takeover Proposal, or requiring, or reasonably expected to cause, Black & Decker to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Black & Decker to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 5.03(a)). Notwithstanding the foregoing, at any time prior to obtaining the Black & Decker Stockholder Approval, the Black & Decker Board may make a Black & Decker Adverse Recommendation Change if Black & Decker receives a Superior Black & Decker Proposal or the Black & Decker Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its duties under applicable Law; provided, however, that Black & Decker shall not be entitled to exercise its right to make a Black & Decker Adverse Recommendation Change until after the fifth Business Day following Stanley’s receipt of written notice (a “Black & Decker Notice of Recommendation Change”) from Black & Decker advising Stanley that the Black & Decker Board intends to take such action and specifying the reasons therefor, including in the case of a Superior Black & Decker Proposal the terms and conditions of such Superior Black & Decker Proposal that is the basis of the proposed action by the Black & Decker Board (it being understood and agreed that any amendment to any material term of such Superior Black & Decker Proposal shall require a new Black & Decker Notice of Recommendation Change and a new five Business Day period). In determining whether to make a Black & Decker Adverse Recommendation Change, the Black & Decker Board shall take into account any changes to the terms of this Agreement proposed by Stanley in response to a Black & Decker Notice of Recommendation Change or otherwise.

(c) In addition to the obligations of Black & Decker set forth in paragraphs (a) and (b) of this Section 5.03, Black & Decker shall promptly advise Stanley orally and in writing of any Black & Decker Takeover Proposal, the material terms and conditions of any such Black & Decker Takeover Proposal (including any changes thereto) and the identity of the Person making any such Black & Decker Takeover Proposal. Black & Decker shall (i) keep Stanley informed in all material respects of the status and details (including any change to the terms thereof) of any Black & Decker Takeover Proposal, and (ii) provide to Stanley as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between Black & Decker or any of its Subsidiaries and any Person that describes any of the terms or conditions of any Black & Decker Takeover Proposal.

(d) Nothing contained in this Section 5.03 shall prohibit Black & Decker from (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its stockholders positions required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, in each case after the commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), (ii) issuing a statement in connection with a Black & Decker Takeover Proposal that does not involve the commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), so long as the statement includes no more information than would be required for a “stop-look-and-listen communication” under Rule 14d-9(f) promulgated under the Exchange Act if such provision was applicable, or (iii) making any disclosure to the stockholders of Black & Decker if, in the good faith judgment of the Black & Decker Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its duties under applicable Law; provided, however, that in no event shall Black & Decker or the Black & Decker Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.03(b).

(e) For purposes of this Agreement:

“Black & Decker Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving Black & Decker, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Black & Decker Subsidiary or otherwise) of any business or assets of Black & Decker or the Black & Decker Subsidiaries representing 10% or more of the consolidated revenues, net income or assets of Black & Decker and the Black & Decker Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 10% or more of the voting power of Black & Decker, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the Black & Decker Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior Black & Decker Proposal” means any binding bona fide written offer made by a third party or group pursuant to which such third party (or, in a merger, consolidation or statutory share-exchange involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Black & Decker Common Stock or substantially all of the assets of Black & Decker and the Black & Decker Subsidiaries, taken as a whole, which the Black & Decker Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is (i) on terms more favorable from a financial point of view to the holders of Black & Decker Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Stanley to the terms of this Agreement), and (ii) reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI

Additional Agreements

Section 6.01.  Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.  (a) As promptly as practicable following the date of this Agreement, Stanley and Black & Decker shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the shareholders of Stanley and the stockholders of Black & Decker relating to the Stanley Shareholders Meeting and the Black & Decker Stockholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Stanley and Black & Decker shall jointly prepare and Stanley shall cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and Stanley and Black & Decker shall use their respective commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Black & Decker and Stanley shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Stanley shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Stanley Common Stock in the Merger and under the Black & Decker Stock Plans, and each of Stanley and Black & Decker shall furnish all information concerning itself, its Affiliates and the holders of Stanley Capital Stock (and rights to acquire Stanley Capital Stock pursuant to Black & Decker Stock Plans or Stanley Stock Plans, as applicable) as may be reasonably requested in connection therewith. Each of Black & Decker and Stanley shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of Black & Decker and Stanley shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Black & Decker and Stanley (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of Black & Decker and Stanley shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Black & Decker and Stanley shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Black & Decker and Stanley shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of the Merger Consideration.

(b) If prior to the Effective Time, any event occurs with respect to Stanley or any Stanley Subsidiary, or any change occurs with respect to other information supplied by Stanley for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Stanley shall promptly notify Black & Decker of such event, and Stanley and Black & Decker shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Stanley’s shareholders and Black & Decker’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time, any event occurs with respect to Black & Decker or any Black & Decker Subsidiary, or any change occurs with respect to other information supplied by Black & Decker for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Black & Decker shall promptly notify Stanley of such event, and Black & Decker and Stanley shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Stanley’s shareholders and Black & Decker’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) Stanley shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Stanley Shareholders Meeting for the sole purpose of seeking the Stanley Shareholder Approval and the Stanley Articles Amendment Approval. Stanley shall use its commercially reasonable efforts to (i) cause the Joint Proxy Statement to be mailed to Stanley’s shareholders and to hold the Stanley Shareholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act and (ii) solicit the Stanley Shareholder Approval and Stanley Articles Amendment Approval. Stanley shall, through the Stanley Board, recommend to its shareholders that they give the Stanley Shareholder Approval and Stanley Articles Amendment Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Stanley Board shall have made a Stanley Adverse Recommendation Change as permitted by Section 5.02(b). Except as expressly contemplated by the foregoing sentence, Stanley agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Stanley of any Stanley Takeover Proposal or by the making of any Stanley Adverse Recommendation Change by the Stanley Board.

(e) Black & Decker shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Black & Decker Stockholders Meeting for the sole purpose of seeking the Black & Decker Stockholder Approval. Black & Decker shall use its commercially reasonable efforts to (i) cause the Joint Proxy Statement to be mailed to Black & Decker’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and to hold the Black & Decker Stockholders Meeting as soon as practicable after the Form S-4 becomes effective and (ii) solicit the Black & Decker Stockholder Approval. Black & Decker shall, through the Black & Decker Board, recommend to its stockholders that they give the Black & Decker Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Black & Decker Board shall have made a Black & Decker Adverse Recommendation Change as permitted by Section 5.03(b). Except as expressly contemplated by the foregoing sentence, Black & Decker agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Black & Decker of any Black & Decker Takeover Proposal or by the making of any Black & Decker Adverse Recommendation Change by the Black & Decker Board.

(f) Stanley and Black & Decker shall each use their commercially reasonable efforts to hold the Stanley Shareholders Meeting and Black & Decker Stockholders Meeting on the same day at the same time.

Section 6.02.  Access to Information; Confidentiality.  Subject to applicable Law, each of Stanley and Black & Decker shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Stanley and Black & Decker shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client privilege (provided that the withholding party shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege). If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated July 22, 2009, between Stanley and Black & Decker (the “Confidentiality Agreement”).

Section 6.03.  Required Actions.  (a) Subject to the terms hereof, including Section 6.03(c), Stanley and Black & Decker shall each use reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Stanley or Black & Decker or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable Federal or state securities laws, and (B) any other applicable Law and (v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Stanley and Black & Decker shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Stanley and Black & Decker shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.

(b) In connection with and without limiting Section 6.03(a), Black & Decker and the Black & Decker Board and Stanley and the Stanley Board shall (i) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c) Upon the terms and subject to the terms and conditions of this Agreement, Stanley and Black & Decker agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any Consents of any Governmental Entity, and to make any registrations, declarations, notices or filings, if any, necessary for Closing under the HSR Act, and any other Federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraint of trade or regulation of foreign investment (collectively “Antitrust Laws”), to respond to any requests of any Governmental Entity for information under any Antitrust Law, to secure the expiration or termination of any applicable waiting period, to resolve any objections asserted with respect to the transactions contemplated by this Agreement raised by any Governmental Entity and to contest and resist any action, including any legislative, administrative or judicial action, and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any Judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, responses, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Notwithstanding the foregoing or any other provision of this Agreement, Stanley and Black & Decker shall not be required to agree to Divestitures of any assets of Stanley or Black & Decker; provided, however, that notwithstanding the provisions of Section 5.01, Stanley and Black & Decker shall agree to Divestitures, to the extent necessary, of assets that individually or in the aggregate would not be material in relation to the Black & Decker Power Tools and Accessories segment (or, with respect to any Stanley assets proposed to be subject to Divestiture, comparably sized assets of Stanley). No actions taken pursuant to this Section 6.03(c) shall be considered for purposes of determining whether a Black & Decker Material Adverse Effect or Stanley Material Adverse Effect has occurred.

Section 6.04.  Stock Awards.  (a) As soon as practicable following the date of this Agreement, the Black & Decker Board (or, if appropriate, any committee administering the Black & Decker Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required Consents) as may be required to effect the following (except, with regard to Nolan D. Archibald, as may be set forth in the Executive Chairman Agreement):

(i) adjust the terms of each outstanding Black & Decker Stock Option to provide that, at the Effective Time, each such Black & Decker Stock Option (and, if applicable, related Black & Decker LSAR), whether vested or unvested, outstanding immediately prior to the Effective Time shall be converted into, and shall constitute, an option to acquire, on the same terms and conditions as were applicable to such Black & Decker Stock Option immediately prior to the Effective Time, the number of shares of Stanley Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Black & Decker Common Stock subject to such Black & Decker Stock Option by the Exchange Ratio, at an exercise price per share of Stanley Common Stock, rounded up to the nearest whole cent, equal to (A) the per share exercise price for the shares of Black & Decker Common Stock otherwise purchasable pursuant to such Black & Decker Stock Option divided by (B) the Exchange Ratio (each, as so adjusted, an “Adjusted Option”);

(ii) adjust the terms of all outstanding Black & Decker Restricted Stock Units to provide that, at the Effective Time, each Black & Decker Restricted Stock Unit outstanding immediately prior to the Effective Time that did not become fully vested and converted into Black & Decker Common Stock upon execution of this Agreement shall be deemed to be fully vested and converted into the number of shares of Stanley Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Black & Decker Common Stock subject to such Black & Decker Restricted Stock Unit by the Exchange Ratio, which shares of Stanley Common Stock shall be delivered to the holders of Black & Decker Restricted Stock Units at or as soon as practicable following the Effective Time;

(iii) adjust the terms of all outstanding Black & Decker Restricted Shares to provide that, at the Effective Time, each Black & Decker Restricted Share outstanding immediately prior to the Effective Time that did not become fully vested and converted into Black & Decker Common Stock upon execution of this Agreement shall be deemed to be fully vested immediately prior to the Effective Time; and

(iv) each participant in the Black & Decker Directors’ Deferred Compensation Plan shall be paid his or her account balance thereunder within 60 days following the Effective Time.

(b) All adjustments to Black & Decker Options and Black & Decker Restricted Stock Units pursuant to this Section 6.04 shall be in accordance with, and no amounts shall be payable in respect thereto prior to the time permissible under, the requirements under Section 409A of the Code and the regulations thereunder.

(c) At the Effective Time, Stanley shall assume all of the obligations of Black & Decker under the Black & Decker Stock Plans and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Stanley shall deliver to the holders of Black & Decker Stock Options appropriate notices setting forth such holders’ rights pursuant to the respective Black & Decker Stock Plans, and the agreements evidencing the grants of such Black & Decker Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger). Stanley shall comply with the terms of the Black & Decker Stock Plans and shall use commercially reasonable efforts to ensure, to the extent required by, and subject to the provisions of, such Black & Decker Stock Plans, that the Black & Decker Stock Options that qualified as incentive stock options (within the meaning of Section 422 of the Code) prior to the Effective Time continue to qualify as incentive stock options (within the meaning of Section 422 of the Code) after the Effective Time.

(d) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes and shall be paid without interest.

(e) Stanley shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Stanley Common Stock for delivery (i) with respect to the Black & Decker Restricted Shares and Black & Decker Restricted Stock Units and (ii) in connection with the exercise of the Adjusted Options. Prior to the Effective Time, Stanley shall cause to be filed with the SEC a registration statement on Form S-8 (or another appropriate form) registering (to the extent permitted under applicable Law) a number of shares of Stanley Common Stock equal to the number of shares of Stanley Common Stock subject to the Adjusted Options and that will be received by holders of Black & Decker Restricted Shares and Black & Decker Restricted Stock Units pursuant to Section 6.04(a). Stanley shall use reasonable efforts to maintain (to the extent permitted under applicable Law) the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any Adjusted Options remain outstanding. Black & Decker shall cooperate with, and assist Stanley in the preparation of, such registration statement.

Section 6.05.  Indemnification, Exculpation and Insurance.  (a) Stanley agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Black & Decker and the Black & Decker Subsidiaries (each, an “Indemnified Person”) as provided in their respective charters or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of Black & Decker or any of the Black & Decker Subsidiaries, in each case as in effect on the date of this Agreement, shall be assumed by Stanley in the Merger, without further action, as of the Effective

Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and for a period of six years from and after the Effective Time shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person. Stanley shall cause (i) the Surviving Company to honor all such obligations and (ii) the charter and bylaws of the Surviving Company to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of current and former directors and officers of Black & Decker and the Black & Decker Subsidiaries than are presently set forth in the Black & Decker Articles and Black & Decker Bylaws, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any person benefited by such provisions.

(b) In the event that Stanley or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, Stanley shall cause proper provision to be made so that the successors and assigns of Stanley assume the obligations set forth in this Section 6.05 contemporaneous with the closing of any such consolidation, merger, transfer or conveyance.

(c) At or prior to the Effective Time, Stanley shall purchase a “tail” directors’ and officers’ liability insurance policy for Black & Decker and the Black & Decker Subsidiaries and their current and former directors, officers and employees who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by Black & Decker or the Black & Decker Subsidiaries in a form reasonably acceptable to Black & Decker that shall provide such directors, officers and employees with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by Black & Decker or the Black & Decker Subsidiaries. Stanley shall maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(d) The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party, his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise, including under the terms of the respective charters or bylaws or comparable organizational documents of Black & Decker and the Black & Decker Subsidiaries.

Section 6.06.  Fees and Expenses.  (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) Stanley shall pay to Black & Decker a fee of $125,000,000 (the “Stanley Termination Fee”) if:

(i) Black & Decker terminates this Agreement pursuant to Section 8.01(e); or

(ii) (A) prior to the Stanley Shareholders Meeting, a Stanley Takeover Proposal shall have been made to Stanley and shall have become publicly known or shall have been made directly to the shareholders of Stanley generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Stanley Takeover Proposal, (B) this Agreement is terminated pursuant to Section 8.01(b)(i) (only to the extent that the Stanley Shareholders Meeting has not been held) or Section 8.01(b)(iii) and (C) within 12 months of such termination Stanley enters into a definitive Contract to consummate a Stanley Takeover Proposal or any Stanley Takeover Proposal is consummated. For the purposes of Section 6.06(b)(ii)(C) only, the term “Stanley Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(e) except that all references to “10%” therein shall be deemed to be references to “50%”.

Any Stanley Termination Fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above.

(c) Black & Decker shall pay to Stanley a fee of $125,000,000 (the “Black & Decker Termination Fee”) if:

(i) Stanley terminates this Agreement pursuant to Section 8.01(f); or

(ii) (A) prior to the Black & Decker Stockholders Meeting, a Black & Decker Takeover Proposal shall have been made to Black & Decker and shall have become publicly known or shall have been made directly to the stockholders of Black & Decker generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Black & Decker Takeover Proposal, (B) this Agreement is terminated pursuant to Section 8.01(b)(i) (only to the extent that the Black & Decker Stockholders Meeting has not been held) or Section 8.01(b)(iv) and (C) within 12 months of such termination Black & Decker enters into a definitive Contract to consummate a Black & Decker Takeover Proposal or a Black & Decker Takeover Proposal is consummated. For the purposes of Section 6.06(c)(ii)(C) only, the term “Black & Decker Takeover Proposal” shall have the meaning assigned to such term in Section 5.03(e) except that all references to “10%” therein shall be deemed to be references to “50%”.

Any Black & Decker Termination Fee due under this Section 6.06(c) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above.

(d) Stanley and Black & Decker acknowledge and agree that the agreements contained in Sections 6.06(b) and 6.06(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Black & Decker nor Stanley would enter into this Agreement. Accordingly, if Stanley fails promptly to pay the amount due pursuant to Section 6.06(b) or Black & Decker fails promptly to pay the amount due pursuant to Section 6.06(c), and, in order to obtain such payment, the Person owed such payment commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Person owing such payment shall pay to the Person owed such payment its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the rate of 3-month LIBOR as of the date such payment was required to be made plus 1%.

Section 6.07.  Certain Tax Matters.  (a) Black & Decker, Stanley and Merger Sub shall each use its commercially reasonable efforts to cause the Merger to qualify for the Intended Tax Treatment, including by (i) not taking any action that such party knows is reasonably likely to prevent such qualification and (ii) executing such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment). Each of Black & Decker and Stanley will report the Merger and the other transactions contemplated by this Agreement in a manner consistent with the Intended Tax Treatment.

(b) Black & Decker, Stanley and Merger Sub shall each use its commercially reasonable efforts to obtain the Tax opinions described in Sections 7.02(d) and 7.03(d), including by making representations and covenants requested by Tax counsel in order to render such Tax opinions. Each of Black & Decker, Stanley and Merger Sub shall use its commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to Tax counsel in furtherance of such Tax opinions.

Section 6.08.  Transaction Litigation.  Black & Decker shall give Stanley the opportunity to participate in the defense or settlement of any stockholder litigation against Black & Decker or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Stanley, which consent shall not be unreasonably withheld, conditioned or delayed. Stanley shall give Black & Decker the opportunity to participate in the defense or settlement of any shareholder litigation against Stanley or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Black & Decker, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.09.  Section 16 Matters.  Prior to the Effective Time, Black & Decker, Stanley and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Black & Decker Common Stock (including derivative securities with respect to Black & Decker Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Black & Decker immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Stanley Common Stock (including derivative securities with respect to Stanley Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Stanley immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10.  Governance Matters.  Black & Decker and Stanley shall cause the matters set forth on Exhibit C to occur.

Section 6.11.  Public Announcements.  Except with respect to any Black & Decker Adverse Recommendation Change or Stanley Adverse Recommendation Change made in accordance with the terms of this Agreement, Stanley and Black & Decker shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Black & Decker and Stanley agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 6.12.  Stock Exchange Listing.  Stanley shall use its commercially reasonable efforts to cause the shares of Stanley Common Stock to be issued in the Merger and any shares of Stanley Common Stock issuable following the Effective Time in respect of rights under the Black & Decker Stock Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 6.13.  Employee Matters.  (a) From the Effective Time through December 31, 2010, the employees of Black & Decker and the Black & Decker Subsidiaries who remain in the employment of Stanley and the Stanley Subsidiaries (including Black & Decker and any Black & Decker Subsidiary) (the “Continuing Employees”) shall receive compensation and benefits that are comparable in the aggregate to the compensation and benefits provided to such employees of Black & Decker and the Black & Decker Subsidiaries immediately prior to the Effective Time.

(b) With respect to any employee benefit plan maintained by Stanley or any of the Stanley Subsidiaries in which Continuing Employees and their eligible dependents will be eligible to participate from and after the Effective Time, for all purposes, including determining eligibility to participate, level of benefits including benefit accruals (other than benefit accruals under defined benefit plans) and vesting service recognized by Black & Decker and any Black & Decker Subsidiary immediately prior to the Effective Time shall be treated as service with Stanley or the Stanley Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c) With respect to any welfare plan maintained by Stanley or any Stanley Subsidiary in which Continuing Employees are eligible to participate after the Effective Time, Stanley or such Stanley Subsidiary shall (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of Black & Decker and the Black & Decker Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(d) Stanley shall, and shall cause the Stanley Subsidiaries to, honor, in accordance with its terms, each Black & Decker Benefit Plan and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated hereby (either alone or in combination with any other event), and Stanley hereby acknowledges that, if and to the extent a change of control or change in control is not deemed to have occurred as of the execution of this Agreement, the consummation of the Merger constitutes a change of control or a change in control, as the case may be, for all purposes under such Black & Decker Benefit Plans.

(e) Nothing contained herein shall be construed as requiring, and Black & Decker shall take no action that would have the effect of requiring, Stanley to continue any specific plans or to continue the employment of any specific person. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Stanley to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Stanley or Black & Decker. Without limiting the scope of Section 9.07, nothing in this Section 6.13 shall confer any rights or remedies of any kind or description upon any Continuing Employee or any other person other than the parties hereto and their respective successors and assigns.

Section 6.14.  Obligations of Merger Sub.  Stanley shall cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

Section 6.15.  Assistance in Financing Efforts of Stanley.  Black & Decker shall cooperate with Stanley in connection with any action taken by Stanley related to the replacement of any credit facility or other Indebtedness of Black & Decker that will not continue after the Effective Time, including any increase in the size of, or any other amendment to, Stanley’s credit facilities. In connection therewith, Black & Decker shall use its commercially reasonable efforts to, among other things (a) provide information relating to itself and the Black & Decker Subsidiaries reasonably requested by Stanley, (b) participate in a reasonable number of meetings and sessions with rating agencies and potential financing sources, and (c) assist Stanley in seeking to obtain benefits from the existing lending relationships of Black & Decker and the Black & Decker Subsidiaries.

Section 6.16.  Bylaws of the Surviving Company.  Black & Decker shall take or cause to be taken all corporate action necessary for the Surviving Company Bylaws to be the bylaws of the Surviving Company from and after the Effective Time in accordance with Section 1.05.

ARTICLE VII

Conditions Precedent

Section 7.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder and Stockholder Approvals.  The Stanley Shareholder Approval, the Stanley Articles Amendment Approval and the Black & Decker Stockholder Approval shall have been obtained.

(b) Listing.  The shares of Stanley Common Stock issuable as Merger Consideration pursuant to this Agreement, and any shares of Stanley Common Stock issuable following the Effective Time in respect of rights under the Black & Decker Stock Plans, shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Antitrust.  All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary under any Antitrust Law in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, if any, shall have been filed, been obtained or occurred.

(d) No Legal Restraints.  No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition (collectively, the “Legal Restraints”) shall be in effect that prevents the consummation of the Merger or that would reasonably be expected to result, directly or indirectly, in (i) any prohibition or limitation on the ownership or operation by Black & Decker, Stanley or any of their respective Subsidiaries of any portion of the business, properties or assets of Black & Decker, Stanley or any of their respective Subsidiaries, (ii) Black & Decker, Stanley or any of their respective Subsidiaries being compelled to dispose of or hold separate any portion of the business, properties or assets of Black & Decker, Stanley or any of their respective Subsidiaries, in each case as a result of the Merger, (iii) any prohibition or limitation on the ability of Stanley to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the Surviving Company or the Black & Decker Subsidiaries, including the right to vote, or (iv) any prohibition or limitation on Stanley effectively controlling the business or operations of Black & Decker and the Black & Decker Subsidiaries, other than, in each of clauses (i) through (iv), with respect to any assets of Stanley or Black & Decker that individually or in the aggregate would not be material in relation to the Black & Decker Power Tools and Accessories segment (or, with respect to any Stanley assets that are the subject of the foregoing clauses, comparably sized assets of Stanley).

(e) Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Stanley shall have received all state securities or “blue sky” authorizations necessary for the issuance of the Merger Consideration.

Section 7.02.  Conditions to Obligations of Black & Decker.  The obligation of Black & Decker to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of Stanley and Merger Sub contained in this Agreement (except for the representations and warranties contained in Section 3.03) shall be true and correct (without giving effect to any limitation as to “materiality” or “Stanley Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Stanley Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Stanley Material Adverse Effect, and the representations and warranties of Stanley and Merger Sub contained in Section 3.03 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Black & Decker shall have received a certificate signed on behalf of each of Stanley and Merger Sub by an executive officer of each of Stanley and Merger Sub, respectively, to such effect.

(b) Performance of Obligations of Stanley and Merger Sub.   Stanley and Merger Sub shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Black & Decker shall have received a certificate signed on behalf of each of Stanley and Merger Sub by an executive officer of each of Stanley and Merger Sub, respectively, to such effect.

(c) Absence of Stanley Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Stanley Material Adverse Effect.

(d) Tax Opinion.  Black & Decker shall have received the opinion of Hogan & Hartson LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Black & Decker, as of the date on which the Form S-4 is declared effective and as of the Closing Date to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 7.02(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of Black & Decker, Stanley and Merger Sub.

Section 7.03.  Conditions to Obligation of Stanley.  The obligation of Stanley and Merger Sub to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of Black & Decker contained in this Agreement (except for the representations and warranties contained in Section 4.03) shall be true and correct (without giving effect to any limitation as to “materiality” or “Black & Decker Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Black & Decker Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, and the representations and warranties of Black & Decker contained in Section 4.03 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Stanley shall have received a certificate signed on behalf of Black & Decker by an executive officer of Black & Decker to such effect.

(b) Performance of Obligations of Black & Decker.  Black & Decker shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Stanley shall have received a certificate signed on behalf of Black & Decker by an executive officer of Black & Decker to such effect.

(c) Absence of Black & Decker Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Black & Decker Material Adverse Effect.

(d) Tax Opinion.  Stanley shall have received the opinion of Cravath, Swaine & Moore LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Stanley, as of the date on which the Form S-4 is declared effective and as of the Closing Date to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 7.03(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of Black & Decker, Stanley and Merger Sub.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stanley Shareholder Approval, the Stanley Articles Amendment Approval or the Black & Decker Stockholder Approval:

(a) by mutual written consent of Black & Decker and Stanley;

(b) by either Black & Decker or Stanley:

(i) if the Merger is not consummated on or before the End Date. The “End Date” shall mean June 30, 2010; provided, however, that if on June 30, 2010 the conditions to Closing set forth in any or all of Section 7.01(c) or 7.01(d) shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date), then the End Date shall be automatically extended to September 30, 2010; and provided, further that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is the result of a breach of this Agreement by such party (including, in the case of Stanley, Merger Sub) or the failure of any representation or warranty of such party (including, in the case of Stanley, Merger Sub) contained in this Agreement to be true and correct;

(ii) if the condition set forth in Section 7.01(d) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations to use its reasonable best efforts pursuant to Section 6.03;

(iii) if the Stanley Shareholder Approval or the Stanley Articles Amendment Approval is not obtained at the Stanley Shareholders Meeting duly convened (unless such Stanley Shareholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv) if the Black & Decker Stockholder Approval is not obtained at the Black & Decker Stockholders Meeting duly convened (unless such Black & Decker Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c) by Black & Decker, if Stanley or Merger Sub breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Stanley or Merger Sub contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, Stanley or Merger Sub, as the case may be, is not diligently attempting, or has ceased to diligently attempt, to cure such breach or failure after receiving written notice from Black & Decker (provided that Black & Decker is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Black & Decker contained herein then fails to be true and correct such that the conditions set forth in Section 7.03(a) or 7.03(b) could not then be satisfied);

(d) by Stanley, if Black & Decker breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Black & Decker contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, Black & Decker is not diligently attempting, or has ceased to diligently attempt, to cure such breach or failure after receiving written notice from Stanley (provided that Stanley or Merger Sub is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Stanley or Merger Sub contained herein then fails to be true and correct such that the conditions set forth in Section 7.02(a) or 7.02(b) could not then be satisfied);

(e) by Black & Decker, in the event that a Stanley Adverse Recommendation Change shall have occurred; provided that Black & Decker shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the Stanley Shareholder Approval and the Stanley Articles Amendment Approval are obtained at the Stanley Shareholders Meeting; or

(f) by Stanley, in the event that a Black & Decker Adverse Recommendation Change shall have occurred; provided that Stanley shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(f) if the Black & Decker Stockholder Approval is obtained at the Black & Decker Stockholders Meeting.

Section 8.02.  Effect of Termination.  In the event of termination of this Agreement by either Stanley or Black & Decker as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Black & Decker, Stanley or Merger Sub, other than Section 3.18, Section 4.18, the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination indefinitely, and except in the case of fraud or any willful and material breach by a party of any representation, warranty, covenant or agreement set forth in this Agreement. For purposes of this Agreement, “willful and material breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement that the breaching party is aware would or would reasonably be expected to breach its obligations under this Agreement.

Section 8.03.  Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Stanley Shareholder Approval, the Stanley Articles Amendment Approval or the Black & Decker Stockholder Approval; provided, however, that (i) after receipt of the Stanley Shareholder Approval and the Stanley Articles Amendment Approval, there shall be made no amendment that by Law requires further approval by the shareholders of Stanley without the further approval of such shareholders, (ii) after receipt of the Black & Decker Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Black & Decker without the further approval of such stockholders, (iii) no amendment shall be made to this Agreement after the Effective Time and (iv) except as provided above, no amendment of this Agreement shall require the approval of the shareholders of Stanley or the stockholders of Black & Decker. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Stanley shall require the approval of the shareholders of Stanley unless such approval is required by Law and no extension or waiver by Black & Decker shall require the approval of the stockholders of Black & Decker unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05.  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of Black & Decker, Stanley or Merger Sub, action by its Board of Directors, or the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of Stanley or the stockholders of Black & Decker.

ARTICLE IX

General Provisions

Section 9.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of a party which by its terms contemplates performance after the Effective Time.

Section 9.02.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Black & Decker, to:

The Black & Decker Corporation
701 East Joppa Road
Towson, Maryland 21286
Facsimile: (410) 716-2660
Attention: Charles E. Fenton, Senior Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Hogan & Hartson LLP
Harbor East
100 International Drive, Suite 2000
Baltimore, Maryland 21202
Facsimile: (410) 659-2701
Attention: Glenn C. Campbell, Esq.

if to Stanley or Merger Sub, to:

The Stanley Works
1000 Stanley Drive
New Britain, Connecticut 06053

Facsimile: 860-827-3911
Attention: Bruce H. Beatt, Vice President, General Counsel and Secretary

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Facsimile: (212) 474-3700
Attention: Robert I. Townsend, III, Esq.
Mark I. Greene, Esq.

Section 9.03.  Definitions.  For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Black & Decker LSARs” means any limited tandem stock appreciation rights granted under a Black & Decker Stock Plan.

“Black & Decker Material Adverse Effect” means a Material Adverse Effect with respect to Black & Decker.

“Black & Decker Performance Share Unit” means any restricted stock unit that is subject to performance-based vesting or whose value is determined with reference to the value of shares of Black & Decker Common Stock, and granted under any Black & Decker Stock Plan.

“Black & Decker Restricted Share” means any award of Black & Decker Common Stock that is subject to restrictions based on performance or continuing service and granted under any Black & Decker Stock Plan.

“Black & Decker Restricted Stock Unit” means any restricted stock unit payable in shares of Black & Decker Common Stock or whose value is determined with reference to the value of shares of Black & Decker Common Stock and granted under any Black & Decker Stock Plan.

“Black & Decker Stock Option” means any option to purchase Black & Decker Common Stock granted under any Black & Decker Stock Plan.

“Black & Decker Stock Plans” means the Black & Decker 2003 Stock Option Plan, the Black & Decker 1996 Stock Option Plan, the Black & Decker 1992 Stock Option Plan, the Black & Decker 1989 Stock Option Plan, the Black & Decker 2008 Restricted Stock Plan, the Black & Decker 2004 Restricted Stock Plan, the Black & Decker Performance Equity Plan, the Black & Decker 1995 Stock Option Plan for Non-Employee Directors, and the Black & Decker Non-Employee Directors Stock Plan.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

A “Divestiture” of any asset means (i) any sale, transfer, license, separate holding, divestiture or other disposition, or any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership, of such asset or (ii) the termination or amendment of any existing relationships or contractual rights.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

The “Knowledge” of (a) Black & Decker means, with respect to any matter in question, the actual knowledge of the following officers of Black & Decker: Chairman, President and Chief Executive Officer; Senior Vice President and Chief Financial Officer; Senior Vice President and General Counsel; Senior Vice President — Human Resources and Corporate Initiatives; Vice President — Business Development; Vice President — Investor Relations; and Treasurer and Vice President — Taxes, and (b) Stanley or Merger Sub means, with respect to any matter in question, the actual knowledge of any of the following officers of Stanley: Chief Executive Officer; Chief Operating Officer; Chief Financial Officer; Treasurer; General Counsel; Vice President — Corporate Tax; Vice President — Business Development; and Vice President — Human Resources. A fact is “Known” to a Person if that Person has Knowledge of the fact.

“Material Adverse Effect” with respect to any Person means any event or development that materially and adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect that is attributable to, results from or arises in connection with (a) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (b) announcement of this Agreement or consummation of the transactions contemplated hereby (including any loss of customers or revenues in connection therewith), (c) the outbreak or escalation of hostilities or any acts of war, sabotage or terrorism, or any earthquake, hurricane, tornado or other natural disaster, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (d) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, or (e) any failure, in and of itself, to meet projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure shall be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such underlying facts or occurrences are excluded from being taken into account by clauses (a) through (d) of this definition)).

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Stanley Material Adverse Effect” means a Material Adverse Effect with respect to Stanley.

“Stanley Performance Share Unit” means any restricted stock unit that is subject to performance-based vesting and whose value is determined with reference to the value of shares of Stanley Common Stock, and granted under any Stanley Stock Plan.

“Stanley Restricted Stock Unit” means any restricted stock unit payable in shares of Stanley Common Stock or whose value is determined with reference to the value of shares of Stanley Common Stock and granted under any Stanley Stock Plan.

“Stanley Stock Option” means any option to purchase Stanley Common Stock granted under any Stanley Stock Plan.

“Stanley Stock Plans” means the Stanley 2009 Long-Term Incentive Plan, the Stanley 2001 Long-Term Incentive Plan, the Stanley 1997 Long-Term Incentive Plan, the Stanley 1990 Stock Option Plan, and the Stanley Stock Option Plan for Non-Employee Directors.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

Section 9.04.  Interpretation.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “assets” and “properties” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

Section 9.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

Section 9.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the Stanley Disclosure Letter and the Black & Decker Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 6.05, is not intended to confer upon any Person other than the parties any rights or remedies.

Section 9.08.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF NEW YORK, EXCEPT FOR SUCH PROVISIONS WHERE MARYLAND LAW IS MANDATORILY APPLICABLE, WHICH PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND.

Section 9.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10.  Specific Enforcement.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court or any Federal court located in the State of New York in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any New York state court or any Federal court sitting in the State of New York.

Section 9.11.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

[Remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, Black & Decker, Stanley and Merger Sub have duly executed this Agreement, all as of the date first written above.

THE BLACK & DECKER CORPORATION,

by	/s/ NOLAN D. ARCHIBALD
Name:     Nolan D. Archibald

Title:	Chairman, President and Chief Executive Officer

THE STANLEY WORKS,

by	/s/ JOHN F. LUNDGREN
Name:     John F. Lundgren

Title:	Chairman and Chief Executive Officer

BLUE JAY ACQUISITION CORP.,

by	/s/ BRUCE H. BEATT
Name:     Bruce H. Beatt

Title:	Vice President, General Counsel and Secretary

[Signature Page to Merger Agreement]

Annex A
to
Merger Agreement

Index of Defined Terms

Term	Section

Acquisition Agreement	5.02(b)
Adjusted Option	6.04(a)
Affiliate	9.03
Agreement	Preamble
Antitrust Laws	6.03(c)
Articles Amendment	3.04(a)
Articles of Merger	1.03
Black & Decker	Preamble
Black & Decker Adverse Recommendation Change	5.03(b)
Black & Decker Articles	4.01
Black & Decker Benefit Plans	4.10(a)
Black & Decker Board	4.03(b)
Black & Decker Bylaws	4.01
Black & Decker Capital Stock	4.03(a)
Black & Decker Common Stock	2.01(b)
Black & Decker Commonly Controlled Entity	4.10(a)
Black & Decker Directors’ Deferred Compensation Plan	4.03(a)
Black & Decker Disclosure Letter	Article IV
Black & Decker Financial Advisor	4.18
Black & Decker LSARs	9.03
Black & Decker Material Adverse Effect	9.03
Black & Decker Material Contract	4.14(b)
Black & Decker Multiemployer Pension Plan	4.10(c)
Black & Decker Notice of Recommendation Change	5.03(b)
Black & Decker Pension Plans	4.10(a)
Black & Decker Performance Share Unit	9.03
Black & Decker Permits	4.01
Black & Decker Preferred Stock	4.03(a)
Black & Decker Restricted Share	9.03
Black & Decker Restricted Stock Unit	9.03
Black & Decker SEC Documents	4.06(a)
Black & Decker Stock Option	9.03
Black & Decker Stock Plans	9.03
Black & Decker Stock-Based Awards	4.03(a)
Black & Decker Stockholder Approval	4.04(a)
Black & Decker Stockholders Meeting	4.04(a)
Black & Decker Subsidiaries	4.01
Black & Decker Takeover Proposal	5.03(e)
Black & Decker Termination Fee	6.06(c)
Black & Decker Voting Debt	4.03(b)

A-i

Term	Section

Business Day	9.03
CBCA	3.03(b)
Certificate	2.01(c)
Closing	1.02
Closing Date	1.02
Code	9.03
Confidentiality Agreement	6.02
Consent	3.05(b)
Continuing Employees	6.13(a)
Contract	3.05(a)
Divestiture	9.03
Effective Time	1.03
End Date	8.01(b)
Environmental Claim	3.13(b)
Environmental Laws	3.13(b)
ERISA	3.10(a)
Exchange Act	3.05(b)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(c)
Executive Chairman Agreement	Recitals
Filed Black & Decker Contract	4.14(a)
Filed Black & Decker SEC Documents	Article IV
Filed Stanley Contract	3.14(a)
Filed Stanley SEC Documents	Article III
Form S-4	3.05(b)
GAAP	3.06(b)
Governmental Entity	3.05(b)
Grant Date	3.03(b)
Hazardous Materials	3.13(b)
HSR Act	3.05(b)
Indebtedness	9.03
Indemnified Person	6.05(a)
Intellectual Property Rights	3.16
Intended Tax Treatment	Recitals
IRS	3.10(b)
Joint Proxy Statement	6.01(a)
Judgment	3.05(a)
Knowledge	9.03
Law	3.05(a)
Legal Restraints	7.01(d)
Letter of Transmittal	2.02(b)
Liens	3.02(a)
Material Adverse Effect	9.03

A-ii

Term	Section

Merger	1.01
Merger Consideration	2.01(c)
Merger Sub	Preamble
Merger Sub Common Stock	2.01(a)
MGCL	1.01
NYSE	2.02(f)
Permits	3.01
Person	9.03
Release	3.13(b)
Representatives	5.02(a)
Rights Agreement	3.03(a)
SDAT	1.03
SEC	3.05(b)
Securities Act	3.05(b)
Share Issuance	3.04(a)
SOX	3.06(b)
Specified Parachute Payments	4.10(j)
Stanley	Preamble
Stanley Adverse Recommendation Change	5.02(b)
Stanley Articles	3.01
Stanley Articles Amendment Approval	3.04(a)
Stanley Benefit Plans	3.10(a)
Stanley Board	3.03(b)
Stanley Bylaws	3.01
Stanley Capital Stock	3.03(a)
Stanley Common Stock	2.01(c)
Stanley Commonly Controlled Entity	3.10(a)
Stanley Convertible Senior Notes	3.03(a)
Stanley Directors’ Deferred Compensation Plan	3.03(a)
Stanley Disclosure Letter	Article III
Stanley Equity Units	3.03(a)
Stanley ESPP	3.03(a)
Stanley Financial Advisors	3.18
Stanley Material Adverse Effect	9.03
Stanley Material Contract	3.14(b)
Stanley Multiemployer Pension Plan	3.10(c)
Stanley Notice of Recommendation Change	5.02(b)
Stanley Pension Plans	3.10(a)
Stanley Performance Share Unit	9.03
Stanley Permits	3.01
Stanley Preferred Stock	3.03(a)
Stanley Restricted Stock Unit	9.03
Stanley Right	3.03(a)
Stanley SEC Documents	3.06(a)

A-iii

Term	Section

Stanley Series A Junior Participating Preferred Stock	3.03(a)
Stanley Shareholder Approval	3.04(a)
Stanley Shareholders Meeting	3.04(a)
Stanley Stock Option	9.03
Stanley Stock Plans	9.03
Stanley Stock-Based Awards	3.03(a)
Stanley Subsidiaries	3.01
Stanley Takeover Proposal	5.02(e)
Stanley Termination Fee	6.06(b)
Stanley Voting Debt	3.03(b)
Subsidiary	9.03
Superior Black & Decker Proposal	5.03(e)
Superior Stanley Proposal	5.02(e)
Surviving Company	1.01
Surviving Company Bylaws	1.05
Tax Return	9.03
Taxes	9.03
willful and material breach	8.02

A-iv

Exhibit A
to
Merger Agreement

Form of Charter of the Surviving Company

THE BLACK & DECKER CORPORATION

AMENDED AND RESTATED CHARTER

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is “The Black & Decker Corporation”.

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

PRINCIPAL OFFICE

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, and its address is 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1  Number of Directors.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is three, which number may be increased or decreased pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

Bruce H. Beatt
Kathryn P. Sherer
Donald J. Riccitelli

The directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided in the Bylaws.

Exhibit A-1

Section 5.2  Authorization by Board of Stock Issuance.  The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter (the “Charter”) or the Bylaws.

Section 5.3  Indemnification.  The Corporation shall have the power, to the full extent permitted by, and in the manner permissible under, the laws of the State of Maryland and other applicable laws and regulations, to indemnify, and pay and advance expenses for the benefit of, any person who is or was an employee or agent of the Corporation, or who is or was serving at the request of the Corporation as an employee or agent of another corporation or entity, or who is or was serving as an officer or director of the Corporation or at the request of the Corporation as an officer or director (or similar position) of another corporation or entity, who by reason of his or her position was, is, or is threatened to be made a party to an action or proceeding, whether civil, criminal, administrative, or investigative, against any and all expenses (including, but not limited to, attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) actually incurred by the director, officer, employee or agent in connection with the proceeding. The Corporation shall have the power to indemnify, and to pay and advance expenses for the benefit of, any individual who served a predecessor of the Corporation in any of the capacities described above. Repeal or modification of this Section 5.3 or the relevant law shall not affect adversely any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit, or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

Section 5.4  Appraisal Rights.  Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.5  Extraordinary Actions.  Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.6  Consent in Lieu of Meeting.  Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the Corporation in accordance with the MGCL.

ARTICLE VI

STOCK

Section 6.1  Authorized Shares.  The Corporation has authority to issue 100 shares of stock, consisting of 100 shares of common stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $1.00. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2  Classified or Reclassified Shares.  The Board of Directors may reclassify any unissued shares of stock of the Corporation from time to time in one or more classes or series of stock. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of

Exhibit A-2

the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of Section 6.1. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (i) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (ii) specify the number of shares to be included in the class or series; (iii) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (iv) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of stock set or changed pursuant to clause (iii) of this Section 6.2 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.

Section 6.3  Charter and Bylaws.  The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws. The Board of Directors of the Corporation shall have the exclusive power to make, alter, amend or repeal the Bylaws.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

ARTICLE VIII

LIMITATION OF LIABILITY

To the fullest extent permitted by Maryland law, as it may be amended from time to time, no person who at any time was or is a director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate any of the benefits provided to directors and officers under this Article VIII in respect of any act or omission that occurred prior to such amendment or repeal.

Exhibit A-3

Exhibit B
to
Merger Agreement

Description of Articles Amendment

The Stanley Articles shall be amended to:

(a) increase the authorized shares of stock of Stanley from 210,000,000 shares, divided into 200,000,000 common shares of par value of $2.50 per share and 10,000,000 preferred shares, without par value, to 310,000,000 shares, divided into 300,000,000 common shares of par value of $2.50 per share and 10,000,000 preferred shares, without par value; and

(b) change the name of Stanley to “Stanley Black & Decker”.

Exhibit B-1

Exhibit C
to
Merger Agreement

Governance Matters

(a) Stanley shall take all necessary action to cause, effective at the Effective Time, the Stanley Board to be comprised of nine directors from Stanley and six directors from Black & Decker. Black & Decker shall name its directors, subject to approval by the Stanley Board or the Corporate Governance Committee thereof. Of the independent directors from Stanley, one shall be appointed the lead independent director of the Stanley Board. The directors from Black & Decker will be allocated, as evenly as possible, among the three classes of the Stanley Board. At the first Stanley shareholder meeting after the Effective Time at which directors are elected, Stanley shall cause the directors from Black & Decker to be nominated for election by the shareholders of Stanley.

(b) Stanley shall take all necessary action to cause, effective at the Effective Time, Nolan D. Archibald to be elected as Executive Chairman of the Stanley Board. In such capacity, Nolan D. Archibald shall report directly to the Stanley Board.

(c) Stanley shall take all action necessary to ensure that John F. Lundgren remains the Chief Executive Officer of Stanley at the Effective Time. In such capacity, John F. Lundgren shall report directly to the Stanley Board.

(d) Following the Effective Time, Stanley intends that it will have its headquarters located in New Britain, Connecticut and will have a substantial operating presence in Towson, Maryland.

(e) At the Effective Time, the name of Stanley shall become “Stanley Black & Decker”.

Exhibit C-1

ANNEX B

OPINION OF DEUTSCHE BANK SECURITIES INC.

[Letterhead of Deutsche Bank Securities Inc.]

November 2, 2009

Board of Directors
The Stanley Works
1000 Stanley Drive
New Britain, CT 06053

Ladies and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to The Stanley Works (the “Company”) in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 2, 2009, among the Company, The Black & Decker Corporation (“Black & Decker”), and Blue Jay Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”), which provides, among other things, for the merger of Merger Sub with and into Black & Decker, as a result of which Black & Decker will become a wholly owned subsidiary of the Company (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each issued and outstanding share of common stock, par value $0.50 per share, of Black & Decker (the “Black & Decker Common Stock”), other than any shares of Black & Decker Common Stock owned by the Company or Merger Sub, will be converted into the right to receive 1.275 (the “Exchange Ratio”) shares of common stock of the Company, par value $2.50 per share (the “Company Common Stock”).

You have requested our opinion as to the fairness of the Exchange Ratio, from a financial point of view, to the Company.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed (i) certain publicly available financial and other information concerning the Company and Black & Decker, (ii) certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company, (iii) certain internal analyses, financial forecasts and other information relating to Black & Decker prepared by management of Black & Decker and (iv) certain analyses and financial forecasts relating to Black & Decker prepared by management of the Company. We have also held discussions with members of management of the Company and Black & Decker regarding the businesses and prospects of the Company and Black and Decker, respectively, and the prospects of the combined company, including certain cost savings and operating synergies jointly projected by the managements of Black & Decker and the Company to result from the Transaction. In addition, we (i) reviewed the reported prices and trading activity for both the Company Common Stock and the Black & Decker Common Stock, (ii) to the extent publicly available, compared certain financial and stock market information for the Company and Black & Decker with similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) to the extent publicly available, reviewed the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Black & Decker, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with your permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of the Company or Black & Decker or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company or Black & Decker under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies jointly prepared and expected by Black & Decker and the Company to be achieved as a result of the Transaction (collectively, the “Synergies”), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed with your permission that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projection, including the Synergies, or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions, and the information made available to it, as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed with your permission that, in all respects material to its analysis, the Transaction will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank has also assumed that all material governmental, regulatory, contractual or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory, contractual or other approvals and consents, no material restrictions, terms or conditions will be imposed. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a fairness opinion review committee and is addressed to, and for the use and benefit of, the Board of Directors of the Company. This opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the Company. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Transaction. Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative business strategies, nor do we express an opinion or recommendation as to how any holder of Company Common Stock should vote with respect to the Transaction. We do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of the Company or Black & Decker, or any class of such persons, in connection with the Transaction whether relative to the amounts to be received by any other person pursuant to the Merger Agreement or otherwise. This opinion does not in any manner address the prices at which the Company Common Stock will trade following the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which is contingent upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). Please be advised that during the two years preceding the date of this letter, DB Group has not provided any significant investment banking, commercial banking (including extension of credit) or other financial services to Black & Decker, the Company or their respective affiliates. The DB Group may provide investment and commercial banking services to the Company, Black & Decker or their respective affiliates in the future for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Black & Decker, the Company, or their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion may not be disclosed, summarized, referred to, or communicated (in whole or in part) to any other person for any purpose whatsoever except with our prior written approval, provided that this opinion may be reproduced in full in any proxy or information statement mailed by the Company to its stockholders in connection with the Transaction.

Very truly yours,

/s/  Deutsche Bank Securities Inc.
DEUTSCHE BANK SECURITIES INC.

ANNEX C

OPINION OF GOLDMAN SACHS & CO.

[Letterhead of Goldman, Sachs & Co.]

November 2, 2009
Board of Directors
The Stanley Works
1000 Stanley Drive
New Britain, CT 06053

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to The Stanley Works (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 1.275 shares of common stock, par value $2.50 per share (the “Company Common Stock”), of the Company to be issued in exchange for each share of common stock, par value $0.50 per share (the “Black & Decker Common Stock”), of The Black & Decker Corporation (“Black & Decker”) pursuant to the Agreement and Plan of Merger, dated as of November 2, 2009 (the “Agreement”), by and among the Company, Blue Jay Acquisition Corp. and Black & Decker.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, Black & Decker and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time, including having acted as lead bookrunner on a public offering of the Company’s 5.000% Notes due 2010 (aggregate principal amount of $200 million) in March 2007; co-manager on a public offering of the Company’s Floating Rate Convertible Notes due 2012 (aggregate principal amount of $330 million) in March 2007; counter-party with respect to a derivative transaction entered into by the Company in March 2007; and a participant in the Company’s revolving credit facility (aggregate principal amount of $800 million) in February 2008. We also may provide investment banking and other financial services to the Company and Black & Decker in the future. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Black & Decker for the five fiscal years ended January 3, 2009 and December 31, 2008 respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Black & Decker; certain other communications from the Company and Black & Decker to their respective stockholders; certain publicly available research analyst reports for Black & Decker and the Company; certain internal financial analyses and forecasts for Black & Decker prepared by its management; and certain financial analyses and forecasts for Black & Decker and certain internal financial analyses and forecasts for the Company, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), including certain cost savings and operating synergies projected by the managements of the Company and Black & Decker to result from the Transaction, as jointly prepared by the managements of the Company and Black & Decker and approved for our use by the Company (the “Synergies”). We also have held discussions with members of the senior managements of the Company and Black & Decker regarding their assessment of the past and current business operations, financial condition and future prospects of Black & Decker and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction. In addition, we have reviewed the reported price and trading activity for the shares of Company Common Stock and Black & Decker Common Stock, compared certain financial and stock market information for the Company and Black & Decker with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the tools industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any liability for any such information. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Black & Decker or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Black & Decker or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Black & Decker or the ability of the Company or Black & Decker to pay its obligations when they come due. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Black & Decker, or any class of such persons in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

ANNEX D

OPINION OF J.P. MORGAN SECURITIES INC.

[Letterhead of J.P. Morgan Securities Inc.]

November 2, 2009

The Board of Directors
The Black & Decker Corporation
701 East Joppa Road
Towson, MD 21286

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $.50 per share (the “Company Common Stock”), of The Black & Decker Corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of The Stanley Works (“Stanley”). Pursuant to the Agreement and Plan of Merger, (the “Agreement”), among the Company, Stanley and its subsidiary , Blue Jay Acquisition Corp., the Company will become a wholly-owned subsidiary of Stanley, and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by Stanley and its affiliates, will be converted into the right to receive 1.275 shares (the “Exchange Ratio”) of Stanley’s common stock, par value $2.50 per share (“Stanley Common Stock”).

In arriving at our opinion, we have (i) reviewed a draft dated October 31, 2009 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and Stanley and the industries in which they operate; (iii) compared the financial and operating performance of the Company and Stanley with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and Stanley Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and Stanley relating to their respective businesses, as well as management estimates of the amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information (including whether any other transactions involving other companies are relevant for comparison purposes) as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and Stanley with respect to certain aspects of the Transaction, and the past and current business operations of the Company and Stanley, the financial condition and future prospects and operations of the Company and Stanley, the effects of the Transaction on the financial condition and future prospects of the Company and Stanley, the potential Synergies as a result of the Transaction and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and Stanley or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or Stanley under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and Stanley to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United

D-1

States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and Stanley in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Stanley or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration to be paid to, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or Stanley Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and with Stanley, for which we and such affiliates have received customary compensation. Such services during such period have included (i) acting as Joint Bookrunner on the Company’s $350,000,000 8.95% Notes Offering in March 2009 and (ii) acting as financial advisor to Stanley in its July 2008 acquisition of Sonitrol Corporation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or Stanley for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/  J.P. Morgan Securities Inc.
J.P. MORGAN SECURITIES INC.

D-2

ANNEX E

FORM OF CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION OF STANLEY

The Stanley Works, a corporation organized and existing under the Connecticut Business Corporation Act (the “Corporation”), does hereby certify:

1: The name of the corporation is The Stanley Works.

2: The Restated Certificate of Incorporation is amended to change the name of the Corporation from “The Stanley Works” to “Stanley Black & Decker, Inc.” and to increase the number of authorized shares of common stock of the Corporation from 200,000,000 to 300,000,000, as set forth below:

A. Section 1 is hereby amended by deleting the name “The Stanley Works” contained therein, and substituting, in lieu thereof, the name “Stanley Black & Decker, Inc.”

B. Section 2 is hereby amended by deleting the phrase “Said Stanley Works shall be and remain a body politic and corporate by the name of The Stanley Works”, and substituting, in lieu thereof, the following:

“Said corporation shall be and remain a body politic and corporate by the name of Stanley Black & Decker, Inc.”

C. The first sentence of Section 3 is hereby deleted in its entirety and replaced with the following:

“Section 3. The stock of said corporation shall consist of 310,000,000 shares, divided into 300,000,000 common shares of the par value of $2.50 per share and 10,000,000 preferred shares, without par value.”

3: The amendment was adopted on          , .

4: The amendment was duly approved by the shareholders in the manner required by sections 33-600 to 33-998 of the Connecticut General Statutes, inclusive, and by the Restated Certificate of Incorporation.

[Signature page follows]

E-1

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be duly executed this           day of          ,          .

THE STANLEY WORKS

By:
Name:

Title:

E-2

ANNEX F

THE STANLEY WORKS
2009 LONG-TERM INCENTIVE PLAN

As amended effective

Section 1. Purpose

The purposes of this Long-Term Incentive Plan (the “Plan”), as amended effective           (the “Amendment Effective Date”), are to encourage selected salaried employees of The Stanley Works (together with any successor thereto, the “Company”) and selected salaried employees and non-employee directors of its Affiliates (as defined below) to acquire a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of its shareholders, and to enhance the ability of the Company and its Affiliates to attract and retain exceptionally qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

Section 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award granted under the Plan. An Award Agreement may be in an electronic medium.

(d) “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f) “Committee” shall mean the Compensation and Organization Committee of the Board.

(g) “Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.

(h) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(i) “Fair Market Value” shall mean, with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee, and with respect to Shares, shall mean the mean average of the high and the low price of a Share as quoted on the New York Stock Exchange Composite Tape on the date as of which fair market value is to be determined or, if there is no trading of Shares on such date, such mean average of the high and the low price on the next preceding date on which there was such trading.

(j) “Immediate family members” of a Participant shall mean the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than fifty percent of the voting interests.

(k) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.

(l) “1997 Plan” shall mean the Company’s 1997 Long-Term Incentive Plan.

(m) “Non-Employee Director” shall mean any non-employee director of an Affiliate.

(n) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(o) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(p) “Other Stock-Based Award” shall mean any right granted under Section 6(f) of the Plan.

(q) “Participant” shall mean a Salaried Employee or Non-Employee Director designated to be granted an Award under the Plan.

(r) “Performance Award” shall mean any Award granted under Section 6(d) of the Plan.

(s) “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(t) “Released Securities” shall mean securities that were Restricted Securities with respect to which all applicable restrictions have expired, lapsed, or been waived.

(u) “Restricted Securities” shall mean securities covered by Awards of Restricted Stock or other Awards under which issued and outstanding Shares are held subject to certain restrictions.

(v) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(w) “Restricted Stock Unit” shall mean any right granted under Section 6(c) of the Plan that is denominated in Shares.

(x) “Salaried Employee” shall mean any salaried employee of the Company or of any Affiliate.

(y) “Shares” shall mean shares of the common stock of the Company, par value $2.50 per share, and such other securities or property as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 4(b) of the Plan.

(z) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(aa) “2001 Plan” shall mean the Company’s 2001 Long-Term Incentive Plan.

Section 3. Administration

Except as otherwise provided herein, the Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by or with respect to which payments, rights, or other matters are to be calculated in connection with Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine in accordance with the requirements of Section 409A of the Code whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholder, and any employee of the Company or of any Affiliate. All elective deferrals permitted pursuant to this Section 3 shall be accomplished by the delivery of a written, irrevocable election by the Participant on a form provided by the Company. All deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of Section 409A of the Code. The Committee may credit interest, at such rates to be determined by the Committee, on cash payments that are deferred and credit dividends or dividend equivalents on deferred payments denominated in the form of Shares. The Committee may, in its discretion, require deferral of payment of any Award (other than an Option or Stock Appreciation Right) or portion thereof if the deduction with respect to such payment would, or could in the reasonable anticipation of the Committee, not be permitted due to the application of Section 162(m) of the Code.

Section 4. Shares Available for Awards

(a) Shares Available.  Subject to adjustment as provided in Section 4(b):

(i) Calculation of Number of Shares Available.  The number of Shares authorized to be issued in connection with the granting of Awards under the Plan (which, for purposes of clarity, shall include any Shares delivered pursuant to Awards granted under the Plan prior to the Amendment Effective Date) is thirteen million two hundred thousand (13,200,000). If any Shares covered by an Award granted under the Plan or by an award granted under the 2001 Plan or the 1997 Plan, or to which such an Award or award relates, are forfeited, or if an Award or award otherwise terminates without the delivery of Shares or of other consideration, then the Shares covered by such Awards or award, or to which such Award or award relates, or the number of Shares otherwise counted against the aggregate number of Shares available under the Plan with respect to such Award or award, to the extent of any such forfeiture or termination, shall again be, or shall become available for granting Awards under the Plan. Notwithstanding the foregoing but subject to adjustment as provided in Section 4(b), no more than one million (1,000,000) Shares shall be cumulatively available for delivery pursuant to the exercise of Incentive Stock Options. In the case of any Awards granted under the Plan following the Amendment Effective Date, (x) each Share with respect to which an Option or stock-settled Stock Appreciation Right is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by one Share and (y) each share with respect to which any other Award denominated in Shares is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by 2.25 Shares.

(ii) Accounting for Awards.  For purposes of this Section 4,

(A) if an Award (other than a Dividend Equivalent) is denominated in Shares, the number of Shares covered by such Award, or to which such Award relates, shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan; and

(B) Dividend Equivalents shall be counted against the aggregate number of Shares available for granting Awards under the Plan, if at all, only in such amount and at such time as the Committee shall determine under procedures adopted by the Committee consistent with the purposes of the Plan; provided, however, that Awards that operate in tandem with (whether granted simultaneously with or at a different time from), or that are substituted for, other Awards or awards granted under the 2001 Plan or the 1997 Plan may be counted or not counted under procedures adopted by the Committee in order to avoid double counting. Any Shares that are delivered by the Company, and any Awards that are granted by, or become obligations of, the Company through the assumption by the Company or an Affiliate of, or in substitution for, outstanding awards previously granted by an acquired company, shall not be counted against the Shares available for granting Awards under the Plan.

(iii) Sources of Shares Deliverable Under Awards.  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(b) Adjustments.  In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation split-up, spin-off, combination repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the number and type of Shares (or other securities or property) specified as the annual per-participant limitation under Sections 6(g)(vi) and 6(g)(viii), and (iv) the grant, purchase, or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto; and provided further, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

Section 5. Eligibility

Any Salaried Employee, including any officer or employee-director of the Company or of any Affiliate, and any Non-Employee Director, who is not a member of the Committee shall be eligible to be designated a Participant.

Section 6. Awards

(a) Options.  The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i) Exercise Price.  The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than the Fair Market Value of a Share on the date of grant of such Option (or, if the Committee so determines, in the case of any Option retroactively granted in tandem with or in substitution for another Award or any outstanding award granted under any other plan of the Company, on the date of grant of such other Award or award).

(ii) Option Term.   The term of each Option shall be fixed by the Committee; provided, however, that in no event shall the term of any Option exceed a period of ten years from the date of its grant.

(iii) Time and Method of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(iv) Incentive Stock Options.  The terms of any Incentive Stock Option granted under the plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. No Incentive Stock Option shall be granted to any Non-Employee Director who is not otherwise an employee of the Company or any of its Affiliates.

(v) Transferability.  An Option shall not be transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order, as defined in the Code, and, during the Participant’s lifetime, shall be exercisable only by the Participant, except that the Committee may:

(A) permit exercise, during the Participant’s lifetime, by the Participant’s guardian or legal representative; and

(B) permit transfer, upon the Participant’s death, to beneficiaries designated by the Participant in a manner authorized by the Committee, provided that the Committee determines that such exercise and such transfer are consonant with requirements for exemption from Section 16(b) of the Exchange Act and, with respect to an Incentive Stock Option, the requirements of Section 422(b)(5) of the Code; and

(C) grant Non-Qualified Stock Options that are transferable, or amend outstanding Non-Qualified Stock Options to make them so transferable, without payment of consideration, to Immediate Family of the Participant.

(b) Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to Participants. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive in cash or Shares, at the Company’s sole discretion, upon exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right as specified by the Committee, which shall not be less than the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right (or, if the Committee so determines, in the case of any Stock Appreciation Right retroactively granted in tandem with or in substitution for another Award or any outstanding award granted under any other plan of the Company, on the date of grant of such other Award or award). Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee; provided that no Stock Appreciation Right shall be exercisable more than ten (10) years from the date of grant. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units.

(i) Issuance.  The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

(ii) Restrictions.  Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property), which restrictions, subject to Section 6(e), may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(iii) Registration.  Any Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iv) Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) for any reason during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units still, in either case, subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after such Restricted Stock shall become Released Securities.

(v) Restricted Stock Units.  Notwithstanding anything to the contrary in the Plan or in any Award Agreement, Restricted Stock Units shall be subject to the following requirements. Unless previously forfeited, and subject to Section 10(b), Restricted Stock Units shall be settled on the 30th day following the earliest of (I) the applicable vesting date set forth in the Award Agreement, (II) the Participant’s death, (III) the Participant’s separation from service within the meaning of Section 409A of the Code after attaining the age of 55 and completing 10 years of service or as a result of a disability within the meaning of Section 22(e)(3) of the Code. If the Committee reasonably anticipates that making a payment in respect of Restricted Stock Units may violate Federal securities laws or other applicable law, such payment may be delayed and made in accordance with Section 409A of the Code and Section 1.409A-2(b)(7)(ii) of the Treasury Regulations thereunder.

(d) Performance Awards.  The Committee is hereby authorized to grant Performance Awards to Participants. Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including without limitation, Restricted Stock), other securities, other Awards, or other property and (ii) shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish.

Performance goals shall be based on one or more of the following criteria, determined in accordance with generally accepted accounting principles, where applicable: (i) pre-tax income or after-tax income; (ii) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets; (iv) operating income; (v) earnings or book value per share (basic or diluted); (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) return on revenues; (viii) net tangible assets (working capital plus property, plants and equipment) or return on net tangible assets (operating income divided by average net tangible assets) or working capital; (ix) operating cash flow (operating income plus or minus changes in working capital less capital expenditures); (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) sales or sales growth; (xii) operating margin or profit margin; (xiii) share price or total shareholder return; (xiv) earnings from continuing operations; (xv) cost targets, reductions or savings, productivity or efficiencies; (xvi) economic value added; and (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, financial management, project management, supervision of litigation, information technology, or goals relating to divestitures, joint ventures or similar transactions.

Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criterion or the attainment of a percentage increase or decrease in the particular criterion, and may be applied to one or more of the Company or a parent or subsidiary of the Company, or a division or strategic business unit of the Company, all as determined by the Committee. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur) and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

Subject to the terms of the Plan and any applicable Awards Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

(e) Dividend Equivalents.  The Committee is hereby authorized to grant to Participants Awards (other than Awards in respect of Options and Stock Appreciation Rights) under which the holders thereof shall be entitled to receive payments equivalent to dividends or interest with respect to a number of Shares determined by the Committee, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Dividend equivalents credited in respect of an Award will vest (or be forfeited) and will settle at the same time as the underlying Award to which they relate. Subject to the terms of the Plan and any applicable Awards Agreement, such Awards may have such additional terms and conditions as the Committee shall determine.

(f) Other Stock-Based Awards.  The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan, provided, however, that such grants must comply with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(f) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted (or, if the Committee so determines, in the case of any such purchase right retroactively granted in tandem with or in substitution for another Award or any outstanding award granted under any other plan of the Company, on the date of grant of such other Award or award).

(g) General.

(i) No Cash Consideration for Awards.  Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(ii) Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any awards granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment Under Awards.  Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

(iv) Limits on Transfer of Awards.  Except as provided in Section 6(a) above regarding Options, no Award (other than Released Securities), and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined in the Code (or, in the case of an Award of Restricted Securities, to the Company); provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award (other than Released Securities), and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to Participant or for a Participant’s benefit under this Plan and Awards hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any Affiliate.

(v) Terms of Awards.  The Term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Incentive Stock Option exceed a period of ten years from the date of its grant.

(vi) Per-Person Limitation on Options and SARs.  The number of Shares with respect to which Options and SARs may be granted under the Plan to an individual Participant in any three-year period from January 4, 2009 through the end of the term shall not exceed four million (4,000,000) Shares, subject to adjustment as provided in Section 4(b).

(vii) Share Certificates.  All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(viii) Maximum Payment Amount.  The maximum fair market value of payments to any executive officer made in connection with any long-term performance awards (except for payments made in connection with Options or Stock Appreciation Rights) granted under the Plan shall not, during any three-year period, exceed four percent of the Company’s shareholders’ equity as of the end of the year immediately preceding the commencement of such three-year period.

Section 7. Amendment and Termination

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a) Amendments to the Plan.  The Board of Directors of the Company may amend, alter, suspend, discontinue, or terminate the Plan, including, without limitation, any amendment, alteration, suspension, discontinuation, or termination that would impair the rights of any Participant, or any other holder or beneficiary of any Award theretofore granted, without the consent of any shareholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of the Company no such amendment, alteration, suspension, discontinuation, or termination shall be made that would:

(i) increase the total number of Shares available for Awards under the Plan, except as provided in Section 4 hereof; or

(ii) permit Options, Stock Appreciation Rights, or other Stock-Based Awards encompassing rights to purchase Shares to be granted with per Share grant, purchase, or exercise prices of less than the Fair Market Value of a Share on the date of grant thereof, except to the extent permitted under Sections 6(a), 6(b), or 6(f) hereof.

(b) Adjustments of Awards Upon Certain Acquisitions.  In the event the Company or any Affiliate shall assume outstanding employee awards or the right or obligation to make future such awards in connection with the acquisition of another business or another corporation or business entity, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under the Plan as so adjusted.

(c) Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan; provided that such adjustments shall be consistent with the requirements of Section 162(m) of the Code with regard to Awards subject to Section 162(m) of the Code.

(d) Certain Adjustments of Awards Not Permitted.  Except in connection with an event or transaction described in subsections (b) or (c) or Section 4(b), the terms of outstanding Awards may not be amended to reduce the purchase price per share purchasable under an Option or the grant price of Stock Appreciation Rights, or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with a purchase price per share or grant price, as applicable, that is less than the purchase price per share or grant price of the original Options or Stock Appreciation Rights, as applicable, without shareholder approval.

(e) Correction of Defects, Omissions and Inconsistencies.  The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 8. General Provisions

(a) No Rights to Awards.  No Salaried Employee, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Salaried Employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Delegation.  The Committee may delegate to one or more officers or managers of the Company or any Affiliate, or a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights with respect to, alter, discontinue, suspend or terminate Awards held by, Salaried Employees who are not officers of the Company for purposes of Section 16 of the Exchange Act.

(c) Withholding.  The Company or any Affiliate shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the minimum amount (in cash, Shares, other securities, other Awards, or other property) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Awards or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes.

(d) No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e) No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f) Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Connecticut and applicable Federal law.

(g) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(h) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(i) No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(j) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 9. Change in Control

(a) Upon the occurrence of a Change in Control (as hereinafter defined), unless otherwise determined by the Committee and set forth in an Award Agreement:

(i) all Options and Stock Appreciation Rights, whether granted as performance awards or otherwise, shall become immediately exercisable in full for the remainder of their terms, and Grantees shall have the right to have the Company purchase all or any number of such Options or Stock Appreciation Rights for cash for a period of thirty (30) days following a Change in Control at the Option Acceleration Price (as hereinafter defined); and

(ii) all restrictions applicable to all Restricted Stock and Restricted Stock Units, whether such Restricted Stock and Restricted Stock Units were granted as performance awards or otherwise, shall immediately lapse and have no effect, and Grantees shall have the right to have the Company purchase all or any number of such Restricted Stock Units and shares of Restricted Stock for cash for a period of thirty (30) days following a Change in Control at the Restricted Stock Acceleration Price (as hereinafter defined).

(iii) In addition, for each Option or Stock Appreciation Right with a purchase price per share or grant price, as applicable, that is greater than the consideration offered in connection with any Change in Control, the Committee may in its sole discretion elect to cancel such Option or Stock Appreciation Right without any payment to the person holding such Option or Stock Appreciation Right.

(b) (i) The “Restricted Stock Acceleration Price” is the highest of the following on the date of a Change in Control:

(A) the highest reported sales price of a share of the Common Stock within the sixty (60) days preceding the date of a Change in Control, as reported on any securities exchange upon which the Common Stock is listed,

(B) the highest price of a share of the Common Stock reported in a Schedule 13D or an amendment thereto as paid within the sixty (60) days preceding the date of the Change in Control,

(C) the highest tender offer price paid for a share of the Common Stock, and

(D) any cash merger or similar price paid for a share of the Common Stock.

(ii) The “Option Acceleration Price” is the excess of the price received by shareholders of the Company for one Share pursuant to the Change in Control over the exercise price or the grant price of the award; provided, however, that the Option Acceleration Price is limited to the spread between the Fair Market Value

(which shall be based on the per Share price received by the shareholders of the Company pursuant to such Change in Control) and the exercise price or grant price. In the event the Change in Control is effected pursuant to a stock-for-stock transaction, the price received by shareholders of the Company for one Share pursuant to the Change in Control shall be calculated using the exchange ratio applied in the transaction.

(c) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I) any Person, as hereinafter defined, is or becomes the Beneficial Owner, as hereinafter defined, directly or indirectly, of securities of the Company, as hereinafter defined, (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below; or

(II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two thirds (2/3) of the directors then still in office who either were directors on December 17, 2003 or whose appointment, election or nomination for election was previously so approved or recommended; or

(III) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (i) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(IV) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(V) Notwithstanding any provision of this Plan to the contrary, to the extent an award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control is not described by Section 409A(a)(2)(A)(v) of the Code, then any resulting payment permitted by Section 9 that would be considered deferred compensation under Section 409A of the Code will instead be made to the Participant on the 30th day following the earliest of (A) the Participant’s “separation from service” with the Company (determined in accordance with Section 409A of the Code); (B) the date payment otherwise would have been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A of the Code), or (C) the Participant’s death.

(d) Solely for purposes of Section 9(c) and (d), and notwithstanding anything to the contrary in any other provision of this Plan, the following terms shall have the meanings indicated below:

1. “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

2. “Company” shall mean The Stanley Works.

3. “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

Section 10. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Participants. This Plan and any Awards granted hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) If at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day of the seventh month after such six-month period or, if earlier, on the Participant’s death.

(c) Notwithstanding any provision of this Plan or of any Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and any Award Agreements as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and any Award Agreements (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

Section 11. Effective Date of the Plan

The Plan was originally effective as of January 4, 2009. The effective date of this amendment and restatement of the Plan shall be as of          , 2010.

Section 12. Term of the Plan

No Award shall be granted under the Plan after January 3, 2019. However, unless otherwise expressly provided in the plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, or adjust any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond such date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

Item 20.	Indemnification of Directors and Officers

Sections 33-770 through 33-776 of the Connecticut Business Corporation Act provide that a corporation in The Stanley Works’ circumstances may indemnify a director or officer against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him, including attorneys’ fees, for actions brought against him in his capacity as a director or officer, when it is determined by certain disinterested parties that he acted in good faith in a manner he reasonably believed to be in the corporation’s best interest (or in the case of conduct not in his official capacity, at least not opposed to the best interests of the corporation). In any criminal action or proceeding, it also must be determined that the director or officer had no reasonable cause to believe that his conduct was unlawful. The director or officer must be indemnified when he is wholly successful on the merits or otherwise in the defense of a proceeding or in circumstances where a court determines that he is entitled to indemnification or that it is fair and reasonable that the director or officer be indemnified. In connection with shareholder derivative suits, the director or officer may not be indemnified except for reasonable expenses incurred in connection with the proceeding (and then only if it is determined that he met the relevant standard of conduct described above), subject, however, to the court’s power under Section 33-774 to order indemnification. Unless ordered by a court under Section 33-774, a corporation may not indemnify a director with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not he was acting in his official capacity.

The Stanley Works certificate of incorporation provides that no director of The Stanley Works will be personally liable to The Stanley Works or any of its shareholders for monetary damages in an amount greater than the compensation received by that director for serving The Stanley Works during the year of the violation to the extent permitted by applicable law, which permits such limitation provided that such violation must not involve a knowing and culpable violation of law, enable the director or an associate to receive an improper personal gain, show a lack of good faith and a conscious disregard for the director’s duty to the corporation, amount to an abdication of the director’s duty to the corporation, or create liability for an unlawful distribution.

The Stanley Works bylaws also provide for the indemnification of directors and officers to the extent permitted by applicable law.

The Stanley Works has purchased insurance providing officers and directors of The Stanley Works (and their heirs and other legal representatives) coverage against certain liabilities arising from any negligent act, error, omission or breach of duty claimed against them solely by reason of their being such officers and directors, and providing coverage for The Stanley Works against its obligation to provide indemnification as required by the above-described statute.

Because Stanley was incorporated under Connecticut law prior to January 1, 1997 and its certificate of incorporation does not provide otherwise, Stanley is required to indemnify a director to the extent indemnification is permitted under the CBCA, subject to certain exceptions and procedural requirements of the CBCA.

Item 21.	Exhibits

See “Exhibit Index” below.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(10) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Britain, State of Connecticut, on February 2, 2010.

THE STANLEY WORKS,

by	/s/ Bruce H. Beatt
Name:     Bruce H. Beatt

Title:	Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John F. Lundgren	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	February 2, 2010

* Donald Allan, Jr.	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 2, 2010

* John G. Breen	Director	February 2, 2010

* Patrick D. Campbell	Director	February 2, 2010

* Carlos M. Cardoso	Director	February 2, 2010

* Virgis W. Colbert	Director	February 2, 2010

* Robert B. Coutts	Director	February 2, 2010

* Eileen S. Kraus	Director	February 2, 2010

* Marianne Miller Parrs	Director	February 2, 2010

* Lawrence A. Zimmerman	Director	February 2, 2010

* By: Bruce H. Beatt, attorney in fact

EXHIBIT INDEX

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated as of November 2, 2009, among The Stanley Works, The Black & Decker Corporation and Blue Jay Acquisition Corp. (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)
3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(i) to The Stanley Works’ Annual Report on Form 10-K for the year ended January 2, 1999)
3.2	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 4.1 to The Stanley Works Current Report on Form 8-K dated December 21, 2009)
3.3	The Stanley Works Bylaws as amended July 20, 2007 (incorporated by reference to Exhibit 3(ii) to The Stanley Works’ Current Report on Form 8-K dated July 20, 2007)
3.4	Form of Certificate of Amendment to Restated Certificate of Incorporation (included as Annex E to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)
4.1	Rights Agreement, dated as of January 19, 2006, by and between The Stanley Works and Computershare Investor Services L.L.C. (incorporated by reference to Exhibit 4.1 to The Stanley Works’ Current Report on Form 8-K/A dated February 22, 2006)
4.2	Amendment No. 1 to Rights Agreement, dated as of December 21, 2009 (incorporated by reference to Exhibit 4.1 to The Stanley Works Current Report on Form 8-K dated December 21, 2009)
5.1	Opinion of Bruce H. Beatt, General Counsel of The Stanley Works, as to the validity of the shares of The Stanley Works common stock
8.1	Opinion of Cravath, Swaine & Moore LLP as to certain tax matters
8.2	Opinion of Hogan & Hartson LLP as to certain tax matters
23.1	Consent of Bruce H. Beatt, General Counsel of The Stanley Works (included in Exhibit 5.1 hereto)
23.2	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 8.1 hereto)
23.3	Consent of Hogan & Hartson LLP (included in Exhibit 8.2 hereto)
23.4	Consent of Ernst & Young LLP, independent auditors for The Stanley Works
23.5	Consent of Ernst & Young LLP, independent auditors for The Black & Decker Corporation
24 *	Power of Attorney of Directors and Officers of The Stanley Works
99.1	Consent of Deutsche Bank Securities Inc.
99.2	Consent of Goldman Sachs & Co.
99.3	Consent of J.P. Morgan Securities Inc.
99.4	Consent of Nolan D. Archibald
99.5	Proxy Card of The Stanley Works
99.6	Proxy Card of The Black & Decker Corporation
* Previously filed.